                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant / /
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                          INTELLIGENT ELECTRONICS, INC.
------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ / No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/X/ Fee paid previously with preliminary materials.
/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

       $15,600
    ---------------------------------------------------------------------------

    2) Form, Schedule or Registration Statement No.:

       Preliminary Schedule 14A
    ---------------------------------------------------------------------------

    3) Filing Party:

       Intelligent Electronics, Inc.
    ---------------------------------------------------------------------------

    4) Date Filed:

       May 13, 1997
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

                          INTELLIGENT ELECTRONICS, INC.
                             411 Eagleview Boulevard
                                 Exton, PA 19341
                                 (610) 458-5500

                           NOTICE AND PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JULY 16, 1997

To the shareholders of Intelligent Electronics, Inc.:

         NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Shareholders of Intelligent Electronics, Inc. (the "Company") will be held at the Holiday Inn, 815 North Pottstown Pike, Exton, PA 19341, on July 16, 1997 at 10:00 a.m. local time (the "Meeting"), for consideration of and action upon the following matters:

         1. The approval of the sale of the Company's Reseller Network (the "Indirect Business"), a segment of the Company engaged in the distribution of computer products, and the adoption of the Stock Purchase Agreement (the "Acquisition Agreement") providing for the sale of the Indirect Business;

         2. The election of four directors for a three-year term; and

         3. The transaction of such other business as may properly come before the Meeting and any postponement or adjournment thereof, and matters incident to the conduct of the Meeting.

         The Board of Directors has fixed the close of business on June 2, 1997 as the record date for the determination of shareholders of the Company entitled to notice of, and to vote at, the Meeting and any postponement or adjournment thereof.

         If the Meeting is adjourned for one or more periods aggregating at least 15 days because of an absence of the quorum with respect to any Proposal, then those shareholders entitled to vote who are present at the adjourned Meeting in person or by proxy shall nevertheless constitute a quorum for the purpose of acting upon such Proposal. In the event that there are not sufficient votes to approve any of the Proposals, it is expected that the Meeting will be postponed or adjourned in order to permit further solicitation of proxies by the Company.

                             BY ORDER OF THE BOARD OF DIRECTORS,

                             /S/ Richard D. Sanford
                             -------------------------------------------------
                             Richard D. Sanford
                             Chairman of the Board and Chief Executive Officer

Exton, PA
June 20, 1997

         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE AND SIGN YOUR PROXY, AND MAIL IT IN THE STAMPED ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING YOUR PROXY PROMPTLY. RETURNING THE PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON ON ALL MATTERS BROUGHT BEFORE THE MEETING, BUT WILL HELP ASSURE A QUORUM IF YOU DO NOT ATTEND.

                          Intelligent Electronics, Inc.
                             411 Eagleview Boulevard
                            Exton, Pennsylvania 19341
                                 (610) 458-5500

                                 PROXY STATEMENT
                                ----------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                  JULY 16, 1997
                                ----------------

         The enclosed proxy is solicited by and on behalf of the Board of Directors (the "Board of Directors" or the "Board") of Intelligent Electronics, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on July 16, 1997 at 10:00 a.m., local time, and at any postponement or adjournment thereof (the "Meeting"). This Proxy Statement and the enclosed proxy are first being mailed to shareholders of the Company on or about June 23, 1997.

         At the Meeting, the shareholders will be asked to consider and take action on the following matters (collectively, the "Proposals"):

                  1. The approval of the sale of the Company's Reseller Network (the "Indirect Business"), a segment of the Company engaged in the distribution of computer products, and the adoption of the Acquisition Agreement (as defined below) providing for the sale of the Indirect Business (the "Sale of the Indirect Business"). The Company provides information technology products, services and solutions to network integrators and resellers (the "Network") through the Indirect Business. The Sale of the Indirect Business is intended to be made pursuant to the terms of a Stock Purchase Agreement (as it may be amended or supplemented from time to time, the "Acquisition Agreement"), dated April 29, 1997, among the Company, XLSource, Inc., an indirect wholly-owned subsidiary of the Company ("XLSource"), and Ingram Micro Inc. ("Ingram"). Approval of the Sale of the Indirect Business and adoption of the Acquisition Agreement and the transactions contemplated therein by the shareholders will also authorize the Company, without further shareholder approval, to make such modifications and amendments to the terms and conditions of the Sale of the Indirect Business, including changes in the amount or type of consideration to be received or the stock or assets to be sold, as the Board of Directors of the Company may deem appropriate. See "Proposal No. 1--APPROVAL OF SALE OF THE INDIRECT BUSINESS."

                  2. The election of four directors nominated by the Board of Directors for a three-year term. See "Proposal No. 2--ELECTION OF DIRECTORS."

                  3. The transaction of such other business as may properly come before the Meeting and any adjournment thereof, and matters incident to the conduct of the Meeting.

         The proposed Sale of the Indirect Business is a complex transaction. Shareholders are urged to read this Proxy Statement in its entirety.

         In the absence of contrary instructions, properly executed proxies, received and unrevoked, will be voted by the persons named in the proxy: (i) FOR the Sale of the Indirect Business and adoption of the Acquisition Agreement;
(ii) FOR the election of four directors nominated by the Board of Directors for a three-year term; and (iii) in accordance with their best judgment with respect to such other business as may properly come before the Meeting and matters incident to the conduct of the Meeting.

         The Board of Directors of the Company has approved each of the Proposals and recommends that the Company's shareholders vote for each of the Proposals.

         In arriving at its conclusion that the Sale of the Indirect Business is fair to, and in the best interests of, the Company and its shareholders, the Board of Directors considered the opinion of Legg Mason Wood Walker, Incorporated ("Legg Mason"), its independent financial advisor, that, as of April 29, 1997, the consideration to be received by the Company from the Sale of the Indirect Business pursuant to the Acquisition Agreement was fair to the shareholders from a financial point of view. A copy of Legg Mason's opinion is attached as Appendix A to this Proxy Statement and shareholders should read this opinion in its entirety.

         The Board of Directors knows of no business that will be presented at the Meeting other than the matters described in this Proxy Statement. If any other matter should be presented at the Meeting for action, the persons named in the accompanying proxy card will vote the proxy in accordance with their best judgment on the matter.

         A shareholder may revoke his or her proxy at any time by executing and returning another proxy of a later date, by written notice to the Company (attention: Alan Resneck, Secretary of the Company) at its address above, or by attending the Meeting and voting in person.

         If the Meeting is adjourned for one or more periods aggregating at least 15 days because of an absence of the quorum with respect to any Proposal, then those shareholders entitled to vote who are present at the adjourned Meeting in person or by proxy shall nevertheless constitute a quorum for the purpose of acting upon such Proposal. In the event that there are not sufficient votes to approve any of the Proposals, it is expected that the Meeting will be postponed or adjourned in order to permit further solicitation of proxies by the Company.

         The delivery of this Proxy Statement shall not, under any circumstances, create any implication that the information contained herein is correct after the date hereof, June 20, 1997.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                        VOTING SECURITIES OF THE COMPANY

         Only holders of Common Stock of record at the close of business on June 2, 1997 (the "Record Date") are entitled to notice of, and to vote at, the Meeting. At the close of business on the Record Date, 37,206,311 shares of Common Stock were outstanding. Each share of Common Stock is entitled to one vote on all matters presented at the Meeting with no right to vote cumulatively in the election of directors. Under Pennsylvania law and the By-laws of the Company, the presence at the Meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the Meeting shall constitute a quorum. All valid proxies returned will be included in the determination of whether a quorum is present at the Meeting.

         Directors are elected by a plurality vote; therefore, the four nominees who receive the largest number of votes cast will be elected as directors. An affirmative vote of a majority of the votes cast by shareholders present in person or by proxy and entitled to vote at the Meeting is required for approval of the other matters presented. Votes withheld, abstentions and "broker non-votes" will not be counted as votes cast and will not be voted and will have no effect on matters to be voted on at the Meeting.

         Certain directors and officers of the Company who have the power to vote approximately 11.3% of the outstanding shares of Common Stock have indicated that they intend to vote their shares in favor of each of the Proposals.

                             SOLICITATION OF PROXIES

         The Company has retained D.F. King & Co., Inc. (the "Proxy Agent") to assist in the solicitation of proxies. The Proxy Agent will receive a fee from the Company of approximately $6,000 for its services, plus reimbursement for its out-of-pocket expenses. All additional expenses of the solicitation of proxies for the Meeting, including the cost of mailing, will be borne by the Company. In addition to solicitation by mail, and the services performed by the Proxy Agent, officers and regular employees of the Company may solicit proxies from shareholders by telephone, telegram, facsimile or in person. Such persons will receive no additional compensation for such services.

                       MARKET PRICES FOR THE COMMON STOCK

         The Common Stock is listed on the Nasdaq Stock Market ("Nasdaq") under the symbol "INEL." On April 29, 1997, the trading day immediately preceding announcement of the execution of the Acquisition Agreement, the high and low prices of the Common Stock, as indicated on Nasdaq, were $2-13/16 and $2-3/8, respectively. For additional information relating to market prices of the Common Stock, see "Item 5. Market for Registrant's Common Equity and Related Stockholder Matters" in the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 1997 ("fiscal 1996") attached hereto as Appendix B-1 and made a part hereof.

          PRINCIPAL SHAREHOLDERS AND HOLDINGS OF OFFICERS AND DIRECTORS

         The following table sets forth the number and percentage of shares of Common Stock which, according to information supplied to the Company, are beneficially owned by: (i) each person who is the beneficial owner of more than 5% of the Common Stock; (ii) each of the directors and the nominees for directorship of the Company individually; (iii) the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers for fiscal 1996; and (iv) all current directors and officers of the Company as a group. Under rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of Common Stock with respect to which such person has or shares voting power or investment power. A person is also deemed to be the beneficial owner of shares of Common Stock as of a given date with respect to which such person has the right to obtain voting or investment power within 60 days of such given date, such as upon the exercise of options or warrants. Unless otherwise indicated, the information in the following table is as of May 7, 1997.

                                                                  Percentage
                                      Amount and Nature           of Shares
                                        of Beneficial            Outstanding
Name of Beneficial Owner                 Ownership(1)        (if 1% or greater)
-----------------------             ----------------------   ------------------

Barry M. Abelson                           419,279 (2)                1.2%
Mark R. Briggs                              78,100 (3)                 --
Thomas J. Coffey                            50,100                     --
Timothy D. Cook                             54,000                     --
Christopher T. G. Fish                     718,020 (4)                2.0%
Roger J. Fritz                              60,004                     --
Arnold S. Hoffman                            6,000                     --
William E. Johnson                          40,000                     --
Kathleen R. Mayo                               200 (5)                 --
Michael A. Norris                              --                      --
John A. Porter                              50,000                     --
Gregory A. Pratt                           310,000                     --
William L. Rulon-Miller                     14,136                     --
Richard D. Sanford                       3,678,166 (6)               10.0%
Wellington Management Company            1,868,200 (7)                5.1%
Lazard Freres & Co. LLC                  1,894,480 (8)                5.2%
All directors and current officers
as a group (12 persons)                  5,151,588 (9)              13.8%

-----------

(1) The number of shares of Common Stock indicated in this table as beneficially owned by the following individuals includes the respective number of shares purchasable upon the exercise of stock options which are exercisable within 60 days of May 7, 1997: Mr. Briggs, 78,000; Mr. Coffey, 50,000; Mr. Cook, 50,000; Mr. Johnson, 20,000; Mr. Porter, 30,000; Mr.
     Pratt, 310,000; Mr. Sanford, 470,000; and all directors and current officers as a group, 930,000.

(2) Includes 71,710 shares held in a trust (the beneficiary of which is a child of Mr. Sanford) of which Mr. Abelson and Mr. Fish are co-trustees; 128,262 shares held by Mr. Abelson as custodian for the benefit of two children of Mr. Sanford; and 176,407 shares held by two charities established by Mr. Sanford, of which Mr. Abelson is a director or trustee. Mr. Abelson disclaims beneficial ownership as to the shares held by the trust and charities and as custodian.

(3) Mr. Briggs resigned as the Company's Assistant to the Chairman on December 31, 1996.

(4) Includes 612,310 shares owned by Sprint Investments, S.A. The sole shareholder of Sprint Investments, S.A. is a trust, the beneficiaries of which are the wife and children of Mr. Fish. Also includes 71,710 shares held in a trust (the beneficiary of which is a child of Mr. Sanford) of which Mr. Fish and Mr. Abelson are co-trustees (as to which shares Mr. Fish disclaims beneficial ownership) and 4,000 shares held as custodian and in the name of Mr. Fish's daughter.

(5)  Ms. Mayo resigned as the Company's Secretary on March 31, 1997.

(6) Includes 176,407 shares held by two charities established by Mr. Sanford, of which Mr. Sanford is a director or trustee. Mr. Sanford disclaims beneficial ownership as to the shares held by the charities.

(7) The information with respect to Wellington Management Company was reported on a Schedule 13-G filed by Wellington Management Company with the Securities and Exchange Commission on January 24, 1997, a copy of which was received by the Company and relied upon in making this disclosure. The address of Wellington Management Company is 75 State Street, Boston, Massachusetts, 02109.

(8)  The information with respect to Lazard Freres & Co. LLC was reported on a
     Schedule 13-G filed by Lazard Freres & Co. LLC with the Securities and Exchange Commission on February 14, 1997, a copy of which was received by the Company and relied upon in making this disclosure. The address of Lazard Freres & Co. LLC is 30 Rockefeller Plaza, New York, New York, 10020.

(9) Excludes shares owned by Mr. Briggs and Ms. Mayo, who are no longer employed by the Company.

                                 PROPOSAL NO. 1

                  APPROVAL OF THE SALE OF THE INDIRECT BUSINESS

Introduction

         On April 29, 1997, the Company entered into the Acquisition Agreement with Ingram to sell the stock and related assets and liabilities of the Indirect Business for $78 million, subject to reduction (but not below $68 million) depending on the date of closing ("Closing Date Adjustment") and also on certain revenues during the period through closing ("Revenue Adjustment"). If the closing had occurred on May 3, 1997, the end of the first quarter of the fiscal year ending January 31, 1998 ("fiscal 1997"), the purchase price would have been reduced by $5 million on account of the Revenue Adjustment. The purchase price will be payable by assumption of liabilities, based on the balance sheet of the Indirect Business at the time of closing (the "Closing Date"), and cash if the purchase price exceeds such liabilities. The Company will be required, at closing, to pay to Ingram any amount by which the estimated net assumed liabilities exceed the adjusted purchase price and to fund a $10 million escrow for final settlement for any purchase price adjustments and indemnity claims. If the closing had occurred on May 3, 1997, the net assumed liabilities would have exceeded the purchase price by approximately $4.3 million. The consummation of the Sale of the Indirect Business is subject to the approval of the shareholders at the Meeting and required government approvals, as well as other conditions summarized below. The Company expects, on a preliminary basis, that the Sale of the Indirect Business will result in a pre-tax gain of approximately $14 million, after adjustment for the $5 million Revenue Adjustment referred to above. Additionally, pursuant to a separate agreement, XLSource (described below) must purchase its product requirements from Ingram over an initial term of up to three years following the closing.

The Company and Ingram

         Description of the Company. The Company provides information technology products, services and solutions to the Network through the Indirect Business and to large and small corporate customers, educational institutions and governmental agencies in the United States, primarily through its branch locations (the "Direct Business").

         The Indirect Business provides distribution of microcomputers and related equipment to the Network through a business-to-business approach. Specifically, the Company provides product selection, technical support, marketing programs and promotions and configuration. The Direct Business operates through XLSource and XLConnect Solutions, Inc. ("XLConnect"), a professional services organization that is an 80%-owned subsidiary of the Company. As of the date of this Proxy Statement, the Company is exploring its strategic alternatives relative to XLSource, including the possible sale of all or a portion of XLSource, and is in negotiations with an unaffiliated third party for the possible sale (the "Possible XLS Sale") of a substantial portion of XLS' business (representing approximately 60% of the Direct Business' revenues during the fiscal quarter ended May 3, 1997). There can be no assurance that any such sale will be completed. For additional information relating to the business of the Company, see "Item 1. Business" in the Company's Annual Report on Form 10-K attached hereto as Appendix B-1 and made a part hereof. Since the business which would be sold in the Possible XLS Sale does not currently constitute all or substantially all of the assets of the Company, it is not expected that the Possible XLS Sale will require shareholder approval if it were consummated prior to the Sale of the Indirect Business. As of the date of this Proxy Statement, the Company has not made a determination as to whether the Possible XLS Sale, if consummated after the Sale of the Indirect Business, would then constitute the sale of all or substantially all of the assets of the Company and therefore require shareholder approval. If a definitive agreement for the Possible XLS Sale is entered into before the Meeting, the Company will file with the Securities and Exchange Commission and mail to shareholders of the Company a Current Report on Form 8-K describing and providing information with regard to such definitive agreement.

         Description of Ingram. Ingram is a leading wholesale distributor of microcomputer products worldwide. It markets microcomputer hardware, networking equipment and software products to more than 100,000 reseller customers in approximately 120 countries worldwide. Ingram's executive offices are located at 1600 East St. Andrew Place, Santa Ana, California 92705, and its telephone number is (714) 566-1000.

         Prior Purchases. The Company has periodically purchased computer products from Ingram. Such purchases have been on arm's-length terms, consistent with industry practice. During fiscal 1996, the Indirect Business purchased approximately $1 million of product from Ingram and the Direct Business purchased approximately $13 million of product from Ingram. The Company has had no material arrangements or contracts with Ingram prior to the Acquisition Agreement.

Background of Sale of the Indirect Business

         In March 1984, the Company commenced its Indirect Business, the wholesale distribution of microcomputers through its Reseller Network. Historically, the Company's largest vendors required resellers to purchase products from only one source. Members of the Network agreed to purchase computer products on a cost-plus basis through the Company as their single source. In 1988 and 1989, the Company acquired Entre Computer Center, Inc. ("Entre") and Connecting Point of America, Inc. ("CPA"), each of which had substantial franchise operations when they were acquired and thus became an integral part of the Indirect Business.

         All of the Company's major vendors have now changed their "single source" policy, allowing either "open sourcing" or "second sourcing" (collectively "open sourcing") which permits resellers to purchase products from more than one source. As a result of open sourcing, competitive pricing pressures throughout the industry have intensified and customer and brand loyalty have been reduced. The Company believes that the change to open sourcing has had and will continue to have an adverse effect on the Indirect Business' (and therefore the Company's) results of operations and its financial position.

         Although the Indirect Business has historically generated positive cash flows for the Company, it has experienced a trend of declining revenues caused by the Company's inability to retain and attract customers resulting from a number of factors and, accordingly, it is not currently generating positive cash flow. These factors include: fewer product lines offered by the Company compared to its larger competitors; a less favorable allocation of constrained products (which can command a higher gross margin) compared to prior years; increased competition; and continued consolidation in the reseller channel. Additionally, the Indirect Business is no longer able to take advantage of cash incentives offered by vendors due to the limited financial resources available to the Company. As a result, gross margins and product availability have been negatively impacted. Product allocation and cash incentives are used by many vendors as an incentive for early payment.

         During the third quarter of fiscal 1996, a decision to adopt open sourcing was made by two of the Company's largest vendors. These vendors' products have totaled approximately 30% to 36% of the Company's revenues during the past three fiscal years. This change and a trend of declining revenues, gross margins, earnings and cash flows in the Indirect Business caused the Company to undertake a review of its long-lived assets in this business unit. As a result of this review, which was based on estimated future cash flows of the business, it was determined that certain assets were impaired. The Company determined that the carrying value of its goodwill relative to the Indirect Business would not be recovered from future operations. Accordingly, this goodwill, amounting to approximately $55.5 million, was written-off as of November 2, 1996. This goodwill was recorded in 1988 and 1989 and was related to the acquisitions of Entre and CPA, respectively.

         The Company recognized that it could no longer support both the Indirect Business and the Direct Business given the effects of open sourcing and the Company's capital constraints. The Company retained McKinsey and Company ("McKinsey"), a consulting firm, to provide strategic consulting, and Legg Mason to explore various strategic and transactional alternatives for the Company to maximize shareholder value. On January 24, 1997, the Company publicly announced that it was exploring strategic alternatives that might include the sale or spin-off of one or more of its operations, as well as various merger and acquisition alternatives.

         At a meeting of the Board of Directors on January 26, 1997, McKinsey and Legg Mason reviewed various alternatives available to the Company to maximize shareholder value. On January 27, 1997, the Board reviewed the various alternatives which had been discussed, including a spin-off of XLConnect to the Company's shareholders and sale or merger transactions involving the Direct Business and/or the Indirect Business. The Board then authorized the spin-off of XLConnect to the Company's shareholders, subject to the receipt of a ruling from the Internal Revenue Service as to the tax-free nature of the spin-off, the receipt of necessary governmental and third-party consents and a subsequent formal declaration of the distribution by the Board. The Board also authorized management to continue its exploration of additional alternatives.

         Subsequent to the January Board meeting, Legg Mason and the Company began contacting select potential acquirors of the Indirect Business, including Ingram.

         On February 7, 1997, Ingram and the Company entered into a confidentiality agreement. Shortly thereafter, the Company provided to Ingram certain non-public information regarding the Indirect Business. Eleven potential purchasers of the Indirect Business signed confidentiality agreements and were provided with non-public information regarding the Indirect Business.

         On February 11, 1997, Company management met with representatives of Ingram. At that meeting, Ingram advised the Company of its interest in purchasing the Indirect Business, and attendees discussed potential synergies between the two companies. On February 15, 1997, the Company, Legg Mason and Ingram's investment advisor, Morgan Stanley & Co., Inc., convened by telephone to discuss the possible acquisition of the Indirect Business.

         On March 16, 1997, management of the Company and Ingram met to continue discussions concerning a possible purchase by Ingram of the Indirect Business. On March 24, 1997, Ingram submitted, in writing, a preliminary, non-binding indication of interest. The written indication required the Company, in effect, to deal only with Ingram regarding the possible transaction and was not agreed to by the Company.

         On April 3, 1997, following a meeting of the Board which authorized the action, the Company entered into an agreement, required by Ingram as a condition to continuing discussions, restricting the Company, subject to certain exceptions, from soliciting from third parties proposals to purchase the Indirect Business for a period up to 30 days. The agreement further provided for a $2 million payment from the Company to Ingram if, during the 30-day period, the Company were to accept a third-party proposal made during such period to acquire the Indirect Business. Shortly thereafter, the Company provided to Ingram certain additional non-public information regarding the Indirect Business. Although the other potential purchasers of the Indirect Business, who had signed confidentiality agreements, had expressed an interest in considering the purchase, no firm or specific proposal was received from them on or prior to April 3, 1997 and none was received thereafter.

         Between April 3, 1997 and April 29, 1997, Ingram continued to conduct a due diligence investigation of the Indirect Business. The Company, Ingram and their respective counsel developed the structure for the Sale of the Indirect Business and negotiated the terms of the Acquisition Agreement during this period.

         At a meeting of the Board held on April 29, 1997, the Board considered the proposed transaction with Ingram, including the Acquisition Agreement, and reviewed with management the business operations of the Indirect Business. Present at the meeting, in person or by phone, were eight of the Directors, senior members of the Company's management, representatives of Legg Mason and outside legal counsel for the Company. At the meeting, Legg Mason presented a summary of the Indirect Business sale process to date and its valuation analysis of the Indirect Business. The Directors noted that, except for the Ingram proposal, no other firm or specific proposal to purchase the Indirect Business had been received. Legg Mason then orally rendered its opinion to the Board that, as of such date and based on the terms of the then-current draft of the Acquisition Agreement, the consideration to be received by the Company from the Sale of the Indirect Business pursuant to the Acquisition Agreement was fair to the shareholders from a financial point of view.

         After discussion, and with the recommendation of the Company's senior management, the Board determined to sell the Indirect Business, approved the transaction with Ingram, and authorized the execution of the Acquisition Agreement.

         Thereafter, negotiations continued by telephone among management of the Company, Ingram and counsel to both the Company and Ingram. On April 29, 1997, all issues having been resolved, the Acquisition Agreement was executed. On April 30, 1997, the Company and Ingram issued press releases announcing the transaction.

The Company's Reasons for the Sale of the Indirect Business;
Recommendation of the Board of Directors

         The Board of Directors has determined that the Sale of the Indirect Business is fair to, and in the best interests of, the Company and its shareholders, and has approved the Acquisition Agreement. Accordingly, the Board recommends that the shareholders vote to adopt the Acquisition Agreement and approve the Sale of the Indirect Business. In reaching its conclusion, the Board considered a number of factors, including:

         o The decline in revenues of the Indirect Business and its inability to retain and attract customers. Revenues declined 9.2% in fiscal 1996 compared to the fiscal year ended February 3, 1996 ("fiscal 1995"). More importantly, revenues declined 14.8% in the fourth quarter of fiscal 1996 as compared to the third quarter of fiscal 1996. The decline resulted from a number of factors, including: (i) fewer product lines offered by the Company compared to its larger competitors; (ii) a less favorable allocation of constrained products (which can command a higher gross margin) in fiscal 1996 compared to fiscal 1995; (iii) continued competitive pressures in the industry primarily due to open sourcing; and (iv) the continued consolidation in the reseller channel.

         o The decline in gross margin of the Indirect Business. Gross margin as a percentage of revenues in the Indirect Business was 2.6% in fiscal 1996 compared to 3.1% in fiscal 1995. This trend has continued with gross margin of 2.4% in the fourth quarter of fiscal 1996. Exclusive of inventory-related charges recorded in fiscal 1995 of approximately $10 million, gross margin in fiscal 1995 would have been 3.3%. The decline in the gross margin percentage resulted primarily from: (i) a less favorable allocation of constrained products compared to prior years; (ii) the continued competitive pressures in the industry; (iii) increased freight and configuration costs; and (iv) the Company's inability to take advantage of purchasing and prepayment discounts due to the Company's limited financial resources.

         o The Company's restricted access to capital and credit and its correspondingly limited ability to expand the size and scale of the Indirect Business in order to attempt to restore the competitive position of the Indirect Business.

         o The continuing losses of the Company partially attributable to the Indirect Business. Such losses have had an adverse effect on the Company's operating results, liquidity and ability to satisfy debt covenants.

         o The likely inability of the Company to satisfy amended debt covenants and maintain adequate working capital and tangible net worth if the Indirect Business is not sold.

         o The greater financial resources available to many of the competitors of the Indirect Business and their correspondingly greater ability to secure product availability and manufacturer incentives, such as purchasing and prepayment discounts.

         o The continuation or increase of the foregoing factors since the end of fiscal 1996.

         o The analysis prepared by Legg Mason and the oral opinion of Legg Mason presented to the Board on April 29, 1997 to the effect that as of such date the consideration to be received by the Company in the Sale of the Indirect Business is fair to the shareholders from a financial point of view. See "Opinion of Financial Advisor" below and Legg Mason's written opinion attached as Appendix A.

         o  The terms and conditions of the Acquisition Agreement.

         o The unlikelihood that a Sale of the Indirect Business could be structured with another purchaser that would offer comparable or greater value to the Company.

         The foregoing discussion of the factors considered by the Board is not intended to be all inclusive. In view of the variety of factors considered in connection with its evaluation of the Sale of the Indirect Business, the Board did not find it practicable to and did not attempt to rank or assign relative weights to the foregoing factors.

         The Board recommends that the shareholders vote FOR adoption of the Acquisition Agreement and the Sale of the Indirect Business.

Opinion of Financial Advisor

         At the April 29, 1997 meeting of the Board, the Company's financial advisor, Legg Mason, delivered its oral opinion to the Board, which opinion was subsequently confirmed in writing (the "Opinion") that, as of such date, the consideration to be received by the Company in the Sale of the Indirect Business to Ingram is fair from a financial point of view to the shareholders. The full text of the Opinion, which sets forth the assumptions made, matters considered, scope and limitations of the review undertaken and procedures followed by Legg Mason in rendering its Opinion, is attached to this Proxy Statement as Appendix
A. Shareholders should read the Opinion in its entirety. The Opinion is directed only to the fairness from a financial point of view to the shareholders of the consideration to be received by the Company in the Sale of the Indirect Business, and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the Meeting. The summary of the Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the Opinion.

         In arriving at its Opinion, Legg Mason, among other things: (i) reviewed the Acquisition Agreement and other related agreements; (ii) reviewed certain unaudited financial statements of the Indirect Business; (iii) reviewed certain internal information, primarily financial in nature, concerning the Indirect Business, prepared by the Company's management; (iv) discussed the past and current operations and financial condition and future prospects of the Indirect Business with the Company's management; (v) reviewed financial projections of the Indirect Business prepared by the management of the Company;
(vi) conducted such other financial studies, analyses and investigations and considered such other information as Legg Mason deemed necessary or appropriate; and (vii) visited certain facilities of the Indirect Business.

         In connection with its review, Legg Mason assumed and relied upon the accuracy and completeness of all financial and other information supplied to it by the management of the Company, and all publicly available information, and did not independently verify such information. Legg Mason also relied upon the management of the Company as to the reasonableness of the financial projections (and the assumptions and bases therein) provided to Legg Mason for the Indirect Business, and assumed that such projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future operating performance of the Indirect Business. The Company does not publicly disclose internal management projections of the type provided to Legg Mason in connection with Legg Mason's review of the Sale of the Indirect Business. Such projections were not prepared with the expectation of public disclosure. The projections were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

         Legg Mason was not requested to make, and did not make, an independent appraisal or evaluation of the assets, properties, facilities or liabilities of the Indirect Business and was not furnished with any such appraisal or evaluation. The estimates of values of companies and assets produced in the course of developing the Opinion are not appraisals, and should not be misconstrued as appraisals, nor should such estimates be expected to reflect the prices at which companies and assets may actually be sold. Because such estimates are inherently subject to uncertainty, Legg Mason assumes no responsibility for their accuracy. The Opinion is necessarily based on economic and other conditions and circumstances as existed or were in effect on, and the information made available to it as of April 29, 1997.

         In connection with rendering its Opinion, Legg Mason considered a variety of financial analyses and determined that under the circumstances, the only relevant analysis would be an Asset Liquidation Analysis, as more fully explained below. The summary of such analysis set forth below does not purport to be a complete description of the analysis performed and factors considered by Legg Mason in arriving at its Opinion. Legg Mason believes that its analysis must be considered as a whole and that selecting portions of its analysis and of the factors considered by it, without considering all the factors and the analysis in its entirety, would create a misleading view of the processes underlying its Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Legg Mason assumed that the Sale of the Indirect Business described elsewhere in this Proxy Statement will be consummated according to the terms and conditions described in the form of the Acquisition Agreement reviewed by Legg Mason and that obtaining any necessary government regulatory approvals or satisfying any other conditions for consummation of the Sale of the Indirect Business would not have an adverse effect on the value of the consideration received by the Company. In addition, Legg Mason did not make any determination regarding the Supply Agreement (discussed below) in evaluating the consideration to be received by the Company in the Sale of the Indirect Business, and relied on management's advice that the terms of the Supply Agreement were at least as favorable as could be obtained from any third party. Accordingly, the Supply Agreement was assumed to have no impact on the fairness of the consideration to be received in the Sale of the Indirect Business.

         Although Legg Mason evaluated the financial terms of the Sale of the Indirect Business, Legg Mason did not recommend the amount of consideration to be received in the Sale of the Indirect Business, and was not involved in the discussions or negotiations regarding the terms of the Sale of the Indirect Business, which were determined through negotiations between the Company and Ingram.

         The following is a summary of the analysis performed by Legg Mason in connection with the preparation of the Opinion. This analysis was presented to the Board at its meeting on April 29, 1997 and was based on available financial information as of April 29, 1997.

         Overview of the Indirect Business. Based on industry research and its discussions with the management of the Company, Legg Mason considered the changing industry dynamics and resulting operational difficulties which the Indirect Business has experienced, including the continuing decline in revenues, gross margins, earnings and cash flows. Legg Mason also considered management's belief that without a significant infusion of capital into the Indirect Business, sources for which may not be available, the decline would likely continue. Management further informed Legg Mason that in light of the foregoing, the Indirect Business was not expected to generate positive operating cash flow in the foreseeable future.

         Legg Mason also considered the results of the selling process for the Indirect Business. Beginning in early February 1997 and ending with the execution of the Acquisition Agreement, Legg Mason and the management of the Company contacted forty-two potential purchasers of the Indirect Business located throughout North America, Europe and Asia. As a result of the selling effort, eleven potential purchasers signed confidentiality agreements and were sent a descriptive memorandum describing the Indirect Business. The management of the Company conducted meetings (either in person or telephonically) with eight potential purchasers and, except for the proposal which resulted in the Acquisition Agreement, received no proposals, which the management of the Company deemed firm or specific.

         Legg Mason relied upon managements' projections, assumptions and conclusions in the development and application of its valuation analyses. As a result of the declining operating performance of the Indirect Business, Legg Mason determined that analysis based on comparisons with the financial performance and market valuations of publicly traded peer companies (Comparable Company Analysis) and analysis based on comparisons with the financial performance and transaction valuations of peer companies (Comparable Transaction Analysis) were not meaningful. Legg Mason also determined that analyses based on a company's ability to generate operating cash flow (Discounted Cash Flow Analysis and Leveraged Buyout Analysis) were inapplicable, as the Indirect Business was not expected to produce sufficient cash flow to produce a positive valuation. Given the expectation of a continuing decline in the Indirect Business' operating performance, the expectation of negative operating cash flow in the foreseeable future, management's belief that without a significant infusion of capital into the Indirect Business, sources for which may not be available, the decline would likely continue, and the absence of any proposal, other than the Ingram proposal, which management deemed firm or specific, Legg Mason concluded that the only relevant comparative valuation methodology was an Asset Liquidation Analysis.

         Asset Liquidation Analysis. An Asset Liquidation Analysis is most relevant when a company cannot be sold as a going concern and is likely to be liquidated. In an Asset Liquidation Analysis, the liquidation value of a company is derived by estimating the value of the company's assets and assuming their conversion into cash and then deducting all of the liabilities of the company from the total cash that could be received. Liquidation value can be determined by assuming either an orderly liquidation or a more rapid, forced liquidation of the business. Ordinarily the latter approach results in a lower value.

         In performing the analysis, Legg Mason relied upon estimates made by the management of the Company of the range of percentages of book value likely to be realizable in liquidation for each of the operating assets of the Indirect Business. Neither Legg Mason nor the Company made an appraisal or evaluation of the assets of the Indirect Business, and the estimated percentages developed by management were not appraisals. Legg Mason then applied these estimated percentages to the Indirect Business' asset balances as of April 5, 1997, the most recent balance sheet available, to develop estimated asset liquidation values. Legg Mason then deducted the liabilities of the Indirect Business from the estimated asset liquidation values to determine the overall liquidation value for the Indirect Business. Based on the adjusted balance sheet as of April 5, 1997, provided to Legg Mason by the Company, the book value of assets was approximately $342 million and the book value of liabilities was approximately $360 million. None of the assets of the Indirect Business were considered to be worth in excess of book value. Estimated liquidation values for the assets of the Indirect Business ranged from 0% to 100% of book value, depending on the asset. All of the liabilities of the Indirect Business were deducted, and liabilities were not reduced in value.

         Legg Mason's estimation of value resulting from the Asset Liquidation Analysis yielded a range of negative values for the Indirect Business that ranged from ($97.6) million to ($125.8) million, before adjusting for the costs of the liquidation process, as well as legal and accounting fees and the costs of operating the business through the liquidation period. The range of negative values primarily reflected several factors including that the book value of liabilities was estimated to exceed the book value of assets by approximately $18 million, the liquidation value of the inventory was estimated to be approximately $34 million to $55 million less than the book value of the inventory, and the liquidation value of the fixed assets was estimated to be approximately $42 million less than the book value of the fixed assets.

         Other Factors. In rendering its Opinion, Legg Mason considered certain other factors, including a review of the businesses and operations of the Indirect Business and the industry in which it operates, a review of the Indirect Business' operating results and the financial and operating information with respect to the business, operations, and prospects of the Indirect Business, and other factors it deemed relevant. No limitations were imposed by the Board upon Legg Mason with respect to the investigations made or the procedures followed by it in rendering its opinion.

         Legg Mason is an investment banking firm engaged in, among other things, the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Legg Mason is a nationally recognized investment banking firm which has substantial experience in merger and acquisition transactions. The Board selected Legg Mason as the Company's financial advisor on the basis of Legg Mason's favorable reputation and substantial experience in merger and acquisition transactions. Arnold S. Hoffman, a member of the Board, is a Senior Managing Director of Legg Mason. Mr. Hoffman abstained from the Board's decision to retain Legg Mason as its financial advisor. In the ordinary course of its business, Legg Mason may actively trade in the securities of the Company for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

         Pursuant to the terms of an engagement letter, the Company paid $75,000 to Legg Mason for providing general financial advisory services, including a review of strategic alternatives for the Company and its operating units. In a supplemental engagement letter, the Company agreed to pay Legg Mason an advisory fee, contingent upon the closing of the Sale of the Indirect Business, in the amount of the greater of $500,000 or 1.5% of the value of the consideration to be paid to the Company in the Sale of the Indirect Business. In addition, for providing the Opinion, the Company has agreed to pay Legg Mason a fee in the amount of the greater of $125,000 or 0.3% of the value of the consideration to be paid to the Company in the Sale of the Indirect Business, of which $125,000 has been paid as of the date of this Proxy Statement. If the sum of the advisory fee and the Opinion fee exceeds $625,000, a portion of the Opinion fee equal to the excess amount will be credited against the advisory fee. The Company has agreed to reimburse Legg Mason for its reasonable out-of-pocket expenses (including the fees and expenses of its legal counsel), and to indemnify Legg Mason and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of or in connection with the services rendered by Legg Mason under the supplemented engagement letter.

Business of the Company after the Sale

         After the completion of the Sale of the Indirect Business, the Company anticipates that it will operate solely as a Direct Business. Based on the Company's expected level of operations, including plans to reduce the operating losses of XLSource, and capital expenditure requirements, management believes that the Company's cash, internally generated funds and available financing arrangements will be sufficient to meet the Company's cash requirements, at least through the end of fiscal 1997. However, if the Company is unable to complete the Sale of the Indirect Business, or continues to experience losses and negative operating cash flows, the Company's vendors could elect to restrict product availability and modify credit terms, which could have a material adverse effect on the Company's liquidity position. In such circumstances, there can be no assurance that alternate sources of financing could be obtained.

         The Company's Direct Business, as of the date of this Proxy Statement, consists of two operating companies, XLConnect and XLSource:

       a) XLSource. Through its acquisition of The Future Now, Inc. ("FNOW") in August 1995 and five branch locations in December 1994 from FNOW, the Company acquired a direct hardware sales organization, now operating in 21 locations throughout the United States under the name XLSource. XLSource purchases the majority of its products from the Indirect Business and is an authorized dealer or a reseller for the products of over 80 manufacturers. XLSource, in conjunction with XLConnect (described below), focuses its sales and marketing efforts toward selling computer related products and services to medium-sized businesses, Fortune 1000 corporations, professional firms, and governmental and educational institutions. These customers are relying more on business partners and suppliers to provide complete solutions to their information technology needs, in addition to competitive pricing. Also, many larger customers are outsourcing their information technology needs. In order to meet these complex needs, XLSource supplies the hardware and partners with XLConnect, which provides sophisticated information technology services. After the completion of the Sale of the Indirect Business, XLSource will be required to purchase 100% of its requirements of products available from Ingram pursuant to the Supply Agreement. The Company believes that the terms and conditions to be applicable to such purchases are at least as favorable as could be obtained from any other third party, and that XLSource will be able to satisfy the minimum purchase or other obligations in the Supply Agreement, although there can be no assurances as to the latter.

       During the third quarter of fiscal 1996, the Company closed the XLSource portion of five branch locations. Four of these branches were acquired from FNOW in December 1994 and one was acquired from FNOW in August 1995. As a result of these closures, the Company recorded an $8 million charge relating to the allocable portion of goodwill for these locations. In addition to the goodwill charge, the Company also recorded a charge of approximately $1.8 million to reflect the write-off of property and equipment and remaining lease obligations related to these branches.

       The Company has closed and is in the process of closing XLSource branch locations at several locations as part of the Company's migration to a virtual sales model, which will allow certain XLSource account executives in these markets to work out of their homes. The Company continues to evaluate the individual branch locations of

XLSource with the goal of becoming more efficient and having the ability to hire additional account executives, as needed, without renting office space and increasing overhead costs.

       XLSource incurred losses in the first quarter of fiscal 1997, and in fiscal 1996 and 1995. The Company is continuing to explore its strategic alternatives relative to XLSource, including the Possible XLS Sale. If a definitive agreement for the Possible XLS Sale is entered into, the Company currently expects that it will retain XLSource operations representing approximately 25% of the Direct Business' revenues during the first quarter of fiscal 1997 and that these retained XLSource operations will continue to function in a partnership relationship with XLConnect. There can be no assurance that the Possible XLS Sale, or any other XLSource sale, will be completed.

       b) XLConnect. Following the acquisition of FNOW, XLConnect was formed by combining the operations of one of the Company's existing subsidiaries with FNOW's professional services organization. XLConnect, an 80%-owned subsidiary of the Company, became a Nasdaq-traded company as a result of its initial public offering on October 17, 1996. On February 6, 1997, the Company announced the planned distribution, conditioned on the receipt of an IRS ruling as to its tax-free nature and customary regulatory and contractual approvals and consents, of all of the shares of common stock of XLConnect owned by the Company (13,325,000 shares) in a spin-off to the Company's shareholders. As a result of the Acquisition Agreement, the Company has been advised that it is unlikely that the spin-off would qualify as a tax-free distribution of stock. Accordingly, the Company does not currently intend to effect the spin-off of XLConnect.

        XLConnect offers a wide range of professional services including project and network management, consulting services, enterprise design, training, technology deployment and telecommunications services.

        XLConnect focuses on four specific areas, emphasizing total connectivity solutions:

       Internetworking Solutions: The Internetworking group provides network and communication systems management, local and wide area network design services, web site development, and connectivity consulting.

       Managed Service Solutions: Managed Service Solutions maximizes the productivity of its customers' networks and the equipment on the network. It offers a full range of services including PC, local and wide area network outsourcing, asset management, work group collaboration, electronic mail and electronic commerce services.

       Application Services Group: The Application Services Group provides Internet and Intranet solutions, training, and help desk solutions. It designs, develops, installs and supports Internet and Intranet applications running over enterprise-wide networks. It also trains personnel, agents and its customers on how to sell and support these complex solutions.

       Telecommunication Services: Telecommunication services include data, video and voice transmission services. These services are provided through alliances with several leading telecommunications carriers and Internet service providers.


Acquisition Agreement

         The following summary of the Acquisition Agreement is subject to, and qualified in its entirety by, the complete text of the Acquisition Agreement which is attached to this Proxy Statement as Appendix C. The terms of the Acquisition Agreement are the result of arms' length negotiations between the Company and Ingram.

         General. Pursuant to the Acquisition Agreement, the Company will sell the assets and liabilities of the Indirect Business to Ingram, including the capital stock of the subsidiaries (collectively, the "Indirect Business Companies") through which it conducts the Indirect Business. The base purchase price (the "Base Purchase Price") payable by Ingram is $78 million, subject to reduction (but not below $68 million) depending on the Closing Date Adjustment and the Revenue Adjustment. The purchase price will be payable by assumption of liabilities of the Indirect Business as of the Closing Date ("Closing Net Liabilities Assumed") and cash if the purchase price exceeds the Closing Net Liabilities Assumed. The Company will be required to pay to Ingram the amount by which Closing Net Liabilities Assumed exceed the adjusted Base Purchase Price. The calculation of Closing Net Liabilities Assumed includes all assets and liabilities based on the balance sheet of the Indirect Business other than cash, property and equipment, other assets and deferred income taxes, although Ingram will acquire the property and equipment and other assets. If the closing had occurred on May 3, 1997, Closing Net Liabilities Assumed would have been approximately $77.3 million. Because of the impracticality of computing, on the Closing Date, Closing Net Liabilities Assumed, payments on the Closing Date will be made based on the net liabilities of the Indirect Business as of the fiscal-month end preceding the Closing Date (the "Estimated Net Liabilities Assumed"). The Acquisition Agreement includes a procedure for a purchase price adjustment based on the difference between Closing Net Liabilities Assumed and Estimated Net Liabilities Assumed. To fund such a purchase price adjustment and to secure the Company's indemnity obligations under the Acquisition Agreement, a $10 million escrow account (the "Escrow Account") will be funded out of a portion of the Base Purchase Price.

         The Base Purchase Price will be subject to reduction pursuant to the Revenue Adjustment and the Closing Date Adjustment. Under the Revenue Adjustment formula, the Base Purchase Price will be reduced by $10 for each $1 by which the average daily revenues of the Indirect Business (other than revenues attributable to sales to XLSource) during the 20 business days ending on the Friday immediately prior to closing is less than $6,730,596 (representing 90% of the average daily revenues of the Indirect Business, other than revenues attributable to sales to XLSource, during the five weeks ended April 5, 1997). The maximum reduction under this formula is $5 million. Under the Closing Date Adjustment formula, the Base Purchase Price will be reduced by $1 million for each of the five weeks after July 18, 1997 that the closing does not occur. Reductions under this formula are also limited to $5 million. Consequently, under these two formulae, the Base Purchase Price may be reduced by an aggregate of $10 million. If the closing had occurred on May 3, 1997 (the end of the first quarter of fiscal 1997), the Base Purchase Price would have been reduced by $5 million on account of the Revenue Adjustment.

         If Closing Net Liabilities Assumed exceed Estimated Net Liabilities Assumed, the Company will owe Ingram the amount of such excess. If Estimated Net Liabilities Assumed exceed Closing Net Liabilities Assumed, Ingram will owe the Company the amount of such excess. If such payment is made from the Company to Ingram, up to $8 million of such payment will be made from the Escrow Account and, if the amount owed is in excess of $8 million (net of the amount of any indemnity claims that Ingram may then be asserting), the remainder must be paid directly by the Company, leaving a $2 million balance in the Escrow Account. Alternatively, if such payment is made from Ingram to the Company, it will be made directly by Ingram to the Company and, concurrently, all of the funds remaining in the Escrow Account, other than an amount equal to $2 million, will be released to the Company. The $2 million remaining in the Escrow Account secures the obligations of the Company to indemnify Ingram for alleged misstatements of representations or alleged breaches of warranties and covenants contained in the Acquisition Agreement. All amounts as to which Ingram has not asserted a claim for indemnity will be released to the Company six months following the Closing Date. Amounts as to which Ingram has made an indemnity claim within such six-month period will be released from time to time to the Company or Ingram promptly after a final determination as to the propriety and amount of the claim has been made.

         If the closing of the Sale of the Indirect Business had occurred on May 3, 1997, the reduction in the Base Purchase Price on account of the Revenue Adjustment formula would have been the full $5 million, and the amount by which Closing Net Liabilities Assumed would have exceeded the $73 million adjusted Base Purchase Price would have been approximately $4.3 million.

         In the ordinary course of business, the Indirect Business makes intercompany sales of inventory to other divisions of the Company, thereby creating accounts payable in favor of the Indirect Business, and the Indirect Business has borrowed funds for working capital and other purposes from the Company, thereby creating accounts receivable in favor of the Company. These transactions occur and are calculated on a daily basis. The Acquisition Agreement requires the Company to cause the amount of receivables owing to it by the Indirect Business to exceed by at least $10 million the amount of payables owing by the Company to the Indirect Business (such amount is herein referred to as the "Excess Amount"). The Company believes that it is able to manage its purchases of inventory from the Indirect Business and the borrowings by the Indirect Business from the Company so as to cause the Excess Amount to be at least $10 million. The Acquisition Agreement further requires the Company to contribute to the Indirect Business, immediately prior to the closing, an amount equal to the amount by which Estimated Net Liabilities Assumed exceeds the Base Purchase Price, as adjusted pursuant to the two formulae summarized above. The purpose of the Excess Amount, which has no effect on the adjusted Base Purchase Price, is to fund the Escrow Account. The Excess Amount is to be settled at closing by payment of $10 million to the Escrow Account by Ingram, and by payment of any remaining balance to the Company. If the Company were not successful in so managing the accounts to achieve at least a $10 million Excess Amount, the Company would be required to fund the Escrow Account at closing from other sources.

         Representations and Warranties. In the Acquisition Agreement, the Company makes customary representations and warranties to Ingram, including representations and warranties as to: (i) corporate existence and power; (ii) corporate authorization; (iii) governmental authorization; (iv) noncontravention; (v) consents required to consummate the Sale of the Indirect Business; (vi) capitalization of the Indirect Business Companies; (vii) ownership of the shares of the Indirect Business Companies and the assets to be transferred; (viii) the Indirect Business's financial statements; (ix) the absence of certain changes in the Indirect Business; (x) the absence of undisclosed material liabilities; (xi) intercompany accounts; (xii) material contracts; (xiii) litigation; (xiv) compliance with laws and court orders; (xv) properties; (xvi) intellectual property; (xvii) insurance coverage; (xviii) licenses and permits; (xix) inventory; (xx) receivables; (xxi) product liability and product warranties; (xxii) employees; (xxiii) labor matters; (xxiv) environmental matters; (xxv) bank accounts; (xxvi) suppliers and licensors; (xxvii) reseller loans; (xxviii) the Company's proxy materials; (xxix) taxes; and (xxx) employee benefits. Additionally, XLSource makes customary representations and warranties to Ingram, including representations and warranties as to: (i) corporate existence and power; (ii) corporate authorization; (iii) government authorization; and (iv) noncontravention.

         Ingram also makes customary representations and warranties to the Company, including representations and warranties as to: (i) corporate existence and power, (ii) corporate authorization, (iii) governmental authorization, (iv) noncontravention and (v) litigation. In addition, Ingram makes representations and warranties that it has sufficient funds to pay the Base Purchase Price and that it is purchasing the shares of the Indirect Business Companies for its own account and not with a view toward any distribution thereof.

         Covenants. The Acquisition Agreement provides that the Company comply with certain covenants during the period between execution of the Acquisition Agreement on April 29, 1997 and the Closing Date (the "Pre-Closing Period") and following the closing. Among such covenants, during the Pre-Closing Period (and, in the case of the covenant in clause (iv) below, after the closing), the Company must: (i) generally cause the business of the Indirect Business Companies to be conducted in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve intact its business organizations, relationships with third parties and keep available the services of its present officers and employees; (ii) afford Ingram access to its books and records; (iii) use its best efforts to obtain the return of information provided to third parties in discussions relating to the purchase of the Indirect Business; and (iv) hold confidential all documents and information related to the Indirect Business. The Company must also make certain transfers of its subsidiary businesses to separate those assets which are used in the Indirect Business from those which will remain with the Company. The Acquisition Agreement also requires the Company not to solicit or encourage proposals from third parties to purchase the Indirect Business or engage in negotiations with third parties concerning the sale of all or a material portion of the Indirect Business, except to the extent required by fiduciary duties applicable to the Board. In the event of a sale of all or a part of XLSource to a party not approved by Ingram, the Acquisition Agreement requires that XLSource pay to Ingram an amount equal to 1.5% of the present value of the minimum obligation under the Supply Agreement then remaining multiplied by the portion of XLSource transferred (based on revenues of XLSource). See "Volume Purchase Agreement" below.

         Non-Competition. For a period of three years from the Closing Date, neither the Company nor any of its remaining subsidiaries may engage, either directly or indirectly, within the United States, Canada and Mexico in any business ("Competitive Business") that: (i) distributes and sells to resellers (both retail and otherwise) branded microcomputers and related equipment; or
(ii) in connection with the distribution and sale to resellers (both retail and otherwise) of branded microcomputers and related equipment (a) offers to such resellers value-added services, including but not limited to product selection, technical support, cost-efficient marketing programs and promotions, national service network, SKU-able services, financing programs and product delivery services and (b) performs "built to order" configuring of branded microcomputers and related equipment and light manufacturing in connection therewith. However, the definition of Competitive Business excludes: (i) making isolated sales of branded microcomputers and related equipment to such resellers to the extent and in the circumstances such sales are currently made by the Company's subsidiaries; (ii) providing information technology services in the areas of (a) internetworking (the consulting, design and implementation of local area networks and wide area networks), (b) applications development (the customization and adaption of proven software as well as training and education to support applications and internetworking solutions), (c) telecommunications (including data, video and voice transmission) or (d) managed services (such as install, add, move and change service, break fix, help desk, network management and asset management); (iii) manufacturing, assembling or configuring microcomputers if the Supply Agreement referenced below has been terminated due to Ingram's breach of the performance standards contained therein; (iv) acquiring a diversified company having not more than 5% of its revenues (based on its latest published annual audited financial statements) attributable to a Competitive Business; or (v) owning, individually or in the aggregate, less than 1% of a company listed or traded on a national securities exchange or in an over-the-counter securities market.

         The Company has also agreed not to solicit or employ, without Ingram's consent, any of the employees of the Indirect Business for a period of three years from the Closing Date.

         Guarantees. Under the Acquisition Agreement, the Company has guaranteed to Ingram performance by XLSource of its obligations under the Supply Agreement. The Company's obligations under this guarantee may be subject to reduction upon a sale of all or a portion of XLSource to a person approved by Ingram, based upon the percentage of XLSource sold. In addition, XLSource has guaranteed the obligations of the Company under the Acquisition Agreement. The XLSource guarantee will terminate if, prior to closing, the Company obtains a letter of credit for Ingram's benefit in the amount of $7.5 million. The letter of credit, if obtained, will collateralize the XLSource guarantee of the Company's obligations and, accordingly, it will not increase the obligations of the Company and XLSource. Such letter of credit must remain in effect until the third anniversary of the Closing Date or the second anniversary of the Closing Date if, prior to such second anniversary, all of the equity securities of XLSource have been sold by the Company in one or more transactions. In connection with a sale of all or a portion of XLSource, prior to termination of the guarantee obligations of XLSource, the Company will be required to segregate an amount in cash equal to a portion of the sale proceeds in an account to secure the obligations of the Company and XLSource under the Acquisition Agreement and the Supply Agreement. The portion of proceeds required to be segregated will be equal to the product of $7.5 million multiplied by the percentage of XLSource so sold. In lieu of segregating sales proceeds, the Company may obtain a letter of credit for Ingram's benefit in an amount equal to the amount of proceeds otherwise required to be segregated.

         Employee Related Matters. During the Pre-Closing Period, Ingram will have an opportunity to interview the employees of the Company employed by the Indirect Business for the purpose of determining whom it desires to employ after the Closing Date. Prior to the Closing Date, Ingram will provide the Company a list of those persons who have accepted an offer to become Ingram employees and who will begin working for Ingram after the Closing Date (the "Transferred Employees") and those persons Ingram desires to be available to provide transitional services after the Closing Date for a period of up to 90 days ("Seconded Employees"). At closing, the Company will transfer all of its employees employed in the Indirect Business to a subsidiary of the Company. The Seconded Employees may provide certain transitional services to Ingram at Ingram's expense during the transition period. Further, during such time, Ingram may hire any of such Seconded Employees ("Assumed Employees").

         The Company will retain all liabilities associated with its employees arising from their employment with the Company, including any liabilities under any employee benefits plans or arrangements with its employees employed in the Indirect Business, except as follows: (i) Ingram will reimburse the Company in respect to any employees employed by the Company immediately prior to the Closing Date for actual severance payments triggered on or after the Closing Date and all actual costs incurred by the Company in connection with the Worker Adjustment and Retraining Notification Act of 1988 for the period beginning on the Closing Date and ending 65 days following the date of the provision of notice by Ingram to the Company to the effect that Ingram no longer requires the services of the transitional employees; and (ii) Ingram will reimburse the Company in respect of certain identified employees of the Company who will receive severance payments pursuant to severance or employment agreements whether such employees are terminated by the Company before or after the Closing Date.

         All service of Transferred Employees and Assumed Employees with the Company will be counted for purposes of determining any period of eligibility to participate in or to vest in, benefits under Ingram's benefits plans to the same extent such service was counted under similar Company plans.

         Required Consents and Approvals. The Acquisition Agreement provides that the consummation of the transaction thereunder is subject to the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). The applicable waiting period under the HSR Act expired on May 14, 1997.

         The Acquisition Agreement also provides that the Company will convene a meeting of its shareholders as soon as reasonably practicable to consider and vote upon the approval of the Sale of the Indirect Business. The Acquisition Agreement further provides that the Board will recommend to the shareholders, subject to fiduciary duties under applicable law, approval of the Sale of the Indirect Business, and the Company will use its best efforts to solicit from shareholders of the Company proxies in favor of such approval.

         Other Conditions to Closing. In addition to the required consents and approvals described above, the obligations of the Company and Ingram to consummate the Sale of the Indirect Business are subject to the satisfaction or waiver of the following conditions: (i) no provision of any applicable law or regulation and no judgment, injunction or order will prohibit the consummation of the Sale of the Indirect Business; and (ii) all actions by any governmental entity required to permit the consummation of the Sale of the Indirect Business will have been taken.

         The obligation of Ingram to consummate the Sale of the Indirect Business is further subject to the satisfaction or waiver of the following conditions, among others: (i) the Company and XLSource must have performed their obligations under all covenants required to be performed prior to the Closing Date; (ii) the representations and warranties of the Company and XLSource contained in the Acquisition Agreement must be true at and as of the Closing Date; (iii) the absence of certain litigation; (iv) the absence of any statute, rule, regulation, injunction or order by any court or governmental authority that could prohibit the operation by Ingram of any material portion of the Indirect Business or limit Ingram from exercising ownership rights to the Indirect Business; (v) receipt by Ingram of legal opinions of the Company's counsel in form and substance reasonably satisfactory to Ingram; (vi) receipt by the Company of all required consents under contracts or other agreements; (vii) the Company will have made a capital contribution to the Indirect Business Companies in an amount at least equal to the amount by which the Estimated Net Liabilities Assumed are greater than the Base Purchase Price; (viii) XLSource will have executed the Supply Agreement and the Company shall have executed the agreement relating to the Escrow Account (the "Escrow Agreement"); (ix) Ingram will have received from XLSource confirmation that XLSource has entered into a floor plan financing arrangement reasonably satisfactory to Ingram; (x) Ingram will have received confirmation from each of the Company's principal vendors that after closing such principal vendor will continue to supply Ingram, the Indirect Business and the Indirect Business Companies on terms and conditions similar to those under which the Indirect Business is currently supplied; (xi) the Company will have obtained from each of the Company's lenders an unconditional release of the obligations of the Indirect Business Companies under such credit facilities; and (xii) either all of the capital stock of certain of the Company's remaining subsidiaries (not among the Indirect Business Companies) will have been transferred to XLSource or the Acquisition Agreement and the Supply Agreement will be amended to require such parties to guaranty the obligations of the Company and XLSource under the Acquisition Agreement.

         Additionally, the obligation of the Company to consummate the Sale of the Indirect Business is further subject to the satisfaction or waiver of the following conditions, among others: (i) Ingram must have performed its obligations under all covenants required to be performed prior to the Closing Date; (ii) the representations and warranties of Ingram contained in the Acquisition Agreement must be true at and as of the Closing Date; (iii) the Company must have received all consents, authorizations or approvals from governmental agencies required to consummate the Sale of the Indirect Business;
(iv) the Company must have received legal opinions of Ingram's counsel in form and substance reasonably satisfactory to the Company; and (v) Ingram must have executed the Escrow Agreement and Supply Agreement.

         Survival and Indemnification. The representation and warranties of the parties set forth in the Acquisition Agreement will survive two years from the Closing Date, except those regarding taxes and environmental matters (which survive through six months after the end of the applicable statute of limitations), ownership of the shares of the Indirect Business Companies sold (which survive indefinitely) and saleability and condition of inventory (which do not survive the closing). The covenants and agreements contained in the Acquisition Agreement will survive in accordance with their terms (or if no survival period, until six months following the end of the applicable statute of limitations).

         The Company will indemnify Ingram and its affiliates for any damage, loss, liability or expense (including reasonable investigation and attorneys' fees) incurred or suffered by Ingram arising out of any misrepresentation or breach of warranty or any failure to comply with covenants contained in the Acquisition Agreement. The Company is not required to indemnify Ingram for any such claims arising out of any misrepresentations or breaches of warranties until the aggregate damages and expenses paid or incurred by Ingram in connection with such claims arising out of any misrepresentations or breaches of warranties exceed $500,000 and then only for the amount of such excess. The Company's maximum indemnification obligation (other than for taxes) is $10 million. The Company is also required to indemnify Ingram for any losses arising from existing litigation and from EEOC-related matters at the Company's Memphis warehouse (other than those losses arising post-closing due to Ingram's actions) and from any liabilities in connection with Ingram's assumption of certain contracts which contain limited non-competition provisions.

         Ingram will indemnify the Company and its affiliates for any damage, loss, liability or expense (including reasonable investigation and attorneys' fees) incurred or suffered by the Company arising out of any misrepresentation or breach of warranty or any failure to comply with covenants contained in the Acquisition Agreement. This indemnity contains a deductible and a limitation which are the same as those applicable to the Company's indemnity obligations. In addition, Ingram will indemnify the Company and its affiliates from any damage, loss, liability or expense arising out of or relating to certain identified liabilities, agreements and guarantees of the Company relating to the Indirect Business, and any actions, suits, investigations or proceedings arising out of any claim made by an individual who works or has worked at the Indirect Business' facilities in Denver, Colorado, alleging discrimination or similar charges either in connection with the designation of individuals as Transferred Employees, Seconded Employees and Assumed Employees or in connection with such individual's employment by or provision of services to Ingram after the Closing Date.

         Termination Provisions; Break-up Fees. The Acquisition Agreement may be terminated prior to closing at any time: (i) by mutual written agreement of the Company and Ingram; (ii) by Ingram if the closing does not occur before August 22, 1997; (iii) by the Company if the closing does not occur on or before September 15, 1997; (iv) by either party if there exists any law or regulation that makes consummation of the Sale of the Indirect Business illegal or otherwise prohibited or if consummation of the Sale of the Indirect Business would violate any nonappealable final order, decree or judgment of any court or governmental authority; (v) by Ingram if it shall have received any formal communication from the Department of Justice or the Federal Trade Commission indicating that such entity has authorized the institution of litigation seeking an order, decree or injunction to restrain or prohibit the consummation of the Sale of the Indirect Business or the ownership or operation by Ingram of the Indirect Business;

(vi) by either the Company or Ingram if (a) the Company has entered into or announced its intention to enter into an agreement to sell the Indirect Business to a third party, (b) the Company's Board of Directors has withdrawn or materially modified its approval or recommendation of the Sale of the Indirect Business or the Acquisition Agreement, (c) prior to mailing a proxy statement to its shareholders, the Company has received an acquisition proposal which the Board of the Company has determined is more favorable to the Company's shareholders than the Sale of the Indirect Business or (d) the opinion of Legg Mason as to fairness of the Sale of the Indirect Business has been revoked;
(vii) after June 27, 1997, by the Company if the Estimated Net Liabilities Assumed exceed the Base Purchase Price and if the amount of the excess (excluding the impact of any retention or severance payments and any interest expense paid or accrued after April 5, 1997 and prior to giving effect to any capital contribution to the Indirect Business Companies made by the Company) is greater than the sum of (a) $10 million, (b) $1 million for each Monday during the period commencing on June 30, 1997 and ending on July 28, 1997 prior to any termination of the Acquisition Agreement and (c) $2 million for each Monday after July 28, 1997 prior to the Closing Date; and (viii) after May 15, 1997, by Ingram if the Company has not obtained an irrevocable letter of credit in the amount of $5 million to secure the Company's obligation to pay any break-up fee as more fully described below. The letter of credit was obtained on May 14, 1997.

          If the Acquisition Agreement is terminated for certain reasons, the Company may be required to pay Ingram a break-up fee. If the Acquisition Agreement is terminated because of a failure to obtain shareholder approval, the Company must pay Ingram a break-up fee of $2.5 million. If the Acquisition Agreement is terminated due to any of the conditions described in clause (vi),
(vii) or (viii) of the prior paragraph, the break-up fee is $5 million.

         Expenses. The Acquisition Agreement provides that each party will pay all fees and expenses incurred by it (including the fees and expenses of counsel and investment advisors) in connection with the negotiation, execution, delivery and performance of the Acquisition Agreement and the Sale of the Indirect Business, except as described in the preceding paragraph.

Volume Purchase Agreement

         In connection with the Sale of the Indirect Business, XLSource has entered into a Volume Purchase Agreement (the "Supply Agreement") with Ingram dated April 29, 1997 pursuant to which XLSource is required to purchase 100% of its requirement of products available from Ingram up to a minimum of $1.8 billion in products from Ingram. The Supply Agreement is for an initial term of up to three years and requires minimum purchases of $600 million in products annually. In any year in which XLSource purchases less than the minimum volume, XLSource can either pay Ingram liquidated damages in an amount equal to 1.5% of the short-fall in volume or extend the term of the Supply Agreement and defer the amount of the short-fall multiplied by a factor based on the year in which the short-fall occurred into a fourth or fifth year. The Company has guaranteed to Ingram performance by XLSource of its obligations under the Supply Agreement. The Company's obligations under this guarantee are subject to reduction upon a sale of all or a portion of XLSource to a person approved by Ingram. The amount of the reduction will be based upon the percentage of XLSource sold. The Supply Agreement was viewed by both parties as a beneficial aspect of the Sale of the Indirect Business, although no specific value was assigned to it in the negotiation of the purchase price.

Interests of Certain Persons in the Sale of the Indirect Business

         In considering the Sale of the Indirect Business, shareholders should be aware that certain directors and an executive officer of the Company have interests in the Sale of the Indirect Business, as described below.

         Pursuant to an agreement with the Company executed in April 1997, Timothy D. Cook, the Chief Operating Officer of the Indirect Business and a Senior Vice President of the Company, earned a $100,000 bonus upon the execution of the Acquisition Agreement. In addition, Mr. Cook will earn an additional $100,000 bonus if the Sale of the Indirect Business is completed before October 31, 1997.

         Arnold S. Hoffman, a member of the Board of Directors and shareholder, is a Senior Managing Director of Legg Mason. Legg Mason has provided financial advisory services to the Company and rendered the fairness opinion to the Board in connection with the proposed Sale of the Indirect Business. See "--Opinion of Financial Advisor."

         Barry M. Abelson, a member of the Board of Directors and shareholder, is a partner in the law firm of Pepper, Hamilton & Scheetz LLP, which provides legal services to the Company, including legal services relating to the Sale of the Indirect Business.

Shareholder Approval

         The Company is a Pennsylvania corporation and, under Pennsylvania law, a sale of all or substantially all of the Company's assets requires shareholder approval by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. The Sale of the Indirect Business may constitute the sale of all or substantially all of the Company's assets under applicable Pennsylvania law. Accordingly, the Sale of the Indirect Business will be concluded only if it receives the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon, voting in person or by proxy at the Meeting. Approval at the Meeting by the shareholders of the Acquisition Agreement and the transactions contemplated thereby will also authorize the Company, without further shareholder approval and without further solicitation of proxies from shareholders, to make future modifications and amendments to the terms and conditions of the Sale of the Indirect Business which the Company determines to be necessary or appropriate. Except as discussed below, there are no limitations on the Company's ability to alter or change the amount or type of consideration to be received or the assets to be sold. However, in the event of any material amendment or modification in the amount or type of consideration to be received or the assets to be sold by the Company under the Acquisition Agreement that is made prior to the Meeting, the Company will furnish shareholders with written notice of the material terms thereof. No material amendment or modification in the amount or type of consideration to be received or the assets to be sold by the Company under the Acquisition Agreement will be made after the Meeting without obtaining the approval of the shareholders of the Company. The Company is not currently aware of any such amendments or modifications that are expected to occur respecting the Sale of the Indirect Business.

         If the shareholders do not approve the Sale of the Indirect Business and adoption of the Acquisition Agreement by the required vote, the Company will terminate the Acquisition Agreement and be required to pay Ingram a $2.5 million fee upon such termination. In addition, the Board of Directors will explore other alternatives available to the Company. Such alternatives could include continuing or discontinuing the operation of the Indirect Business or attempting to locate another purchaser for all or a portion of the Indirect Business.

Rights of Dissenting Shareholders

         Dissenters' rights of appraisal will not be available under Pennsylvania law in connection with the Sale of the Indirect Business.

Accounting Treatment

         The Sale of the Indirect Business will be considered a sale by the Company, for financial statement purposes and will be accounted for in accordance with APB 30. As such, the Indirect Business will be classified in the Company's financial statements as a Discontinued Operation. The Company believes that it will realize a gain on the Sale of the Indirect Business.

Federal Income Tax Consequences

         General. The following discussion is a general summary of the federal income tax consequences that will result from the Sale of the Indirect Business. This summary does not discuss state or local taxation, or all aspects of federal taxation that may be relevant to the Sale of the Indirect Business and is not intended as tax advice.

         Consequences to the Company. On account of an election for federal income taxes which will be made jointly by the Company and Ingram, the Sale of the Indirect Business will be treated as though the assets of the Indirect Business were sold to Ingram. The sale will be a taxable disposition for federal income tax purposes. It is expected that a gain will be realized for federal income tax purposes. It is further expected that the Sale of the Indirect Business will not result in the payment of any significant federal income taxes as a consequence of the Company's current and accumulated net operating losses.

         Consequences to Shareholders. The Sale of the Indirect Business will not result in any independent federal income tax consequences to the shareholders of the Company.

Regulatory Compliance

         The Sale of the Indirect Business is subject to review by the Federal Trade Commission and the Antitrust Division of the Department of Justice under the HSR Act. The applicable waiting period under the HSR Act expired on May 14, 1997.

                             SELECTED FINANCIAL DATA

The following tables set forth certain selected financial data for the Company. The historical financial data for the five years ended February 1, 1997 are derived from the Company's audited consolidated financial statements. The unaudited historical financial data for the quarters ended May 3, 1997 and May 4, 1996 are derived from the Company's unaudited consolidated financial statements. The pro forma financial data reflects the estimated results and financial position of the Company as if the Sale of the Indirect Business occurred as described under "PRO FORMA FINANCIAL STATEMENTS." These tables should be read in conjunction with the financial statements and other information included in this document (See "APPENDICES B-1 and B-2") and the pro forma financial statements included elsewhere herein (see "PRO FORMA FINANCIAL STATEMENTS"). Pro forma financial information is not necessarily indicative of the results of operations that would have occurred had the Sale of the Indirect Business taken place at the beginning of the periods presented or of future results of operations. All amounts are in thousands, except share-related data.

STATEMENT OF OPERATIONS DATA (1)

                                            Quarter     Quarter                      Fiscal year ended
                                             ended       ended    --------------------------------------------------------------
                                            May 3,      May 4,   February 1,  February 3,  January 28, January 29,   January 30,
                                             1997        1996        1997         1996         1995        1994         1993
                                         -----------  --------- ------------ ------------ ----------- ------------ ------------
Revenues                                  $ 668,256   $877,939  $ 3,346,557  $3,588,099    $ 3,208,083  $ 2,646,102  $ 2,016,686

Income (loss) from continuing
  operations applicable
  to common shareholders                   (12,114)   (3,194)     (104,174)     (19,488)         8,060       41,117       22,134

Income (loss) per common share
 from continuing operations
 applicable to common shareholders       $   (0.34)  $  (0.09)  $    (2.98)  $    (0.59)   $      0.23   $     1.13   $     0.58

Cash dividends declared per share
 of Common Stock                         $       -   $      -   $        -   $     0.30    $      0.38   $     2.24   $        -

PRO FORMA STATEMENT OF OPERATIONS DATA (1)

                                                          Quarter         Quarter                    Fiscal year ended
                                                           ended           ended        ------------------------------------------
                                                           May 3,          May 4,        February 1,    February 3,   January 28,
                                                            1997            1996             1997           1996          1995
                                                          ------------  --------------   -------------  ------------  -----------
Revenues                                               $   199,452       $ 187,979        $ 779,642      $ 469,266    $  10,357

Loss from continuing operations
 applicable to common shareholders                          (5,859)         (3,845)        (44,340)       (22,557)      (22,649)

Loss per common share from continuing operations
  applicable to common shareholders                    $     (0.16)      $   (0.11)       $  (1.27)      $  (0.69)    $   (0.65)

Cash dividends declared per share of Common Stock      $         -       $       -        $      -       $   0.30     $    0.38

BALANCE SHEET DATA

                                           Pro Forma
                                            May 3,        May 3,    February 1,   February 3,  January 28,   January 29, January 30,
                                             1997          1997        1997           1996         1995          1994        1993
                                          ------------   -------   -----------    -----------  ----------    ----------  ----------
Total assets                              $   312,042    $610,860  $  699,081     $  839,349   $  670,774    $ 577,011   $ 630,332

Long-term debt reclassified as current              -      55,000      55,000             -            -            -            -

Long-term debt                                 60,163       8,051       3,496         80,025           -            -           97

Total shareholders' equity                    131,924     123,672     135,471        178,036      167,484      218,850     280,527

Book value per common share               $      3.62    $    3.4  $     3.76      $    5.15    $    5.37    $    6.23   $    7.75

(1) See Note 3 to the Consolidated Financial Statements in the Company's Form 10-K for the fiscal year ended February 1, 1997 for information regarding the acquisition of The Future Now, Inc. on August 17, 1995 and the acquisition of five branch locations from The Future Now, Inc. on December 30, 1994.

                         PRO FORMA FINANCIAL STATEMENTS

         The following unaudited Pro Forma Balance Sheet as of May 3, 1997, and the Pro Forma Statements of Operations for the fiscal quarters ended May 3, 1997 and May 4, 1996, and the fiscal years ended February 1, 1997, February 3, 1996, and January 28, 1995, are presented to give effect to the Sale of the Indirect Business. The Sale of the Indirect Business will be accounted for in accordance with APB 30. As such, the Indirect Business will be classified as a Discontinued Operation.

         Historical financial data used to prepare the pro forma financial statements were derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for fiscal 1996, which is attached to this Proxy Statement as Appendix B-1 and made a part hereof, and the unaudited consolidated financial statements included in the Company's quarterly report on Form 10-Q for the first quarter of fiscal 1997, which is attached to this Proxy Statement as Appendix B-2 and made a part hereof. See "Additional Company Information." These pro forma financial statements should be read in conjunction with such historical financial statements.

         The pro forma adjustments reflected herein are based on available information and certain assumptions that the Company's management believes are reasonable. Pro forma adjustments made in the Pro Forma Balance Sheet assume that the Sale of the Indirect Business was consummated on May 3, 1997 (based upon a purchase price of $78 million reduced by the $5 million Revenue Adjustment, and as may be further reduced by the Closing Date Adjustment), and do not reflect the impact of the Indirect Business' operating results or changes in balance sheet amounts subsequent to May 3, 1997. The pro forma adjustments to the Pro Forma Statement of Operations assume that the Sale of the Indirect Business was consummated on January 29, 1994.

         The Pro Forma Balance Sheet and Pro Forma Statements of Operations are based on assumptions and approximations and, therefore, do not reflect in precise numerical terms the impact of the transaction on the historical financial statements. In addition, such pro forma financial statements should not be used as a basis for forecasting the future operations of the Company.

                 INTELLIGENT ELECTRONICS, INC. and Subsidiaries
                      Pro Forma Consolidated Balance Sheet
                                As of May 3, 1997
                            (in thousands, unaudited)



                                                                                Pro forma
                                                                               adjustments
                                                              As                Increase
                                                           reported            (decrease)                   Pro forma
                                                       ------------------   ------------------         --------------------

   Assets

Current assets:
  Cash and cash equivalents                             $         37,997      $        (4,297)(a)         $        33,700
  Escrow receivable                                                    -               10,000 (b)                  10,000
  Accounts receivable, net                                       139,673               (9,855)(c)                 129,818
  Inventory                                                      240,228             (231,285)(c)                   8,943
  Prepaid expenses and other current assets                        4,240                 (633)(c)                   3,607
  Deferred income taxes                                           11,861              (11,861)(c)(f)                    0
                                                       ------------------   ------------------         --------------------

   Total current assets                                          433,999             (247,931)                     186,068

Property and equipment                                            58,409              (43,894)(c)                   14,515
Intangible assets, primarily goodwill, net                        90,653                                            90,653
Other assets                                                      27,799               (6,993)(c)                   20,806
                                                       ------------------   ------------------         --------------------

     Total assets                                       $        610,860     $       (298,818)         $           312,042
                                                       ==================   ==================         ====================

Liabilities and Shareholders' Equity

Current liabilities:
  Short-term debt                                       $         34,135     $         (2,811)(c)       $          31,324
  Accounts payable                                               325,032             (289,705)(c)                  35,327
  Accrued liabilities                                             42,089              (10,479)(d)                  31,610
  Long-term debt reclassified as current                          55,000              (55,000)(e)                       0
                                                       ------------------   ------------------        --------------------

   Total current liabilities                                     456,256             (357,995)                     98,261
                                                       ------------------   ------------------         --------------------

Long-term debt                                                     8,051               52,112 (e)                  60,163
Other long-term liabilities                                       12,238               (1,187)(c)                  11,051

Minority interest                                                 10,643                                           10,643

Shareholders' equity:
  Preferred stock                                                    700                                              700
  Common stock                                                       417                                              417
  Additional paid-in capital                                     285,027                                          285,027
  Treasury stock                                                 (67,311)                                         (67,311)
  Retained earnings (deficit)                                    (95,161)               8,252(f)                  (86,909)
                                                       ------------------   ------------------         --------------------

   Total shareholders' equity                                    123,672                8,252                     131,924
                                                       ------------------   ------------------         --------------------

     Total liabilities and shareholders' equity         $        610,860    $        (298,818)         $          312,042
                                                       ==================   ==================         ====================


See accompanying notes to the pro forma financial statements.

                 INTELLIGENT ELECTRONICS, INC. and Subsidiaries
                 Pro Forma Consolidated Statement of Operations
                        For the quarter ended May 3, 1997
                      (in thousands, except per-share data)
                                   (unaudited)

                                                                                       Deduct
                                                                                     Sale of the
                                                                       As             Indirect
                                                                    reported        Business (g)             Pro forma
                                                                -----------------   --------------         --------------

Revenues                                                         $       668,256  $       468,804        $       199,452

Cost of goods sold                                                       635,596          460,997                174,599
                                                                -----------------   --------------         --------------

    Gross profit                                                          32,660            7,807                 24,853
                                                                -----------------   --------------         --------------

Operating expenses:
  Selling, general and administrative expenses                            44,456           16,877  (h)            27,579
  Amortization of intangibles, primarily goodwill                          1,261                                   1,261
                                                                -----------------   --------------         --------------

    Total operating expenses                                              45,717           16,877                 28,840
                                                                -----------------   --------------         --------------

Loss from operations                                                     (13,057)          (9,070)                (3,987)

Other income (expense):
  Investment and other income (expense), net                                 170              104                     66
  Interest expense                                                        (3,805)          (2,191) (i)            (1,614)
                                                                -----------------   --------------         --------------

Loss before income tax benefit and minority interest                     (16,692)         (11,157)                (5,535)

Income tax benefit                                                        (4,902)          (4,902)                     0
                                                                -----------------   --------------         --------------

Loss before minority interest                                            (11,790)          (6,255)                (5,535)

Minority interest                                                            (99)                                    (99)
                                                                -----------------   --------------         --------------

Net loss                                                                 (11,889)          (6,255)                (5,634)

Preferred stock dividend                                                     225                                     225
                                                                -----------------   --------------         --------------

Net loss applicable to common shareholders                       $       (12,114)   $      (6,255)         $      (5,859)(j)
                                                                =================   ==============         ==============



Loss per share applicable to common shareholders                 $         (0.34)                         $        (0.16)
                                                                =================                          ==============

Weighted average number of common shares                                  36,066                                  36,066




See accompanying notes to the pro forma financial statements.

                 INTELLIGENT ELECTRONICS, INC. and Subsidiaries
                 Pro Forma Consolidated Statement of Operations
                        For the quarter ended May 4, 1996
                      (in thousands, except per-share data)
                                   (unaudited)



                                                                                       Deduct
                                                                                     Sale of the
                                                                       As             Indirect
                                                                    reported        Business (g)             Pro forma
                                                                -----------------   --------------         --------------

Revenues                                                         $       877,939  $       689,960         $      187,979

Cost of goods sold                                                       832,355          666,832                165,523
                                                                -----------------   --------------         --------------

    Gross profit                                                          45,584           23,128                 22,456
                                                                -----------------   --------------         --------------

Operating expenses:
  Selling, general and administrative expenses                            42,935           19,555(h)              23,380
  Amortization of intangibles, primarily goodwill                          2,400            1,117                  1,283
                                                                -----------------   --------------         --------------

    Total operating expenses                                              45,335           20,672                 24,663
                                                                -----------------   --------------         --------------

Income (loss) from operations                                                249            2,456                 (2,207)

Other income (expense):
  Investment and other income (expense), net                                (105)            (115)                    10
  Interest expense                                                        (3,867)            (512)(i)             (3,355)
                                                                -----------------   --------------         --------------

Income (loss) before income tax provision (benefit)                       (3,723)           1,829                 (5,552)

Income tax provision (benefit)                                              (529)           1,178                 (1,707)
                                                                -----------------   --------------         --------------

Net income (loss)                                                $        (3,194)   $         651          $      (3,845)(j)
                                                                =================   ==============         ==============


Loss per share                                                   $         (0.09)                          $       (0.11)
                                                                =================                          ==============

Weighted average number of common shares                                  34,537                                  34,537



See accompanying notes to the pro forma financial statements.

                 INTELLIGENT ELECTRONICS, INC. and Subsidiaries
                 Pro Forma Consolidated Statement of Operations
                       For the year ended February 1, 1997
                      (in thousands, except per-share data)
                                   (unaudited)

                                                                                       Deduct
                                                                                     Sale of the
                                                                       As             Indirect
                                                                    reported        Business (g)             Pro forma
                                                                -----------------   --------------         --------------

Revenues                                                         $     3,346,557   $    2,566,915         $      779,642

Cost of goods sold                                                     3,190,683        2,485,757                704,926
                                                                -----------------   --------------         --------------

    Gross profit                                                         155,874           81,158                 74,716
                                                                -----------------   --------------         --------------

Operating expenses:
  Selling, general and administrative expenses                           174,230           72,731(h)             101,499
  Amortization of intangibles, primarily goodwill                          8,311            3,351                  4,960
  Branch closure costs                                                     9,790                                   9,790
  Impairment losses                                                       61,576           61,576                      0
                                                                -----------------   --------------         --------------

    Total operating expenses                                             253,907          137,658                116,249
                                                                -----------------   --------------         --------------

Loss from operations                                                     (98,033)         (56,500)               (41,533)

Other income (expense):
  Investment and other income (expense), net                                (451)            (651)                   200
  Interest expense                                                       (12,018)          (3,306)(i)             (8,712)
                                                                -----------------   --------------         --------------

Loss before income tax benefit and minority interest                    (110,502)         (60,457)               (50,045)

Income tax benefit                                                        (6,518)            (623)                (5,895)
                                                                -----------------   --------------         --------------

Loss before minority interest                                           (103,984)         (59,834)               (44,150)

Minority interest                                                            (70)                                    (70)
                                                                -----------------   --------------         --------------

Net loss                                                                (104,054)         (59,834)               (44,220)

Preferred stock dividend                                                     120                                     120
                                                                -----------------   --------------         --------------

Net loss applicable to common shareholders                       $      (104,174)        $ (59,834)       $      (44,340)
                                                                =================   ==============         ==============



Loss per share applicable to common shareholders                 $         (2.98)                         $        (1.27)
                                                                =================                          ==============

Weighted average number of common shares                                  34,988                                  34,988



See accompanying notes to the pro forma financial statements.

                 INTELLIGENT ELECTRONICS, INC. and Subsidiaries
                 Pro Forma Consolidated Statement of Operations
                       For the year ended February 3, 1996
                      (in thousands, except per-share data)
                                   (unaudited)


                                                                                 Deduct
                                                                               Sale of the
                                                            As                   Indirect
                                                         reported              Business (g)               Pro forma
                                                       ------------           ------------            ------------

Revenues                                                $ 3,588,099            $ 3,118,833            $   469,266

Cost of goods sold                                        3,432,262              3,015,380                416,882
                                                        -----------            -----------            -----------

    Gross profit                                            155,837                103,453                 52,384
                                                        -----------            -----------            -----------

Operating expenses:
  Selling, general and administrative expenses              154,403                 90,120(h)              64,283
  Amortization of intangibles, primarily goodwill             6,957                  4,657                  2,300
                                                        -----------            -----------             -----------

    Total operating expenses                                161,360                 94,777                 66,583
                                                        -----------            -----------            -----------

Income (loss) from operations                                (5,523)                 8,676                (14,199)

Other income (expense):
  Investment and other income (expense), net                  3,679                  1,580                  2,099
  Interest expense                                           (8,331)                (2,493)(i)             (5,838)
                                                        -----------            -----------            -----------

Income (loss) before income tax provision
 (benefit) and equity in loss of affiliate                  (10,175)                 7,763                (17,938)

Income tax provision (benefit)                               (1,449)                 4,694                 (6,143)
                                                         -----------            -----------           -----------

Income (loss) before equity in loss of affiliate             (8,726)                 3,069                (11,795)

Equity in loss of affiliate                                 (10,762)                                      (10,762)
                                                        -----------            -----------            -----------

Net income (loss)                                       $   (19,488)           $     3,069            $   (22,557)(j)
                                                        ===========            ===========            ===========


Loss per common share                                   $     (0.59)                                  $     (0.69)
                                                        ===========                                   ===========

Weighted average number of common shares                     32,794                                        32,794


See accompanying notes to the pro forma financial statements.

                 INTELLIGENT ELECTRONICS, INC. and Subsidiaries
                 Pro Forma Consolidated Statement of Operations
                       For the year ended January 28, 1995
                      (in thousands, except per-share data)
                                   (unaudited)

                                                                                              Deduct
                                                                                            Sale of the
                                                                          As                  Indirect
                                                                       reported             Business (g)          Pro forma
                                                                  ----------------        ---------------     ----------------

Revenues                                                               $ 3,208,083            $ 3,197,726           $    10,357

Cost of goods sold                                                       3,075,342              3,066,425                 8,917
                                                                       -----------            -----------           -----------

    Gross profit                                                           132,741                131,301                 1,440
                                                                       -----------            -----------           -----------

Operating expenses:
  Selling, general and administrative expenses                              96,193                 75,342(h)             20,851
  Amortization of intangibles, primarily goodwill                            4,758                  4,720                    38
                                                                       -----------            -----------           -----------

    Total operating expenses                                               100,951                 80,062                20,889
                                                                       -----------            -----------           -----------

Income (loss) from operations                                               31,790                 51,239               (19,449)

Other income (expense):
  Investment and other income (expense), net                                 4,374                  1,066                 3,308
  Interest expense                                                          (1,238)                (1,238)(i)                 0
                                                                       -----------            -----------           -----------

Income (loss) before provision (benefit) for income taxes
  and equity in loss of affiliate                                           34,926                 51,067               (16,141)

Provision (benefit) for income taxes                                        13,853                 20,358                (6,505)
                                                                       -----------            -----------           -----------

Income (loss) before equity in loss of affiliate                            21,073                 30,709                (9,636)

Equity in loss of affiliate                                                (13,013)                                     (13,013)
                                                                       -----------            -----------           -----------

Net income (loss)                                                      $     8,060            $    30,709           $   (22,649)(j)
                                                                       ===========            ===========           ===========


Income (loss)  per common share                                        $      0.23                                  $     (0.65)
                                                                       ===========                                  ===========


Weighted average number of common shares                                    34,848                                       34,848



See accompanying notes to the pro forma financial statements.

                 INTELLIGENT ELECTRONICS, INC. and Subsidiaries

            Notes to the Pro Forma Consolidated Financial Statements

                                   (unaudited)


                Notes to the Pro Forma Consolidated Balance Sheet

(a) Amount is based upon the Estimated Net Liabilities Assumed, on May 3, 1997, of $77,297,000 exceeding the assumed purchase price of $73,000,000 (computed in accordance with terms of the Acquisition Agreement and reduced as a result of the Revenue Adjustment). The purchase price is also subject to reduction depending on the date of closing.

(b) Reflects the escrow amount due to the Company upon settlement of any purchase price adjustments and the Company's indemnity obligations.

(c) Represents the elimination of the Indirect Business' assets and liabilities as a result of the sale.

(d) Includes the elimination of the Indirect Business' accrued liabilities ($12,479,000) and the accrual of transaction costs approximating $2,000,000.

(e) Represents the reclassification of the Company's long-term debt reclassified as current to long-term debt ($55,000,000) as a result of the Sale of the Indirect Business, less the assumption of the Indirect Business' long-term debt of $2,888,000 by Ingram.

(f) Represents a pre-tax gain of $13,754,000, net of transaction costs, less taxes of $5,502,000, based on a purchase price of $73,000,000. The Pro Forma Balance Sheet assumes that the transaction was consummated May 3, 1997, and therefore does not give effect to the Indirect Business' operating results subsequent to that date.


          Notes to the Pro Forma Consolidated Statements of Operations

(g) Represents the elimination of revenues and expenses related to the operations of the Indirect Business.

(h)  Excludes allocated corporate general and administrative expenses.

(i) Represents the elimination of interest expense incurred by the Indirect Business.

(j) The accompanying Pro Forma Statements of Operations do not include any non-recurring effects directly attributable to the Sale of the Indirect Business. The Company will provide a reserve for all expected costs associated with the Sale of the Indirect Business. Such costs are expected to include fees paid to Legg Mason, professional fees to attorneys and accountants, printing charges and filing fees. The amount of such costs is estimated to total $2,000,000 and is included as a reduction in the after-tax gain reflected in retained earnings on the Pro Forma Consolidated Balance Sheet (see Note f to the Notes to the Pro Forma Consolidated Balance Sheet).

                                 PROPOSAL NO. 2

                              ELECTION OF DIRECTORS

         In accordance with the Company's By-laws, the Board of Directors is classified into three classes as nearly equal in number as possible. At the Meeting, four directors will be elected, each for a three-year term expiring at the 2000 Annual Meeting of Shareholders. The Board of Directors has recommended four nominees for election as directors at the Meeting. It is the intention of the persons named in the proxy, unless otherwise directed, to vote all proxies for the election to the Board of Directors of the nominees listed below. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to be a candidate for election at the time of the Meeting. If any nominee is unable or unwilling to serve, it is presently intended that the proxy shall be voted for the election of a nominee who will be designated by the Board or its Executive Committee, or the number of directors constituting the full Board may be reduced.

         The Board of Directors recommends that shareholders vote FOR the election of each of the nominees as Directors.

         Set forth below are the names of the nominees for director of the Company to serve for a three-year term expiring at the 2000 Annual Meeting of Shareholders, their ages, and certain other information. The Board recommends a vote for all nominees.

Name                       Age       Position
-----                     -----      ----------
Roger J. Fritz             68        Director
Arnold S. Hoffman          61        Director
Michael A. Norris          46        Director, President of the Company and
                                     Chief Executive Officer of the Reseller
                                     Network
John A. Porter             52        Director


         Roger J. Fritz has been a director of the Company since its incorporation in 1982. For more than five years, Mr. Fritz has been President of Organization Development Consultants of Naperville, Illinois, an organizational development/management consulting firm.

         Arnold S. Hoffman has been a director of the Company since August 1985. In January 1992, Mr. Hoffman became a Senior Managing Director of Legg Mason Wood Walker Incorporated, an investment banking firm ("Legg Mason"). From September 1990 to that date, Mr. Hoffman was Chairman of the Middle Market Group, L.P., an investment banking firm. Mr. Hoffman also serves on the Board of Directors of SunSource L.P.

         Michael A. Norris joined the Company in August 1996 as President of the Company and Chief Executive Officer of its Reseller Network. Mr. Norris was appointed a director of the Company in September 1996. Prior to joining the Company, Mr. Norris held various executive positions at Compaq Computer Corporation since July 1992, the most recent as Vice President of North American Sales. Prior to that, Mr. Norris held the position of Executive Vice President for Murata Business Systems from 1988 through July 1992.

         John A. Porter has been a director of the Company since May 1994 and of XLConnect since March 1996. From May 1995 to the present, Mr. Porter has served as Chairman of the Board of Directors and Chief Executive Officer of Industrial Electric Manufacturing, Inc., a manufacturer of electrical power distribution products. Mr. Porter also serves as Chairman of the Board of Directors of Phillips & Brooks/Gladwin, Inc., a manufacturer of pay telephone enclosures and equipment. Mr. Porter had been Vice Chairman of WorldCom, Inc. (formerly LDDS/Metro Media Communications), a long distance telecommunications carrier, from September 1993 until December 31, 1996 and Chairman from 1988 until September 1993 and has been a director of WorldCom since

1988. Mr. Porter was President and sole shareholder of P.M. Restaurant Group, Inc., which filed for protection under Chapter 11 of the U.S. Bankruptcy Code in March 1995, subsequent to which Mr. Porter sold his shares. Mr. Porter also serves on the Board of Directors of Uniroyal Technology Corporation.

         The names of the other directors of the Company who will continue in office after the Meeting, their ages, the term for which they have been elected and certain other information is set forth below:

Name                                Age     Position                            Annual Meeting in
-----                              -----    --------                            -----------------
Barry M. Abelson                    51      Director                                  1998
William E. Johnson                  55      Director                                  1998
William L. Rulon-Miller             48      Director                                  1998
Christopher T.G. Fish               54      Director                                  1999
Gregory A. Pratt                    49      Director                                  1999
Richard D. Sanford                  53      Director, Chairman and                    1999
                                            Chief Executive Officer

         Barry M. Abelson has been a director of the Company since January 1989. In May 1992, he joined the law firm of Pepper, Hamilton & Scheetz LLP, Philadelphia, Pennsylvania, as a partner. Prior thereto, Mr. Abelson had been a partner of the law firm of Braemer Abelson & Hitchner, Philadelphia, Pennsylvania (and its predecessor firms). Mr. Abelson also serves on the Board of Directors of Covenant Bancorp, Inc. and XLConnect.

          William E. Johnson has been a director of the Company since November 1994. He has been President of William E. Johnson Associates, a private investment company, since 1993. From 1986 to 1992, Mr. Johnson served as Chairman and CEO of Scientific Atlanta, a telecommunications company, and serves on the Board of Directors of XLConnect.

          William L. Rulon-Miller serves as Senior Vice President and Co-Director of Corporate Finance for Janney Montgomery Scott Inc., an investment banking firm with which he has held several positions since 1979. Mr. Rulon-Miller was a director of the Company from April 1983 until December 1986, and was re-elected to the Board in November 1987. Mr. Rulon-Miller also serves on the Board of Directors of Mothers Work, Inc.

         Christopher T.G. Fish has been a director of the Company since its incorporation in 1982. For more than five years, Mr. Fish has been a principal of Sprint Investments, S.A., an investor company which is a holder of the Company's Common Stock. Mr. Fish resides in the Channel Islands, U.K. and is a citizen of the United Kingdom.

         Gregory A. Pratt has been a director of the Company since May 1994. Mr. Pratt joined the Company in March 1992 as Executive Vice President and was appointed to the position of President and Chief Operating Officer shortly thereafter. Mr. Pratt resigned as President and Chief Operating Officer and was elected Executive Vice President in April 1996. Mr. Pratt resigned as the Company's Executive Vice President on December 6, 1996. Since that time, Mr. Pratt has been President and Chief Executive Officer of Pratt Capital Advisors, Inc., a private investment company.

          Richard D. Sanford has been the Company's Chairman and Chief Executive Officer since he founded the Company in May 1982. Mr. Sanford was named President of the Company in April 1996, a position which he relinquished when Mr. Norris joined the Company in August 1996. Mr Sanford is also the Chairman of the Board of Directors of XLConnect.

                        BOARD OF DIRECTORS AND COMMITTEES

          The Company's Board of Directors held sixteen meetings during fiscal 1996. During fiscal 1996, each incumbent member of the Board attended at least 75% of the aggregate meetings of the Board and its Committees for which he is a member, except Messrs. Johnson, Porter and Alex A.C. Wilson, a former director of the Company.

          The Board of Directors has established Audit, Compensation and Stock Option, and Executive Committees to devote attention to specific subjects and to assist in the discharge of its responsibilities. The functions of those committees, their current members and the number of meetings held during fiscal 1996 are described below. The Board of Directors has not established a Nominating Committee.

          Audit Committee. The Audit Committee is currently composed of Messrs. Fish, Fritz, Johnson, Hoffman, Porter and Rulon-Miller. The functions of the Audit Committee include the recommendation and selection of independent accountants, the review of audit results and the evaluation of internal accounting procedures of the Company. There were two meetings of the Audit Committee during fiscal 1996.

          Compensation and Stock Option Committee. The Compensation and Stock Option Committee is currently composed of Messrs. Fritz, Hoffman, Johnson, Porter and Rulon-Miller. The Compensation and Stock Option Committee is responsible for determining the annual salary, bonus and incentive compensation of the Company's executive officers and, on the basis of recommendations received from executive officers, awarding incentive compensation in the form of stock options to the Company's employees generally. The Report of the Compensation and Stock Option Committee is included later in this Proxy Statement. The Compensation and Stock Option Committee held four meetings and acted by written consent two times during fiscal 1996.

         Executive Committee. The Executive Committee is currently composed of Messrs. Abelson, Fish, Fritz, Hoffman, Johnson, Porter, Rulon-Miller and Sanford, and has the authority of the Board of Directors in the management of the business and affairs of the Company, subject to applicable legal limitations. The Executive Committee did not meet during fiscal 1996.



                             EXECUTIVE COMPENSATION

          The following table sets forth certain information concerning the compensation paid during the years ended February 1, 1997, February 3, 1996, and January 28, 1995, to the Company's Chief Executive Officer and each of the Company's six other most highly compensated executive officers based on salary and bonus earned during fiscal 1996 (the "named executive officers").

                                                     SUMMARY COMPENSATION TABLE

                                                                                         Long-term
                                                                                       Compensation
                                                                                          Awards
                                                                                     ---------------
                                                                                        Securities
   Name and Principal               Fiscal             Annual Compensation              Underlying             All Other
       Position(1)                   Year       Salary($)           Bonus($)         Options (#)(2)        Compensation ($)(3)
----------------------------        ------       ---------          --------         --------------        -------------------

Richard D. Sanford                1996           $500,000             $350,000                 --               $  442,758
  Chairman of the                 1995            850,000                    0            500,000                  453,879
  Board and Chief                 1994            850,000                    0                 --                  496,945
  Executive Officer

Michael A. Norris                 1996(4)         193,654              125,000            750,000                  243,843
  President and Chief
  Executive Officer of
  the Reseller Network

Gregory A. Pratt                  1996            256,410              166,667                 --                   84,423
  Executive Vice President(5)     1995            500,000                    0            200,000                    8,024
                                  1994            500,000               30,000                 --                    3,178

Mark R. Briggs                    1996            470,208                    0                  0                   14,761
  Assistant to the Chairman(6)    1995            325,000                    0            140,000                    4,500
                                  1994            325,000               38,500             50,000                    3,792

Timothy D. Cook                   1996            300,385                    0            150,000                   39,789
  Senior Vice President           1995            250,000               67,500            100,000                    1,251
                                  1994(7)          76,923               90,000            100,000                        0

Thomas J. Coffey                  1996            340,385              100,000            150,000                    2,019
  Senior Vice President,          1995(8)         177,846              100,000            100,000                        0
  Treasurer and Chief
  Financial Officer

Kathleen R. Mayo                  1996            140,769                2,500              44,000                   3,574
  Secretary(9)                    1995            111,798                    0              19,000                   1,848
                                  1994            113,752               37,148               5,000                   1,825

---------

(1) In each instance, the position indicated is the position held by the executive officer on the last day of fiscal 1996 or, in the case of executive officers not employed by the Company on such date, the final position held by such executive officer with the Company.

(2) The amounts included in this column for fiscal 1996 includes stock options repriced on March 4, 1996 (Mr. Coffey, 100,000; Mr. Cook, 100,000 and Ms. Mayo, 19,000).

(3) Except as indicated below, the amount included in the column for fiscal 1996 represent the matching contribution under the Company's 401(k) Plan (Mr. Sanford, $4,750, Mr. Pratt, $1,000, Mr. Briggs, $1,219, Mr. Cook, $2,019, Mr. Coffey, $2,019 and Ms. Mayo, $3,574), director's fees (Mr. Sanford, $7,500 and Mr. Pratt, $6,500), reimbursement of relocation expenses and related tax gross-up (Mr. Norris, $243,843 and Mr. Cook, $37,770) and severance payments (Mr. Pratt, $76,923 and Mr. Briggs, $13,542). The Company is a party to "split dollar" life insurance agreements with a trust established by Mr. Sanford (of which Mr. Abelson, a member of the Board of Directors, is the trustee) under which the trust pays the portion of the premiums attributable to the term life insurance component of permanent life insurance policies insuring the life of Mr.

     Sanford and owned by the trust, and the Company pays the balance of the premiums. Upon the termination of the agreements or Mr. Sanford's death, all premiums previously advanced by the Company under the policies are required to be repaid by the trust. The Company retains an interest in the policies' cash values and excess death benefits to secure the trust's repayment obligation. Included in the amounts shown for Mr. Sanford in fiscal 1996, 1995 and 1994 are amounts representing the value of the premium payments by the Company in such years, projected on an actuarial basis assuming that Mr. Sanford retires at age 65 and the agreements are then terminated. In addition, in fiscal 1994, the Company entered into a deferred compensation agreement with Mr. Sanford which provides for the Company to credit $716,715 annually for Mr. Sanford's account for five years commencing in fiscal 1994, together with interest at an annual rate of 7%, compounded annually. All credited amounts will be paid to Mr. Sanford in five equal annual installments commencing in fiscal 1999. In the event of his death, disability, termination by the Company without cause or a change of control of the Company, all amounts not yet credited for future periods will be credited and all credited amounts will be paid to Mr. Sanford.

(4) Mr. Norris began his employment with the Company on August 27, 1996. See "Employment and Severance Agreements."

(5) On December 6, 1996, Mr. Pratt resigned his position as Executive Vice President. See "Employment and Severance Agreements."

(6) Mr. Briggs resigned as Assistant to the Chairman on December 31, 1996. See "Employment and Severance Agreements."

(7) Mr. Cook began his employment with the Company on October 10, 1994. See "Employment and Severance Agreements."

(8) Mr. Coffey began his employment with the Company on July 3, 1995. See "Employment and Severance Agreements."

(9)  Ms. Mayo resigned as Secretary on March 31, 1997.

                        Option Grants During Fiscal 1996

The following table provides information related to options to purchase Common Stock which were granted to the named executive officers during fiscal 1996.

                                                                                           Potential Realizable
                                                                                             Value at Assumed
                                                                                           Annual Rates of Stock
                                       Individual Grants                                   Price Appreciation for
                        -----------------------------------------------                         Option Terms
                                       % of Total                                        ---------------------------
                                    Options Granted     Exercise or
                       Options      to Employees in      Base Price        Expiration
     Name              Granted        Fiscal Year        Per Share            Date          5% (1)         10% (1)
     ----              -------      ---------------    -----------       --------------   ------         -------
Richard D. Sanford .         --               --            --                --              --             --

Michael A. Norris ..    750,000(2)           17.2%        $7.00            8/27/06     $  3,301,697     $  8,367,148

Gregory A. Pratt....        --                --            --                --              --              --

Mark R. Briggs......        --                --            --                --              --              --

Timothy D. Cook.....    100,000(3)            2.3%         8.00            10/10/04         217,536         718,288
                         50,000(4)            1.1%         6.50            4/24/06          204,391         517,966

Thomas J. Coffey....    100,000(5)            2.3%         8.00            7/3/05           254,367         827,496
                         50,000(6)            1.1%         6.6875          3/4/06           210,287         532,908

Kathleen R. Mayo(7)       3,000               0.1%         8.00            12/5/01            2,568          10,725
                          1,000               *            8.00            3/10/03            1,418           5,052
                          5,000               0.1%         8.00            2/25/04            9,356          31,545
                         10,000               0.2%         8.00            6/8/05            25,085          81,691
                         25,000               0.6%         6.6875          3/4/06           105,143         266,454

------------
*  Less than 0.1%

(1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the Company's Common Stock over the term of the options.
(2) The options are exercisable in four equal annual installments beginning August 27, 1997.
(3) The options were originally granted on October 10, 1994 and were repriced on February 25, 1995 and March 4, 1996. The original vesting schedule was retained and the options are exercisable in five equal annual installments beginning October 10, 1995.
(4) The options are exercisable in five equal annual installments beginning April 24, 1997.
(5) The options were originally granted on July 3, 1995 and were repriced on March 4, 1996. The original vesting schedule was retained and the options are exercisable in five equal annual installments beginning July 3, 1996.
(6) The options are exercisable in five equal annual installments beginning March 4, 1997.
(7)  The options were canceled on April 30, 1997.

                 Aggregated Option Exercises During Fiscal 1996
                     and Option Values at February 1, 1997

          The following table provides information related to options to purchase Common Stock which were exercised by the named executive officers during fiscal 1996 and the number and value of options held on February 1, 1997.

                                                                                                       Value of Unexercised
                                                                       Number of Unexercised                In-the-Money
                                                                            Options/SARs                    Options/SARs
                                                                            at FY-End (#)                  at FY-End ($)(2)
                            Shares Acquired           Value         ------------------------------   ------------------------------
       Name                  on Exercise(#)      Realized ($)(1)    Exercisable      Unexercisable   Exercisable      Unexercisable
---------------                -----------       ---------------    -----------      -------------   -----------      -------------
Richard D. Sanford                      0                0      460,000           40,000                 0                 0
Michael A. Norris                       0                0            0          750,000                 0                 0
Gregory A. Pratt                        0                0      245,000          105,000                 0                 0
Mark R. Briggs                     10,000           $8,750       56,000           74,000                 0                 0
Timothy D. Cook                         0                0       40,000          110,000                 0                 0
Thomas J. Coffey                        0                0       20,000          130,000                 0                 0
Kathleen R. Mayo                        0                0        7,600           36,400                 0                 0


(1) Represents the difference between the exercise price and the market value on the date of exercise.

(2)   Value based on the closing price of $4.25 per share on January 31, 1997.

                            Ten-Year Option Repricing

         The following table provides information related to options to purchase Common Stock of the Company, which were repriced for executive officers during fiscal 1995 and fiscal 1996.

                                          Number of
                                         Securities      Market Value                    Exercise       Length of
                                         Underlying        of Stock         Price at       New       Original Option
                                           Options        at Time of         Time of     Exercise      Term at Time
       Name                  Date         Repriced(#)    Repricing($)      Repricing($)  Price($)      of Repricing
------------------------   --------     -------------    ------------     -------------  --------    ---------------
Richard D. Sanford         02/25/95         450,000         $9.75            $22.875      $13.25     8 years 267 days
Gregory A. Pratt           02/25/95          50,000          9.75             15.00        13.25     8 years 13 days
                           02/25/95         100,000          9.75             24.875       13.25     8 years 300 days
Mark R. Briggs             02/25/95          30,000          9.75             15.50        13.25     6 years 283 days
                           02/25/95          10,000          9.75             15.00        13.25     8 years 13 days
                           02/25/95          50,000          9.75             24.00        13.25     9 years 0 days
Timothy D. Cook            03/04/96         100,000          6.6875           13.25         8.00     8 years 220 days
                           02/25/95         100,000          9.75             16.25        13.25     9 years 228 days
Thomas J. Coffey           03/04/96         100,000          6.6875           13.375        8.00     9 years 121 days
Kathleen R. Mayo(1)        03/04/96           3,000          6.6875           13.25         8.00     5 years 276 days
                           03/04/96           1,000          6.6875           13.25         8.00     7 years 6 days
                           03/04/96           5,000          6.6875           13.25         8.00     7 years 358 days
                           03/04/96          10,000          6.6875           13.125        8.00     9 years 96 days
                           02/25/95           3,000          9.75             15.50        13.25     6 years 238 days
                           02/25/95           1,000          9.75             15.00        13.25     8 years 13 days
                           02/25/95           5,000          9.75             24.00        13.25     9 years 0 days
Stephanie D. Cohen(2)      03/04/96           8,000          6.6875           10.375        8.00     5 years 276 days
                           03/04/96          20,000          6.6875           13.25         8.00     4 years 327 days
                           03/04/96          60,000          6.6875           13.25         8.00     5 years 276 days
                           03/04/96           5,000          6.6875           13.25         8.00     7 years 6 days
                           03/04/96          50,000          6.6875            9.25         8.00     9 years 62 days
                           02/25/95          20,000          9.75             14.125       13.25     5 years 335 days
                           02/25/95          60,000          9.75             15.50        13.25     6 years 283 days
                           02/25/95           5,000          9.75             15.00        13.25     8 years 13 days


---------
(1)  Ms. Mayo resigned as the Company's Secretary on March 31, 1997.

(2) In conjunction with assuming the duties of Executive Vice President and Chief Financial Officer of XLConnect Solutions, Inc., an 80%-owned subsidiary of the Company, Ms. Cohen ceased serving as the Company's Vice President, Secretary and Treasurer on May 16, 1996.

Compensation Committee Interlocks and Insider Participation

         Arnold S. Hoffman, a member of the Compensation and Stock Option Committee, is a Senior Managing Director of Legg Mason, an investment banking firm that provides advisory services to the Company. Legg Mason provided financial advisory services to the Company and rendered the fairness opinion to the Board of Directors in connection with the proposed Sale of the Indirect Business discussed under Proposal No. 1.

         William L. Rulon-Miller, a member of the Compensation and Stock Option Committee, is a Senior Vice President and Co-Director of Corporate Finance for Janney Montgomery Scott Inc. ("JMS"), an investment banking firm that provides advisory services to the Company. JMS rendered fairness opinions to the Board of Directors in connection with certain transactions in fiscal 1996 and provided investment advisory services in connection with the issuance of the Company 's Series B Convertible Preferred Stock in fiscal 1996.

Stock Performance Chart

         The following chart compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock during the five fiscal years ended February 1, 1997, with the cumulative total return on the S&P Mid Cap 400 Index and a peer index comprised of seven companies. The comparison assumes $100 was invested on February 1, 1992 (with dividends reinvested), in the Company's Common Stock, the S&P Mid Cap 400 Index and a composite index, weighted by market capitalization, of the following seven companies: Compucom Systems, Inc., Dataflex Corporation, Government Technology Services, Inc., Inacom Corp., Merisel, Inc., MicroAge, Inc., and Tech Data Corporation. Ameridata Technologies, Inc., which was a part of the Company's peer group index for fiscal 1995, was purchased by a third-party and is no longer a publicly-traded company.


                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

               AMONG THE COMPANY, S&P MID CAP 400, AND PEER GROUP

   200 |--------------------------------------------------------------------|
       |                           #                                    &   |
       |                                                                    |
       |--------------------------------------------------------------------|
       |                                                                    |
       |                                                    &           #   |
   150 |---------------------------@----------------------------------------|
       |                                                                    |
       |                           &                                        |
       |--------------------------------------&-----------------------------|
D      |               #                                                    |
O      |               &                                    #               |
L  100 |----#&@-------------------------------#-----------------------------|
L      |                                                                    |
A      |                                                                    |
R      |--------------------------------------------------------------------|
S      |                @                                                   |
       |                                      @                             |
    50 |--------------------------------------------------------------------|
       |                                                                    |
       |                                                    @               |
       |---------------------------------------------------------------@----|
       |                                                                    |
       |                                                                    |
     0 |--------------------------------------------------------------------|
          January    January     January    January     January    January
           1992        1993       1994        1995       1996       1997

                                     YEARS

                       ASSUMES INITIAL INVESTMENT OF $100

               * TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS
                 NOTE TOTAL RETURNS BASED ON MARKET CAPITALIZATION

|-----------------------------------------------------------------------------|
|    # = PEER GROUP     & = MID-CAP 400     @ = INTELLIGENT ELECTRONCIS       |
|-----------------------------------------------------------------------------|

===============================================================================
MEASUREMENT PERIOD                                             INTELLIGRNT
FISCAL YEAR ENDED:          PEER GROUP      MID-CAP 400        ELECTRONICS
-------------------------------------------------------------------------------
JANUARY 1992                 $100.00          $100.00            $100.00
JANUARY 1993                  122.65           111.34              69.46
JANUARY 1994                  185.87           128.23             148.10
JANUARY 1995                   99.86           122.08              53.54
JANUARY 1996                  106.28           160.50              27.99
JANUARY 1997                  154.51           195.66              25.04
===============================================================================

                     COMPENSATION AND STOCK OPTION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

         The Compensation and Stock Option Committee (the "Committee") for fiscal 1996 consisted of five non-employee directors. The Committee is responsible for determining the annual salary, bonus and incentive compensation of the Company's executive officers and, on the basis of recommendations received from executive officers, awarding incentive compensation in the form of stock options to the Company's employees generally. This report describes the policies of the Committee in establishing the principal components of executive compensation for fiscal 1996.

         The Committee's compensation policies for executive officers reflect a commitment to attract and retain quality executives, to provide incentives to the executives to achieve performance objectives that enhance shareholder value and to reward executives for operational excellence. The Committee believes that its policies are best served by a compensation program that provides executives a competitive base salary, annual incentive bonuses in amounts that reflect achievement of prescribed financial targets and long-term incentives in the form of stock options.

         In establishing compensation for executive officers, the Committee considers industry data generally, the Company's financial performance and industry position and the recommendations of the Chairman of the Board and Chief Executive Officer. The Committee exercises judgment and discretion in the information and analyses it reviews and considers.

         In fiscal 1996, the Committee determined to reduce the base salary of Richard D. Sanford, the Chairman and Chief Executive Officer, to $500,000. In contrast with fiscal 1995, Mr. Sanford was also entitled to receive a bonus of up to $1 million based on the price of the Company's Common Stock at the end of fiscal 1996 as compared to fiscal 1995. Although the initial bonus criterion was not met, the Committee determined to pay Mr. Sanford a $350,000 bonus in recognition of his contributions to the Company during the fiscal year, including the employment of a new president for the Company and the successful completion by XLConnect of its initial public offering.

         In fiscal 1996, the Committee approved the reduction of the exercise price, to $8.00 per share, of outstanding stock options having exercise prices in excess of $8.00 per share, held by currently-active employees, except certain executive officers. The Committee concluded that the decline in the market price of the Company's Common Stock had frustrated the purpose of these options (i.e., to attract and retain the employees' services and to provide incentives for them to exert maximum efforts for the Company's success), and that it was important to reduce the exercise price of these options so as to reinstitute the incentive originally intended to be afforded by the options. The terms of the repricings with respect to options held by certain executive officers are described in the table captioned "Ten-Year Option Repricing" set forth above.

         Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the allowable tax deduction of compensation paid by a publicly-held corporation to its chief executive officer and its other four most highly compensated officers employed at year-end, subject to certain pre-established objective performance-based exceptions. The Committee takes Section 162(m) into account when formulating its compensation policies for the Company's executive officers and to comply with Section 162(m), if and where the Committee determines compliance to be practicable and in the best interests of the Company and its shareholders.

William L. Rulon-Miller
Roger J. Fritz
William E. Johnson
Arnold S. Hoffman
John A. Porter

                       EMPLOYMENT AND SEVERANCE AGREEMENTS

         In connection with Mr. Pratt's assumption of the position of Executive Vice President of the Company in April 1996, Mr. Pratt entered into an employment agreement with the Company. The agreement provided for Mr. Pratt to receive a base annual salary of $300,000, together with an annual bonus of at least $200,000 if certain performance objectives are achieved. Mr. Pratt resigned from the Company on December 6, 1996. Mr. Pratt's employment agreement:
(i) requires the Company to pay Mr. Pratt $500,000 in 12 monthly installments during the one-year period following termination ("Severance Payment"); and (ii) prohibits Mr. Pratt from competing with the Company and from soliciting the Company's employees while Mr. Pratt remains a member of the Board. In addition, Mr. Pratt has been retained to perform certain consulting services which may result in additional compensation from the Company in an amount not yet determined.

         In March 1996, Mr. Briggs entered into an agreement with the Company providing for the termination of his employment effective September 30, 1996 and for certain payments and other benefits to be provided by the Company to Mr. Briggs following the termination of his employment. This agreement was amended in September 1996 to: (i) extend the termination date to December 31, 1996; and
(ii) to provide for a one-time payment in an amount equal to $100,000 and a payment of $20,000 for each of certain acquisitions entered into by the Company. The amended agreement provides that for a period of 18 months following the termination of his employment, Mr. Briggs will continue to receive payment equal to his current base annual salary of $325,000, participate in the Company's medical program, and vest in his stock options. During such 18-month period, Mr. Briggs is prohibited from working for certain of the Company's competitors, soliciting the Company's customers and suppliers, or employing or retaining the Company's employees.

         In March 1996, Mr. Coffey entered into an employment agreement with the Company. The agreement provides for Mr. Coffey to receive a base annual salary of $350,000, with a minimum bonus of $100,000 for fiscal 1996. The agreement also provides that if the Company terminates Mr. Coffey's employment without cause on or before April 1, 1999, the Company will be obligated to continue to pay Mr. Coffey's base annual salary plus all benefits then in effect until April 1, 1999, provided that in the event such termination occurs before April 1, 1998, the amount of total compensation in excess of $350,000 included in such severance payments will be reduced by all compensation earned by Mr. Coffey from all sources from the date of such termination until March 31, 1999. The agreement also provides that if Mr. Coffey's base annual compensation for fiscal 1997 is less than $450,000 and he voluntarily terminates his employment after the Company files its Annual Report on Form 10-K for that fiscal year, then the Company will be obligated to continue to pay Mr. Coffey's base annual salary plus all benefits then in effect until April 1, 1999.

         In April 1997, Mr. Coffey's employment agreement was replaced by an agreement pursuant to which Mr. Coffey agreed that his employment with the Company will terminate on May 15, 1997 or upon the filing of the Company's Form 10-K for fiscal 1996 with the Securities and Exchange Commission, whichever occurs first (the "Separation Date"). The Separation Date has been extended upon mutual agreement of Mr. Coffey and the Company. Mr. Coffey can terminate his employment at any time by giving the Company two weeks' prior written notice. The Company has agreed to pay Mr. Coffey, as salary continuation, a sum equal to $525,000 during the 18 months following the Separation Date (the "Severance Period"), subject to acceleration upon a change of control of the Company and certain other events. In addition, Mr. Coffey will receive up to $20,000 for outplacement services and certain legal expenses. Mr. Coffey will be entitled to receive medical benefits during the Severance Period, unless he is covered by a new employer. Mr. Coffey's stock options will continue to vest in accordance with their terms during the Severance Period.

         In May 1996, Mr. Cook entered into an employment agreement with the Company. The agreement provides for Mr. Cook to receive a base annual salary of $300,000 and reflects the grant to Mr. Cook of options to purchase 50,000 shares of Common Stock on April 24, 1996. The agreement provides that if Mr. Cook's employment is terminated by the Company without cause: (i) the Company will be required to pay Mr. Cook his base annual salary as in effect at the time of termination in 12 monthly installments during the one-year period following termination and (ii) Mr. Cook will be prohibited from working for certain of the Company's competitors and from soliciting the Company's employees during such period. For purposes of this agreement, Mr. Cook's employment will be considered to have been terminated by the Company without cause if, following a change in control of the Company, Mr. Cook voluntarily terminates his employment as a result of a reduction in his base salary or a material reduction in his duties or responsibilities.

         In April 1997, Mr. Cook entered into another agreement with the Company providing for his retention as an executive until the earlier of a sale of the Indirect Business and July 31, 1997 or, at the option of the Company and subsequent to certain conditions, September 15, 1997 (the "Retention Period"). During the Retention Period, the Company is required to pay Mr. Cook an annual base salary of $300,000. In addition, if Mr. Cook remains with the Company through the Retention Period, he will be entitled to a $150,000 bonus. Furthermore, pursuant to the agreement, Mr. Cook earned a $100,000 bonus upon the execution of the Acquisition Agreement and will earn an additional $100,000 bonus if the Sale of the Indirect Business is completed before October 31, 1997. If Mr. Cook remains employed by the Company through the Retention Period, Mr. Cook will receive as salary continuation his base salary of $300,000 for the 12 month period following the subsequent termination of his employment with the Company, other than a termination by the Company with cause. If Mr. Cook is employed by an acquiring company, such salary continuation will cease on April 30, 1998.

         In August 1996, Mr. Norris entered into an employment agreement with the Company. The agreement provides for Mr. Norris to receive a base annual salary of $475,000, with an opportunity to receive a bonus of up to an additional $250,000 per year. Mr. Norris also received reimbursement of his relocation expenses, unused country club dues and private school tuition and related tax gross-up. In addition, the Company has agreed to pay for the premiums on Mr. Norris' life insurance policy. The Company also agreed to reimburse Mr. Norris for any interest expense incurred, for a period of one year, in connection with a loan the proceeds of which are used to purchase stock options granted by his former employer. Pursuant to the agreement, Mr. Norris received options to purchase 750,000 shares of the Company's Common Stock, with an exercise price of $7.00 per share (the "Initial Options"). These Initial Options are exercisable in four equal installments, commencing August 27, 1997. The agreement also provides that if Mr. Norris is employed by the Company on January 30, 1999 or the Company terminates Mr. Norris' employment without cause on or before January 30, 1999, the Company is obligated to pay a bonus up to $1,700,000, less any proceeds from the exercise of the Initial Options, based on the price of the Company's Common Stock on January 30, 1999 compared to the exercise price of the Initial Options. Upon termination without cause, Mr. Norris' stock options will continue to vest in accordance with their terms. The agreement provides that for a period of 12 months following the termination of his employment without cause within the first 36 months of his employment, Mr. Norris will continue to receive payment equal to his then-current base salary.

                              DIRECTOR COMPENSATION

         Directors received $500 for each Board meeting attended during fiscal 1996. Directors are also reimbursed for expenses in attending Board meetings. There was no additional compensation for participation in or attendance at Committee meetings.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Barry M. Abelson is a partner in the law firm of Pepper, Hamilton & Scheetz LLP, which provides legal services to the Company. The Company believes that the fees charged by Pepper, Hamilton & Scheetz LLP are comparable to those charged by other law firms for comparable services.

         Arnold S. Hoffman is a Senior Managing Director of Legg Mason, an investment banking firm that provides services to the Company. Legg Mason provided financial advisory services to the Company and rendered the fairness opinion to the Board of Directors in connection with the proposed Sale of the Indirect Business discussed under Proposal No. 1. The Company believes that the fees charged by Legg Mason are comparable to those charged by other investment banking firms for comparable services.

         William L. Rulon-Miller, a member of the Compensation and Stock Option Committee, is a Senior Vice President and Co-Director of Corporate Finance for Janney Montgomery Scott Inc. ("JMS"), an investment banking firm that provides advisory service to the Company. JMS rendered fairness opinions to the Board of Directors in connection with certain transactions in fiscal 1996 and provided investment advisory services in connection with the issuance of the Company's Series B Convertible Preferred Stock in fiscal 1996.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it with respect to fiscal 1996, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and persons who own more than 10% of a registered class of the Company's equity securities have been met and were filed on a timely basis, except that a Form 4 was filed late by Mr. Johnson in connection with the purchase of shares of Common Stock in February 1996.

                             INDEPENDENT ACCOUNTANTS

         The Board of Directors has appointed the Company's present independent accountants, Price Waterhouse LLP, as the Company's independent accountants for the fiscal year ending January 31, 1998. Representatives of Price Waterhouse LLP are expected to be present at the Meeting, where they will be available to respond to appropriate questions and have the opportunity to make a statement if they so desire.

                              SHAREHOLDER PROPOSALS

         Shareholder proposals submitted for presentation at the next Annual Meeting of Shareholders must be received by the Secretary of the Company at its principal executive offices in Exton, Pennsylvania on or before March 18, 1998.

                         ADDITIONAL COMPANY INFORMATION

         Appendix B-1 to this Proxy Statement includes the Company's Annual Report on Form 10-K for fiscal 1996 and Appendix B-2 to this Proxy Statement includes the Company's Quarterly Report on Form 10-Q for the first quarter of fiscal 1997, each as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, and each of which is made a part hereof. The Form 10-K and Form 10-Q include certain historical financial information and per share data. The Form 10-K has been amended by a Form 10-K/A. Except for the exhibits thereto, the information contained in the Form 10-K/A is contained elsewhere herein. The Company will provide to each person to whom a copy of this Proxy Statement is delivered without charge and upon written or oral request, by first class mail, a copy of the Form 10-K/A and any of the exhibits to the Form 10-K, the Form 10-K/A and the Form 10-Q. Written requests for any exhibit should be directed to Investor Relations for the Company at 411 Eagleview Boulevard, Exton, Pennsylvania 19341. Oral requests should be directed to Investor Relations at (610) 458-5500.

                                 OTHER BUSINESS

         The Company knows of no other matter to be presented at the Meeting. However, if other matters should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the proxy with respect to such matters in accordance with their best judgment.


                             BY ORDER OF THE BOARD OF DIRECTORS,

                             /S/ Richard D. Sanford
                             -----------------------------------------------
                             Richard D. Sanford
                             Chairman of the Board and Chief Executive Officer

Exton, Pennsylvania
June 20, 1997

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
                                                                      APPENDIX A
          Corporate Finance
LOGO

          Legg Mason Wood Walker, Incorporated
          Suite 1100, 1735 Market Street, Philadelphia, PA 19103
          215-496-8300   Fax: 215-568-2031
                                                                     May 9, 1997


The Board of Directors
Intelligent Electronics, Inc.
411 Eagleview Boulevard
Exton, PA 19341

Members of the Board:

         Intelligent Electronics, Inc. (the "Company") and Ingram Micro, Inc. ("Ingram") have entered into a Stock Purchase Agreement (the "Acquisition Agreement") dated April 29, 1997, which provides, among other things, for the sale to Ingram by the Company of 100% of the outstanding capital stock of each of the following direct subsidiaries of the Company (the "Sale"): RND, Inc., Intelligent Advanced Systems Inc., Intelligent Distribution Services, Inc., Intelligent Express Inc., Intelligent SP, Inc., referred to herein collectively as the Indirect Business (the "Indirect Business"). This letter confirms the, oral opinion we provided to the Board of Directors of the Company (the "Board") on April 29, 1997.

         In arriving at our opinion set forth below, we have, among other things: (i) reviewed the Acquisition Agreement and other related agreements;
(ii) reviewed certain unaudited financial statements of the Indirect Business;
(iii) reviewed certain internal information, primarily financial in nature, concerning the Indirect Business, prepared by the management of the Company;
(iv) discussed the past and current operations and financial condition and future prospects of the Indirect Business with the management of the Company;
(v) reviewed financial projections of the Indirect Business prepared by the management of the Company; (vi) conducted such other financial studies, analysis and investigations and considered such other information as Legg Mason deemed necessary or appropriate; and (vii) visited certain facilities of the Indirect Business.

         In connection with our review, we have assumed and relied upon the accuracy independently of all financial and other information supplied to us by the management of the Company, and all publicly available information, and we have not and completeness verified such information. We also relied upon the management the Company as to the reasonableness of the financial projections (and the assumptions and bases therein) provided to Legg Mason for the Indirect Business, and assumed that such projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future operating performance of the Indirect Business. The Company does not publicly disclose internal management projections of the type provided to Legg Mason in connection with Legg Mason's review of the Sale. Such projections were not prepared with the expectation of public disclosure. The projections were based on numerous variables and assumptions that are inherently uncertain, including without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

                                            Legg Mason Wood Walker, Incorporated

The Board of Directors                                               May 9, 1997
Intelligent Electronics, Inc.                                             Page 2


         We have not been requested to make, and we have not made, an independent appraisal or evaluation of the assets, properties, facilities or liabilities of the Indirect Business and we have not been furnished with any such appraisal or evaluation. The estimates of values of companies and assets used in the course of developing the Opinion are not appraisals, and should not be misconstrued as appraisals, nor should such estimates be expected to reflect the prices at which companies and assets may actually be sold. Because such estimates are inherently subject to uncertainty, Legg Mason assumes no responsibility for their accuracy.


         Our opinion is necessarily based on economic conditions and circumstances as existed or were in effect on, and the information made available to us as of, April 29, 1997. We have not been involved in the discussions or negotiations involving the terms of the transaction and have assumed that the Sale will be consummated on the terms and conditions described in the form of the Acquisition Agreement reviewed by us, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Sale will not have a material adverse effect on the value of the consideration to be received.

         It is understood that this letter is directed to the Board and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote on the Sale. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without the prior written consent of Legg Mason Wood Walker, Incorporated, provided that this Opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Sale and the transactions related thereto.

         Based upon and subject to the foregoing, we are of the opinion that, as of April 29, 1997, the consideration to be received for the Indirect Business pursuant to the Acquisition Agreement is fair to the shareholders of the Company, from a financial point of view.

         We have acted as financial advisor to the Board in connection with the Sale and will receive a fee for our services, a portion of which is contingent upon the consummation of the Sale. In addition, we will receive a separate fee for providing this Opinion. An officer of Legg Mason Wood Walker, Incorporated has served and continues to serve as a Director of the Company.

                                    Very truly yours.

                                    /s/ Legg Mason Wood Walker, Incorporated
                                    ----------------------------------------
                                        LEGG MASON WOOD WALKER, INCORPORATED

                                                                    APPENDIX B-1
                  SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, DC  20549

                              FORM 10-K

   (Mark one)

     [X]  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
          SECURITIES EXCHANGE ACT OF 1934 (FEE REQUIRED)

          For the fiscal year ended February 1, 1997

                             OR

     [  ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF
          THE SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)

For the transition period from      to          Commission file number 0-15991

                      INTELLIGENT ELECTRONICS, INC.
      (Exact name of registrant as specified in its charter)

          Pennsylvania                            23-2208404
     (State or other jurisdiction             (IRS Employer
      of incorporation or organization)       Identification No.)

              411 Eagleview Boulevard, Exton, PA  19341
     (Address of principal executive offices, including zip code)

                            (610)458-5500
        (Registrant's telephone number, including area code)

    Securities registered pursuant to Section 12(b) of the Act:
                               None
    Securities registered pursuant to Section 12(g) of the Act:
                   Common Stock, $.01 Par Value
                          [Title of Class]

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to
such filing requirements for the past 90 days.   Yes _X_   No

The aggregate market value of the voting stock held by non-affiliates of the registrant as of April 8, 1997:

              Common Stock, $.01 Par Value - $102,635,172

      The number of shares outstanding of the issuer's common stock as of April 8, 1997:

               Common Stock, $.01 Par Value - 36,049,641

                  Documents Incorporated by Reference

Portions of the Registrant's Proxy Statement for the 1997 Annual
Shareholders' Meeting are incorporated by reference into Items 10, 11, 12 and 13 (Part III) of this Report. Such Proxy Statement, except for the parts therein which have been specifically incorporated by reference, shall not be deemed "filed" for the purposes of this report on Form 10-K.

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form
10-K or any amendment to this Form 10-K. [   ]

                                  PART I

                            Item 1.  BUSINESS

Introduction

Intelligent Electronics, Inc. (the "Company") provides information technology products, services and solutions to network integrators and resellers (the "Network"), through its Reseller Network (the "Indirect Business") and to large and small corporate customers, educational institutions and governmental agencies in the United States, primarily through its branch locations (the "Direct Business"). The Company was founded in 1982 and is a Pennsylvania corporation. In March 1984, the Company commenced the wholesale distribution of microcomputers. On August 17, 1995, the Company exchanged shares of its Common Stock for all of the remaining shares (approximately 69%) of The Future Now, Inc. ("FNOW"), not previously owned by the Company (See Note 3 to the Consolidated Financial Statements). The acquisition of FNOW, a computer sales and services company, expanded the Company's offerings through the addition of a direct hardware sales organization ("XLSource") and a professional services organization providing a wide range of sophisticated customer support and consulting services. The professional services organization was combined with one of the Company's existing subsidiaries to form XLConnect Solutions, Inc., ("XLConnect") which was incorporated in January 1996. On October 17, 1996, XLConnect completed an initial public offering with the Company retaining an 80%-ownership interest (See Note 4 to the Consolidated Financial Statements). The principal products sold, installed and serviced by the Company include microcomputers, workstations, local and wide area network systems, computer software and peripherals and telecommunications equipment. The Company also offers a wide range of sophisticated customer support and consulting services.

The Company's principal executive offices are located at 411 Eagleview Boulevard, Exton, Pennsylvania, 19341, telephone (610)458-5500. As used herein and unless otherwise required by the context, the "Company" shall mean Intelligent Electronics, Inc. and its majority-owned subsidiaries.

The matters discussed in this Form 10-K that are forward-looking statements are based on current management expectations that involve risks and uncertainties. Potential risks and uncertainties include, without limitation: the impact of economic conditions generally and in the industry for microcomputer products and services; the trend of declining sales, gross margins, earnings and cash flows in the Indirect Business; the potential decline generally in the level of demand for the Company's products and services; the potential termination or non-renewal of a supply agreement with a major vendor; continued competitive and pricing pressures in the industry; product supply shortages; open sourcing of products from vendors; rapid product improvement and technological change, short product life cycles and resulting obsolescence risks; legal proceedings; and the risks of unavailability of adequate products, credit, capital or financing. (See 'Management's Discussion and Analysis of Financial Condition' in Item 7 of this Form 10-K.)

Reseller Network (the "Indirect Business")

The Company provides distribution of microcomputers and related equipment to the Network through a business-to-business approach. Specifically, the Company provides product selection, technical support, cost-efficient marketing programs and promotions and configuration. The Company believes that it purchases the majority of the products distributed at the lowest published prices available to it and passes on to the Network a portion of the discount which it receives from vendors. This pricing, together with the Company's service offerings and access to product inventories, generally enables the Network to purchase products from the Company at better terms than they could obtain directly from vendors which allows them to effectively compete in the marketplace.

The Company provides and develops programs to enhance the competitiveness of its Network, such as marketing assistance, programs designed to enhance channel sales, product promotion, pre-shipment configuration, technical support and new product evaluation. Programs designed for specific members of the Network include a nationwide advanced systems program operated under the name "Intelligent Systems Group," which targets end-users with a regional or national presence and focuses primarily on high-end or technically advanced products, the National Service Network, which assists members of the Network in servicing multi-location, regional or national accounts, and the Business Technology Centers program, which assists Network members in positioning themselves in the small-to-medium business market.

The Company also offers financing programs, under which, for a fee, it extends up to thirty days credit to qualified end-users and certain Network members who purchase selected products. Under one such program, the Company, in partnership with Network members, provides products and extends credit directly to end-users who have been approved both by the Company and the Network member. This program frees up the existing credit line of the Network member. Also, certain members of the Network are provided credit in order to facilitate their ability to purchase certain products from the Company and to allow the Company to compete with competitors who offer such credit terms.

Although the Indirect Business has historically generated positive cash flows for the Company, it has experienced a trend of declining sales caused by the Company's inability to retain and attract customers resulting from a number of factors and, accordingly, it is no longer generating positive cash flow. These factors include: fewer product lines offered by the Company compared to its larger competitors; a less favorable allocation of constrained products (which can command a higher gross margin) compared to prior years; increased competition; and continued consolidation in the reseller channel. Additionally, the Indirect Business is no longer able to take advantage of cash incentives offered by vendors due to the limited financial resources available to the Company. As a result, gross margin and product availability have been negatively impacted. Product allocation and cash incentives are used by many vendors as an incentive for early payment.

On April 29, 1997, the Company entered into a definitive agreement with Ingram Micro Inc. ("Ingram") to sell the stock and related assets and liabilities of the Indirect Business for $78 million, subject to reductions depending on the date of closing and also on revenues during the period through closing. The purchase price will be payable in cash and assumption of liabilities, based on the Indirect Business' balance sheet at time of closing. The Company will be required, at closing, to pay to Ingram any amount by which the estimated assumed liabilities exceed the adjusted purchase price and to fund a $10 million escrow for final settlement for any purchase price adjustments. The consummation of the transaction is subject to the approval of the Company's shareholders and required government approvals, as well as other customary conditions. It is currently anticipated that the transaction will close during the Company's second quarter of fiscal 1997 or shortly thereafter. However, there can be no assurance that the sale will be completed. The Company expects, on a preliminary basis, that the sale will result in a pre-tax gain of approximately $20 million, subject to reductions depending on the date of closing and revenues during the period of closing. Additionally, Ingram will provide XLSource with its product requirements over an initial term of up to three years.

Network Structure

Most of the relationships between the Company and its Network members are governed by Reseller agreements which are non-binding distribution agreements and which permit the members to purchase certain products from the Company at competitive prices and terms. Certain of the relationships between the Company and its Network are governed by franchise agreements. The franchise agreements generally have an initial term of 10 years which may be renewed for an additional 10 years and provide that the franchisee will have the right to operate a franchise at a specific location as "Todays Computers Business Centers" and "TCBC," or "Entre Computer Centers" or "Connecting Point of America." The Company no longer offers new franchises. Normally, when a franchise agreement expires, the franchisee is offered a Reseller agreement. Franchisees operating under TCBC or Entre marks are subject to certain restrictions against competition following termination. Members of the Network can participate in various supplemental programs offered by the Company and obtain the right to use proprietary service marks of the Company including Intelligent Systems Group ("ISG") and Business Technology Centers ("BTC").

FNOW accounted for approximately 16% of the Company's consolidated revenues during the fiscal year ended January 28, 1995. From January 29,1995 through August 17, 1995, FNOW accounted for approximately 12% of the Company's revenues. The direct hardware portion of FNOW, renamed as XLSource, a wholly-owned subsidiary of the Company, remains a significant member of the Network.


Products

The Company currently markets technology products consisting of microcomputer systems, workstations, networking and telecommunications equipment and software. The Company's product acquisition staff selects products on the basis of overall quality, product image, technological capability, and business applications, as well as the pricing, discount, marketing and rebate programs offered by the manufacturer which enable the Company, and in turn the Network, to benefit from quantity purchasing economies. The Company currently distributes products of approximately 75 vendors, principally Hewlett-Packard Company ("Hewlett-Packard"), COMPAQ Computer Corporation ("COMPAQ"), International Business Machines Corporation ("IBM"), Apple Computer, Inc. ("Apple"), Toshiba America Information Systems, Inc., NEC Technologies, Inc., Microsoft Corporation, 3COM Corporation, Epson America, Inc., and Novell, Inc.

In the past, certain vendors of the Company required resellers to purchase products from only one source. All of the Company's major vendors have changed their policy, allowing either "open sourcing," or "second sourcing" (collectively "open sourcing") which permits resellers to purchase products from more than one source. As a result of open sourcing, competitive pricing pressures throughout the industry have intensified and customer and brand loyalty have been reduced. The Company believes that this change has had and will continue to have an adverse effect on the Indirect Business' (and therefore the Company's) results from operations and its financial position.

The Company's agreements with its major vendors permit it to purchase products from them for sale to Network members which are directly authorized by such vendors to sell products. In some cases, specific products from the major vendors may be sold to Network members who do not have specific authorization from the vendors. The vendor agreements are subject to termination by the vendors without cause on varying notice periods and are subject to periodic renewals or re-authorization by the vendors. The termination or non-renewal of an agreement with a major vendor could have a material adverse effect on the Company.

Under the agreements with vendors, products may be returned to the vendors at restocking fees ranging up to 5%. These agreements also limit the amount of returns to between 5% and 15% of the previous quarter's purchases. Additional return privileges apply to damaged on arrival purchases. The agreements generally provide for price adjustments for specified periods which protect the Company in the event of price reductions by the vendor. The Company administers certain vendors' price adjustment programs for the benefit of the Network. In 1995, the Company instituted a policy allowing members of the Network to return up to 3% of the previous quarter's purchases without a restocking fee. If returns exceed 3%, a restocking fee may be charged.

Products from the following vendors comprised the following percentages of the Company's consolidated revenues during the years ended February 1,1997 ("fiscal 1996"), February 3, 1996 ("fiscal 1995") and January 28, 1995 ("fiscal 1994"):

                          Fiscal     Fiscal      Fiscal
                           1996       1995        1994
                         -------    -------     -------
     Hewlett-Packard       26%         25%         24%
     COMPAQ                26%         24%         25%
     IBM                   12%         15%         15%
     Apple                  4%          8%         12%

No other vendors' products comprised more than 10% of the Company's consolidated revenues during fiscal 1996, fiscal 1995 or fiscal 1994.

Impairment Losses

During the third quarter of fiscal 1996, a decision to adopt open sourcing was made by two of the Company's largest vendors. These vendors' products have totaled approximately 30% to 36% of the Company's revenues during the past three years. Under open sourcing, franchisees and other resellers are no longer required to purchase product exclusively from the Company. This change and a trend of declining sales, gross margins, earnings and cash flows in the Indirect Business caused the Company to undertake a review of its long-lived assets in this business unit. As a result of this review, which was based on estimated future cash flows of the business, it was determined that certain assets were impaired. The Company determined that the carrying value of its goodwill relative to the Indirect Business would not be recovered from future operations. Accordingly, this goodwill, amounting to approximately $55.5 million, was written-off as of November 2, 1996. This goodwill was recorded in 1988 and 1989 with the acquisitions of Entre Computer Centers, Inc. ("Entre") and Connecting Point of America, Inc. ("CPA"), respectively. Both Entre and CPA had substantial franchise operations when they were acquired.

Also, as a result of this review, the Company determined that certain technology investments would not be fully recovered from estimated future cash flows. The Company's configuration software, primarily consisting of licenses purchased from a third party in 1994 for the use of this system, was written down to its estimated recoverable value. This write-down, approximating $6 million, was due to a continuing trend of expenses exceeding revenues in this portion of the business and the introduction of competitive technology available through the use of the Internet.


XLSource

Through its acquisition of FNOW in August 1995 and five branch locations in December 1994 from FNOW, the Company acquired a direct hardware sales organization, now operating in 21 locations throughout the United States under the name of XLSource. XLSource purchases the majority of its products from the Indirect Business and is an authorized dealer or a reseller for the products of over 80 manufacturers. XLSource, in conjunction with XLConnect (described below), focuses its sales and marketing efforts towards selling computer related products and services to medium-sized businesses, Fortune 1000 corporations, professional firms, and governmental and educational institutions. These customers are relying more on business partners and suppliers to provide a complete solution to their information technology needs, in addition to competitive pricing. Also, many larger customers are outsourcing their information technology needs. In order to meet these complex needs, XLSource supplies the hardware and partners with XLConnect, which provides sophisticated information technology services.

During the third quarter of fiscal 1996, the Company closed the XLSource portion of five branch locations. Four of these branches were acquired from FNOW in December 1994 and one was acquired from FNOW in August 1995. As a result of these closures, the Company recorded an $8 million charge relating to the allocable portion of goodwill for these locations. In addition to the goodwill write-down, the Company also recorded a charge of approximately $1.8 million to reflect the write-off of property and equipment and remaining lease obligations related to these branches.

The Company has closed and is in the process of closing the XLSource branch locations at several other locations as part of the Company's migration to a virtual sales model, which will allow certain XLSource account executives in these markets to work out of their homes. In conjunction with this change, branch support functions were enhanced at the Company's Denver facility. The Company continues to evaluate the individual branch locations of XLSource with the goal of becoming more efficient and to have the ability to hire additional account executives, where needed, without renting office space and increasing overhead costs.

The Company is continuing to explore its strategic alternatives relative to XLSource, including the possible sale of all or a portion of XLSource. There can be no assurances that any such sale will be completed.


XLConnect

Following the acquisition of FNOW, XLConnect was formed by combining the operations of one of the Company's existing subsidiaries with FNOW's professional services organization. XLConnect, an 80%-owned subsidiary of the Company, became a NASDAQ-traded company as a result of its initial public offering on October 17, 1996. On February 6, 1997, the Company announced the planned distribution, conditioned on the receipt of an IRS ruling as to its tax-free nature and customary regulatory and contractual approvals and consents, of all of the shares of common stock of XLConnect owned by the Company (13,325,000 shares) in a spin-off to the Company's shareholders. As a result of the definitive agreement to sell the Company's Indirect Business (See Note 2 to the Consolidated Financial Statements), the Company has been advised that it is unlikely that the spin-off would qualify as a tax-free distribution of stock. Accordingly, the Company does not currently intend to effect the spin-off of XLConnect.

XLConnect offers a wide range of professional services including project and network management, consulting services, enterprise design, training, technology deployment and telecommunications services.

XLConnect focuses on four specific areas, emphasizing total connectivity solutions:

Internetworking Solutions:   The Internetworking group provides network and
communication systems management, local and wide area network design services, web site development, and connectivity consulting.

Managed Service Solutions:   Managed Service Solutions maximizes the
productivity of its customers' networks and the equipment on the network. It offers a full range of services including PC, local and wide area network outsourcing, asset management, workgroup collaboration, electronic mail and electronic commerce services.

Application Services Group:   The Application Services Group provides
Internet and Intranet solutions, training, and help desk solutions. It designs, develops, installs and supports Internet and Intranet applications running over enterprise-wide networks. It also trains personnel, agents and its customers on how to sell and support these complex solutions.

Telecommunication Services: Telecommunication services include data, video and voice transmission services. These services are provided through alliances with several leading telecommunications carriers and Internet service providers.


Competition

Competition in the microcomputer industry is intense, principally in the areas of price, breadth of product line, product availability and technical consulting, support and service. The Company and its Network compete with computer aggregators, distributors, resellers and retailers in the sale of its products and services as well as firms offering information technology implementation consulting services. The Company faces competition from microcomputer manufacturers that sell their products through direct sales forces and from distributors that emphasize mail order and telemarketing.

The Company is subject to competition from other aggregators in recruiting and retaining Network members, as well as competition from distributors in its efforts to sell products to the Network. As previously stated, open sourcing has intensified competitive pricing pressures throughout the industry and specifically has had an adverse effect on the Company. Certain competitors have greater technical, marketing and financial resources than the Company.

XLConnect's competitors in the total connectivity solutions industry include computer resellers, Internet service providers, long-distance carriers, regional Bell operating companies and traditional hardware and software providers. Management believes that the breadth of services offered by XLConnect (and the prices charged) should allow XLConnect to compete effectively for customers. However, XLConnect operates in an emerging industry, which is likely to undergo continuous change, and there can be no assurance that it will be able to achieve and sustain a strong competitive position. Certain competitors have greater technical, marketing and financial resources than XLConnect.

Trademarks and Service Marks

The trademarks or service marks "The Future Now, Inc.," "IE," "IE Intelligent Electronics," "TCBC Todays Computers Business Centers," "Entre," "Entre Computer Center," "Connecting Point," "Intelligent Systems Group," "Intelligent Electronics BTC Business Technology Center," "FAMA," "Intelligent Lease," "The Intelligent Leasing Center," "XLConnect," "XLConnect Solutions," "XLConnect Services," "XLConnect Systems," "XLSource," and the design of the Entre Computer Center logo are in use and (except for the logo) are currently registered or are in the process of registration in the United States Patent and Trademark Office by the Company. Although the marks may not be registered with any states, the Company claims common law rights to the marks based on adoption and use.
To the Company's knowledge, there are no pending interference, opposition or cancellation proceedings, or litigation, threatened or claimed, with respect to the marks in any jurisdiction. The Company holds no patents. Management believes that the Company's marks are valuable; however, the loss of use of any of the marks would not have a material adverse effect on the Company's business.


Government Regulation

Although the Company no longer offers new franchises, it is subject to a substantial number of United States and state laws regulating franchise operations for existing franchise agreements. In certain states, there are substantive laws or regulations affecting the relationship between the Company and the franchisees, especially in the area of termination of the franchise agreement. The Company has also registered with various regulatory agencies with respect to its sale of telecommunications services. The Company believes it is currently and has been in the past in substantial compliance with all such regulations.

Executive Officers of the Company

        The executive officers of the Company are as follows:

     Name                        Age         Position
     ------                      ---         ---------
     Richard D. Sanford          53          Chairman of the Board and
                                             Chief Executive Officer

     Michael A. Norris           46          President; Chief Executive
                                             Officer of the Reseller
                                             Network

     Timothy D. Cook             36          Senior Vice President

     Thomas J. Coffey            44          Senior Vice President, Chief
                                             Financial Officer and
                                             Treasurer

Richard D. Sanford has been the Company's Chairman and Chief Executive Officer since he founded the Company in May 1982. Mr. Sanford was named President of the Company in April 1996, a position which he relinquished when Mr. Norris joined the Company in August 1996.

Michael A. Norris joined the Company in August 1996 as President of the Company and Chief Executive Officer of its Reseller Network. Prior to joining the Company, Mr. Norris held various executive positions at Compaq Computer Corporation since July 1992, the most recent as Vice President of North American Sales. Prior to that, Mr. Norris held the position of Executive Vice President for Murata Business Systems from 1988 through July 1992.

Timothy D. Cook joined the Company as Senior Vice President in October 1994. Prior to joining the Company, Mr. Cook held various positions at IBM since 1983, including Director of Brand Management and Site Services, and Director of North American Fulfillment for the IBM PC Company.

Thomas J. Coffey joined the Company as Vice President and Chief Financial Officer in July 1995. On April 1, 1996, Mr. Coffey was named Senior Vice President and in May 1996, Mr. Coffey was named Treasurer of the Company. Prior to joining the Company, Mr. Coffey was a partner in the international accounting firm of KPMG Peat Marwick which position he held since 1985.


Employees

As of February 1, 1997, the Company had 2,849 full-time employees. No employee is represented by a labor union and the Company believes that its employee relations are good.

                           Item 2.  PROPERTY

The Company currently distributes products from two leased facilities in the United States. One distribution center is located in approximately 488,000 square feet of space in Memphis, Tennessee, under a lease which expires in February 2005. The other distribution center is located in Denver, Colorado in approximately 200,000 square feet of space under a lease expiring in August 1997.

The Company leases approximately 31,000 square feet in Exton, Pennsylvania, primarily for its principal executive offices with a lease term expiring in December 1997 and approximately 130,000 square feet in the Denver, Colorado area, primarily for its Indirect Business offices, under a lease expiring in December 2001. In addition, the Company leases facilities for the XLConnect and XLSource branch locations expiring at various dates between 1997 and 2007. The Company believes that its facilities are adequate for its present needs.


                      Item 3.  LEGAL PROCEEDINGS

In December 1994, several class action lawsuits were filed in the United States District Court for the Eastern District of Pennsylvania (Civil Action Nos. 94-3753, 94-CV-7410, 94-CV-7388, and 94-CV-7405) against the
Company and certain directors and officers; these lawsuits were consolidated with a class action lawsuit filed in 1992 against the Company, certain directors and officers, and the Company's auditor's in the United States District Court for the Eastern District of Pennsylvania (Civil Action No. 92-CV-1905). A derivative lawsuit was also filed in December 1994 in the Court of Common Pleas of Philadelphia County (No. 803) against the Company and certain of its directors and officers. These lawsuits alleged violations of certain disclosure and related provisions of the federal securities laws and breach of fiduciary duties, including allegations relating to the Company's practices regarding vendor marketing funds, and sought damages in unspecified amounts as well as other monetary and equitable relief. The Company has reached a tentative settlement of the class and derivative actions, without admitting any liability, under which the class and derivative plaintiffs will receive a total of $10 million.
Of the $10 million, the Company will be contributing $3.8 million and the balance will be funded by insurance. The settlements are subject to court approval. Management cannot predict when the final settlements will be approved.

In addition, the Company is involved in various litigation and arbitration matters in the ordinary course of business. The Company believes that it has meritorious defenses in and is vigorously defending against all such matters. Management believes the resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.


       Item 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

                                  PART II

           Item 5.  MARKET FOR REGISTRANT'S COMMON EQUITY
                    AND RELATED STOCKHOLDER MATTERS

The Company's Common Stock is traded over-the-counter in the NASDAQ National Market System (symbol INEL). As of March 31, 1997, there were 1,163 shareholders of record.

Set forth below is the range of the high and low sale prices for the Company's Common Stock as reported by NASDAQ during each fiscal quarter within the two most recent fiscal years:

        Quarter ended          High          Low
     -------------------    ---------     --------
     February 1, 1997       $  9 1/8      $  3 3/4
     November 2, 1996       $ 10 3/4      $  5 3/4
     August 3, 1996         $ 11 1/2      $  5
     May 4, 1996            $  9 7/8      $  3 1/2
     February 3, 1996       $  8 1/4      $  4 1/2
     October 28, 1995       $ 13 5/8      $  7 1/4
     July 29, 1995          $ 14 1/2      $  8 5/8
     April 29, 1995         $ 10 1/2      $  9

The Company instituted a quarterly dividend of $0.08 per share on Common Stock in the second quarter of the year ended January 29, 1994 ("fiscal 1993"). On June 1, 1993, the Company paid a one-time special cash dividend of $2.00 per share on Common Stock. In the second quarter of fiscal 1994, the quarterly dividend was increased to $0.10 per share on Common Stock.
In the fourth quarter of fiscal 1995, the quarterly dividend on Common Stock was suspended. It is unlikely that the quarterly dividend on Common Stock will be resumed.

RECENT SALE OF UNREGISTERED SECURITIES

In October 1996, the Company issued 807,415 shares of Common Stock to four individuals in connection with their sale to the Company of E-C Computer Technical Services, Inc.("E-C"), a Houston, Texas computer reseller. In connection with the acquisition, two of the sellers were employed by the Company to manage the acquired business and received options to purchase a total of 90,000 shares of Common Stock under the Company's 1995 Long-Term Incentive Plan.

In December 1996, the Company issued 412,737 shares of Common Stock to four individuals in connection with their sale to the Company of RCK Computers, Inc.("RCK"), a Waco, Texas computer reseller. In connection with the acquisition, three of the sellers were employed by the Company to manage the acquired business.

The sale of the shares of Common Stock in the two acquisitions was exempt from the registration provisions of the Securities Act (the "Act") pursuant to Section 4 (2) of the Act for transactions not involving a public offering, based on the fact that the shares were issued to a limited number of accredited investors who had access to financial and other relevant data concerning the Company, its financial condition, business and assets. In accordance with the acquisition agreements, the Company has filed a registration statement with the Securities and Exchange Commission which registers the resale of the shares of Common Stock by the sellers.



                        Item 6.  SELECTED FINANCIAL DATA

                         STATEMENT OF OPERATIONS DATA(1)
                   for fiscal 1996, fiscal 1995, fiscal 1994,
      fiscal 1993 and for the year ended January 30, 1993 ("fiscal 1992")
                      (in thousands, except per share data)


                                                 Fiscal       Fiscal       Fiscal       Fiscal       Fiscal
                                                  1996         1995         1994         1993         1992
                                               -----------  -----------  -----------  -----------  -----------
Revenues                                       $ 3,346,557  $ 3,588,099  $ 3,208,083  $ 2,646,102  $ 2,016,686


Income (loss) applicable to common shareholders   (104,174)     (19,488)       8,060       41,117       22,134

Income (loss) per common share
applicable to common shareholders                  $ (2.98)      $(0.59)      $ 0.23       $ 1.13       $ 0.58

 Cash dividends declared per
  share of Common Stock                                 --       $ 0.30       $ 0.38       $ 2.24           --


BALANCE SHEET DATA

                                                   Fiscal       Fiscal       Fiscal       Fiscal       Fiscal
                                                    1996         1995         1994         1993         1992
                                                 -----------  -----------  -----------  -----------  -----------

 Total assets                                     $ 699,081    $ 839,349    $ 670,774    $ 577,011    $ 630,332

 Long-term debt                                       3,496       80,025           --           --           97

 Total shareholders' equity                         135,471      178,036      167,484      218,850      280,527


(1) See Note 3 to the Consolidated Financial Statements for information regarding the acquisition of The Future Now, Inc. on August 17, 1995.

      Item 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS



Results of Operations

Fiscal 1996 Compared to Fiscal 1995

The Company incurred an operating loss of $98.0 million for fiscal 1996 compared to an operating loss of $5.5 million for fiscal 1995. The most significant items affecting fiscal 1996 were impairment losses of $61.6 million (See Note 7 to the Consolidated Financial Statements), branch closure costs of $9.8 million (See Note 8), and other charges in the third quarter of fiscal 1996 totaling $21.7 million (See Note 9), which consisted of charges to cost of goods sold of $15.7 million, the establishment of reserves for certain accounts receivable of $2.2 million, and write-offs for unutilized property and equipment and miscellaneous accruals totaling $3.8 million.

The following table shows revenues and gross margins as a percentage of revenues, by business segment, for fiscal 1996 and fiscal 1995 (dollars in millions).

                                 Fiscal 1996             Fiscal 1995
                              -------------------     -------------------
                                           Gross                   Gross
                              Revenues     Margin     Revenues     Margin
                              --------     ------     --------     ------
Indirect Business             $  3,086      2.6%      $  3,399      3.1%
Direct Business                    780      9.6%           469     11.2%
Intercompany eliminations *       (519)      --           (280)      --
                              --------     ------     --------     ------
Totals                        $  3,347      4.7%      $  3,588      4.3%
                              ========     ======     ========     ======

* Intercompany eliminations consist primarily of sales from the Indirect Business to the Direct Business.

Revenues in the Indirect Business declined 9.2% in fiscal 1996 compared to fiscal 1995 as a result of continued competitive pressures throughout the industry primarily due to open sourcing and an additional week of sales in fiscal 1995 due to the Company's 52-53 week fiscal year. The Indirect Business has experienced a trend of declining sales in recent quarters caused by the Company's inability to retain and attract customers resulting from a number of factors. These factors include: fewer product lines offered by the Company compared to its larger competitors; a less favorable allocation of constrained products (which can command a higher gross margin) in fiscal 1996 compared to fiscal 1995; increased competition;
and continued consolidation in the reseller channel.

The increase in revenues by the Direct Business is due to the inclusion of its operating results for the full year in fiscal 1996 compared to only 24 weeks in fiscal 1995.

Gross profit as a percentage of revenues in the Indirect Business was 2.6% in fiscal 1996 compared to 3.1% in fiscal 1995. Exclusive of special inventory-related charges recorded in fiscal 1995 of approximately $10 million, gross margin percent in fiscal 1995 would have been 3.3%. The decrease in the gross profit percentage was due primarily to a less favorable allocation of constrained products, continued competitive pressures in the industry, increased freight and configuration costs, and the inability to take advantage of purchasing and prepayment discounts due to the Company's limited financial resources.

The decrease in gross margin percent for the Direct Business in fiscal 1996 compared to fiscal 1995 was primarily due to approximately $15.7 million of charges recorded in fiscal 1996. During fiscal 1996, a major customer of the Direct Business' rental program announced the adoption of a new technology platform resulting in the reassessment by the Company of the estimated future revenue stream under this program. This resulted in an estimated shortfall, of approximately $8 million, in future rental revenue compared to the Company's future related lease obligations. In addition, charges for changes in estimates for inventory reserves ($3.2 million) and vendor payables and receivable issues ($4.5 million) in the Direct Business were also recorded. Excluding these charges, the gross margin percent for the Direct Business for fiscal 1996 would have been 11.6%, reflecting an increase in revenues from the services sector (XLConnect) of the Direct Business, which generates a higher gross margin percent. Competitive pressures and their impact on margins are expected to continue in the future.

Selling, general and administrative ("SG&A") expenses increased to $174.2 million (5.2% of revenues) in fiscal 1996 compared to $154.4 million (4.3% of revenues) in fiscal 1995. Fiscal 1996 includes the establishment of reserves for certain accounts receivable in the Indirect Business of $2.2 million and write-offs for unutilized property and equipment and miscellaneous accruals totaling approximately $3.8 million. Fiscal 1995 includes charges of approximately $14 million consisting primarily of severance costs in connection with a reduction in the Company's workforce and a charge related to certain management information systems projects reevaluated and realigned following the acquisition of FNOW. After the elimination of these items, SG&A increased approximately $28 million. This increase is primarily due to an increase of approximately $39 million in the Direct Business' SG&A and an increase of $3.1 million in depreciation in the Indirect Business, partially offset by savings realized as a result of the workforce reductions which took place in fiscal 1995. The increase of the Direct Business SG&A is due to the inclusion of operating costs for the full year in fiscal 1996 compared to only 24 weeks in fiscal 1995. The increase in depreciation in the Indirect Business is related to the implementation and enhancement of certain management information systems. It is anticipated that the workforce reductions and other cost control measures and processes implemented by the Company will somewhat mitigate the higher selling, general and administrative costs required to support the operations of the Direct Business.

During the third quarter of fiscal 1996, the Company closed the XLSource portion of five branch locations. Four of these branches were acquired from FNOW in December 1994 and one was acquired from FNOW in August 1995. As a result of these closures, the Company recorded an $8 million charge relating to the allocable portion of goodwill for these locations. In addition to the goodwill write-down, the Company also recorded a charge of approximately $1.8 million to reflect the write-off of property and equipment and remaining lease obligations related to these branches.

During the third quarter of fiscal 1996, a decision to adopt open sourcing was made by two of the Company's largest vendors. These vendors' products have totaled approximately 30% to 36% of the Company's revenues during the past three years. Under open sourcing, franchisees and other resellers are no longer required to purchase product exclusively from the Company. This change and a trend of declining sales, gross margins, earnings and cash flows in the Indirect Business caused the Company to undertake a review of its long-lived assets in this business unit. As a result of this review, which was based on estimated future cash flows of the business, it was determined that certain assets were impaired. The Company determined that the carrying value of its goodwill relative to the Indirect Business would not be recovered from future operations. Accordingly, this goodwill, amounting to approximately $55.5 million, was written-off as of November 2, 1996. This goodwill was recorded in 1988 and 1989 with the acquisitions of Entre Computer Centers, Inc. ("Entre") and Connecting Point of America, Inc. ("CPA"), respectively. Both Entre and CPA had substantial franchise operations when they were acquired.

Also, as a result of this review, the Company determined that certain technology investments would not be fully recovered from estimated future cash flows. The Company's configuration software, primarily consisting of licenses purchased from a third party in 1994 for the use of this system, was written down to its estimated recoverable value. This write-down, approximating $6 million, was due to a continuing trend of expenses exceeding revenues in this portion of the business and the introduction of competitive technology available through the use of the Internet.

Amortization of intangibles increased in fiscal 1996 compared to fiscal 1995 due to a full year of goodwill amortization associated with the FNOW acquisition, offset in part by the write-off of goodwill in the Indirect Business discussed above.

Investment and other income (expense) declined in fiscal 1996 compared to fiscal 1995 primarily due to the use of available cash during fiscal 1995 for the payment of cash dividends, capital expenditures and the repayment of FNOW's bank and finance company debt following the acquisition in August 1995. Interest expense increased in fiscal 1996 compared to fiscal 1995 as a result of the Company's more frequent use of its available financing arrangements for inventory financing and working capital purposes, higher average borrowing rates and the addition of $75 million of long-term debt in October 1995. The long-term debt was reduced to $55 million in October 1996.

The Company's effective tax rate for fiscal 1996 was a 5.9% benefit compared to a 14.2% benefit for fiscal 1995. The decrease in the effective tax rate was due primarily to the increase in the valuation allowance for deferred tax assets.


Fiscal 1995 Compared to Fiscal 1994

Revenues for fiscal 1995 increased approximately 12% compared to fiscal 1994. This increase was primarily due to the revenues generated by the branch locations acquired from FNOW in December 1994 and the acquisition of the remainder of FNOW in August 1995, the addition of new network integrators, an additional week of sales in fiscal 1995 due to the Company's 52-53 week fiscal year, and industry growth.

Gross profit as a percentage of revenues increased from 4.1% in fiscal 1994 to 4.3% in fiscal 1995. This increase was primarily due to the higher gross margin percent realized by the FNOW locations which sell directly to end-users, partially offset by continued competitive pricing pressures throughout the industry and special inventory-related charges of approximately $10 million recorded in the second quarter of fiscal 1995 which represented estimates of inventory obsolescence, damaged merchandise and inventory losses.

Selling, general and administrative expenses increased to $154.4 million (4.3% of revenues) in fiscal 1995 compared to $96.2 million (3.0% of revenues) in fiscal 1994. During fiscal 1995, the Company incurred charges of approximately $14 million (as previously discussed). Other causes of the increase in selling, general and administrative expenses include: operating costs for the FNOW locations; costs to service the higher volume of revenues, larger network, new programs and expanded vendor and SKU base; and expenses and depreciation relative to the enhancement of existing and implementation of new management information systems. These increases were offset in part by savings following the elimination of certain peripheral ventures. In addition, certain costs were incurred in fiscal 1994 including: a $9 million reserve for litigation and arbitration matters; and costs relating to the implementation of IE 2000. IE 2000 was a project designed to transform the Company to a process-driven model.

Amortization of intangibles increased in fiscal 1995 compared to fiscal 1994 due to goodwill related to the FNOW acquisition.

Investment and other income (expense) declined in fiscal 1995 compared to fiscal 1994 due to the use of available cash for the payment of cash dividends and share repurchases, the acquisition of certain assets of branch locations from FNOW in December 1994, capital expenditures and the repayment of FNOW's bank and finance company debt following the acquisition in August 1995. Interest expense increased from fiscal 1994 compared to fiscal 1995 as a result of the Company's more frequent use of its available financing arrangements for inventory financing and working capital purposes and the addition of $75 million of long-term debt in October 1995.

The Company's effective tax rate for fiscal 1995 was a 14.2% benefit compared to a 39.7% provision for fiscal 1994. The effect of non-deductible goodwill amortization on the pre-tax loss in fiscal 1995 was the primary reason for the difference in the effective tax rate.


Liquidity Outlook

During fiscal 1996, both of the Company's segments incurred substantial operating losses (and such operating losses are continuing ). Management has been exploring the Company's strategic alternatives, and in connection therewith, on April 29, 1997 the Company entered into a definitive agreement to sell the stock and related assets and liabilities the Indirect Business for $78 million, subject to reductions depending on the date of closing and also on revenues during the period through closing. The purchase price will be payable in cash and assumption of
liabilities, based on the Indirect Business' balance sheet at time of closing.  The Company will be required, at closing, to pay to Ingram any amount by which the estimated assumed liabilities exceed the adjusted purchase price and to fund a $10 million escrow for final settlement of any purchase
price adjustments.   It is currently anticipated that the transaction will
close during the Company's second quarter of fiscal 1997 or shortly thereafter. The Company expects, on a preliminary basis, that the sale will result in a pre-tax gain of approximately $20 million, subject to reductions depending on the date of closing and revenues during the period through closing. The consummation of the transaction is subject to the approval of the Company's shareholders and required government approvals, as well as other customary conditions. Accordingly, there can be no assurance that the sale will be completed. In the event the transaction is not consummated, and management's operating plans are not achieved, the Company's operating results will continue to adversely affect cash flows and liquidity.

The Company is continuing to explore its strategic options with respect to the Direct Business segment, including the implementation of operating plans to improve its results and the possible sale of all or a part of the segment. There can be no assurance that such results will improve or that any such sale will be completed.

One of the consequences of the Company's operating losses was the failure to meet certain of the financial covenants of the Company's financing agreement as of February 1, 1997. The Company and the finance company have agreed to new covenants which management believes the Company will meet throughout fiscal 1997, if the sale of the Indirect Business is completed. However, until necessary shareholder and governmental approvals are obtained, the long-term portion of the facility will be classified as a current liability in the Company's Consolidated Balance Sheets. Notwithstanding such classification, the finance company has agreed that the long-term debt, which is not due until October 5, 1998, will not be treated as short-term debt for purposes of the financing agreement.

Liquidity and Capital Resources

The Company has financed its growth to date from stock offerings, bank and subordinated borrowings, inventory financing and internally generated funds. The principal uses of its cash have been to fund its accounts receivable and inventory, make acquisitions, repurchase common stock, invest in systems technology, and pay cash dividends.

During fiscal 1996, cash used by operating activities totaled $1.3 million compared to $23.5 million of cash used in fiscal 1995. The decrease can be attributed primarily to the reduction of accounts receivable, partially offset by increased operating losses and lower inventory levels in fiscal 1996 compared to fiscal 1995.

At February 1, 1997, the Company had cash and cash equivalents of $42.9 million compared to $34.6 million at February 3, 1996. This increase is primarily a result of proceeds from the public offering of XLConnect and the sale of preferred stock. A portion of these proceeds were used to repay $20 million of the long-term debt with the balance used for working capital purposes. Working capital was negative $18.3 million at February 1, 1997 compared to positive working capital of $25.6 million at February 3, 1996. The reason for the negative working capital is the reclassification of $55 million of long-term debt to a current liability,
as discussed above in "Liquidity Outlook".   Without this reclassification,
the Company would have had positive working capital of $36.7 million as of February 1, 1997. Based on fiscal year-end balances, days sales in accounts receivable were 18.1 days (18.6 days in fiscal 1995) and inventory turnover was 9.0 times (10.3 times in fiscal 1995). The decrease in inventory turnover is primarily related to significantly lower sales particularly in the fourth quarter of fiscal 1996.

At February 1, 1997, the Company had a $225 million financing agreement with a finance company, of which $40.4 million was available after considering the borrowing base formula and trade payables principally outstanding to a vendor related to the finance company. The agreement has a rolling eighteen month term and is renewable for six-month periods with the consent of the lender. The facility can be used for inventory financing, equipment financing and working capital purposes. Of the $225 million, $20 million was available to XLConnect and its subsidiaries, which availability was measured against a borrowing base formula relying on XLConnect's separate assets. XLConnect guaranteed up to a total of $20 million under the agreement. This facility imposes certain financial covenants relating to working capital, tangible net worth, long-term debt to tangible net worth and fixed charge coverage. As of February 1, 1997, the Company was in violation of the working capital and the fixed charge coverage covenants. The Company has obtained a waiver for non-compliance with these financial covenants as of February 1, 1997. Additionally, the long-term debt to tangible net worth and the fixed charge coverage financial covenants were deleted, a current ratio financial covenant was added and the financial covenants for working capital and tangible net worth have been amended for the year ending January 30, 1998 ("fiscal 1997"). The Company believes it will be in compliance with the financial covenants imposed under this agreement during fiscal 1997, if the sale of the Indirect Business is completed. The facility has been extended to October 5, 1998. In March 1997, the agreement was further amended to delete the assets of XLConnect and its subsidiaries from the borrowing base, which in effect reduces the amount the Company can borrow under this credit facility by $20 million. In conjunction with the March 1997 amendment, XLConnect entered into a separate credit agreement with this lender in the amount of $25 million, which the Company has guaranteed.

In the fourth quarter of fiscal 1995, the Board of Directors suspended the Company's quarterly dividend.

Based on the Company's expected level of operations, including plans to reduce the operating losses of XLSource, and capital expenditure requirements, management believes that the Company's cash, internally generated funds, available financing arrangements and proceeds from the sale of the Indirect Business, will be sufficient to meet the Company's cash requirements at least through the end of fiscal 1997. However, if the Company is unable to complete the transaction with Ingram, or continues to experience losses and negative operating cash flows, the Company's vendors could elect to restrict product availability and modify credit terms, which could have a material adverse effect on the Company's liquidity position. In such circumstances, there can be no assurance that alternative sources of financing could be obtained.


Inflation and Seasonality

The Company believes that inflation has not had a material impact on its operations or liquidity to date. The Company's financial performance does not exhibit significant seasonality, although certain computer product lines and the Direct Business follow a seasonal pattern with peaks occurring near the end of the calendar year.


           Item 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

        The Consolidated Financial Statements of Intelligent Electronics, Inc. and its subsidiaries, listed under Item 14(a)(1) are filed as part of this annual report on Form 10-K.

                   REPORT OF INDEPENDENT ACCOUNTANTS
                   ---------------------------------


To the Board of Directors and Shareholders
Intelligent Electronics, Inc.



In our opinion, the consolidated financial statements listed under Item 14(a)(1) and (2) on page 38 present fairly, in all material respects, the financial position of Intelligent Electronics, Inc. and its subsidiaries at February 1, 1997 and February 3, 1996 and the results of their operations and their cash flows for each of the three years in the period ended February 1, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.





PRICE WATERHOUSE LLP



Philadelphia, Pennsylvania
April 30, 1997


              INTELLIGENT ELECTRONICS, INC. and Subsidiaries
                       Consolidated Balance Sheets
                (in thousands, except share-related data)

                                                        February 1,  February 3,
                                                           1997         1996
                                                        -----------  -----------
                              Assets
                              ------
Current assets:
  Cash and cash equivalents                             $    42,881  $    34,618
  Accounts receivable (net of allowance for doubtful
    accounts of $8,101 in 1996 and $8,909 in 1995)          149,107      192,687
  Inventory                                                 311,669      346,058
  Prepaid expenses and other current assets                   4,834        3,411
  Deferred income taxes                                      11,861       16,041
                                                        -----------  -----------
Total current assets                                        520,352      592,815

  Property and equipment, net                                58,712       68,213
  Intangible assets, primarily goodwill (net of accumulated
    amortization of $7,389 in 1996 and $32,941 in 1995)      91,914      155,390
  Other assets                                               28,103       22,931
                                                        -----------  -----------
          Total assets                                  $   699,081  $   839,349
                                                        ===========  ===========

                         Liabilities and Shareholders' Equity

  Current liabilities:
    Short-term debt                                     $     3,486  $     8,744
    Accounts payable                                        430,107      508,747
    Accrued liabilities                                      50,034       49,718
    Long-term debt reclassified as current                   55,000           --
                                                        -----------  -----------
        Total current liabilities                           538,627      567,209

  Long-term debt                                              3,496       80,025
  Other long-term liabilities                                11,015       14,079
  Minority interest                                          10,472           --

  Commitments and contingencies (Notes 5, 6, 10, 15 and 16)


  Shareholders' equity:
    Preferred stock $1.00 par value per share:
      Authorized 15,000,000 shares, none issued
       and outstanding                                           --           --
    Series B convertible preferred stock $50.00 par
      value per share:
      Authorized 200,000 shares, 15,000 shares
       issued and outstanding                                   750           --
    Common stock $.01 par value per share:
      Authorized 100,000,000 shares; issued: 41,352,973
        in 1996 and 39,910,649 in 1995                          413          399
    Additional paid-in capital                              284,666      224,260
    Treasury stock (5,303,332 shares in 1996 and
      5,373,918 shares in 1995)                             (67,311)    (68,207)
    Retained earnings (deficit)                             (83,047)      21,584
                                                        -----------  -----------
    Total shareholders' equity                              135,471      178,036
                                                        -----------  -----------
      Total liabilities and shareholders' equity        $   699,081  $   839,349
                                                        ===========  ===========

   See accompanying notes to consolidated financial statements.

               INTELLIGENT ELECTRONICS, INC. and Subsidiaries
                   Consolidated Statements of Operations
                   (in thousands, except per share data)

                                                          Year ended
                                              February 1,  February 3,  January 28,
                                                 1997         1996         1995
                                              -----------  -----------  -----------
Revenues                                      $ 3,346,557  $ 3,588,099  $ 3,208,083
Cost of goods sold                              3,190,683    3,432,262    3,075,342
                                              -----------  -----------  -----------
Gross profit                                      155,874      155,837      132,741
                                              -----------  -----------  -----------
Operating expenses:
  Selling, general and administrative expenses    174,230      154,403       96,193
  Amortization of intangibles, primarily goodwill   8,311        6,957        4,758
  Branch closure costs                              9,790           --           --
  Impairment losses                                61,576           --           --
                                              -----------  -----------  -----------
    Total operating expenses                      253,907      161,360      100,951
                                              -----------  -----------  -----------

Income (loss) from operations                     (98,033)      (5,523)      31,790

Other income (expense):
  Investment and other income (expense), net         (451)       3,679        4,374
  Interest expense                                (12,018)      (8,331)      (1,238)
                                              -----------  -----------  -----------

Income (loss) before provision (benefit)
    for income taxes,  equity in loss of
    affiliate, and minority interest
                                                 (110,502)     (10,175)      34,926

Provision (benefit) for income taxes               (6,518)      (1,449)      13,853
                                              ------------  -----------  -----------

Income (loss) before equity in loss of
   affiliate, and minority interest              (103,984)      (8,726)      21,073
Equity in loss of affiliate (net
   of benefit of $1,123 and $2,497)                   --      (10,762)     (13,013)
                                             ------------  -----------  -----------
Income (loss) before minority interest           (103,984)     (19,488)       8,060
Minority interest                                     (70)          --           --
                                             ------------  -----------  -----------
Net Income (loss)                                (104,054)     (19,488)       8,060
Preferred stock dividend                              120           --           --
                                             ------------  -----------  -----------
Net income (loss) applicable to common
    shareholders                             $   (104,174) $   (19,488) $    8,060
                                             ============  ============ ===========
Net income (loss) per share applicable
 to common shareholders                      $      (2.98)  $    (0.59) $     0.23
                                             ============  ===========  ===========

Weighted average number of common shares
   and share equivalents outstanding:              34,988       32,794      34,848


See accompanying notes to consolidated financial statements.

                 INTELLIGENT ELECTRONICS, INC. and Subsidiaries
                 Consolidated Statements of Shareholders' Equity
                    (in thousands, except share-related data)


                                                            Series B                                                Total
                                                          Convertible   Additional                   Retained       share-
                                                  Common    preferred     paid-in       Treasury      earnings     holders'
                                                  stock       stock       capital         stock       (deficit)     equity
                                                 --------  ----------- ------------  ------------- ------------  -------------
Balance at January 29, 1994                       $  393                $  219,107   $  (57,181)   $  56,531     $  218,850

Issuance of 209,510 shares on exercise
 of options and related tax benefit                    2                     2,205           --           --          2,207
Repurchase of 4,130,000 shares                        --                        --      (48,496)          --        (48,496)
Cash dividends ($0.38 per share)                      --                        --           --      (12,833)       (12,833)
Unrealized loss on marketable securities
 and investments                                      --                      (304)          --           --           (304)
Net income                                            --                        --           --        8,060          8,060
                                                --------               ------------  ------------- ------------ -------------
Balance at January 28, 1995                          395                   221,008     (105,677)      51,758        167,484

Issuance of 390,700 shares on exercise
 of options and related tax benefit                    4                     2,986           --           --          2,990
Reissuance of 2,952,282 shares of treasury
 stock for the acquisition of FNOW                    --                        --       37,470         (936)        36,534
Cash dividends ($0.30 per share)                      --                        --           --       (9,750)        (9,750)
Net change in unrealized loss on
 securities and investments                           --                       266           --           --            266
Net loss                                              --                        --           --      (19,488)       (19,488)
                                                --------               ------------  ------------  ------------ -------------
Balance at February 3, 1996                          399                   224,260      (68,207)      21,584        178,036

Issuance of 222,172 shares on exercise
 of options and related tax benefit                    2                     1,982           --           --         1,984
Issuance of 807,415 shares for
 acquisition of E-C                                    8                     7,208           --           --         7,216
Issuance of 412,737 shares for
 acquisition of RCK                                    4                     3,014           --           --         3,018
Issuance of 15,000 shares of
 preferred stock                                      --       $ 750        13,456           --           --        14,206
Reissuance of 70,586 shares of treasury
 stock for employee stock purchase plan               --          --            --          896         (457)          439
Sale of stock by subsidiary                           --          --        34,708           --            --       34,708
Net change in unrealized loss of
 securities and investments                           --          --            38           --            --          38
Preferred stock dividend                              --          --            --           --         (120)        (120)
Net loss                                              --          --            --           --     (104,054)    (104,054)
                                                 --------  -----------  ------------ ------------- ------------  ------------
Balance at February 1, 1997                       $  413      $  750     $ 284,666    $ (67,311)    $(83,047)    $135,471


See accompanying notes to consolidated financial statements.

                         Consolidated Statements of Cash Flows
                                 (in thousands)

                                                                 Year ended
                                                    February 1,  February 3,  January 28,
                                                       1997         1996         1995
                                                    -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                 $ (104,054)  $  (19,488)  $    8,060
  Adjustments to reconcile net income (loss)
      to net cash provided by (used for)
      operating activities:
    Depreciation and amortization                       27,578       20,081       10,108
    Write-off of property and equipment                  1,384        7,978           --
    Branch closure costs                                 9,790           --           --
    Impairment losses                                   61,576           --           --
    Deferred taxes                                        (861)      (5,624)      (6,206)
    Provision for losses on trade receivables            4,721        3,875          336
    Provision for write-down of inventory               12,567        7,766        1,796
    Provision for litigation and arbitration matters        --           --        9,000
    Minority interest in net income of XLConnect            70           --           --
    Equity in loss of affiliate                             --       11,885       15,510
  Changes in assets and liabilities excluding
  effects of business acquisitions:
   Accounts receivable                                  44,839      (23,683)     (46,027)
   Inventory                                            22,733       41,814     (110,620)
   Other current assets                                  3,098        4,554        2,159
   Accounts payable                                    (81,454)     (78,649)     132,964
   Accrued liabilities                                  (3,272)       5,946        6,224
                                                   -----------  -----------  -----------
 Net cash provided by (used for) operating activities
                                                        (1,285)     (23,545)      23,304
                                                   -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of marketable securities                       --           --      (31,709)
   Sales and maturities of marketable securities
                                                            --        8,675       84,164
   Acquisition of property and equipment,
     net of disposals
                                                       (17,543)     (34,437)     (28,001)
   Purchase of net assets of franchised centers
                                                            --           --      (39,101)
   Investments in and loans to resellers                (4,000)          --       (2,162)
   Other                                                  (243)          56         (762)
                                                   -----------  -----------  -----------
 Net cash used for investing activities                (21,786)     (25,706)     (17,571)
                                                   -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Common stock repurchased                                 --           --      (48,496)
   Net proceeds (repayments) from working
      capital advances                                  (7,540)          --           --
   Proceeds from long-term debt                             --       75,000           --
   Cash dividends paid                                      --      (12,869)     (12,523)
   Net proceeds from XLConnect initial public offering  45,110           --           --
   Net proceeds from sale of preferred stock            14,206           --           --
   Repayment of long-term debt                         (20,000)          --           --
   Repayment of FNOW's bank debt                            --      (50,009)          --
   Proceeds from exercise of stock options               1,984        2,990        2,207
   Proceeds from employee stock purchase plan              439           --           --
   Reduction in capital lease obligations               (2,865)        (270)        (143)
                                                   -----------  -----------  -----------
 Net cash provided by (used for) financing activities
                                                        31,334       14,842      (58,955)
                                                   -----------  -----------  -----------
NET INCREASE (DECREASE) IN CASH AND
     CASH EQUIVALENTS                                    8,263      (34,409)     (53,222)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD        34,618       69,027      122,249
                                                   -----------  -----------  -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
                                                   $    42,881   $    34,618  $    69,027
                                                   ===========   ===========  ===========

See accompanying notes to consolidated financial statements.

                          INTELLIGENT ELECTRONICS, INC.
                                and Subsidiaries

                   Notes to Consolidated Financial Statements

                (Dollars in thousands except share-related data)


(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

Intelligent Electronics, Inc. (the "Company") provides information technology products, services and solutions to network integrators and resellers (the "Network"), through its Reseller Network (the "Indirect Business") and to large and small corporate customers, educational institutions and governmental agencies in the United States, primarily through its branch locations (the "Direct Business"). The Company was founded in 1982 and is a Pennsylvania corporation. In March 1984, the Company commenced the wholesale distribution of microcomputers. On August 17, 1995, the Company exchanged shares of its Common Stock for all of the remaining shares (approximately 69%) of The Future Now, Inc. ("FNOW"), not previously owned by the Company (See Note 3). The acquisition of FNOW, a computer sales and services company, expanded the Company's offerings through the addition of a direct hardware sales organization ("XLSource") and a professional services organization providing a wide range of sophisticated customer support and consulting services. The professional services organization was combined with one of the Company's existing subsidiaries to form XLConnect Solutions, Inc., ("XLConnect") which was incorporated in January 1996. On October 17, 1996, XLConnect completed an initial public offering with the Company retaining an 80%-ownership interest (See Note 4). The principal products sold, installed and serviced by the Company include microcomputers, workstations, local and wide area network systems, computer software and peripherals and telecommunications equipment. The Company also offers a wide range of sophisticated customer support and consulting services.


Preparation of Financial Statements: Significant Risks, Uncertainties and Estimates

The consolidated financial statements include the accounts of the Company and its subsidiaries. Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and use assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates. All material intercompany accounts and transactions have been eliminated in consolidation. Certain amounts in prior periods have been reclassified to conform with the current year presentation.

During fiscal 1996, both of the Company's segments incurred substantial operating losses (and such operating losses are continuing). Management has been exploring the Company's strategic alternatives, and in connection therewith, on April 29, 1997 the Company entered into a definitive agreement to sell the Indirect Business. It is currently anticipated that the transaction will close during the Company's second quarter of fiscal
1997 or shortly thereafter. The Company expects, on a preliminary basis, that the sale will result in a pre-tax gain. The consummation of the transaction is subject to the approval of the Company's shareholders and required government approvals, as well as other customary conditions. Accordingly, there can be no assurance that the sale will be completed. In the event the transaction is not consummated, the losses incurred by the Indirect Business will continue to adversely affect the Company's operating cash flows and liquidity.

The Company is continuing to explore its strategic options with respect to the Direct Business segment, including the implementation of operating plans to improve its results and the possible sale of all or a part of the segment. There can be no assurance that such results will improve or that any such sale will be completed.

One of the consequences of the Company's operating losses was the failure to meet certain of the financial covenants of the Company's financing agreement as of February 1, 1997. The Company and the finance company have agreed to new covenants which management believes the Company will meet throughout fiscal 1997 if the sale of the Indirect Business is completed. However, until necessary shareholder and governmental approvals are obtained, the long-term portion of the facility will be classified as a current liability in the Company's Consolidated Balance Sheets. Notwithstanding such classification, the finance company has agreed that the long-term debt, which is not due until October 5, 1998, will not be treated as short-term debt for purposes of the financing agreement.

The matters discussed that are forward-looking statements are based on current management expectations that involve risks and uncertainties. Potential risks and uncertainties include, without limitation: the impact of economic conditions generally and in the industry for microcomputer products and services; the trend of declining sales, gross margins, earnings and cash flows in the Indirect Business; the potential decline generally in the level of demand for the Company's products and services; the potential termination or non-renewal of a supply agreement with a major vendor; continued competitive and pricing pressures in the industry; product supply shortages; open sourcing of products from vendors; rapid product improvement and technological change, short product life cycles and resulting obsolescence risks; legal proceedings; and the risks of unavailability of adequate products, credit, capital or financing.

Definition of Fiscal Year

The fifty-two week period ended February 1, 1997, the fifty-three week period ended February 3, 1996 and the fifty-two week period ended January 28, 1995 are referred to herein as "fiscal 1996," "fiscal 1995" and "fiscal 1994," respectively.


Cash, Cash Equivalents and Marketable Securities

Cash and cash equivalents comprise the Company's cash balances and short-term investments with an initial maturity of less than ninety days and include money-market funds and commercial paper. Short-term investments totaled $37,467 and $34,702 at February 1, 1997 and February 3, 1996, respectively. The carrying amount of cash, short-term investments and marketable securities approximates fair market value due to the short-term maturity of these instruments.


Inventory

Inventory consists of microcomputers, related peripheral products and software, and is valued at the lower of cost (first-in, first-out) or market.


Property and Equipment

Property and equipment are carried at cost. The cost of additions and improvements is capitalized, while maintenance and repairs are charged to operations when incurred. Depreciation is recorded using the straight-line method over the estimated useful lives of the assets (three to ten years).
 Leasehold improvements are amortized over the shorter of their useful lives or the remaining lease term. Leases meeting the capitalization requirements of the Statement of Financial Accounting Standards ("SFAS")
No. 13 are capitalized and depreciated over the lease term.   Depreciation
expense totaled $19,267 ($1,607 included in cost of goods sold), $13,124 ($1,143 included in cost of goods sold) and $5,350 ($1,154 included in cost of goods sold) for fiscal 1996, fiscal 1995 and fiscal 1994, respectively.
 Accumulated depreciation totaled $40,320 at February 1, 1997 and $25,209 at February 3, 1996.

The Company has completed and is in the process of upgrading certain management information systems, including its warehouse management system and a sales, order entry and purchasing system. Certain costs associated with this development process, including purchased software, outside consulting fees for software development and related incremental internal costs are being capitalized and upon implementation of the system are amortized over the estimated useful life of the software (5 years). Approximately $26,014 and $24,309 was capitalized as of February 1, 1997 and February 3, 1996, respectively (net of accumulated amortization of $5,028 and $2,164 as of February 1, 1997 and February 3, 1996, respectively).

Goodwill

Goodwill, resulting from acquisitions accounted for under the purchase method, is amortized using the straight-line method over a 20-year period. The Company continually evaluates the carrying value of the goodwill by comparing it to the estimated cash flows of the operations which gave rise to such goodwill. Accordingly, during fiscal 1996, the Company wrote-off $55.5 million of goodwill relating to acquisitions made in 1988 and 1989 and wrote-down an additional $8 million of goodwill relating to the portion of the goodwill associated with the closed XLSource branch locations.
(See Notes 7 and 8).


Revenue Recognition

Revenue from product sales is recognized at the time of shipment to the customer. Revenue associated with maintenance service contracts is recorded ratably over the service period of the contract. Costs related to these contracts are recorded when incurred. Revenue from professional service contracts is recognized as the services are provided to the customer on a percentage-of-completion basis. The Company receives various marketing development funds from vendors for marketing programs and product rebates which are accounted for as revenue, a reduction in product cost or a reduction of selling, general and administrative expenses ("SG&A"), according to the nature of the program. The amounts classified as SG&A offset marketing program costs that were incurred to administer and implement the marketing program designed to promote the sale of vendors' products. The amounts recorded for fiscal 1996, fiscal 1995 and fiscal 1994 for vendor supported marketing programs are as follows :

                        Fiscal 1996       Fiscal 1995        Fiscal 1994
                        -----------       -----------        -----------
     Revenues           $     2,394       $     4,429        $     5,950
     Product cost             3,406             5,692              7,475
     SG&A                    16,498            25,244             25,275
                        -----------      ------------        -----------
     Total funding      $    22,298      $     35,365        $    38,700
                        ===========      ============        ===========

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109. Pursuant to SFAS No. 109, deferred tax assets and liabilities are recorded for temporary differences which enter into the determination of taxable income in different periods for financial reporting and income tax purposes. A valuation allowance has been provided to reduce deferred tax assets to their estimated net realizable amount.

Income (Loss) Per Share Applicable to Common Shareholders

Accrued cumulative preferred stock dividends (6% per annum) are deducted from net income (loss) in determining net income (loss) applicable to common shareholders. Treasury stock transactions are recorded on their trade date and reduce weighted average shares outstanding from that date.

Income per share applicable to common shareholders is computed using the weighted average number of common shares (34,262,118 in fiscal 1994) and dilutive common share equivalents outstanding (585,435 in fiscal 1994). The amount of dilution is computed by application of the treasury stock method.

Loss per share applicable to common shareholders is computed using the weighted average number of common shares outstanding (34,987,762 in fiscal 1996 and 32,794,047 in fiscal 1995).


Recent Pronouncements

On February 4, 1996, the Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 121 provides guidance for recognition and measurement of impairment of long-lived assets and certain identifiable intangibles and goodwill related both to assets to be held and used, and assets to be disposed. The new standard was effective for fiscal years beginning after December 15, 1995 (See Note 7).

On February 4, 1996, the Company adopted the disclosure-only option of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 requires that companies with stock-based compensation plans either recognize compensation expense based on fair value accounting methods or continue to apply the existing accounting rules and disclose pro forma net income and income per share assuming the fair value method had been applied. The new standard was effective for fiscal years beginning after December 15, 1995 (See Note 10).

(2)     SUBSEQUENT EVENTS

On April 29, 1997, the Company entered into a definitive agreement with Ingram Micro Inc. ("Ingram") to sell the stock of certain subsidiaries and other related assets and liabilities of the Indirect Business for $78 million, subject to reductions depending on the date of closing and also on revenues during the period through closing. The purchase price will be payable in cash and assumption of liabilities, based on the Indirect
Business' balance sheet at time of closing. The Company will be required, at closing, to pay to Ingram any amount by which the estimated assumed liabilities exceed the adjusted purchase price and to fund a $10 million escrow for final settlement of any purchase price adjustments. The consummation of the transaction is subject to the approval of the Company's shareholders and required government approvals, as well as other customary conditions. It is currently anticipated that the transaction will close during the Company's second quarter of fiscal 1997 or shortly thereafter. However, there can be no assurance that the sale will be completed. The Company expects, on a preliminary basis, that the sale will result in a pre-tax gain. Additionally, Ingram will provide XLSource with its product require-ments over an initial term of up to three years.

The Company is continuing to explore its strategic alternatives relative to XLSource, including the possible sale of all or a portion of XLSource. There can be no assurance that any such sale will be completed.


As a result of the definitive agreement to sell the Company's Indirect Business, the Company has been advised that it is unlikely that the previously planned spin-off of XLConnect to the Company's shareholders would qualify as a tax free distribution of stock. Accordingly, the Company does not currently intend to effect the spin off of XLConnect.

(3)     ACQUISITIONS

On October 23, 1996, the Company issued 807,415 shares of its Common Stock (valued at $7.2 million) in exchange for all of the common stock of E-C Computer Technical Services, Inc. ("E-C"), a computer reseller. On
December 23, 1996, the Company issued 412,737 shares of its Common Stock (valued at $3.0 million) in exchange for all of the common stock of RCK Computers, Inc. ("RCK"), a computer reseller. The acquisition of E-C was originally accounted for as a pooling of interests transaction during the third quarter of 1996 and was subsequently changed to the purchase method in the fourth quarter of 1996. This change occurred as a result of the Company's announcement that it was exploring strategic alternatives including the possible sale of all or a portion of XLConnect, the spin-off of XLConnect to the Company's shareholders or the sale of one or more of the Company's operations or business segments. The acquisition of E-C, therefore, no longer qualified for the use of the pooling of interests method. The acquisition of RCK was accounted for using the purchase method. The operating results of E-C and RCK have been included in the consolidated operating results since their dates of acquisition. The allocation of the purchase price for both E-C and RCK was based on the estimated fair value of the assets acquired and liabilities assumed. The purchase price was allocated as follows:

     Accounts receivable        $    6,135
     Inventory                         911
     Other current assets              216
     Property and equipment            274
     Goodwill                        8,353
     Short-term debt                (1,780)
     Accounts payable               (3,160)
     Accrued liabilities              (697)
     Long-term debt                    (18)
                                ----------
                                $   10,234
                                ==========

The acquisitions of E-C and RCK had no material effect on the consolidated results of operations in fiscal 1996. Additionally, if the acquisitions had occurred at the beginning of fiscal 1996, they would not have had a material effect on the consolidated results of operations.

On August 17, 1995, the Company acquired FNOW by issuing 2,952,282 shares of its Common Stock (valued at $36,534, excluding acquisition-related costs of approximately $1,700) in exchange for all of the remaining shares (approximately 69%) of FNOW Common Stock not previously owned by the Company. The acquisition was accounted for using the purchase method and, accordingly, the operating results of FNOW have been included in the consolidated operating results since the date of acquisition. The allocation of the purchase price was based on the estimated fair value of the assets acquired and liabilities assumed as follows:

     Accounts receivable          $   94,087
     Inventory                        31,032
     Other current assets              4,460
     Property and equipment           11,488
     Goodwill                         90,841
     Other long-term assets           13,342
     Short-term debt                 (50,564)
     Accounts payable               (126,558)
     Accrued liabilities             (29,934)
     Long-term debt                     (286)
     Other long-term liabilities      (1,374)
                                  ----------
                                  $   36,534
                                  ==========

Unaudited pro forma results of operations of the Company for fiscal 1995, assuming the FNOW acquisition was consummated on January 29, 1995, are as follows:

                                           Fiscal
                                            1995
                                       --------------
     Revenues                           $ 3,704,390
     Net loss                               (28,469)
     Loss per share                     $     (0.80)

Pro forma financial information presented above is not necessarily indicative of the results of operations that would have occurred had the acquisition taken place at the beginning of the period presented or of future results of operations of the combined companies.

Prior to August 17, 1995, as a result of the Company's July 1992 sale of its Company Center Division and subsequent purchases of shares of FNOW's common stock, the Company owned approximately 31% of FNOW, which was accounted for by the equity method. During fiscal 1995 and fiscal 1994, the Company recorded equity in loss of affiliate of $(10,762), and $(13,013) respectively, in the accompanying Consolidated Statements of Operations.

On December 30, 1994, the Company purchased certain assets of branch locations in five major-metropolitan cities from FNOW. The aggregate purchase price was approximately $39,101 in cash and was accounted for by the purchase method. The aggregate purchase price was allocated to the assets and liabilities assumed based on their estimated fair market values as follows:

     Accounts receivable         $  23,000
     Inventory                       4,936
     Property and equipment          2,714
     Goodwill                        8,838
     Other assets                       13
     Other current liabilities        (400)
                                 ---------
     Total purchase price        $  39,101
                                 =========

Prior to the FNOW acquisition, these locations were operated by FNOW under a management agreement. The acquisition of these locations had no material effect on the consolidated results of operations in fiscal 1994.

(4)     INITIAL PUBLIC OFFERING OF XLCONNECT

On October 17, 1996, XLConnect, formerly a wholly-owned subsidiary, completed an initial public offering of 3,330,000 shares of its common stock at $15 per share, raising approximately $45.1 million, net of offering costs. As a result of this offering, the Company, through one of its wholly-owned subsidiaries, now owns 80% of XLConnect. The net proceeds were primarily used by XLConnect to repay intercompany obligations to the Company. The Company used the proceeds to repay $20 million of its long-term debt and used the remainder for working capital purposes. The excess of the proceeds over the minority interest in XLConnect was credited to additional paid-in capital.


(5)     CREDIT FACILITIES

In April 1996, the Company's $270 million financing agreement was replaced by a new financing agreement, which has a rolling eighteen month term and is renewable for six-month periods with the consent of the lender and allows for total borrowings of up to $225 million, subject to a borrowing
base formula.   The facility can be used for inventory financing, equipment financing and working capital purposes. Of the $225 million, $20 million was available to XLConnect and its subsidiaries, which availability was measured against a borrowing base formula relying on XLConnect's separate assets. XLConnect guaranteed up to a total of $20 million under the agreement. This facility imposes certain financial covenants relating to working capital, tangible net worth, long-term debt to tangible net worth and fixed charge coverage. As of February 1, 1997, the Company was in violation of the working capital and the fixed charge coverage covenants.
The Company has obtained a waiver for non-compliance with these financial covenants as of February 1, 1997. Additionally, the long-term debt to tangible net worth and the fixed charge coverage financial covenants were deleted, a current ratio financial covenant was added and the financial covenants for working capital and tangible net worth have been amended for fiscal 1997. The Company believes that it will be in compliance with the financial covenants imposed under this agreement during fiscal 1997 if the sale of the Indirect Business is completed. However, until necessary shareholder and governmental approvals are obtained, the $55 million long-term portion of the facility (due October 5, 1998) will be classified as a current liability on the Company's Consolidated Balance Sheets. Notwithstanding such classification, the finance company has agreed that the long-term debt, which is not due until October 5, 1998, will not be treated as short-term debt for purposes of the financing agreement. As of February 1, 1997, the interest rate for the short and long-term portions of this agreement was prime plus 1.0% and prime plus 1.625%, respectively. Approximately $40.4 million was available under this credit line, after considering the borrowing base formula and trade payables outstanding to a vendor related to the finance company, at February 1, 1997. In March 1997, the agreement was further amended to delete the assets of XLConnect and its subsidiaries from the borrowing base, which in effect reduces the amount the Company can borrow under this credit facility by $20 million. In conjunction with the March 1997 amendment, XLConnect entered into a separate credit agreement with this lender in the amount of $25 million, which the Company has guaranteed.

The Company and its subsidiaries have agreements with several other lenders and finance companies to finance product purchases from vendors. Amounts outstanding are included in accounts payable.

In connection with these arrangements, such creditors have a lien on all of the Company's assets.

(6)     LEASE OBLIGATIONS

The Company has non-cancelable operating leases for offices, warehouse facilities, and equipment that expire over the next ten years. Most of the facilities' leases include renewal options and certain of the equipment leases have purchase options. Rent expense recorded for fiscal 1996, fiscal 1995 and fiscal 1994 amounted to $9,313, $7,660, and $6,020, respectively.

Future minimum lease payments under non-cancelable operating and capital leases are as follows:

       Fiscal                            Operating             Capital
        Year                              leases                 leases
      --------                        -------------           -----------
        1997                             $ 9,892                $ 3,916
        1998                               7,786                  2,630
        1999                               7,318                    919
        2000                               6,598                    146
        2001                               6,250                    121
     Thereafter                            8,185                     --
                                                                -------

                                                                  7,732
     Less interest portion (rates ranging from 4.9% to 10.9%)      (750)
                                                                -------

     Present value of capital lease obligations                   6,982
     Less current portion                                        (3,486)
                                                                -------
                                                                $ 3,496
                                                                =======

In addition, as part of the Direct Business' rental program, the Company has non-cancelable leases for computer equipment. The future minimum lease payments under the leases for fiscal 1997, fiscal 1998 and fiscal 1999 are $11,866, $7,620 and $2,548, respectively.

(7)     IMPAIRMENT LOSSES

During the third quarter of fiscal 1996, a decision to adopt open sourcing was made by two of the Company's largest vendors. These vendors' products have totaled approximately 30% to 36% of the Company's revenues during the past three years. Under open sourcing, franchisees and other resellers are no longer required to purchase product exclusively from the Company. This change and a trend of declining sales, gross margins, earnings and cash flows in the Indirect Business caused the Company to undertake a review of its long-lived assets in this business unit. As a result of this review, which was based on estimated future cash flows of the business, it was determined that certain assets were impaired. The Company determined that the carrying value of its goodwill relative to the Indirect Business will not be recovered from future operations. Accordingly, this goodwill, amounting to approximately $55.5 million, was written-off as of November 2, 1996. This goodwill was recorded in 1988 and 1989 with the acquisitions of Entre Computer Centers, Inc. ("Entre") and Connecting Point of America, Inc. ("CPA"), respectively. Both Entre and CPA had substantial franchise operations when they were acquired.

Also, as a result of this review, the Company determined that certain technology investments will not be fully recovered from estimated future cash flows. The Company's configuration software, primarily consisting of licenses purchased from a third party in 1994 for the use of this system, was written down to its estimated recoverable value. This write-down, approximating $6 million, was due to a continuing trend of expenses exceeding revenues in this portion of the business and the introduction of competitive technology available through the use of the Internet.


(8)     BRANCH CLOSURE COSTS

During the third quarter of fiscal 1996, the Company closed the XLSource portion of five branch locations. Four of these branches were acquired from FNOW in December 1994 and one was acquired from FNOW in August 1995. As a result of these closures, the Company recorded an $8 million charge relating to the allocable portion of goodwill for these locations. In addition to the goodwill write-down, the Company also recorded a charge of approximately $1.8 million to reflect the write-off of property and equipment and remaining lease obligations related to these branches.

(9)     THIRD QUARTER OF FISCAL 1996 CHARGES

During the third quarter of 1996, the Company recorded charges totaling approximately $21.7 million. Approximately $15.7 million of these charges were recorded as cost of sales and relate to the following. A major customer of the Direct Business' rental program announced the adoption of a new technology platform resulting in the reassessment by the Company of the estimated future revenue stream under this program. This resulted in an estimated shortfall, of approximately $8 million, in future rental revenue compared to the Company's future related lease obligations. In addition, the Company provided for changes in estimates for inventory reserves ($3.2 million) and vendor payables and receivable issues ($4.5 million) in the Direct Business. Charges recorded as selling, general and administrative expenses consist of reserves for certain accounts receivable in the Indirect Business ($2.2 million) and write-offs for unutilized property and equipment and miscellaneous accruals totaling approximately $3.8 million.


(10)    CAPITAL STOCK

Preferred Stock

During fiscal 1996, the Company sold 15,000 shares of its Series B Convertible Preferred Stock ("Preferred Stock") and warrants to purchase 450,000 shares of its Common Stock in a private placement to an institutional buyer. The transaction was closed on two different dates.
On October 16, 1996, the Company issued 5,000 shares of its Preferred Stock and warrants to purchase 225,000 shares of its Common Stock. On January 13, 1997, the Company issued 10,000 shares of its Preferred Stock and warrants to purchase 225,000 shares of its Common Stock.

The Preferred Stock is convertible into Common Stock at the option of the holder at a conversion ratio based on the average trading prices of the Company's Common Stock, but in any event not exceeding $9.175 per share (subject to anti-dilution adjustments), and converts automatically into Common Stock on October 15, 2001. The warrants are exercisable for five years at exercise prices of $11.469 per share for those issued on October 16, 1996 and $10.094 per share for those issued on January 13, 1997. A dividend of 6% per annum on the Preferred Stock will accrue until such a time that the Preferred Stock is converted into Common Stock, at which time the cumulative dividend will be paid in Common Stock or cash, at the Company's option. If all outstanding shares of Preferred Stock were converted and all of the related warrants were exercised on February 1, 1997, 3,610,746 shares of Common Stock would have been issuable to the holder by the Company.

Stock Options

On June 8, 1995, the Company adopted the 1995 Long-Term Incentive Plan, permitting the grant of stock, stock-related and performance-based awards to employees and directors of the Company. A total of five million shares of the Company's Common Stock have been reserved for grant under the 1995 Long-Term Incentive Plan.

The Company also has a non-qualified stock option plan for employees and directors. After June 8, 1995, no new options may be granted under this plan. However, previous options granted will continue to vest as per the original terms of the grant.

These stock option plans are intended to provide an incentive for employees to maximize their efforts and enhance the success of the Company. Options are generally granted at option prices equivalent to fair market value on the date of grant. The options are exercisable commencing one year after the date of grant in five equal annual installments (unless otherwise provided in the grant) and expire ten years after the date of grant, subject to earlier termination and other rules relating to the cessation of employment. As of February 1, 1997, the weighted average remaining contractual life was approximately 8 years.

On March 4, 1996, the Board of Directors of the Company authorized the repricing of all outstanding options, with exercise prices in excess of $8.00 per share to $8.00 per share, held by currently-active employees, except certain executive officers. As of that date, 1,767,447 options were repriced.

On February 25, 1995, the Board of Directors of the Company authorized the repricing of all outstanding options with exercise prices in excess of $13.25 per share to $13.25 per share. As of that date, 2,067,370 options were repriced.

Changes in stock options are summarized as follows:


                                                                           Weighted
                                             Number of    Option price     Average Price
                                              shares     Range per Share    Per Share
                                            ---------    ---------------    ---------
Balance outstanding - January 29, 1994      2,606,940    $ 2.85 - $24.88
     Granted                                  945,300    $13.25 - $24.00    $19.50
     Exercised                               (208,070)   $ 2.85 - $15.50    $ 7.42
     Canceled                                (233,780)   $ 7.63 - $24.00    $17.68
                                             --------

   Balance outstanding - January 28, 1995   3,110,390    $ 5.75 - $24.88    $15.85
     Granted                                3,618,695    $ 6.25 - $13.38    $12.39
     Exercised                               (370,700)   $ 5.75 - $13.25    $ 7.44
     Canceled                              (2,710,230)   $ 5.75 - $24.88    $18.01
                                            ---------

   Balance outstanding - February 3, 1996   3,648,155    $ 6.25 - $13.38    $11.67
     Granted                                3,798,635    $ 6.50 - $ 8.94    $ 7.51
     Exercised                                (77,650)   $ 8.00 - $ 9.25    $ 8.16
     Canceled                              (2,939,625)   $ 6.69 - $13.38    $10.84
                                            ---------

   Balance outstanding - February 1, 1997   4,429,515    $ 6.25 - $13.25    $ 8.72
                                            =========


As of February 1, 1997, there were 1,287,195 options exercisable under the 1995 Long-Term Incentive Plan and the employee and director stock option plan at exercise prices ranging from $6.25 to $13.25 per share.

The Company also has a non-qualified stock option plan which permits the granting of options to purchase an aggregate of two million shares of Common Stock to franchisees of the Company. This plan is intended to reward franchisees' performance and commitment to the Company. Options are generally granted at option prices equivalent to fair market value on the date of grant. The options are generally exercisable commencing one year after the date of the grant in five equal annual installments. The options expire six years after the date of grant, subject to earlier termination and other rules relating to default under the terms of the franchise agreement. As of February 1, 1997, there were 122,555 options outstanding under this plan. Of this amount, 119,555 were exercisable at prices ranging from $14.75 to $16.625 per share.

In connection with the acquisition of FNOW, all outstanding options and warrants to purchase FNOW common stock were converted into options and warrants to purchase the Company's Common Stock. Generally, these options and warrants will continue to vest in accordance with the original terms of the grant expiring at various dates between 2001 and 2004. As of February 1, 1997, there were 250,585 options outstanding and exercisable at prices ranging from $8.00 to $21.94 per share.

As of February 1, 1997, shares of Common Stock are reserved for issuance for the following stock options:

                                                                Shares
                                                               ---------
     Exercise of employee and director stock options           6,729,560
     Exercise of franchisee stock options                      1,933,435
     Exercise of other stock options                             250,585
                                                               ---------
     Total                                                     8,913,580
                                                               =========

The Company accounts for stock option awards in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. In accordance with this Opinion, no compensation cost has been recognized in the Company's Consolidated Statements of Operations. Had the Company recorded compensation expense for the fair value of the options granted and repriced, as provided by SFAS No. 123, the Company's net loss and net loss per share would have been as follows:

                                                      Fiscal          Fiscal
                                                       1996            1995
                                                   -----------      -----------
Net loss applicable to common shareholders
                            As reported            $ (104,174)      $ (19,488)
                            Pro forma                (109,391)        (23,707)

Net loss per share applicable to common shareholders
                            As reported               $ (2.98)        $ (0.59)
                            Pro forma                   (3.13)          (0.72)

In order to calculate the fair value of stock options at date of grant or repricing, the Company used the Black-Scholes option pricing model. The following assumptions were used for both 1996 and 1995: expected option term of 5 years from date of original grant; risk free interest rates ranging from 5.39% to 7.16%; stock price volatility factor of 62%; and dividend yield of 0.0%. The weighted average fair value at grant date of options granted in fiscal 1996 and 1995 was $4.18 and $6.42, respectively.

Employee Stock Purchase Plan

In June 1995, shareholders approved the 1995 Employee Stock Purchase Plan ("ESPP"). Under the ESPP, a total of 500,000 shares of the Company's Common Stock may be purchased by employees (except executive officers) of the Company through payroll deductions. There are two separate six-month offering periods per year, whereby the purchase price per share is equal to 90% of the lower of the beginning or ending quoted closing market price of each offering period. During fiscal 1996, 70,586 shares of treasury stock were re-issued pursuant to this plan. The impact of the ESPP on the proforma in the preceding paragraph was immaterial.


Shareholders' Rights Plan

On March 8, 1996, the Board of Directors of the Company adopted a
Shareholders' Rights Plan (the "Plan") and declared a distribution of one right for each outstanding share of the Company's Common Stock to shareholders of record at the close of business on March 25, 1996 and for each share of Common Stock issued by the Company thereafter and prior to the subsequent distribution date of the rights.

Under the Plan, each right entitles the holder to buy one-thousandth of a share of Series A Junior Participating Preferred Stock (a "Unit") at a purchase price of $28.00 per unit, subject to adjustment. The rights will expire in ten years unless redeemed earlier and will not be exercisable or transferable separately from the shares of Common Stock to which the rights are attached until the earlier of (i) ten business days following a public announcement ("Stock Acquisition Date") that a person or group of affiliated or associated persons (other than the Company, any subsidiary of the Company or any employee benefit plan of the Company or such subsidiary) (an "Acquiring Person") has acquired, obtained the right to acquire, or otherwise obtained beneficial ownership of 15% or more of the then outstanding shares of the Company Common Stock, and (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the then outstanding shares of Company Common Stock.

At any time until ten business days following the Stock Acquisition Date, a majority of independent directors of the Company may redeem the rights in whole, but not in part, at a price of $0.001 per right, subject to adjustment.

In the event that (i) the Company is the surviving corporation in a merger with an Acquiring Person and shares of Company Common Stock remain outstanding, (ii) a person becomes the beneficial owner of 15% or more of the then outstanding shares of Company Common Stock, (iii) an Acquiring Person engages in one or more "self-dealing" transactions as set forth in the Rights Agreement, or (iv) during such time as there is an Acquiring Person, an event occurs which results in such Acquiring Person's ownership interest being increased by more than 1%, then each holder of a right will have the right to receive, upon exercise, Units of Preferred Stock having a current market value equal to two times the exercise price of the right. The exercise price is the purchase price multiplied by the number of Units of Preferred Stock issuable upon exercise of a right prior to the events described in this paragraph. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all rights that were beneficially owned by any Acquiring Person will be null and void.

In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction and the Company is not the surviving corporation, (ii) any person consolidates or merges with the Company and all or part of the Company Common Stock is converted or exchanged for securities, cash or property of any other person or (iii) 50% or more of the Company's assets or earning power is sold or transferred, then each holder of a right will have the right to receive, upon exercise, common stock of the Acquiring Person having a current market value equal to two times the exercise price of the right.


(11)    INCOME TAXES

The provision (benefit) for income taxes consists of the following:

                             Current       Deferred        Total
                           ----------     ----------     ----------
     Fiscal 1996
       Federal              $  (5,954)     $   (756)     $  (6,710)
       State                      297          (105)           192
                           ----------     ----------     ----------
          Total             $  (5,657)     $   (861)     $  (6,518)
                           ==========     ==========     ==========
     Fiscal 1995
       Federal             $    4,327      $ (5,539)      $  (1,212)
       State                    1,139        (1,376)           (237)
                           ----------     ----------     ----------
          Total            $    5,466      $ (6,915)      $  (1,449)
                          ===========     =========      ==========

     Fiscal 1994
       Federal             $   19,011      $ (5,923)      $  13,088
       State                    1,109          (344)            765
                           ----------     ----------     ----------
          Total            $   20,120      $ (6,267)      $  13,853
                          ===========     =========      ==========

Deferred income tax balances, and the deferred component of the provision for income taxes, relate to the following cumulative temporary differences:

                                         February 1,         February 3,
                                            1997                1996
                                        -----------         -----------
     Inventory                          $     4,452         $     8,377
     Accounts receivable reserves             5,772               5,316
     Acquisition accruals                     9,362              10,034
     Employee benefits                        2,385               3,378
     Depreciation                               413                 653
     Litigation and related contingencies     1,683               3,297
     Net operating loss carryforwards        24,933              15,236
     Other accruals                           8,196               4,850
                                        -----------         -----------
                                             57,196              51,141
     Valuation allowance                    (27,575)            (22,381)
                                        -----------         -----------
     Deferred tax asset                 $    29,621         $    28,760
                                        ===========         ===========

The Company has available approximately $63,000 of net operating loss carryforwards that expire in various years ranging from 2008 to 2012. Utilization of certain of these losses is subject to an annual limit. A valuation allowance has been provided to the extent the Company has estimated that it is more likely than not that a portion of the gross deferred tax asset will not be realized. In the event that the tax benefits related to the acquisition of FNOW are subsequently realized, in excess of previously recorded amounts, the benefit will be recorded as a credit to goodwill.

The long-term portion of the deferred tax asset ($17,760 at February 1, 1997 and $12,719 at February 3, 1996) is recorded in other assets on the Consolidated Balance Sheets.

A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                               Fiscal    Fiscal    Fiscal
                                                1996      1995      1994
                                               -------  -------    ------
  Federal statutory rate                       (35.0)%   (35.0)%     35.0%
  State income taxes, net of federal benefit     0.2      (1.5)       1.4
  Amortization/write-off of intangibles         20.2      23.9        4.9
  Change in valuation allowance                  8.7        --         --
  Tax-exempt investment income                    --      (0.8)      (2.0)
  Other                                           --      (0.8)       0.4
                                                -------  -------    ------
                                                (5.9)%   (14.2)%     39.7%

(12)    SUPPLEMENTAL CASH FLOW INFORMATION

The Company's non-cash investing and financing activities and cash payments for interest and income taxes were as follows:

                                        Fiscal       Fiscal      Fiscal
                                         1996         1995        1994
                                     ---------     ---------   ---------
Details of acquisitions:
 Fair value of assets acquired       $  15,889     $ 245,250    $  39,501
 Liabilities assumed and acquisition-
   related accruals                      5,655       208,716          400

Details of other financing activities:
 Accrual of dividends                      120            --        3,119
 Capital leases                          1,820         6,927           --

Cash paid during the year for:
 Interest                               16,234         4,656        1,518
 Income taxes                              172         2,526       19,865


(13)    MAJOR SUPPLIERS

The Company has authorized dealership or distributorship agreements with various vendors. Products from certain of these vendors comprised the following percentages of the Company's revenues during fiscal 1996, fiscal 1995 and fiscal 1994:

                                Fiscal     Fiscal      Fiscal
                                 1996       1995        1994
                                ------     ------      ------
     Hewlett-Packard Company     26%        25%         24%
     Compaq Computer Corp.       26%        24%         25%
     IBM Corp.                   12%        15%         15%
     Apple Computer, Inc.         4%         8%         12%

No other vendors' products comprised more than 10% of the Company's revenues during fiscal 1996, fiscal 1995 or fiscal 1994.


(14)    EMPLOYEE BENEFIT PLAN

The Company has a 401(k) tax deferred savings plan (the "Plan") permitting eligible employees to defer a portion of their total compensation through contributions to the Plan. FNOW also had a 401(k) tax deferred savings plan prior to the acquisition. These plans were merged on January 1, 1996.
 The Company matches $0.50 for each dollar contributed by participants subject to certain limitations. The Company's contributions under the Plan for fiscal 1996, fiscal 1995 and fiscal 1994 were $1,422, $722 and $426, respectively.

(15)    COMMITMENTS

The Company and its subsidiaries have arrangements with six finance companies which provide inventory financing facilities for its Network.
The Company monitors the financial stability of the finance companies and requires payment within two days of product shipment. If these arrangements are terminated, the Company would have to develop alternative financing arrangements. In conjunction with these arrangements, the Company has inventory repurchase agreements with the finance companies that would require it to repurchase certain inventory which might be repossessed from the Network by the finance companies. To date, such repurchases have been insignificant.


(16)    CONTINGENCIES

In December 1994, several class action lawsuits were filed in the United States District Court for the Eastern District of Pennsylvania (Civil Action Nos. 94-3753, 94-CV-7410, 94-CV-7388, and 94-CV-7405) against the
Company and certain directors and officers; these lawsuits were consolidated with a class action lawsuit filed in 1992 against the Company, certain directors and officers, and the Company's auditor's in the United States District Court for the Eastern District of Pennsylvania (Civil Action No. 92-CV-1905). A derivative lawsuit was also filed in December 1994 in the Court of Common Pleas of Philadelphia County (No. 803) against the Company and certain of its directors and officers. These lawsuits alleged violations of certain disclosure and related provisions of the federal securities laws and breach of fiduciary duties, including allegations relating to the Company's practices regarding vendor marketing funds, and sought damages in unspecified amounts as well as other monetary and equitable relief. The Company has reached a tentative settlement of the class and derivative actions, without admitting any liability, under which the class and derivative plaintiffs will receive a total of $10 million. Of the $10 million, the Company will be contributing $3.8 million and the balance will be funded by insurance. The settlements are subject to court approval. Management cannot predict when the final settlements will be approved. The amount required to be paid by the Company had been accrued in fiscal 1994.

In addition, the Company is involved in various litigation and arbitration matters in the ordinary course of business. The Company believes that it has meritorious defenses in and is vigorously defending against all such matters. Management believes the resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

(17)    SEGMENT INFORMATION

Commencing with the acquisition of FNOW, the Company began operating in two segments: sales of computer-related products primarily to its Network ("Indirect Business") and sales and services of computer-related products to end-users ("Direct Business").

The following summarizes certain financial data by industry segment.


                          Indirect     Direct      Elimi-
    Fiscal 1996           Business    Business    nations     Total
-----------------------  ----------   --------   ---------  ----------
Sales to unaffiliated
  customers              $2,569,793   $776,764   $    --    $3,346,557
Inter-segment sales         516,469      2,878   (519,347)        --
                         ----------   --------   ---------  ----------

  Total revenues (1)      3,086,262    779,642   (519,347)   3,346,557

Operating loss              (63,752)   (34,281)       --       (98,033)
Identifiable assets         452,525    246,556        --       699,081
Capital expenditures         12,026      5,517        --        17,543
Depreciation
  and amortization           16,265     11,313        --        27,578


                          Indirect     Direct      Elimi-
    Fiscal 1995           Business    Business    nations     Total
-----------------------  ----------   --------   ---------  ----------
Sales to unaffiliated
  customers              $3,121,723    $466,376   $     --   $3,588,099
Inter-segment sales         277,417       2,890   (280,307)          --
                          ----------    --------   ---------  ----------

  Total revenues (1)      3,399,140     469,266   (280,307)   3,588,099

Operating loss               (2,914)     (2,609)        --       (5,523)
Identifiable assets         530,300     309,049         --      839,349
Capital expenditures         31,443       2,994         --       34,437
Depreciation
  and amortization           14,418       5,663         --       20,081


(1) Total revenues for the Indirect Business include transfers to the Direct Business at cost plus a fee for handling, distribution and other services.

(18)    QUARTERLY FINANCIAL DATA (unaudited)

Selected quarterly financial data for fiscal 1996 and fiscal 1995, are as follows:

                     First     Second      Third     Fourth       Fiscal
Fiscal 1996         Quarter    Quarter   Quarter(1)  Quarter       Year
--------------     ---------  ---------  ---------  ---------  -----------
Revenues           $ 877,939  $ 866,700  $ 861,986  $ 739,932  $ 3,346,557
Gross profit          45,584     44,715     30,018     35,557      155,874

Net loss              (3,194)    (2,376)   (93,440)    (5,164)    (104,174)

Loss per share     $   (0.09) $   (0.07) $   (2.68) $   (0.14) $     (2.98)


                    First      Second      Third     Fourth      Fiscal
Fiscal 1995        Quarter    Quarter(2) Quarter(3)  Quarter      Year
--------------    ---------   ---------  ---------  ---------  -----------
Revenues          $ 827,439   $ 881,614  $ 944,223  $ 934,823  $ 3,588,099

Gross profit         37,675      27,038     48,427     42,697      155,837

Net income (loss)     4,890      (5,934)   (13,533)    (4,911)     (19,488)

Income (loss)
 per share        $    0.16   $   (0.19) $   (0.40) $   (0.14) $     (0.59)


(1) During the third quarter of fiscal 1996, the Company recorded impairment losses of $61.6 million (See Note 7), branch closure costs of $9.8 million (See Note 8), and other charges totaling $21.7 million (See
Note 9) which consisted of charges to cost of goods sold of $15.7 million, the establishment of reserves for certain accounts receivable of $2.2 million, and write-offs for unutilized property and equipment and miscellaneous accruals totaling $3.8 million.

(2) During the second quarter of fiscal 1995, the Company recorded an inventory-related charge of approximately $10.2 million in connection with warehouse consolidations. This charge reflected current estimates of inventory obsolescence, damaged merchandise and inventory losses.

(3) During the third quarter of fiscal 1995, the Company incurred charges of approximately $14 million consisting primarily of severance costs in connection with a reduction in the Company's workforce and a charge related to certain management information systems projects reevaluated and realigned following the acquisition of FNOW.


The sum of the quarterly net income (loss) per share amounts does not equal the annual amount reported, as per share amounts are computed independently for each quarter and for the full year based on the respective weighted average common shares outstanding.

         Item 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        None.


                               PART III


          Item 10.  DIRECTORS AND EXECUTIVE OFFICERS OF REGISTRANT

        The information contained in the sections titled "Election of Directors" in the Proxy Statement for the 1997 Annual Shareholders' Meeting (the "Proxy Statement"), with respect to directors of the Company, and the information contained in the section titled "Item 1. Business - Executive Officers of the Company" in Part I of this Form 10-K, with respect to executive officers of the Company, are incorporated herein by reference in response to this item.


                        Item 11.  EXECUTIVE COMPENSATION

        The information contained in the section titled "Executive Compensation" in the Proxy Statement (other than the portion thereof contained under the headings "Stock Performance Chart" and "Compensation and Stock Option Committee Report on Executive Compensation"), with respect to executive compensation and the information contained in the section titled "Director Compensation" in the Proxy Statement with respect to Director compensation are incorporated herein by reference in response to this item.


  Item 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The information contained in the section titled "Principal Shareholders and Holdings of Officers and Directors" in the Proxy
Statement, with respect to security ownership of certain beneficial owners and management, is incorporated herein by reference in response to this item.


            Item 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The information contained in the section titled "Certain
Relationships and Related Transactions" in the Proxy Statement, with respect to certain relationships and related transactions, is incorporated herein by reference in response to this item.

                                        PART IV


    Item 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(a)     The following documents are filed as part of this report :

     (1)  Financial statements:

          Report of Independent Accountants

          Consolidated Balance Sheets, February 1, 1997
          and February 3, 1996

          Consolidated Statements of Operations, Years ended February 1, 1997, February 3, 1996 and January 28, 1995

          Consolidated Statements of Shareholders'
          Equity, Years ended February 1, 1997, February 3, 1996 and January 28, 1995

          Consolidated Statements of Cash Flows,
          Years ended February 1, 1997, February 3, 1996 and January 28,
          1995

          Notes to Consolidated Financial Statements


     (2)  Financial Statement Schedules:

          Schedule II - Valuation and Qualifying Accounts and Reserves


All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

 (a)  (3) Exhibits:

     * 3.1 Articles of Incorporation of the Company, as amended.  (Exhibit
           3.1 of the Company's Registration Statement No. 33-14436 filed on May 20, 1987 [the "1987 Registration Statement"].)

     * 3.2 Amendment to the Articles of Incorporation of the Company effective June 22, 1987. (Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1987 [the "1987 Form 10-K"].)

     * 3.3 By-Laws of the Company. (Exhibit 3.3 to the 1987 Registration Statement.)

     * 3.4 Specimen Certificate of Common Stock, $.01 par value.  (Exhibit
           3.4 to the 1987 Registration  Statement.)

     * 3.5 Amendments to By-Laws of the Company effective June 2, 1987. (Exhibit 3.5 to the 1987 Form 10-K.)

     * 3.6 Amendments to By-Laws of the Company effective March 28, 1990. (Exhibit 3.6 to the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1990 [the "1990 Form 10-K"].)

     * 3.7 Amendments to By-Laws of the Company effective July 4, 1990. (Exhibit 3.7 to the 1990 Form 10-K.)

     * 3.8 Articles of Amendment to the Articles of Incorporation of the Company filed on April 9, 1990. (Exhibit 3.8 to the 1990 Form 10-K.)

     * 3.9 Statement with Respect to Shares of the Company, filed with the Pennsylvania Secretary of State on October 16, 1996 (Exhibit
           99.2 to the Company's Report on Form 8-K dated October 16,
           1996.)

     * 4 Rights Agreement dated as of March 22, 1996, between the Company and Chemical Mellon Shareholder Services L.L.C., including Form of Series A Rights Certificate (Exhibit A), Form of Certificate of Designation (Exhibit B), and Form of Summary of Rights (Exhibit C). (Exhibit 4.1 to the Company's Report on Form 8-K dated March 8, 1996.)

     *10.1 Amended and Restated Non-Qualified Stock Option Plan for
           Employees and Directors.  (Exhibit 10.1 to the 1990 Form 10-K.) **

     *10.2 Amended and Restated Non-Qualified Stock Option Plan for
           Franchisees.   (Exhibit 10.2 to the 1990 Form 10-K.)

     *10.3 IBM Personal Computer Agreement between the Company and IBM, as amended. (Exhibit 10.5 to the 1987 Registration Statement.)

     *10.4 COMPAQ Computer Corporation United States Central Purchase
           Agreement among the Company, TCBC and COMPAQ. (Exhibit 10.5 to the Company's Registration Statement No. 33-27573 filed on March 16, 1989 [the "1989 Registration Statement"].)

     *10.5 Lease Agreement dated January 20, 1989 between the Company and
           Hankin/Crow Associates. (Exhibit 10.13 to the 1989 Registration Statement.)

     *10.6 IBM Personal Computer Agreement between Entre and IBM.  (Exhibit
           10.14 to the 1989 Registration Statement.)

     *10.7 COMPAQ Computer Corporation Central Purchase Agreement between
           Entre and COMPAQ.  (Exhibit 10.15 to the 1989 Registration
           Statement.)

     *10.8 IBM Personal Computer Agreement between CPA and IBM.  (Exhibit
           10.24 to the 1989 Registration Statement.)

     *10.9 Dealer Sales Agreement between CPA and Apple. (Exhibit 10.25 to the 1989 Registration Statement.)

     *10.10 Addendum to Dealer Sales Agreement between CPA and IBM (and related documents). (Exhibit 10.29 to the 1989 Registration Statement.)

     *10.11 Richard D. Sanford Deferred Compensation Agreement. (Exhibit
            10.33 to the Company's Quarterly Report on Form 10-Q for the Quarter ended July 30, 1994.) **

     *10.12 Lease Agreement between Harbin Group, L.P. and the Company dated May 17, 1994. (Exhibit 10.16 to the Company's Annual Report on Form 10-K for the year ended January 28, 1995 [the 1994 Form 10-K"].)

     *10.13 Lease Agreement between Quebec Court Joint Venture No. 2 and the Company dated June 3, 1995. (Exhibit 10.17 to the 1994 Form 10-K.)

     *10.14 Agreement and Plan of Merger dated as of April 28, 1995 among the Company, IE Ohio Acquisition Corp. and The Future Now, Inc. (Exhibit 2 to the Company's Quarterly Report on Form 10-Q for the quarter ended April 29, 1995.)

     *10.15 1995 Long-Term Incentive Plan (Exhibit 4.1 of the Company's
            Registration Statement No. 33-60771 filed on June 30, 1995 [the "1995 Registration Statement"].) **

     *10.16 1995 Employee Stock Purchase Plan (Exhibit 4.2 to the 1995
            Registration Statement.) **

     *10.17 Amendment No. 1 to Agreement and Plan of Merger dated July 6,
            1995 (Exhibit 2.2 of the Company's Registration Statement No. 33-61605 filed on August 4, 1995)

     *10.18 Amended and Restated Inventory and Working Capital Financing
            Agreement dated as of April 5, 1996 by and among the Company and IBM Credit Corporation (Exhibit 10 to the Company's Quarterly Report on Form 10-Q for the quarter ended May 4, 1996.)

      10.19 Letter Agreement between Michael Norris and the Company dated August 8, 1996.**

      10.20 Stock Purchase Agreement between Ingram Micro, Inc. and the Company dated April 29, 1997.

      21    Subsidiaries of the Company.

      23    Consent of Price Waterhouse LLP.



*  Incorporated by reference
** Management contract or compensatory plan or arrangement

(b)  Reports filed on Form 8-K during last fiscal quarter of 1996.

The Company filed a Current Report on Form 8-K dated October 16, 1996 (the "Form 8-K") reporting, under Item 5, the sale by the Company of 5,000 shares of Series B Convertible Preferred Stock and warrants to purchase 225,000 shares of Common Stock (See Note 10 to the Consolidated Financial Statements), and the initial public offering of shares of common stock of XLConnect Solutions, Inc., a subsidiary of the Company. The Company filed an amendment to the Form 8-K on January 21, 1997 reporting, under Item 5, the sale by the Company of 10,000 additional shares of Series B Convertible Preferred Stock and warrants to purchase an additional 225,000 shares of Common Stock (See Note 10 to the Consolidated Financial Statements).

                                                                     Schedule II

                 INTELLIGENT ELECTRONICS, INC. and Subsidiaries

                 Valuation and Qualifying Accounts and Reserves

       Years ended January 28, 1995, February 3, 1996 and February 1, 1997


                                                                 Additions
                                                         -------------------------
                                            Balance at    Charged to    Charged to                  Balance at
                                            beginning     costs and      other         Deductions/     end
           Description                      of period     expenses       accounts      write-offs   of period
-------------------------------------      -----------   -----------  ------------    -----------  -----------
Allowance for doubtful accounts:

   Year ended January 28, 1995               $398,000       $336,000           --      ($436,000)    $298,000
                                           ==========     ==========   ==========     ==========   ==========
   Year ended February 3, 1996               $298,000     $3,875,000   $5,748,000 *  ($1,012,000)  $8,909,000
                                           ==========     ==========   ==========     ==========   ==========
   Year ended February 1, 1997             $8,909,000     $4,721,000           --    ($5,529,000)  $8,101,000
                                           ==========     ==========   ==========     ==========   ==========





* Allowance for doubtful accounts acquired as part of the acquisition of The Future Now, Inc.

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    INTELLIGENT ELECTRONICS, INC.


Date: May 1, 1997                   /s/ Richard D. Sanford
                                    ------------------------------
                                    Richard D. Sanford,
                                    Chief Executive Officer
                                    and Chairman of the Board

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


Date:  May 1, 1997                  /s/ Richard D. Sanford
                                    ------------------------------
                                    Chief Executive Officer,
                                    and Chairman of the Board

Date:  May 1, 1997                  /s/ Michael A. Norris
                                    ------------------------------
                                    Michael A. Norris, President,
                                    and Chief Executive Officer
                                    of the Reseller Network

Date:  May 1, 1997                  /s/ Thomas J. Coffey
                                    ------------------------------
                                    Thomas J. Coffey, Chief Financial
                                    Officer, Senior Vice President,
                                    Treasurer and
                                    Principal Accounting Officer

Date:  May 1, 1997                  /s/ Barry M. Abelson
                                    ------------------------------
                                    Barry M. Abelson, Director

Date:  May 1, 1997                  /s/ Christopher T.G. Fish
                                    ------------------------------
                                    Christopher T.G. Fish, Director

Date:  May 1, 1997                  /s/ Roger J. Fritz
                                    ------------------------------
                                    Roger J. Fritz, Director

Date:  May 1, 1997                  /s/ Arnold S. Hoffman
                                    ------------------------------
                                    Arnold S. Hoffman, Director

Date:  May 1, 1997                  /s/ William E. Johnson
                                    ------------------------------
                                    William E. Johnson, Director

Date:  May 1, 1997                  /s/ John A. Porter
                                    ------------------------------
                                    John A. Porter, Director

Date:  May 1, 1997                  /s/ Gregory A. Pratt
                                    ------------------------------
                                    Gregory A. Pratt, Director

Date:  May 1, 1997                  /s/ William L. Rulon-Miller
                                    ------------------------------
                                    William L. Rulon-Miller, Director

                                                                    APPENDIX B-2
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D. C. 20549

                              FORM 10-Q

[ X ]   QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
        SECURITIES EXCHANGE ACT OF 1934.

        FOR THE QUARTERLY PERIOD ENDED   May 3, 1997  .

                           OR

[   ]   TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
        SECURITIES EXCHANGE ACT OF 1934.

        FOR THE TRANSITION PERIOD FROM          TO         .

Commission file number 0-15991

                     Intelligent Electronics, Inc.
                     -----------------------------
      (Exact name of registrant as specified in its charter)

            Pennsylvania                           23-2208404
   -----------------------------------       --------------------
   (State or other jurisdiction of              (IRS Employer
    incorporation or organization)            Identification No.)

           411 Eagleview Boulevard, Exton, PA          19341
         ----------------------------------------------------
        (Address of principal executive offices)    (Zip Code)

                           (610) 458-5500
                          ----------------
      (Registrant's telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

   Yes __X__               No _____

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date: 39,166,814 shares of Common Stock, par value $0.01 per share were outstanding at June 9, 1997.

               Intelligent Electronics, Inc. and Subsidiaries

                                  INDEX

                                                                     Page No.
                                                                     --------

PART I.   FINANCIAL INFORMATION

Item 1.   Financial Statements


          Consolidated Balance Sheets

             May 3, 1997 and February 1, 1997                             3


          Consolidated Statements of Operations

             Three Months Ended May 3, 1997 and May 4, 1996               4


          Consolidated Statements of Cash Flows

             Three Months Ended May 3, 1997 and May 4, 1996               5


          Notes to Consolidated Financial Statements                      6


Item 2.   Management's Discussion and Analysis of Financial Condition
          and Results of Operations                                       9


PART II.  OTHER INFORMATION

Item 6.   Exhibits and Reports on Form 8-K                               12


SIGNATURES                                                               13

PART I -  FINANCIAL INFORMATION                                   FORM 10-Q

                  INTELLIGENT ELECTRONICS, INC. and Subsidiaries

                          Consolidated Balance Sheets
                    (in thousands, except share-related data)

                                                              May 3,     February 1,
                                                               1997         1997
                                                            -----------  -----------
                                                            (unaudited)
                                    Assets
Current assets:
  Cash and cash equivalents                                  $  37,997    $  42,881
  Accounts receivable, net                                     139,673      149,107
  Inventory                                                    240,228      311,669
  Prepaid expenses and other current assets                      4,240        4,834
  Deferred income taxes                                         11,861       11,861
                                                             ----------   ----------
   Total current assets                                        433,999      520,352

Property and equipment, net                                     58,409       58,712
Intangible assets, primarily goodwill, net                      90,653       91,914
Other assets                                                    27,799       28,103
                                                             ----------   ----------
     Total assets                                            $ 610,860    $ 699,081
                                                             ==========   ==========

                      Liabilities and Shareholders' Equity

Current liabilities:
  Short-term debt                                            $  34,135    $   3,486
  Accounts payable                                             325,032      430,107
  Accrued liabilities                                           42,089       50,034
  Long-term debt reclassified as current                        55,000       55,000
                                                             ----------   ----------
   Total current liabilities                                   456,256      538,627
                                                             ----------   ----------
Long-term debt                                                   8,051        3,496
Other long-term liabilities                                     12,238       11,015

Commitments and contingencies

Minority interest                                               10,643       10,472

Shareholders' equity:
  Series B Convertible Preferred stock $50 par value per share:

    Authorized 200,000 shares, issued and outstanding:
     14,000 and 15,000 shares                                      700          750
  Common stock $.01 par value per share:
    Authorized 100,000,000 shares,
      issued:  41,723,335 and 41,352,973 shares                    417          413
  Additional paid-in capital                                   285,027      284,666
  Treasury stock                                               (67,311)     (67,311)
  Retained earnings (deficit)                                  (95,161)     (83,047)
                                                             ----------   ----------
   Total shareholders' equity                                  123,672      135,471
                                                             ----------   ----------
     Total liabilities and shareholders' equity              $ 610,860    $ 699,081
                                                             ==========   ==========

See accompanying notes to the consolidated financial statements.

                INTELLIGENT ELECTRONICS, INC. and Subsidiaries
                    Consolidated Statements of Operations
                    (in thousands, except per-share data)
                                (unaudited)

                                                        Three months ended
                                                     -------------------------
                                                        May 3,        May 4,
                                                         1997          1996
                                                     -----------   -----------
Revenues                                              $ 668,256     $ 877,939

Cost of goods sold                                      635,596       832,355
                                                     -----------   -----------

    Gross profit                                         32,660        45,584
                                                     -----------   -----------

Operating expenses:
  Selling, general and administrative expenses           44,456        42,935
  Amortization of intangibles, primarily goodwill         1,261         2,400
                                                     -----------   -----------
    Total operating expenses                             45,717        45,335
                                                     -----------   -----------
Income (loss) from operations                           (13,057)          249

Other income (expense):
  Investment and other income (expense), net                170          (105)
  Interest expense                                       (3,805)       (3,867)
                                                     -----------   -----------
Loss before income tax benefit and
   and minority interest                                (16,692)       (3,723)

Income tax benefit                                       (4,902)         (529)
                                                     -----------   -----------
Loss before minority interest                           (11,790)       (3,194)

Minority interest                                           (99)            -
                                                     -----------   -----------
Net loss                                                (11,889)       (3,194)
Preferred stock dividend                                    225             -
                                                     -----------   -----------
Net loss applicable to common shareholders            $ (12,114)    $  (3,194)
                                                     ===========   ===========
Net loss per common share applicable
  to common shareholders                              $   (0.34)    $   (0.09)
                                                     ===========   ===========
Weighted average number of common shares
  and share equivalents outstanding:                     36,066        34,537


See accompanying notes to the consolidated financial statements.

                 INTELLIGENT ELECTRONICS, INC. and Subsidiaries
                    Consolidated Statements of Cash Flows
                              (in thousands)
                                (unaudited)

                                                           Three months ended
                                                          ---------------------
                                                            May 3,      May 4,
                                                             1997        1996
                                                          ----------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                               $ (11,889)  $ (3,194)
   Adjustments to reconcile net loss to net cash
       provided by (used for) operating activities:
      Depreciation and amortization                           6,361      6,879
      Write-down of property and equipment                        -      1,057
      Deferred taxes                                              -       (861)
      Provision for losses on trade receivables               1,313        803
      Provision for write-down of inventory                   3,588      2,617
      Minority interest in net income of XLConnect               99          -
      Changes in assets and liabilities:
         Accounts receivable                                  8,121     (5,381)
         Inventory                                           67,853     11,121
         Other current assets                                   898        770
         Accounts payable                                  (105,075)   (28,653)
         Accrued liabilities                                 (6,982)    (2,426)
                                                          ----------  ---------
   Net cash used for operating activities                   (35,713)   (17,268)
                                                          ----------  ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of property and equipment, net of disposals   (4,693)    (3,704)
   Other                                                          -         30
                                                          ----------  ---------
   Net cash used for investing activities                    (4,693)    (3,674)
                                                          ----------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from long-term borrowings                         5,500          -
   Net proceeds from working capital advances                31,200      9,079
   Reduction in capital lease obligations                    (1,178)      (893)
                                                          ----------  ---------
Net cash provided by financing activities                    35,522      8,186
                                                          ----------  ---------
NET DECREASE IN CASH AND CASH EQUIVALENTS                    (4,884)   (12,756)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD             42,881     34,618
                                                          ----------  ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                $  37,997   $ 21,862
                                                          ==========  =========

See accompanying notes to the consolidated financial statements.

              Intelligent Electronics, Inc. and Subsidiaries

               Notes to Consolidated Financial Statements

            (Dollars in thousands, except share-related data)

                             (unaudited)


(1)   Basis of Presentation
      ---------------------
The consolidated financial statement information included herein is unaudited but, in the opinion of management, reflects all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for the interim periods presented. These financial statements should be read in conjunction with the audited financial statements and notes thereto included in Intelligent Electronics, Inc.'s (the "Company") Annual Report on Form 10-K for the year ended February 1, 1997.


(2)   New Accounting Standards
      ------------------------
In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings per Share ("SFAS No.
128") which is effective for financial statements issued for periods ending after December 15, 1997. SFAS No. 128 simplifies the previous standards for computing earnings per share and requires the disclosure of basic and diluted earnings per share. For the fiscal year ended February 1, 1997, the quarter ended May 3, 1997 (the "first quarter of fiscal 1997") and the quarter ended May 4, 1996, the amount reported as net loss per share applicable to common shareholders is no different than that which would have been reported for basic and diluted net loss per share applicable to common shareholders in accordance with SFAS No. 128.

(3)   Sale of the Reseller Network

The Company provides information technology products, services and solutions to network integrators and resellers, through its Reseller
Network (the "Indirect Business") and to large and small corporate customers, educational institutions and governmental agencies in the United States, primarily through its branch locations (the "Direct Business"). On April 29, 1997, the Company entered into a definitive agreement with Ingram Micro Inc. ("Ingram") to sell the stock and related assets and liabilities of the Indirect Business for $78 million, subject to reduction (but not below $68 million) depending on the date of closing and also on certain revenues during the period through closing. The purchase price will be payable by assumption of liabilities, based on the balance sheet of the Indirect Business at the time of closing and cash if the purchase price exceeds such liabilities. The Company will be required, at closing, to pay to Ingram any amount by which the estimated net assumed liabilities exceed the adjusted purchase price and to fund a $10 million escrow for final settlement for any purchase price adjustments and indemnity claims. The consummation of the transaction is subject to the approval of the Company's shareholders and required government approvals, as well as other customary conditions. It is currently anticipated that the transaction will close during the Company's second quarter of fiscal 1997 or shortly thereafter. However, there can be no assurance that the sale will be completed. The Company expects, on a preliminary basis, that the sale of the Indirect Business will result in a pre-tax gain, subject to reduction depending on the date of closing and also on certain revenues during the period through closing. Additionally, pursuant to a separate agreement, Ingram will provide XLSource, the Company's direct hardware sales organization, with its product requirements over an initial term of up to three years following the closing. The agreement requires XLSource to purchase 100% of its requirements of products available from Ingram and requires minimum annual product purchases of $600 million (a total of $1.8 billion). In any year in which XLSource purchases less than the minimum requirement, XLSource can either pay Ingram liquidated damages in an amount equal to 1.5% of the shortfall or extend the term of the agreement and defer the amount of the shortfall multiplied by a factor based on the year in which the shortfall occurred into a fourth or fifth year. The Company has guaranteed to Ingram performance by XLSource of its obligations under the agreement. On May 14, 1997, pursuant to the definitive agreement, the Company obtained an irrevocable letter of credit in the amount of $5 million to secure the Company's obligation to make certain payments to Ingram in the event the definitive agreement is terminated under certain circumstances.

As a result of the definitive agreement, the Company has been advised that it is unlikely that a spin-off of XLConnect Solutions, Inc. ("XLConnect"), would qualify as a tax-free distribution of stock. Accordingly, the Company does not currently intend to effect the spin-off of XLConnect.

The Company is continuing to explore its strategic alternatives relative to XLSource, including the sale of all or a portion of XLSource, and is currently in negotiations with an unaffiliated third party for the sale of a substantial portion of XLSource (representing approximately 60% of the Company's Direct Business' revenues during the first quarter of fiscal
1997).  There can be no assurance that any such sale will be completed.

(4)  Credit Facilities
     -----------------
In April 1996, the Company signed a financing agreement, which has a rolling eighteen month term and is renewable for six-month periods with the consent of the lender and allows for total borrowings of up to $225 million, subject to a borrowing base formula. The facility can be used for inventory financing, equipment financing and working capital purposes.
This facility imposes certain financial covenants relating to the Company's current ratio, working capital, and tangible net worth. The Company was in compliance with these covenants as of May 3, 1997 and believes that it will remain in compliance during fiscal 1997, if the sale of the Indirect Business is completed and the operating plans to improve XLSource are successfully implemented. Until necessary shareholder approval for the sale of the Indirect Business is obtained, the $55 million long-term portion of the facility (due October 5, 1998) will be classified as a current liability on the Company's Consolidated Balance Sheets. Notwithstanding such classification, the lender has agreed that this long-term portion will not be treated as short-term debt for purposes of the financing agreement.

The Company had borrowings of $31.2 million under this financing agreement for working capital purposes, which are classified as short-term debt on the Company's Consolidated Balance Sheets as of May 3, 1997. All other borrowings under this agreement (other than the $55 million long-term portion indicated above) are included in accounts payable on the Company's Consolidated Balance Sheets. As of May 3, 1997, $6.9 million was available after considering the borrowing base formula and trade payables principally outstanding to a vendor related to the lender.

In March 1997, the financing agreement was amended to delete the assets of XLConnect, the Company's 80%-owned professional services subsidiary, and XLConnect's subsidiaries from the borrowing base, which in effect reduces the amount the Company can borrow under this agreement by $20 million. In conjunction with the March 1997 amendment, XLConnect entered into a separate secured credit agreement with this lender in the amount of $25 million, which the Company has guaranteed.

On May 14, 1997, pursuant to the definitive agreement for the sale of the Indirect Business, the Company obtained an irrevocable letter of credit from the above lender in the amount of $5 million to secure the Company's obligation to make certain payments to Ingram, in the event the definitive agreement is terminated under certain circumstances. A portion of the financing agreement has been reserved for the letter of credit and will be subtracted from the borrowing base.

On May 15, 1997, the Company through XLSource, pledged its 80% ownership of XLConnect's common stock to the above lender as security for the Company's obligations to such lender. The Company can borrow under the financing agreement up to 50% of the market value (calculated daily) of the XLConnect pledged stock.

On February 28, 1997, XLConnect entered into a transaction with a third party whereby the third party agreed to provide an unsecured loan of up to $11 million (the "Loan") to be used for specific business purposes. Up to $5.5 million is available to be drawn prior to August 28, 1997. The remaining amount may be drawn after August 28, 1997 and prior to February 28, 1998, subject to XLConnect satisfying certain financial criteria. Interest is payable at an initial annual rate of 4% for the first two years, adjusts to 5% for the next two years and then adjusts to 6% for the remaining term. Principal payments of $0.75 million will be made quarterly beginning in August 1999 with a final payment of $1.25 million due on August 28, 2002. As of May 3, 1997, $5.5 million was outstanding under the Loan. In connection with the Loan, XLConnect issued to the third party a warrant to purchase up to 325,000 shares of XLConnect's common stock, which becomes exercisable on February 28, 1998, August 28, 1998 or February 28, 2002, depending on the occurrence of certain events, at a per share exercise price of $6.65, and expires on February 27, 2007. After considering the effects of the issuance of the warrant and the resultant discounting of the Loan, the effective interest rate is 7.4%.


(5)  Preferred Stock
     ---------------
On April 30, 1997, 1,000 shares of the Company's Series B Convertible Preferred Stock were converted into 370,362 shares of the Company's Common Stock.

From May 16, 1997 through June 9, 1997, an additional 7,000 shares of the Company's Series B Convertible Preferred Stock were converted into 2,746,811 shares of Common Stock.


(6)  Supplemental Cash Flow Information
     ----------------------------------
Cash payments during the three-month periods ended May 3, 1997 and May 4, 1996 included interest of $2,982 and $5,272, respectively, and income taxes of $120 and $3, respectively.


(7)  Contingencies
     -------------
On May 14, 1997, pursuant to the definitive agreement for the sale of the Indirect Business, the Company obtained an irrevocable letter of credit in the amount of $5 million to secure the Company's obligation to make certain payments to Ingram in the event the definitive agreement is terminated under certain circumstances.

In December 1994, several class action lawsuits were filed in the United States District Court for the Eastern District of Pennsylvania (Civil Action Nos. 94-3753, 94-CV-7410, 94-CV-7388, and 94-CV-7405) against the
Company and certain directors and officers. These lawsuits were consolidated with a class action lawsuit filed in 1992 against the Company, certain directors and officers, and the Company's auditor's in the United States District Court for the Eastern District of Pennsylvania (Civil Action No. 92-CV-1905). A derivative lawsuit was also filed in December 1994 in the Court of Common Pleas of Philadelphia County (No. 803) against the Company and certain of its directors and officers. These lawsuits alleged violations of certain disclosure and related provisions of the federal securities laws and breach of fiduciary duties, including allegations relating to the Company's practices regarding vendor marketing funds, and sought damages in unspecified amounts as well as other monetary and equitable relief. The Company has reached a tentative settlement of the class and derivative actions, without admitting any liability, under which the class and derivative plaintiffs will receive a total of $10 million. Of the $10 million, the Company will be contributing $3.8 million and the balance will be funded by insurance. The settlements are subject to court approval. Management cannot predict when the final settlements will be approved. The amount required to be paid by the Company was accrued in fiscal 1994.

In addition, the Company is involved in various litigation and arbitration matters in the ordinary course of business. The Company believes that it has meritorious defenses in and is vigorously defending against all such matters. Management believes the resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations


Results of Operations
---------------------

The following table shows revenues and gross margins as a percentage of revenues, by business segment, for the quarter ended May 3, 1997 (the "first quarter of fiscal 1997") and for the quarter ended May 4, 1996 (the "first quarter of fiscal 1996") (dollars in millions).

                             1st Quarter of Fiscal 1997    1st Quarter of Fiscal 1996
                                                Gross                         Gross
                              Revenues         Margin       Revenues         Margin
                              --------        --------      --------        --------
Indirect Business              $ 590            1.3%         $ 814            2.8%
Direct Business                  203           12.2%           189           11.5%
Intercompany eliminations *     (125)            --           (125)            --
                              --------        --------      --------        --------
Totals                         $ 668            4.9%         $ 878            5.2%
                              ========        ========      ========        ========


* Intercompany eliminations consist primarily of sales from the Indirect Business to the Direct Business.


Revenues in the Indirect Business declined 27.5% in the first quarter of fiscal 1997 compared to the first quarter of fiscal 1996 as a result of continued competitive pressures throughout the industry primarily due to open sourcing and the uncertainty regarding the future of the Indirect Business. The Indirect Business has experienced a trend of declining sales in recent quarters caused by the Company's inability to retain and attract customers resulting from a number of factors. These factors include: fewer product lines offered by the Company compared to its larger competitors; a less favorable allocation of constrained products (which can command a higher gross margin) compared to the prior year; increased competition due to open sourcing; and continued consolidation in the reseller channel.

The decrease in the gross profit percentage in the Indirect Business in the first quarter of fiscal 1997 from the first quarter of fiscal 1996 was due primarily to the pricing structure adopted by the Company to retain business, which was caused by the uncertainty regarding the future of the Indirect Business, a less favorable allocation of constrained products and continued competitive pressures in the industry.

Revenues in the Direct Business increased 7.4% in the first quarter of fiscal 1997 compared to the first quarter of fiscal 1996. The majority of the increase was due to increased revenues from XLConnect, which is the services sector of the Direct Business.

The increase in the gross margin percentage for the Direct Business in the first quarter of fiscal 1997 compared to the first quarter of fiscal 1996 was attributable to a higher proportion of revenues from XLConnect, which generates a higher gross margin percent than direct hardware sales.

Selling, general and administrative expenses ("SG&A") increased 3.5% or $1.5 million in the first quarter of fiscal 1997 (6.7% of revenues) as compared to the first quarter of fiscal 1996 (4.9% of revenues). The increase was due to increased SG&A at XLConnect, partially offset by decreased SG&A in the Indirect Business and at XLSource. XLConnect's SG&A increased $3.9 million due to higher overhead costs to support XLConnect's growth and enable it to operate as a separate public company, as well as the continued development of XLConnect's direct sales force combined with an increase in marketing programs.

Amortization of intangibles decreased in the first quarter of fiscal 1997 compared to the first quarter of fiscal 1996 due to the write-off in the third quarter of fiscal 1996 of approximately $55.5 million of goodwill related to the Indirect Business.

The Company's effective tax rate for the first quarter of fiscal 1997 was a 29.4% benefit compared to a 14.2% benefit for the first quarter of fiscal 1996. The increase in the effective tax rate was due primarily to a lower proportion of non-deductible goodwill amortization compared to the taxable loss.


Liquidity Outlook

During fiscal 1996 and the first quarter of fiscal 1997, both of the Company's segments incurred operating losses. Management has been exploring the Company's strategic alternatives, and in connection therewith, on April 29, 1997, the Company entered into a definitive agreement with Ingram to sell the stock and related assets and liabilities of the Indirect Business for $78 million, subject to reduction (but not below $68 million) depending on the date of closing and also on certain revenues during the period through closing. The purchase price will be payable by assumption of liabilities, based on the balance sheet of the Indirect Business at the time of closing and cash if the purchase price exceeds such liabilities. The Company will be required, at closing, to pay to Ingram any amount by which the estimated net assumed liabilities exceed the adjusted purchase price and to fund a $10 million escrow for final settlement for any purchase price adjustments and indemnity claims. The consummation of the transaction is subject to the approval of the Company's shareholders and required government approvals, as well as other customary conditions. It is currently anticipated that the transaction will close during the Company's second quarter of fiscal 1997 or shortly thereafter. However, there can be no assurance that the sale will be completed. The Company expects, on a preliminary basis, that the sale of the Indirect Business will result in a pre-tax gain, subject to reductions depending on the date of closing and also on certain revenues during the period through closing. On May 14, 1997, pursuant to the definitive agreement for the sale of the Indirect Business, the Company obtained an irrevocable letter of credit in the amount of $5 million to secure the Company's obligation to make certain payments to Ingram in the event the definitive agreement is terminated under certain circumstances. In the event the transaction is not consummated, and management's operating plans are not achieved, the Company's operating results will continue to adversely affect cash flows and liquidity.

The Company is continuing to explore its strategic alternatives with respect to XLSource, including the implementation of operating plans to improve its results and the possible sale of all or a part of XLSource. The Company is currently in negotiations with an unaffiliated third party for the sale of a substantial portion of XLSource (representing approximately 60% of the Company's Direct Business' revenues during the first quarter of 1997).
There can be no assurance that such results will improve or that any such sale will be completed. In the event management's plans relative to XLSource are not achieved, the Company's operating results will continue to adversely affect cash flows and liquidity.

The Company believes it will be in compliance with all of the financial covenants of its $225 million financing agreement throughout fiscal 1997, if the sale of the Indirect Business is completed and the operating plans to improve XLSource are successfully implemented. Until necessary shareholder approval is obtained for such sale, the $55 million long-term portion of the agreement will be classified as a current liability on the Company's Consolidated Balance Sheets. Notwithstanding such classification, the lender has agreed that the long-term debt, which is due October 5, 1998, will not be treated as short-term debt for purposes of the financing agreement.


Liquidity and Capital Resources
-------------------------------
The Company has financed its growth to date from stock offerings, bank and subordinated borrowings, inventory financing and internally generated funds. The principal uses of its cash have been to fund its accounts receivable and inventory, make acquisitions, repurchase common stock, invest in systems technology, and pay cash dividends.

As of May 3, 1997, the Company had cash and cash equivalents of $38.0 million compared to $42.9 million at February 1, 1997. Working capital was negative $22.3 million at May 3, 1997 compared to negative working capital of $18.3 million at February 1, 1997. The reason for the negative working capital is the reclassification of $55 million of long-term debt to a current liability, as discussed above in 'Liquidity Outlook'. Without this reclassification, the Company would have had positive working capital of $32.7 million as of May 3, 1997 and $36.7 million as of February 1, 1997.

During the first quarter of fiscal 1997, cash used for operating activities totaled $35.7 million compared to $17.3 million of cash used for operating activities during the first quarter of fiscal 1996. The increase in the cash used for operating activities can be attributed to increased operating losses plus the increase in the net usage of cash for working capital purposes (accounts receivable, inventory and accounts payable).

As of May 3, 1997, the Company had a $225 million financing agreement, of which $6.9 million was available after considering the borrowing base formula and trade payables principally outstanding to a vendor related to the lender. The Company had borrowings of $31.2 million under this agreement for working capital purposes as of May 3, 1997, which are classified as short-term debt on the Company's Consolidated Balance Sheets.
The Company believes it will be in compliance with all of the financial covenants of its financing agreement throughout fiscal 1997, if the sale of the Indirect Business is completed and the operating plans to improve
XLSource are successfully implemented. Until necessary shareholder approval is obtained for such sale, the $55 million long-term portion of the agreement will be classified as a current liability in the Company's Consolidated Balance Sheets. Notwithstanding such classification, the lender has agreed that the long-term debt, which is due October 5, 1998, will not be treated as short-term debt for purposes of the financing agreement.

In March 1997, the financing agreement was amended to delete the assets of XLConnect, the Company's 80%-owned professional services subsidiary, and XLConnect's subsidiaries from the borrowing base, which in effect reduces the amount the Company can borrow under this agreement by $20 million. In conjunction with the March 1997 amendment, XLConnect entered into a separate secured credit agreement with this lender in the amount of $25 million, which the Company has guaranteed.

On May 14, 1997, pursuant to the definitive agreement for the sale of the Indirect Business, the Company obtained an irrevocable letter of credit from the above lender in the amount of $5 million to secure the Company's obligation to make certain payments to Ingram in the event the definitive agreement is terminated under certain circumstances. A portion of the financing agreement has been reserved for the letter of credit and will be subtracted from the borrowing base.

On May 15, 1997, the Company through XLSource, pledged its 80% ownership of XLConnect's common stock to the above lender as security for the Company's obligations to such lender. The Company can borrow under the financing agreement up to 50% of the market value (calculated daily) of the XLConnect pledged stock.

Based on the Company's expected level of operations, including plans to reduce the operating losses of XLSource, and capital expenditure requirements, management believes that the Company's cash, internally generated funds and available financing arrangements, will be sufficient to meet the Company's cash requirements at least through the end of fiscal 1997. However, if the Company is unable to complete the transaction with Ingram, or continues to experience losses and negative operating cash flows, the Company's vendors could elect to restrict product availability and modify credit terms, which could have a material adverse effect on the Company's liquidity position. In such circumstances, there can be no assurance that alternative sources of financing could be obtained.

Inflation and Seasonality
-------------------------
The Company believes that inflation has not had a material impact on its operations or liquidity to date. The Company's financial performance does not exhibit significant seasonality, although certain computer product lines and the Direct Business follow a seasonal pattern with peaks occurring near the end of the calendar year.

              Intelligent Electronics, Inc. and Subsidiaries

                        Part II - Other Information


Item 2. Changes in Securities
        ---------------------

     (c) During the first quarter of fiscal 1997, the holder of the Company's Series B Convertible Preferred Stock ("Preferred Stock") converted 1,000 shares of Preferred Stock having a stated value of $1,000,000, together with the accrued premium thereon of $32,384, into 370,362 shares of Common Stock. The sale of the shares of Common Stock was exempt from the registration provisions of the Securities Act (the "Act") pursuant to Section 3(a)(9) for exchanges with existing security holders. A registration statement covering the resale of the Common Stock issued upon conversion of the Preferred Stock has been declared effective under the Act.


Item 6. Exhibits and Reports on Form 8-K
        --------------------------------

     (a)   Exhibits

           10. Volume Purchase Agreement dated April 29, 1997 between XLSource, Inc. (a wholly-owned subsidiary) and Ingram Micro Inc. *


     (b)   Reports filed on Form 8-K.

           The Company's Report on Form 8-K dated February 10, 1997 relating to the approval by the Board of Directors of the distribution of 13,325,000 shares of XLConnect Solutions, Inc. in a spin-off to the Company's shareholders.







     * Portions of this Agreement have been omitted pursuant to a request for confidential treatment.

                                 SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                     Intelligent Electronics, Inc.



                                     /s/ Thomas J. Coffey
                                     -------------------------------------
                                     Thomas J. Coffey
                                     Senior Vice President, Chief
                                     Financial Officer and
                                     Chief Accounting Officer







Date:  June 16, 1997

                                                                      APPENDIC C

                    STOCK PURCHASE AGREEMENT

                          dated as of

                        April 29, 1997

                            among

                  INGRAM MICRO INC. as Buyer,

            INTELLIGENT ELECTRONICS, INC. as Seller

                             and

                 XLSOURCE, INC. as Guarantor

             relating to the purchase and sale

                           of

          100% of the outstanding Capital Stock

                           of

                        each of

                        RND, INC.
           INTELLIGENT ADVANCED SYSTEMS, INC.
        INTELLIGENT DISTRIBUTION SERVICES, INC.
               INTELLIGENT EXPRESS, INC.
                  INTELLIGENT SP, INC.

                    constituting

                THE RESELLER NETWORK

                  TABLE OF CONTENTS

                  -----------------


                                                                PAGE
                                                                ----

                              ARTICLE 1 DEFINITIONS

SECTION 1.01.  Definitions                                         1

             ARTICLE 2 PURCHASE AND SALE

SECTION 2.01.  Purchase and Sale                                   5
SECTION 2.02.  Closing                                             6
SECTION 2.03.  Certain Adjustments                                 6
SECTION 2.04.  Closing Balance Sheet                               6
SECTION 2.05.  Adjustment of Purchase Price                        8

       ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER


SECTION 3.01.  Corporate Existence and Power                      10
SECTION 3.02.  Corporate Authorization                            11
SECTION 3.03.  Governmental Authorization                         11
SECTION 3.04.  Noncontravention                                   11
SECTION 3.05.  Required and Other Consents                        11
SECTION 3.06.  Capitalization                                     12
SECTION 3.07.  Ownership of Shares and Seller RN Assets           12
SECTION 3.08.  Financial Statements                               13
SECTION 3.09.  Absence of Certain Changes                         13
SECTION 3.10.  No Undisclosed Material Liabilities                15
SECTION 3.11.  Intercompany Accounts                              15
SECTION 3.12.  Material Contracts                                 16
SECTION 3.13.  Litigation                                         17
SECTION 3.14.  Compliance with Laws and Court Orders              18
SECTION 3.15.  Properties                                         18
SECTION 3.16.  Intellectual Property                              19
SECTION 3.17.  Insurance Coverage                                 20
SECTION 3.18.  Licenses and Permits                               21
SECTION 3.19.  Inventories                                        21
SECTION 3.20.  Receivables                                        22
SECTION 3.21.  Product Liability; Product Warranty                22
SECTION 3.22.  Selling Documents                                  23
SECTION 3.23.  Finders' Fees                                      23
SECTION 3.24.  Employees                                          23
SECTION 3.25.  Labor Matters                                      23
SECTION 3.26.  Environmental Matters                              24
SECTION 3.27.  Bank Accounts                                      26
SECTION 3.28.  Suppliers and Licensors                            26
SECTION 3.29.  Reseller Loans                                     26
SECTION 3.30.  Seller Proxy Materials                             26

  ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF XLSOURCE


SECTION 4.01.  Corporate Existence and Power                      27
SECTION 4.02.  Corporate Authorization                            27
SECTION 4.03.  Government Authorization                           27
SECTION 4.04.  Noncontravention                                   27

    ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER


SECTION 5.01.  Corporate Existence and Power                      28
SECTION 5.02.  Corporate Authorization                            28
SECTION 5.03.  Governmental Authorization                         28
SECTION 5.04.  Noncontravention                                   29
SECTION 5.05.  Financing                                          29
SECTION 5.06.  Purchase for Investment                            29
SECTION 5.07.  Litigation                                         29
SECTION 5.08.  Finders' Fees                                      29

              ARTICLE 6 COVENANTS OF SELLER


SECTION 6.01.  Conduct of Reseller Network and Each Company       30
SECTION 6.02.  Access to Information; Confidentiality             30
SECTION 6.03.  Notices of Certain Events                          32
SECTION 6.04.  Resignations                                       32
SECTION 6.05.  Noncompetition                                     32
SECTION 6.06.  Intercompany Accounts                              34
SECTION 6.07.  Stockholder Meeting; Proxy Materials               35
SECTION 6.08.  Other Offers                                       35
SECTION 6.09.  Transfer of Intelevest                             36
SECTION 6.10.  Transfer of Seller RN Assets and Liabilities       36
SECTION 6.11.  Consents                                           37
SECTION 6.12.  Capital Contribution                               37

       ARTICLE 7 COVENANTS OF SELLER AND XLSOURCE


SECTION 7.01.  Guarantee of Guaranteed Obligations                 38
SECTION 7.02.  Guarantee Unconditional                             38
SECTION 7.03.  Waivers                                             39
SECTION 7.04.  Discharge; Reinstatement in Certain Circumstances   39
SECTION 7.05.  Subrogation                                         39
SECTION 7.06.  Limit of Liability                                  39

               ARTICLE 8 COVENANTS OF BUYER


SECTION 8.01.  Access                                              40
SECTION 8.02.  Seller Guarantees                                   40
SECTION 8.03.  Other Matters                                       40

        ARTICLE 9 COVENANTS OF BUYER, SELLER AND XLSOURCE


SECTION 9.01.  Commercially Reasonable Efforts; Further Assurances 41
SECTION 9.02.  Certain Filings                                     41
SECTION 9.03.  Public Announcements                                41
SECTION 9.04.  Confidentiality                                     41
SECTION 9.05.  Segregation of Certain Sales Proceeds               42
SECTION 9.06.  Supply Agreement                                    43
SECTION 9.07.  Certain Litigation                                  44

                 ARTICLE 10  TAX MATTERS


SECTION 10.01.  Tax Definitions                                    44
SECTION 10.02.  Tax Representations                                46
SECTION 10.03.  Covenants                                          48
SECTION 10.04.  Release From and Termination of Existing Tax
                  Sharing Agreements                               50
SECTION 10.05.  State Taxes Resulting from Section 338(h)(10)
                  Election                                         50
SECTION 10.06.  Cooperation on Tax Matters                         50
SECTION 10.07.  Tax Indemnification                                51
SECTION 10.08.  Purchase Price Adjustment and Interest             54
SECTION 10.09.  Survival                                           54

                ARTICLE 11 EMPLOYEE BENEFITS


SECTION 11.01.  Employee Benefits Definitions                      54
SECTION 11.02.  Employee Benefit Plans Representations             55
SECTION 11.03.  Retained and Transferred Employees                 57
SECTION 11.04.  Severance, COBRA and WARN Obligations              59
SECTION 11.05.  401(k), Option, Stock Purchase and Incentive Plans 60
SECTION 11.06.  Certain Employee Services                          61
SECTION 11.07.  Sharing of Benefits-related Information            61
SECTION 11.08.  No Third Party Beneficiaries                       61

              ARTICLE 12 CONDITIONS TO CLOSING


SECTION 12.01.  Conditions to Obligations of Buyer and Seller      61
SECTION 12.02.  Conditions to Obligation of Buyer                  62
SECTION 12.03.  Conditions to Obligation of Seller                 64

             ARTICLE 13 SURVIVAL; INDEMNIFICATION


SECTION 13.01.  Survival                                           65
SECTION 13.02.  Indemnification                                    66
SECTION 13.03.  Procedures                                         68

                   ARTICLE 14 TERMINATION


SECTION 14.01.  Grounds for Termination                            70
SECTION 14.02.  Effect of Termination                              71

                  ARTICLE 15 MISCELLANEOUS


SECTION 15.01.  Notices                                            71
SECTION 15.02.  Amendments and Waivers                             73
SECTION 15.03.  Fees and Expenses                                  73
SECTION 15.04.  Successors and Assigns                             75
SECTION 15.05.  Governing Law                                      75
SECTION 15.06.  Jurisdiction                                       75
SECTION 15.07.  WAIVER OF JURY TRIAL                               75
SECTION 15.08.  Counterparts; Third Party Beneficiaries            75
SECTION 15.09.  Entire Agreement                                   76
SECTION 15.10.  Definition of Knowledge                            76
SECTION 15.11.  Specific Performance                               76
SECTION 15.12.  Captions                                           76

             SELLER DISCLOSURE LETTER SCHEDULES
             ----------------------------------

3.01         Qualifications as Foreign Corporation
3.03         Other Governmental Authorization
3.05         Required Consents
3.06         Capitalization of the Companies
3.07         Ownership of RN Shares and Seller RN Assets
3.09         Certain Changes
3.10         Liabilities
3.11         Intercompany Accounts
3.12         Material Contracts
3.13         Litigation
3.14         Compliance with Laws and Court Orders
3.15         Liens
3.16         RN Intellectual Property Rights
3.17         Insurance Coverage
3.18         Permits
3.21(a)      Product Liability and Warranty Claims
3.21(c)      Product Warranties
3.24         Employees
3.25         Labor Matters
3.26         Environmental Matters
3.27         Bank Accounts
3.28         Suppliers
3.29         Reseller Loans
6.02         Potential Buyers
6.11(a)      Other Consents
8.02         Seller Guarantees
10.02(a)     Tax Matters
10.02(b)     Tax Jurisdictions and Returns
11.02(a)     Employee Plan
11.02(e)     Benefit Arrangements
11.02(j)     Other Benefits
15.10        Persons with Knowledge


                   OTHER SCHEDULES


2.04                Calculation of Net Liabilities Assumed
11.04(a)(i)         Certain Reimbursement Obligations relating to Company
                    Employees and Second Employees
11.04(a)(iii)       Certain Reimbursement Obligations relating to Scheduled
                    Employees
11.06               Certain Employee Transition Services

                    STOCK PURCHASE AGREEMENT

     AGREEMENT dated as of April 29, 1997 among Ingram Micro Inc., a Delaware corporation ("Buyer"), Intelligent Electronics, Inc., a
Pennsylvania corporation ("Seller"), and XLSource, Inc., an Arkansas corporation ("XLSource").

                    W  I  T  N  E  S  S  E  T  H :

     WHEREAS, RND, Inc., a Colorado corporation, Intelligent Advanced Systems, Inc., a Delaware corporation, Intelligent Distribution Services, Inc., a Delaware corporation, Intelligent Express, Inc., a Pennsylvania corporation, and Intelligent SP, Inc., a Colorado corporation, each of which is a wholly-owned, direct Subsidiary of Seller (each such Subsidiary, a "Company" and collectively, the "Companies"), collectively constitute, together with the Seller RN Assets and Liabilities, the Reseller Network ("Reseller Network");

     WHEREAS, Seller is the record and beneficial owner of all of the outstanding capital stock of each Company (collectively, the "RN Shares") and desires to sell the RN Shares to Buyer, and Buyer desires to purchase the RN Shares from Seller, upon the terms and subject to the conditions hereinafter set forth; and

     WHEREAS, Seller shall transfer the Seller RN Assets and Liabilities to one or more of the Companies immediately prior to the Closing;

     NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     1 DEFINITIONS SECTION 1.1.  Definitions (a)
The following terms, as used herein, have the following meanings:

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that none of the Companies shall be considered an Affiliate of Seller.

     "Balance Sheet" means the unaudited combined balance sheet of Reseller Network as of February 1, 1997.

     "Balance Sheet Date" means February 1, 1997.

     "Buyer Indemnitee" means Buyer, any of its Affiliates and, effective upon the Closing, each Company.

     "Closing Date" means the date of the Closing.

     "Escrow Account" means the escrow account set up pursuant to the Escrow Agreement.

     "Escrow Agent" means the Person identified as such in the Escrow
Agreement.

     "Escrow Agreement" means an escrow agreement in form and substance satisfactory to Buyer and Seller.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "Intellectual Property Right" means any trademark, service mark, trade name, patent, copyright, mask work, invention, trade secret, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

     "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

     "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, assets, results of operations or prospects of Reseller Network taken as whole, other than those resulting from one or more of the following: (i) a deterioration in sales or margins or an increase in interest expense of Reseller Network; (ii) the amount of the severance and retention bonuses paid to the Scheduled Employees or pursuant to the arrangements listed on Schedule 3.09 of the Seller Disclosure Letter; (iii) changes in general economic conditions; or (iv) changes affecting the market for microcomputers and related products generally which have been reported publicly prior to the date hereof, or which are otherwise generally known throughout the microcomputer and related products industry on the date hereof.

     "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "SEC" means the Securities and Exchange Commission.

     "Seller RN Assets and Liabilities" means certain assets and liabilities of Seller relating to Reseller Network, including without limitation the items set forth on Schedule 3.07 of the Seller Disclosure Letter.

     "Subsidiary"of a Person means any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; provided that as used herein, (i) none of the Companies shall be considered a Subsidiary of Seller and (ii) Intelevest shall not be considered a Subsidiary of Reseller Network or any Company.

     "Transaction" means the transactions contemplated by this Agreement.

        (b) Each of the following terms is defined in the Section set forth opposite such term:

Term                                 Section
----                                 -------
Accounting Referee                    10.07
Acquisition Proposal                   6.08
Assumed Employee                      11.03
Adjusted Guaranteed Minimum Revenue    9.06
Base Net Liabilities Assumed           2.05
Base Purchase Price                    2.01
Benefit Arrangement                   11.01
Business                               6.05
CERCLA                                 3.26
Claim Notice                          13.02
Closing                                2.02
Closing Balance Sheet                  2.04
Closing Net Liabilities Assumed        2.04
COBRA Coverage                        11.04
Code                                  10.01
Combined State Tax                    10.01
Company Employee                      11.03
Company Securities                     3.06
Damages                               13.02
Designated Percentage                  9.05
DOJ                                   14.01
Employee Plan                         11.01
Environmental Laws                     3.26
ERISA                                 11.01
ERISA Affiliate                       11.01
Exchange Act                           3.03
Federal Tax                           10.01
Final Determination                   10.01
Final Net Liabilities Assumed          2.05
Financial Statements                   3.08
FTC                                   14.01
Guaranteed Obligations                 7.01
Hazardous Substances                   3.26
Indemnified Party                     13.03
Indemnifying Party                    13.03
Information                            6.02
Initial Determination                 10.03
Intelevest                             6.09
Intercompany Payable                   6.06
Intercompany Receivable                6.06
Interest Rate                          2.05
International Plan                    11.01
Legg Mason                             3.22
Loss                                  10.07
Modified Aggregate Deemed Sales Price 10.03
Multiemployer Plan                    11.01
Offering Memorandum                    3.22
OSHA                                   3.25

Term                                 Section
----                                 -------
Other Consents                         6.11
PBGC                                  11.01
Permits                                3.18
Post-Closing Tax Period               10.03
Potential Buyer                        6.02
Pre-Closing Tax Period                10.01
Price Allocation                      10.03
Principal Vendors                      3.28
Purchase Price                         2.01
Receivables                            3.20
Required Consents                      3.05
Returns                               10.02
RN Intellectual Property Rights        3.16
RN Products                            3.21
Scheduled Employee                    11.03
Seconded Employee                     11.03
Section 338(h)(10) Election           10.03
Section 338 Tax                       10.01
Seller Consolidated Group             10.01
Seller Disclosure Letter               3.01
Seller Employees                      11.03
Seller Group Allocation Tax Agreement 10.01
Seller Proxy Materials                 3.30
Tax                                   10.01
Tax Asset                             10.01
Tax Indemnification Period            10.01
Taxing Authority                      10.01
Tax Sharing Agreements                10.01
Title IV Plan                         11.01
Transfer Event                         9.06
Transferred Employee                  11.03
Transferred Percentage                 9.06
WARN Obligations                      11.04
XLSource Sale                          9.05
XLSource Supply Agreement             12.02

                                    ARTICLE 2

                                PURCHASE AND SALE

     2 PURCHASE AND SALE SECTION 2.1. Purchase and Sale Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the RN Shares at Closing for an aggregate purchase price in cash of $78 million less the Base Net Liabilities Assumed, after giving effect to any capital contribution required pursuant to Section 6.12 (the "Base Purchase Price"), subject to adjustment as provided in Sections 2.03 and 2.05 (the Base Purchase Price, as so adjusted being hereinafter referred to as the "Purchase Price"). Except to the extent of the amount delivered to the Escrow Agent as provided in Section 2.02 and subject to adjustment as provided in Sections 2.03 and 2.05, the Base Purchase Price shall be paid at Closing as provided in Section 2.02.

     SECTION 2.2. Closing. The closing (the "Closing") of the purchase and sale of the RN Shares hereunder shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, as soon as possible, but in no event later than 10 business days, after satisfaction of the conditions set forth in Article 12, or at such other time or place as Buyer and Seller may agree. At the Closing:

         (a)  Buyer shall deliver to:

     (i) the Escrow Agent, $10 million in immediately available funds by wire transfer for deposit pursuant to the Escrow
Agreement; and

     (ii) Seller, any portion of the Base Purchase Price, as adjusted pursuant to Section 2.03, remaining after giving effect to the payment referred to in Section 2.02(a)(i), in immediately available funds by wire transfer to an account of Seller with a bank designated by Seller, by notice to Buyer, not later than two business days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount).

               (b) Seller shall deliver to Buyer certificates for the RN Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.

     SECTION 2.3. Certain Adjustments Notwithstanding anything herein to the contrary, the Base Purchase Price shall be reduced by $10 for each $1 that the average daily sales (net of returns) by Reseller Network to all customers of Reseller Network other than XLSource, during the period of twenty business days ending on or immediately prior to the Friday immediately prior to the Closing Date, is less than $6,730,596; provided that the Base Purchase Price shall not be reduced pursuant to the above adjustment by more than an aggregate of the sum of (i) $5,000,000 plus
(ii) $1,000,000 for each Monday during the period commencing on July 18, 1997 and ending on the Closing Date (the aggregate amount of any reduction pursuant to this clause (ii) not to exceed $5,000,000).

     SECTION 2.4. Closing Balance Sheet. (a) As promptly as practicable, but no later than 60 days, after the Closing Date, Buyer will cause to be prepared and delivered to Seller the combined balance sheet of Reseller Network as of the Closing Date (the "Closing Balance Sheet") and a certificate based on such Closing Balance Sheet setting forth Buyer's calculation of Closing Net Liabilities Assumed. Buyer will, and will request its independent accountants to, make available to Seller copies of all customary accounting workpapers in their respective possession that were prepared in connection with the preparation of the Closing Balance Sheet and the calculation of Closing Net Liabilities Assumed. As used herein, "Closing Net Liabilities Assumed" means the net liabilities of Reseller Network as of the close of business on the Closing Date, which net liabilities shall be calculated based on the Closing Balance Sheet and in the manner set forth in Schedule 2.04. The Closing Balance Sheet shall
(x) fairly present the combined financial position of Reseller Network as at the close of business on the Closing Date in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the Balance Sheet, (y) include line items (including the constituent components thereof) consistent with those in the Balance Sheet and (z) be subject to adjustment as set forth on
Schedule 2.04. The Closing Balance Sheet (i) shall not reflect any accruals for the disposal of leases of real property, for severance payments or obligations made or incurred pursuant to agreements or arrangements disclosed in Schedule 3.09(k) of the Seller Disclosure Letter or otherwise approved by Buyer, or for obligations with respect to the Indemnity Agreement with ITT Hartford referred to in the letter agreement dated February 9, 1996 between Seller, Pacific OnLine Computers, Inc., Jeffrey Tietzer and Elizabeth Tietzer and (ii) shall not reflect any reserves with respect to reseller loans.

               (b) If Seller disagrees with Buyer's calculation of Closing Net Liabilities Assumed delivered pursuant to Section 2.04(a), Seller may, within 20 days after delivery of the documents referred to in
Section 2.04(a), deliver a notice to Buyer disagreeing with such calculation and setting forth Seller's calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and the calculation of Closing Net Liabilities Assumed delivered pursuant to
Section 2.04(a). Notwithstanding the foregoing, the 20-day period referred to in the first sentence of this subsection (b) shall not apply to the extent that Buyer has not complied with its obligations under Section 8.01 of this Agreement, as it relates to Seller's access to books and records for the purpose of this Section 2.04.

               (c) If a notice of disagreement shall be duly delivered pursuant to Section 2.04(b), Buyer and Seller shall, during the 15 days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Net Liabilities Assumed. If, during such period, Buyer and Seller are unable to reach such agreement, they shall promptly thereafter cause Deloitte & Touche LLP or such other firm of nationally recognized independent public accountants as may be agreed by Buyer and Seller (the "Accounting Referee") promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Net Liabilities Assumed. In making such calculation, the Accounting Referee shall follow the methodologies and procedures described in clauses (x), (y) and (z) of subsection (a) above and may consider not only those items or amounts reflected in the Closing Balance Sheet or Buyer's calculation of Closing Net Liabilities Assumed as to which Seller has disagreed but also
any other items or amounts reflected in the Closing Balance Sheet.   The
Accounting Referee shall deliver to Buyer and Seller, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon Buyer and Seller. The cost of such review and report shall be borne equally by Buyer and Seller. As used herein, "Final Net Liabilities Assumed" means the Closing Net Liabilities Assumed (i) as shown in Buyer's calculation delivered pursuant to Section 2.04(a), if no notice of disagreement with respect thereto is duly delivered pursuant to
Section 2.04(b); or   (ii) if such a notice of disagreement is delivered,
(A) as agreed by Buyer and Seller pursuant to Section 2.04(c) or (B) in the absence of such agreement, as shown in the Accounting Referee's calculation delivered pursuant to Section 2.04(c); provided that in no event shall Final Net Liabilities Assumed be more than Buyer's calculation of Closing Net Liabilities Assumed delivered pursuant to Section 2.04(a) or less than Seller's calculation of Closing Net Liabilities Assumed delivered pursuant to Section 2.04(b)

               (d) Buyer and Seller agree that they will, and will request their respective independent accountants to, and Buyer will cause each Company to, cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of Closing Net Liabilities Assumed and in the conduct of the audits and reviews referred to in this Section 2.04, including without limitation, the making available to the extent reasonably necessary their respective books, records, work papers and personnel.

     SECTION 2.5. Adjustment of Purchase Price. (a) If Final Net Liabilities Assumed exceeds Base Net Liabilities Assumed, Seller shall owe to Buyer, as an adjustment to the Purchase Price, the amount of such excess, which amount shall be payable in the manner and with interest as provided in Section 2.05(b). If Base Net Liabilities Assumed exceeds Final Net Liabilities Assumed, Buyer shall owe to Seller the amount of such excess, which amount shall be payable in the manner and with interest as provided in Section 2.05(b). As used herein, "Base Net Liabilities Assumed" means the amount calculated as such in the manner provided in
Schedule 2.04 using information from the unaudited combined balance sheet of Reseller Network for the fiscal month-end that is most recently available as of the Closing Date, which balance sheet shall (x) fairly present the combined financial position of Reseller Network as at the close of business on the date of such fiscal month-end in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the Balance Sheet, (y) include line items (including the constituent components thereof) consistent with those in the Balance Sheet, and (z) be prepared in accordance with accounting policies and practices consistent with those used in the preparation of the Balance Sheet. Such balance sheet (i) shall not reflect any accruals for the disposal of leases of real property, for severance payments or obligations made or incurred pursuant to agreements or arrangements disclosed in Schedule 3.09(k) of the Seller Disclosure Letter or otherwise approved by Buyer, or for obligations with respect to the Indemnity Agreement with ITT Hartford referred to in the letter agreement dated February 9, 1996 between Seller, Pacific OnLine Computers, Inc., Jeffrey Tietzer and Elizabeth Tietzer and (ii) shall not reflect any reserves with respect to reseller loans.

               (b) Any payment pursuant to Section 2.05(a) shall be made to Buyer or Seller, as the case may be, within 10 days after the Final Net Liabilities Assumed has been determined, by delivery of immediately available funds to Buyer or Seller, respectively. If such payment shall be made to Buyer, it shall be made pursuant to the terms of the Escrow Agreement out of funds contained in the Escrow Account; provided that, the amount of such payment to be made out of funds contained in the Escrow Account shall be limited to an amount so that the remaining balance of the Escrow Account would not be less than $2 million (plus interest earned thereon) and the remaining portion of such payment required to be made pursuant to Section 2.05 shall be made directly by Seller to Buyer or the Companies, as Buyer may elect. Any amounts in excess of $2 million (plus interest earned thereon) remaining in the Escrow Account after making such payment shall be released to Seller, net of the aggregate amount of claims with respect to which Buyer is seeking indemnification pursuant to Article 10 or 13. If such payment shall be made to Seller, it shall be made directly by Buyer to Seller and, simultaneously therewith, all of the funds contained in the Escrow Account, other than an amount equal to $2 million (plus interest earned thereon), shall be released to Seller pursuant to the terms of the Escrow Agreement. If the Final Net Liabilities Assumed equals the Base Net Liabilities Assumed, then the funds contained in the Escrow Agreement, other than an amount equal to $2 million (plus interest earned thereon), shall be released to Seller pursuant to the terms of the Escrow Agreement. The amount of any payment to be made pursuant to this Section
2.05 directly by Buyer or Seller rather than from the Escrow Account shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the Interest Rate in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed. As used herein, "Interest Rate" for any day means (i) the London Interbank Offered Rate for deposits in U.S. dollars for a 30 day period which is published in the Wall Street Journal (Eastern Edition) under the caption "Money Rates - London Interbank Offered Rates (LIBOR)" on such day; or (ii) if the Wall Street Journal does not publish such rate, the offered rate for deposits in U.S. dollars for a 30 day period which appears on the Reuters Screen LIBO Page as of 10:00 a.m., New York time, on such day; provided that if at least two rates appear on the Reuters Screen LIBO Page, the "London Interbank Offered Rate" shall be the arithmetic mean of such rates.

               (c) For purpose of avoidance of doubt, Buyer and Seller agree that, in the event and to the extent that any payment by Seller causes or will cause the Purchase Price to be less than zero (0), such payment shall nonetheless be treated by the parties hereto for all relevant Tax purposes as an adjustment to the Modified Aggregate Deemed Sales Price (as defined in Section 10.03(a)) (or, if otherwise required by applicable law, by treating such payment as a contribution to the capital of the Companies for such purposes).


                            ARTICLE 3

              REPRESENTATIONS AND WARRANTIES OF SELLER

     3 REPRESENTATIONS AND WARRANTIES OF SELLERSeller represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

     SECTION 3.1. Corporate Existence and Power. Each of Seller and each Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Each jurisdiction in which each Company is duly qualified to do business as a foreign corporation and is in good standing is set forth in Schedule 3.01 of the disclosure letter of Seller dated the date hereof and delivered to Buyer in connection with this Agreement (the "Seller Disclosure Letter"). Seller has heretofore delivered to Buyer true and complete copies of the certificate of incorporation and bylaws of Seller and each Company as currently in effect. The Companies have no Subsidiaries.

     SECTION 3.2. Corporate Authorization. The execution, delivery and performance by Seller of this Agreement and the Escrow Agreement and the consummation by Seller of the Transaction and the transactions contemplated by the Escrow Agreement are within its corporate powers and, except for any required approval by Seller's stockholders, have been duly authorized by all necessary corporate action on the part of Seller. This Agreement constitutes, and when executed and delivered pursuant to its terms the Escrow Agreement will constitute, a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

     SECTION 3.3. Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and the Escrow Agreement and the consummation by Seller of the Transaction and the transactions contemplated by the Escrow Agreement require no action by or in respect of, or filing with, any governmental body, agency or official other than
(i) compliance with any applicable requirements of the HSR Act; (ii) compliance with any applicable requirements of the Exchange Act; and (iii) such other matters as are set forth in Schedule 3.03 of the Seller Disclosure Letter. As used herein, "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     SECTION 3.4. Noncontravention. The execution, delivery and performance by Seller of this Agreement and the Escrow Agreement and the consummation by Seller of the Transaction and the transactions contemplated by the Escrow Agreement do not and will not (i) violate the certificate of incorporation or bylaws of Seller or any Company, (ii) assuming compliance with the matters referred to in Section 3.03, violate any law, rule, or regulation applicable to Seller, any Company or Reseller Network or any, judgment, injunction, order or decree which, expressly by its terms, is binding upon Seller, any Company or Reseller Network, (iii) require any consent (except as disclosed in Schedule 3.05 of the Seller Disclosure Letter or in the list to be delivered pursuant to Section 6.11(b)) or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or any Company or to a loss of any benefit to which Seller or any Company is entitled under any provision of any agreement or other instrument binding upon Seller or any Company or
(iv) result in the creation or imposition of any Lien on any asset of any Company.

     SECTION 3.5. Required and Other Consents. (a) Schedule 3.05 of the Seller Disclosure Letter, as such Schedule may be updated pursuant to
Section 6.11(b), sets forth each agreement, contract or other instrument binding upon any of Seller, Reseller Network or any Company and each Permit requiring a consent as a result of the execution, delivery and performance of this Agreement, except such consents as would not, individually or in the aggregate, have a Material Adverse Effect if not received by the Closing Date (each such consent, a "Required Consent" and together, the "Required Consents").

     SECTION 3.6. Capitalization. (a) Schedule 3.06 of the Seller
Disclosure Letter sets forth a complete and accurate list of (i) the number of shares of each type of the authorized capital stock of each Company and (ii) the number of shares of each such type outstanding as of the date hereof and to be outstanding as of the Closing Date.

               (b) All outstanding shares of capital stock of each Company have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in Schedule 3.06 of the Seller Disclosure Letter, there are no outstanding (i) shares of capital stock or voting securities of any Company, (ii) securities of any Company convertible into or exchangeable for shares of capital stock or voting securities of such Company or any other Company or (iii options or other rights to acquire from any Company, or other obligation of any Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of such Company or any other Company (the items in clauses 3.06(b)(i), 3.06(b)(ii) and 3.06(b)(iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of any Company to repurchase, redeem or otherwise acquire any Company Securities.

     SECTION 3.7. Ownership of Shares and Seller RN Assets. (a) Seller is the record and beneficial owner of the RN Shares, free and clear of any Lien and any other limitation or restriction (other than those set forth on Schedule 3.07 of the Seller Disclosure Letter, but including any restriction on the right to vote, sell or otherwise dispose of the RN Shares), and will transfer and deliver to Buyer at the Closing valid title to the RN Shares free and clear of any Lien and any such limitation or restriction.

               (b) Seller has good title to, or in the case of leased property has valid leasehold interests in, all of the Seller RN Assets, free and clear of any Lien and any other limitation or restriction (other than those set forth on Schedule 3.07 of the Seller Disclosure Letter and other than those relating to Seller RN Assets that are not, individually or in the aggregate, material to the business of Reseller Network), and will transfer and deliver to the Companies prior to Closing marketable title to the Seller RN Assets free and clear of any Lien and any such limitation or restriction.

               (c) The Seller RN Assets set forth on Schedule 3.07 of the Seller Disclosure Letter, together with the RN Shares, constitute (or, in the case of the RN Shares, will convey to Buyer ownership of or the right to use) all of the property and assets held for use or used in connection with the business of Reseller Network as currently conducted by Reseller Network.

     SECTION 3.8. Financial Statements. The unaudited combined balance sheet as of February 1, 1997, and the unaudited combined statement of operations for each of the eight fiscal quarters ended February 1, 1997, and the unaudited interim combined balance sheets as of November 2, 1996 and April 5, 1997 and the related unaudited interim combined statement of operations for the two fiscal months ended April 5, 1997 of Reseller Network (collectively, the "Financial Statements") and, to the best knowledge of Seller, the other financial records and reports of Reseller Network and each Company provided to Buyer during its due diligence investigation, represent actual bona fide transactions, have been prepared from the books and records of the Companies in accordance with generally accepted accounting principles consistently applied throughout the periods involved and reflect adequate accruals of all current liabilities, except for any liabilities with respect to capital stock or currently payable or deferred income taxes, of Reseller Network to the extent known as of the date of preparation and to the extent required to be set forth therein in accordance with generally accepted accounting principles consistently applied (subject, in the case of interim financial statements, to normal quarterly adjustments primarily related to accruals for vendor programs, including special promotions, marketing-development funds, sales-out objectives and returns incentives). The Financial Statements provided to Buyer fairly present the combined financial position of Reseller Network as of the dates thereof and its combined results of operations for the periods then ended. The books and records of the Companies represent actual bona fide transactions.

     SECTION 3.9. Absence of Certain Changes. Since the Balance Sheet Date, the business of Reseller Network has been conducted in the ordinary course consistent with past practices and, except as set forth in Schedule
3.09 of the Seller Disclosure Letter, there has not been:

               (a) any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to have a Material Adverse Effect;

               (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of any Company, or any repurchase, redemption or other acquisition by any Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, such Company or any other Company;

               (c) any amendment of any material term of any outstanding security of any Company;

               (d) any incurrence, assumption or guarantee by Seller (with respect to the business of Reseller Network), Reseller Network or any Company of any indebtedness for borrowed money;

               (e) any creation or other incurrence by Seller (with respect to the business of Reseller Network), Reseller Network or any Company of any Lien;

               (f) any acquisition by Seller (with respect to the business of Reseller Network), Reseller Network or any Company of quantities of inventory that are not reasonably likely to be disposed of in the ordinary course of business at mark-ups which are consistent with the current practices of Reseller Network;

               (g) any making of any loan, advance or capital contributions to or investment in any Person, except to a Company;

               (h) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Seller (with respect to the business of Reseller Network), Reseller Network or any Company which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

               (i) any transaction or commitment made, or any contract or agreement entered into, by Seller, Reseller Network or any Company relating to the assets or business of Reseller Network (including the acquisition or disposition of any assets) or any relinquishment by Seller, Reseller Network or any Company of any contract or other right, in either case, material to Reseller Network, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

               (j) any change in any method of accounting or accounting practice by Seller (with respect to the business of Reseller Network), Reseller Network or any Company, except for any such change after the date hereof required by reason of a concurrent change in generally accepted accounting principles;

               (k) any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or employee of any Company (or any amendment to any such existing agreement), (ii) grant of any severance or termination pay to any director, officer or employee of any Company, or (iii) change in compensation or other benefits payable to any director, officer or employee of any Company pursuant to any severance or retirement plans or policies thereof, other than raises in the ordinary course of business; or

               (l) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of any Company, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, work stoppages or, to the knowledge of Seller, any slow-downs or threats with respect to any of the foregoing by or with respect to any employees of any Company.

     SECTION 3.10. No Undisclosed Material Liabilities. There are no liabilities of Seller (with respect to the business of Reseller Network), Reseller Network or any Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

               (a) liabilities provided for in the Balance Sheet or disclosed in the notes thereto;

               (b) liabilities disclosed on Schedule 3.10 of the Seller Disclosure Letter; and

               (c) liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, which liabilities, if not discharged prior to the Closing Date, will appear on the Closing Balance Sheet, to the extent required by generally accepted accounting principles (including without limitation the materiality principles thereof) consistently applied.

     SECTION 3.11. Intercompany Accounts. Schedule 3.11 of the Seller Disclosure Letter contains a complete list of all intercompany balances as of the Balance Sheet Date between Seller and its Affiliates, on the one hand, and the Companies, on the other hand. Since the Balance Sheet Date there has not been any accrual of liability by any Company to Seller or any of its Affiliates or other transaction between any Company, on the one hand, and Seller and any of its Affiliates, on the other hand, except, with respect to the period prior to the date of this Agreement, in the ordinary course of business of Reseller Network consistent with past practice, and thereafter, as provided in Schedule 3.11 of the Seller Disclosure Letter (which Schedule shall identify each category or type of such transaction and a brief description thereof).

      SECTION 3.12.  Material ContractsSECTION 3.12.  Material Contracts.
(a) Except as disclosed in Schedule 3.12 of the Seller Disclosure Letter, none of Seller (with respect to the business of Reseller Network), Reseller Network or any Company is a party to or bound by:

          (i) any lease (whether of real or personal property) providing for annual rentals of $100,000 or more;

          (ii) any agreement for the purchase by Reseller Network or one or more of the Companies of materials, supplies, goods, services, equipment or other assets (excluding inventory) providing for either (A) annual payments by Reseller Network or the Companies of $50,000 or more or (B) aggregate payments by Reseller Network or the Companies of $100,000 or more;

          (iii) any sales, distribution or other similar agreement (including any bulk sales contracts) providing for the sale by Reseller Network or one or more of the Companies of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to Reseller Network or the Companies of $5,000,000 or more or (B) aggregate payments to Reseller Network or the Companies of $10,000,000 or more;

          (iv) any partnership, joint venture or other similar agreement or arrangement;

          (v) any agreement relating to the acquisition or disposition of any portion of Reseller Network or any Company (whether by merger, sale of stock, sale of assets or otherwise);

          (vi) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

          (vii) any option, license, franchise or similar agreement or any agency, dealer, sales representative, marketing or other similar agreement; provided that Schedule 3.12(a)(vii) of the Seller Disclosure Letter is not required to include such agreements with more than the 100 largest ownership groups, calculated on the basis of sales by Reseller Network;

          (viii) any agreement that restricts any Company or Reseller Network from competing in any line of business or with any Person or in any area or which would so restrict Reseller Network or any Company after the Closing Date other than protected territories granted in franchise agreements, which territories are set forth on Schedule 3.12(a)(viii) of the Seller Disclosure Letter;

          (ix) any agreement or arrangement with (A) Seller or any of its Affiliates, (B) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of Seller or any of its Affiliates, (C) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by Seller or any of its Affiliates or (D) any director or officer of Seller or any of its Affiliates or any "associates" or members of the "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director or officer;

          (x) any agreement or arrangement with any director or officer of any Company or with any "associate" or any member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director or officer; or

          (xi) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to Reseller Network, taken as a whole.

               (b) Except as set forth on Schedule 3.12(b) of the Seller Disclosure Letter, each agreement, contract, plan, lease, arrangement or commitment disclosed in any Schedule to the Seller Disclosure Letter or required to be disclosed pursuant to this Section is a valid and binding agreement of Seller, Reseller Network or the Company which is a party thereto, as the case may be, and is in full force and effect, and none of Seller, Reseller Network or any such Company is nor, to the knowledge of Seller, is any other party thereto in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, nor, to the knowledge of Seller, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. True and complete copies of each such agreement, contract, plan, lease, arrangement or commitment have been made available to Buyer.

     SECTION 3.13. Litigation. Except as set forth in Schedule 3.13 of the Seller Disclosure Letter, there is no action, suit, or proceeding pending against, or to the knowledge of Seller, threatened against or affecting, Seller, Reseller Network, any Company or any of their respective properties before any court or arbitrator or any governmental body, agency or official, nor to the knowledge of Seller, is there any investigation by any governmental authority of or relating to the operation of the business of Reseller Network or any Company (i) where the aggregate damages sought exceed $50,000 (provided that, with respect to Seller, this clause (i) shall be limited to actions, suits, investigations or proceedings in connection with the business of the Reseller Network), (ii) which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff's demands, could reasonably be expected to have a Material Adverse Effect or (iii) which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transaction. In no event will any judgment, order, decree, settlement or other disposition of Anderson Consulting LLP vs. Intelligent Electronics, Inc. (No. 96CV962645, District Court, City and County of Denver, Colorado) or Intelligent Electronics, Inc. vs. Anderson Consulting LLP (No. 9604673, Common Pleas Court, Chester County, PA) result in any liability to the Companies or Reseller Network.

     SECTION 3.14. Compliance with Laws and Court Orders. Except as set forth in Schedule 3.14 of the Seller Disclosure Letter, none of Seller (with respect to business of Reseller Network), any Company or Reseller Network is in violation of, or has since January 1, 1994 violated, or to the knowledge of Seller is under investigation with respect to or has been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 3.15. Properties. (a) Reseller Network or one or more of the Companies has good and marketable title to, or in the case of leased property and assets has valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) used in the business of Reseller Network, all of which property and assets are reflected on the Balance Sheet (to the extent acquired on or prior to the Balance Sheet Date and to the extent required to be reflected on the Balance Sheet by generally accepted accounting principles), except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices. None of such property or assets is subject to any Lien, except:

          (i) Liens disclosed in the February 1, 1997 financial statements referred to in Section 3.08;

          (ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet);

          (iii) Liens which do not materially detract from the value or materially interfere with any present or intended use of such property or assets; or

          (iv) Liens set forth on Schedule 3.15 of the Seller Disclosure
Letter.

               (b) The facilities, buildings, structures and equipment used by Seller (with respect to the business of Reseller Network), Reseller Network or one or more of the Companies in the operation of the business of Reseller Network as currently conducted are in all material respects adequate and suitable for their current uses in the ordinary course of business as conducted by Reseller Network. The equipment used by Reseller Network or one or more of the Companies in the operation of the business of Reseller Network as currently conducted has no material defects, is in good operating condition and repair and has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted).

               (c) The Seller RN Assets, and the property and assets owned or leased by Reseller Network or one or more of the Companies, constitute all of the property and assets used or held for use in connection with the businesses of Reseller Network.

               (d) None of Seller (with respect to the business of Reseller Network), Reseller Network or any Company owns (or holds other than pursuant to a lease set forth on Schedule 3.12(a)(i) of the Seller Disclosure Letter) any real property.

     SECTION 3.16. Intellectual Property. (a) Schedule 3.16 of the Seller Disclosure Letter contains a list of all Intellectual Property Rights owned or licensed and used or held for use by Seller (with respect to the business of Reseller Network), Reseller Network or any Company which are material to the operation of the business of Reseller Network as currently conducted, but excluding any Intellectual Property of manufacturers of products sold by Reseller Network ("RN Intellectual Property Rights"), specifying as to each, if applicable: (i) the nature of such Intellectual Property Right, (ii) the owner or licensor of such Intellectual Property Right, (iii) if owned, the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed, (iv) if owned, the registration or application numbers and (v) if owned, the termination or expiration dates.

               (b) Schedule 3.16 of the Seller Disclosure Letter sets forth a list of all licenses, sublicenses and other agreements as to which Seller (with respect to the business of Reseller Network), Reseller Network or any Company is a party and pursuant to which any Person is authorized to use any RN Intellectual Property Right (excluding the right to use RN Intellectual Property Rights pursuant to franchise agreements or program agreements, including any renewals thereof or successor agreements thereto), including (i) the identity of all parties thereto, (ii) a description of the nature and subject matter thereof, (iii) the applicable royalty and (iv) the term thereof.

                (c) (i) Since January 1, 1994, neither Seller (with respect to the business of Reseller Network), Reseller Network nor any Company has been a defendant in any action, suit or proceeding or, to the knowledge of Seller, any investigation relating to, or otherwise has been notified of, any alleged claim of infringement of any Intellectual Property Right, and Seller has no knowledge of any other such infringement by Seller (with respect to the business of Reseller Network), Reseller Network or any Company and (ii) except as set forth in Schedule 3.16 of the Seller Disclosure Letter, neither Seller nor any Company has an outstanding claim or suit for, and Seller has no knowledge of, any continuing infringement by any other Person of any RN Intellectual Property Rights. No RN Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by Reseller Network or any Company or restricting the licensing thereof by Reseller Network or any Company to any Person. Except as set forth in
Schedule 3.16 of the Seller Disclosure Letter, neither Reseller Network nor any Company has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Right other than pursuant to a vendor agreement entered into in the ordinary course of business.

               (d) None of the processes and formulae, research and development results and other know-how of Seller (with respect to the business of Reseller Network), Reseller Network or any Company, the value of which to Seller (with respect to the business of Reseller Network), Reseller Network or any Company is contingent upon maintenance of the confidentiality thereof, has been disclosed by Reseller Network or any Company or any of its Affiliates to any Person other than employees, representatives and agents of Reseller Network or any Company, all of whom are bound by written confidentiality provisions set forth in the employee handbook used by the Reseller Network, a copy of which was previously provided to Buyer.

     SECTION 3.17. Insurance Coverage. Seller has furnished to Buyer a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of Reseller Network or any Company. Except as set forth on Schedule 3.17 of the Seller Disclosure Letter, there is no claim by Seller (with respect to the business of Reseller Network), Reseller Network or any Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and Seller, Reseller Network and each Company have otherwise complied in all material respects with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since January 1, 1994 and remain in full force and effect. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of Reseller Network. Seller does not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. Except as disclosed in
Schedule 3.17 of the Seller Disclosure Letter, Reseller Network and each Company shall after the Closing continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.

     SECTION 3.18. Licenses and Permits. Schedule 3.18 of the Seller Disclosure Letter correctly describes each license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Reseller Network or any Company and the absence of which would have a Material Adverse Effect (the "Permits") together with the name of the government agency or entity issuing such Permit. Except as set forth on Schedule 3.18 of the Seller Disclosure Letter, (i) the Permits are valid and in full force and effect,
(ii) neither Reseller Network nor any Company is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (iii) none of the Permits will be terminated or become terminable, in whole or in part as a result of the Transaction.

     SECTION 3.19. Inventories. (a) All inventory owned by Seller (with respect to the business of Reseller Network), Reseller Network or any Company reflected on the Balance Sheet or to be reflected on the Closing Balance Sheet are in the original packaging of the supplier. Each item of inventory reflected on the Balance Sheet is, and each item of inventory to be reflected on the Closing Balance Sheet is required to be, so reflected on the basis of a complete physical count and is valued at the lesser of cost or fair market value in accordance with generally accepted accounting principles consistently applied.

               (b) The items referred to in Section 3.19(a) are in good condition and saleable in the ordinary course of business of Reseller Network as currently conducted. None of the items referred to in Section 3.19(a) is obsolete, discontinued, damaged, overaged or of below standard quality or merchantability, except for items that have been written down to realizable market value or for which adequate reserves have been provided.

     SECTION 3.20. Receivables. All accounts, notes receivable, employee advances, accrued interest receivable, amounts due from vendors and other receivables ("Receivables") (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet are, and all Receivables arising from or otherwise relating to the business of Reseller Network as of the Closing Date will be, valid and genuine. All Receivables arising out of or relating to such business of Reseller Network as of the Balance Sheet Date have been included in the Balance Sheet, in accordance with generally accepted accounting principles applied on a consistent basis.

     SECTION 3.21. Product Liability; Product Warranty. (a) Except as set forth in Schedule 3.21(a) of the Seller Disclosure Letter, there are no claims, actions, suits, inquiries or proceedings by or before any court or governmental or other regulatory or administrative authority, agency or commission asserted, pending or, to the best knowledge of Seller, threatened against, or to the knowledge of Seller any investigations, involving Seller (to the extent related to the business of Reseller Network), Reseller Network or any Company that (i) relate to the ownership, possession or use of any product alleged to have been manufactured, assembled, configured, distributed or sold by Seller (to the extent related to the business of Reseller Network), Reseller Network or any Company (the "RN Products") and alleged to have been defective or improperly designed or manufactured, (ii) state a claim under any warranty, guarantee or indemnification made by Seller, Reseller Network or any Company or (iii) arise from or are alleged to arise from actual or alleged injury to Persons or property as a result of the conduct of Seller (to the extent related to the business of Reseller Network), Reseller Network or any Company.

          (b) To the best knowledge of Seller, there are no recalls pending or threatened with respect to any of the RN Products. No filing has been made by Seller (to the extent related to the business of Reseller Network), Reseller Network or any Company under any applicable rule, regulation or statute with respect to any product defects or hazards in connection with any of the RN Products and there have been, to the best knowledge of Seller, no material recurring defects therein which create such a defect or hazard.

          (c) Schedule 3.21(c) of the Seller Disclosure Letter sets forth the standard forms of product warranties issued by Seller (to the extent related to the business of Reseller Network), Reseller Network or any Company and copies of all other material product warranties issued by Seller (to the extent related to the business of Reseller Network), Reseller Network or any Company. Except as set forth in Schedule 3.21(c) of the Seller Disclosure Letter or reflected or reserved for in the Balance Sheet, since January 1, 1992, no product warranty or similar claims have been made against Seller (to the extent related to the business of Reseller Network), Reseller Network or any Company, except claims as to which in the aggregate losses and expenses in respect of repair or replacement of products have not exceeded $50,000.

     SECTION 3.22. Selling Documents. None of the information (other than financial projections and other than the financial statements as to which representations are made in Section 3.08) contained in the Confidential Descriptive Memorandum (the "Offering Memorandum") dated as of February 1997, prepared by Legg Mason Wood Walker Incorporated ("Legg Mason") in connection with the sale of Reseller Network, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. The financial projections relating to Reseller Network delivered to Buyer were made in good faith and were based upon assumptions that were reasonable at the time such projections were delivered to Buyer. Without limiting the representations and warranties made in Section 3.08, Seller has disclosed to Buyer the financial results of Reseller Network up to and including April 5, 1997 which are materially different from those set forth in such projections.

     SECTION 3.23. Finders' Fees. Except for Legg Mason whose fees will be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller, Reseller Network or any Company who might be entitled to any fee or commission in connection with the Transaction.

     SECTION 3.24. Employees. Schedule 3.24 of the Seller Disclosure Letter sets forth a true and complete list of (a) the names, titles, annual salaries and other compensation of all officers of each Company and all other employees of each Company whose annual base salary exceeds $100,000 and (b) the wage rates and number of employees of each Company (by classification).

     SECTION 3.25. Labor Matters. (a) Seller (with respect to the business of Reseller Network), Reseller Network and each Company are in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, would reasonably be expected to have a Material Adverse Effect. There is no unfair labor practice complaint pending or, to the knowledge of Seller, threatened against Reseller Network or any Company before the National Labor Relations Board.

             (b) except as set forth in Schedule 3.25 of the Seller Disclosure Letter, there is no pending or, to the knowledge of Seller, Reseller Network or any Company, threatened labor dispute, strike or lockout, or work stoppage, unfair labor practice complaint, grievance procedure or arbitration proceeding, nor to the knowledge of Seller is there any slowdown, relating to Seller, Reseller Network or any Company.
No employees of Seller, Reseller Network or any Company are subject to any collective bargaining agreement or labor contracts. No question now exists respecting proposed union representation of the employees of any Company and no collective bargaining agreement is currently being negotiated.

             (c) Each Company and Reseller Network have made available to Buyer copies of all Occupational Safety and Health Administration ("OSHA") reports having to do with any Company or Reseller Network, their operations or their business and received by Seller, Reseller Network or any Company.
 No other oral or written complaints or notices have been received from OSHA, or any other regulatory agencies or offices having jurisdiction over health or safety matters relating to Seller, Reseller Network or any Company. All matters noticed in such reports have been resolved or cured.

     SECTION 3.26. Environmental Matters. (a) The following terms, as used herein, have the following meanings:

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

"Environmental Laws" means any federal, state, local or foreign law (including, without limitation, common law), treaty, regulation, rule, judgment, order, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority, whether now or hereafter in effect, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any hazardous substances, wastes or materials.

"Hazardous Substances" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

            (b) Except as disclosed on Schedule 3.26 of the Seller Disclosure Letter,

        (i) there are no liabilities of or relating to the business of Reseller Network or any Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability;

       (ii) no notice, notification, demand, request for information, citation, summons, order or complaint has been received, no penalty has been assessed and no action, suit or proceeding is pending, or to Seller's knowledge, threatened (nor to Seller's knowledge is there any investigation or review pending) by any governmental entity or other Person with respect to any matters relating to Seller (with respect to the business of Reseller Network), Reseller Network or any Company and relating to or arising out of any Environmental Law;

       (iii) no polychlorinated biphenyls, radioactive material, lead, asbestos-containing material, incinerator, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) is or has been present at, on or under any property now or previously owned, leased or operated by Seller (with respect to the business of Reseller Network), Reseller Network or any Company;

        (iv) no Hazardous Substance has been discharged, disposed of, deposited, spilled, leaked or released at, on or under any property now or previously owned, leased or operated by Seller (with respect to the business of Reseller Network), Reseller Network or any Company; and

        (v) no property now or previously owned, leased or operated by Seller (with respect to the business of Reseller Network), Reseller Network or any Company or any property to which Reseller Network or any Company has transported or arranged for the transportation of any Hazardous Substances is listed or, to Seller's knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean-up.

               (c) There has been no environmental investigation, study, audit, test, review or other analysis conducted which Seller has in its possession in relation to the current or prior business of Reseller Network or any Company or any property or facility now or previously owned, leased or operated by Reseller Network or any Company which has not been made available to Buyer at least ten days prior to the date hereof.

     SECTION 3.27. Bank Accounts. Set forth on Schedule 3.27 of the Seller Disclosure Letter hereof is the name and address of each bank in which Seller (to the extent related to the business of Reseller Network), Reseller Network or any Company has an account or a safe deposit box, the account numbers and the names of all Persons authorized to draw on such accounts or to have access thereto.

     SECTION 3.28. Suppliers and Licensors. Schedule 3.28 of the Seller Disclosure Letter (i) lists the suppliers of inventory of Reseller Network and the Companies by purchase volume for the year ended February 1, 1997 and the two fiscal month period ended April 5, 1997 and (ii) identifies each contract or agreement with each such supplier that is currently in effect, other than letters periodically received from vendors, including but not limited to those addressing special promotions, marketing-development funds, sales-out objectives and returns incentives. The five largest such suppliers so listed by purchase volume shall collectively be referred to herein as the "Principal Vendors" and each such supplier, a "Principal Vendor". Except as indicated in Schedule 3.28 of the Seller Disclosure Letter, no such supplier has any right to terminate its contract with Seller (with respect to the business of Reseller Network), Reseller Network or any Company due to the consummation of the Transaction.

     SECTION 3.29. Reseller Loans. Schedule 3.29 of the Seller Disclosure Letter sets forth the name of each reseller to which Seller or any Company has made an outstanding loan in connection with the business of Reseller Network. A true and complete copy of each loan agreement related to such reseller loans has been made available to Buyer prior to the date hereof. To the best knowledge of Seller based on information of which it is currently aware, all of such reseller loans are fully collectible.

     SECTION 3.30. Seller Proxy Materials. Each document filed by Seller with the SEC in connection with the meeting of the stockholders of Seller referred to in Section 12.01(d) including, without limitation, the proxy or information statement of Seller and any amendments or supplements thereto (the "Seller Proxy Materials") will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. Each time any Seller Proxy Materials are distributed to stockholders of Seller or any other solicitation of stockholders of Seller is made by or on behalf of Seller or any Affiliate of Seller, and at the time such stockholders vote on approval of the Transaction, the Seller Proxy Materials (as supplemented and amended, if applicable), in the light of the circumstances under which the statements contained in the Seller Proxy Materials or any other solicitations are made, will not contain an untrue statement of a material fact or omit to state any material fact necessary
(i) in order to make the statements made therein not false or misleading, or (ii) to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading. The representations and warranties contained in this Section will not apply to statements or omissions included in the Seller Proxy Materials based upon information furnished to Seller in writing by Buyer specifically for use therein.

                                 ARTICLE 4

                REPRESENTATIONS AND WARRANTIES OF XLSOURCE

4 REPRESENTATIONS AND WARRANTIES OF XLSOURCE   XLSource represents and
warrants to Buyer as of the date hereof and as of the Closing Date that:

     SECTION 4.1. Corporate Existence and Power. XLSource is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. XLSource has heretofore made available to Buyer true and complete copies of its certificate of incorporation and bylaws as currently in effect.

     SECTION 4.2. Corporate Authorization. The execution, delivery and performance by XLSource of this Agreement and the XLSource Supply Agreement and the consummation by XLSource of the Transaction and the transactions contemplated by the XLSource Supply Agreement are within its corporate powers and have been duly authorized by all necessary corporate action on the part of XLSource. Each of this Agreement and the XLSource Supply Agreement constitutes a valid and binding agreement of XLSource, enforceable against XLSource in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

     SECTION 4.3. Government Authorization. The execution, delivery and performance by XLSource of this Agreement and the XLSource Supply Agreement and the consummation of the Transaction and the transactions contemplated by the XLSource Supply Agreement require no action by or in respect of, or filing with, any governmental body, agency or official.

      SECTION 4.4. NONCONTRAVENTION Section 4.4. NONCONTRAVENTION. THE EXECUTION, DELIVERY AND PERFORMANCE BY XLSOURCE OF THIS AGREEMENT AND THE XLSOURCE SUPPLY AGREEMENT AND THE CONSUMMATION BY XLSOURCE OF THE TRANSACTION AND THE TRANSACTIONS CONTEMPLATED BY THE XLSOURCE SUPPLY AGREEMENT DO NOT AND WILL NOT VIOLATE ITS CERTIFICATE OF INCORPORATION OR BYLAWS, VIOLATE ANY APPLICABLE LAW, RULE, REGULATION, JUDGMENT, INJUNCTION, ORDER OR DECREE OR REQUIRE ANY CONSENT OR OTHER ACTION BY ANY PERSON UNDER, CONSTITUTE A DEFAULT UNDER, OR GIVE RISE TO ANY RIGHT OF TERMINATION, CANCELLATION OR ACCELERATION OF ANY RIGHT OR OBLIGATION OF XLSOURCE OR TO A LOSS OF ANY BENEFIT TO WHICH XLSOURCE IS ENTITLED UNDER ANY PROVISION OF ANY AGREEMENT OR OTHER INSTRUMENT BINDING UPON XLSOURCE.

                                 ARTICLE 5

                  REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date that:

     SECTION 5.1. Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

     SECTION 5.2. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement, the Escrow Agreement and the XLSource Supply Agreement and the consummation of the Transaction and the transactions contemplated by the Escrow Agreement and the XLSource Supply Agreement are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. Each of this Agreement and the XLSource Supply Agreement constitutes and, when executed and delivered pursuant to its terms the Escrow Agreement will constitute, a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

     SECTION 5.3. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement, the Escrow Agreement and the XLSource Supply Agreement and the consummation of the Transaction and the transactions contemplated by the Escrow Agreement and the XLSource Supply Agreement require no material action by or in respect of, or material filing with, any governmental body, agency or official other than (i) compliance with any applicable requirements of the HSR Act and (ii) compliance with any applicable requirements of the Exchange Act.

     SECTION 5.4. Noncontravention. The execution, delivery and performance by Buyer of this Agreement, the Escrow Agreement and the XLSource Supply Agreement and the consummation of the Transaction and the transactions contemplated by the Escrow Agreement and the XLSource Supply Agreement do not and will not (i) violate the certificate of incorporation or bylaws of Buyer, (ii) assuming compliance with the matters referred to in Section 5.03, violate any applicable material law, rule, regulation, judgment, injunction, order or decree or (iii) require any consent or other action by any Person under any provision of any agreement or other instrument binding upon Buyer.

     SECTION 5.5. Financing. Buyer has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

     SECTION 5.6. Purchase for Investment. Buyer is purchasing the RN Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the RN Shares and is capable of bearing the economic risks of such investment.

      SECTION 5.7. LitigationSECTION 5.7. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transaction.

     SECTION 5.8. Finders' Fees. Except for Morgan Stanley & Co. Incorporated whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the Transaction.

                              ARTICLE 6
                        COVENANTS OF SELLER

Seller agrees that:

     SECTION 6.1. Conduct of Reseller Network and Each Company. From the date hereof until the Closing Date, Seller shall cause Reseller Network and each Company to conduct its businesses in the ordinary course consistent with past practice and to use its commercially reasonable efforts to preserve intact its business organizations, relationships with third parties and, except as set forth on Schedule 3.09(k) of the Seller Disclosure Letter, to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, Seller will not permit Reseller Network or any Company to:

               (a) adopt or propose any change in the certificate of incorporation or bylaws of any Company;

               (b) merge or consolidate with any other Person or, except for purchases of inventory in the ordinary course of business consistent with past practices, acquire a material amount of assets from any other Person;

               (c) sell, lease, license or otherwise dispose of any assets or property except (i) pursuant to existing contracts or commitments and
(ii) in the ordinary course consistent with past practice; or

               (d) agree or commit to do any of the foregoing.

Seller will not, and will not permit Reseller Network or any Company to,
(i) take or agree or commit to take any action that would make any representation and warranty of Seller hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) knowingly omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

     SECTION 6.2. Access to Information; Confidentiality. (a) From the date hereof until the Closing Date, Seller will (i) give, and will cause Reseller Network and each Company to give, Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of Reseller Network and each Company and to the books and records of Seller and each Company relating to Reseller Network, (ii) furnish, and will cause Reseller Network and each Company to furnish, to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to Reseller Network and each Company as such Persons may reasonably request, (iii) instruct the employees, counsel and financial advisors of Seller, Reseller Network and each Company to cooperate with Buyer in its investigation of Reseller Network and (iv) allow Buyer and its representatives to be present during any physical count of inventory performed. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Reseller Network, Seller or any Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller hereunder.

               (b) Schedule 6.02 of the Seller Disclosure Letter sets forth (to the extent that Seller is permitted to do so consistent with its contractual obligations to third parties) the name of each Potential Buyer.
 Seller shall promptly request that each Potential Buyer either return all of such Information (and copies thereof) to Seller or destroy all of such Information (and copies thereof) and deliver a written certification of such destruction to Seller. Seller shall use its best efforts to cause each such Potential Buyer to comply with such request and shall notify Buyer promptly following compliance by each Potential Buyer with such request. As used herein, "Potential Buyer" means each Person (other than Buyer) to whom any confidential documents or information (including but not limited to the Offering Memorandum) concerning Seller (to the extent related to the business of Reseller Network), Reseller Network or any Company ("Information") was disclosed by Seller or any agent acting on Seller's behalf since January 1, 1997 for the purpose of discussing a possible change in control transaction for Reseller Network.

               (c) Seller hereby assigns to Buyer, effective as of the Closing Date, its rights to enforce the confidentiality provisions contained in any and all confidentiality agreements which Seller has entered into with, or received from, each Potential Buyer, but solely to the extent that it relates to information with respect to the business of, or solicitation of employees of, Reseller Network and the Companies. To the extent such rights are not assignable, Seller shall, at Buyer's request, enforce such rights at Buyer's expense.

               (d) After Closing, Seller and its Affiliates will hold, and will use their commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Reseller Network or any Company, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Seller, (ii) in the public domain through no fault of Seller or its Affiliates or (iii) later lawfully acquired by Seller from sources other than those related to its prior ownership of Reseller Network. The obligation of Seller and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

               (e) On and after the Closing Date, Seller will afford promptly to Buyer and its agents reasonable access to its books of account, financial and other records and information in the possession of Seller relating to Reseller Network and the Companies and to Seller's employees, and will request that its auditors provide to Buyer and its agents reasonable access to its employees and workpapers relating to Reseller Network and the Companies, in each case to the extent necessary or useful for Buyer in connection with any audit, investigation, dispute or litigation relating to Reseller Network or any of the Companies or any other reasonable business purpose relating to Reseller Network; provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business of Seller; and provided further, in no event shall Seller be required to disclose any information which would waive an attorney-client privilege.

     SECTION 6.3. Notices of Certain Events. Seller shall promptly notify Buyer of:

               (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transaction;

               (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the Transaction; and

               (c) any actions, suits, claims or proceedings commenced or, to its knowledge threatened (or, to its knowledge, any investigations) against, relating to or involving or otherwise affecting Seller (to the extent related to the business of Reseller Network), Reseller Network or any Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 or that relate to the consummation of the Transaction.

     SECTION 6.4. Resignations. At or prior to the Closing Date, Seller will deliver to Buyer the resignations of all corporate officers and directors of each Company who will be officers, directors or employees of Seller or any of its Affiliates after the Closing Date from their positions with such Company.

     SECTION 6.5. Noncompetition. (a) Seller agrees that for a period of three (3) full years from the Closing Date, neither it nor any of its Subsidiaries shall engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as stockholders or equity owners in any Person, manage, operate, join, lend money or render financial or other assistance to, or participate (as a director, officer, employee, partner, stockholder, founder, consultant or otherwise), in any business that competes with either of the following businesses (the "Business") as they exist on the Closing Date within the United States, Canada and Mexico:

          (i) any business that distributes and sells to resellers (both retail and otherwise) branded microcomputers and related equipment; or

          (ii) any business that, in connection with the distribution and sale to resellers (both retail and otherwise) of branded microcomputers and related equipment, (x) offers to such resellers value-added services, including but not limited to product selection, technical support, cost-efficient marketing programs and promotions, national service network, SKU-able services, financing programs and product delivery services and (y) performs "built-to-order" configuring of branded microcomputers and related equipment and light manufacturing in connection therewith.

Notwithstanding anything herein to the contrary, nothing in this Section 6.05(a) shall prohibit Seller or any of its Subsidiaries from (1) making isolated sales of branded microcomputers and related equipment to such resellers to the extent and in the circumstances such sales are currently made by Seller's Subsidiaries, (2) providing information technology services in the areas of (i) internetworking (the consulting, design and implementation of local area networks and wide area networks), (ii) applications development (the customization and adaption of proven software as well as training and education to support applications and internetworking solutions), (iii) telecommunications (including data, video and voice transmission) or (iv) managed services (such as install, add, move and change services, break fix, help desk, network management and asset management), (3) manufacturing, assembling or configuring microcomputers if the XLSource Supply Agreement has been terminated due to Buyer's breach of the performance standards contained therein, (4) acquiring a diversified company having not more than 5% of its sales (based on its latest published annual audited financial statements) attributable to the Business or (5) owning, individually or in the aggregate, less than 1% of a company listed or traded on a national securities exchange or in an over-the-counter securities market.

               (b) Seller agrees that for a period of three (3) full years from the Closing Date, neither it nor any of its Subsidiaries shall without Buyer's consent, knowingly employ or solicit (other than through general advertisement), or knowingly receive or accept the performance of services by any then current employee of Reseller Network or any Company, or any then current employee of Buyer or its Affiliates employed by Reseller Network or any Company as of the date hereof or as of the Closing Date.

               (c) If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law.
Seller acknowledges that Buyer would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Seller agrees that Buyer shall be entitled to injunctive relief requiring specific performance by Seller of this Section, and Seller consents to the entry thereof.

     SECTION 6.6. Intercompany Accounts. (a) If the aggregate amount of the payables (collectively, the "Intercompany Payable") owing by the Companies to Seller or its Subsidiaries is less than $10 million greater than the aggregate amount of the receivables (collectively, the "Intercompany Receivable") owing to the Companies by Seller or its Subsidiaries, Seller shall, and shall cause its Subsidiaries to, increase the amount of the Intercompany Payable or decrease the Intercompany Receivable (in either event through one or more cash transactions) on or immediately prior to the Closing Date such that, after giving effect to such increase or decrease, the amount of the Intercompany Payable shall be at least $10 million more than the amount of the Intercompany Receivable. For purposes of this Section, the Intercompany Receivable and the Intercompany Payable each shall be calculated as closely as reasonably possible to the Closing Date, but in any event not earlier than the Friday immediately prior to the Closing Date.

          (b) Subject to Section 6.06(c) and Section 6.06(d), effective at the Closing the Intercompany Payable and the Intercompany Receivable as determined pursuant to Section 6.06(a) shall be settled in cash and none shall be outstanding and (except as the parties may otherwise agree) any agreements relating to the Intercompany Payable and Intercompany Receivable shall have been terminated and neither Reseller Network nor any Company shall have any obligation with respect to the Intercompany Payable on or after the Closing.

          (c) Notwithstanding anything in this Agreement to the contrary, if, as a result of any reconciliation or adjustment performed during the preparation of the Closing Balance Sheet, the Closing Balance Sheet includes any amounts that would constitute an Intercompany Receivable or an Intercompany Payable, such amounts shall be reflected in the Closing Net Liabilities Assumed in the manner set forth in Schedule 2.04.

           (d) Notwithstanding anything in this Agreement to the contrary, to the extent that the Base Purchase Price, as adjusted pursuant to Section 2.03, is less than $10 million, that portion of the payment made by Buyer pursuant to Section 2.02(a)(i) shall be made in full satisfaction of any obligation of Buyer pursuant to Section 6.06(b) with respect to a corresponding portion of the Intercompany Payable.

     SECTION 6.7. Stockholder Meeting; Proxy Materials. Seller shall use its best efforts to cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable for the purpose of approving the Transaction. The board of directors of Seller shall, subject to its fiduciary duties under applicable law as advised by counsel, recommend approval of the Transaction by Seller's stockholders. In connection with such meeting Seller (i) will promptly prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable a proxy statement and all other Seller Proxy Materials for such meeting as may be required under applicable law, (ii) will use its best efforts to obtain the necessary approval of the Transaction by its stockholders and (iii) will otherwise comply with all legal requirements applicable to such meeting.

     SECTION 6.8. Other Offers. Seller, its Affiliates, the Companies, and the officers, directors, employees and other agents of Seller, its Affiliates or the Companies, will not, directly or indirectly, (i) take any action to solicit, initiate or encourage an Acquisition Proposal or
(ii) except for actions as may be required to discharge the fiduciary duties of their boards of directors under applicable law based upon written advice of counsel, engage in negotiations with, or disclose any nonpublic information relating to Reseller Network or any of the Companies or afford access to the properties, books or records of Seller (with respect to the business of Reseller Network), Reseller Network or any of the Companies to, any Person that Seller has reason to believe may be considering making, or has made, an Acquisition Proposal. Seller will promptly notify Buyer after receipt by Seller, its Affiliates or any Company of any Acquisition Proposal or any indication that any Person is considering making an Acquisition Proposal or any request for nonpublic information relating to Seller (with respect to the business of Reseller Network), Reseller Network or any Company or for access to the properties, books or records of Seller (with respect to the business of Reseller Network), Reseller Network or any Company by any Person that Seller has reason to believe may be considering making, or has made, an Acquisition Proposal, and Seller will keep Buyer fully informed of the status and details of such Acquisition Proposal, indication or request. As used herein, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, any transaction involving the transfer (by way of merger, sale, other business combination or otherwise) of a material portion of the business of Reseller Network or the Companies (including any capital stock of the Companies or any material portion of the assets of the Companies or Reseller Network).

     SECTION 6.9. Transfer of Intelevest. Prior to the Closing, Seller shall cause Intelevest to be transferred to Seller or one of its Affiliates on terms reasonably satisfactory to Buyer. As used herein, "Intelevest" means Intelevest Holdings, Inc., a Delaware corporation, which is a wholly-owned indirect Subsidiary of Seller and a wholly-owned direct Subsidiary of Intelligent Distribution Services, Inc.

     SECTION 6.10. Transfer of Seller RN Assets and Liabilities. (a) Seller shall sell, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to the Companies prior to the Closing, free and clear of all Liens, other than Liens referred to in clauses (i) through (iv) of Section 3.15(a), all of Seller's right, title and interest in, to and under the Seller RN Assets. Seller agrees to cause the Companies to assume the Seller RN Liabilities prior to the Closing.

               (b) In connection with the transfer of the Seller RN Assets and the assumption of the Seller RN Liabilities referred to in Section 6.10(a), Seller and the Companies shall enter into one or more Assignment and Assumption Agreements in form and substance reasonably acceptable to Buyer, and, subject to the provisions hereof, Seller shall deliver to the Companies such bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and Buyer shall deem reasonably necessary or appropriate to vest in the Companies all right, title and interest in, to and under the Seller RN Assets.

               (c) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Seller RN Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of the Companies or Seller thereunder. Seller will use its commercially reasonable efforts to obtain the consent of the other parties to any such Seller RN Asset or any claim or right or any benefit arising thereunder for the assignment thereof to the Companies as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that the Companies would not in fact receive all such rights, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer or the Companies would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to Buyer or the Companies, or under which Seller would enforce for the benefit of Buyer or the Companies. Seller will promptly pay to Buyer when received all monies received by Seller under any Seller RN Asset or any claim or right or any benefit arising thereunder.

     SECTION 6.11. Consents. (a) As promptly as practicable, but in no event later than 10 business days following the date hereof, Seller shall deliver to Buyer a list setting forth every consent other than the Required Consents (each such consent, an "Other Consent" and together, the "Other Consents") under such agreements, contracts or other instruments or such Permits that is necessary with respect to the execution, delivery and performance of this Agreement.

               (b) Notwithstanding anything in this Agreement to the contrary, Buyer may notify Seller in writing, within 15 days following its receipt of the list referred to in Section 6.11(a), that Buyer has made a reasonable good faith determination that one or more of the Other Consents described on such list satisfy the criteria in Section 3.05 for Required Consents. Such notice shall state in reasonable detail the basis for such good faith determination. In such event, such Other Consents shall be deemed Required Consents for all purposes of this Agreement.

     SECTION 6.12. Capital Contribution. At or immediately prior to the Closing, Seller shall make a capital contribution to the Companies (whether through the forgiveness of part of the Intercompany Payable or otherwise) in an amount at least equal to the amount by which the Base Net Liabilities Assumed is greater than $78 million, as adjusted pursuant to
Section 2.03.

                              ARTICLE 7

                   COVENANTS OF SELLER AND XLSOURCE

Each of Seller and XLSource agrees that:

     SECTION 7.1. Guarantee of Guaranteed Obligations. Seller hereby irrevocably and unconditionally guarantees to Buyer the prompt and full discharge by XLSource of all of XLSource's covenants, agreements, obligations and liabilities contained in the XLSource Supply Agreement and in Section 9.06 of this Agreement, including without limitation the due and punctual payment of all amounts which may become due and payable by XLSource under such agreement and such Section when and as the same shall become due and payable. XLSource hereby irrevocably and unconditionally guarantees to Buyer the prompt and full discharge by Seller of all of Seller's covenants, agreements, obligations and liabilities under this Agreement, including without limitation the due and punctual payment of all amounts which may become due and payable by Seller hereunder when and as the same shall become due and payable. The obligations of each of Seller and XLSource guaranteed by XLSource and Seller, respectively, referred to in the two preceding sentences shall be hereinafter referred to collectively as the "Guaranteed Obligations" of XLSource and Seller, respectively; provided that the Guaranteed Obligations of Seller shall be reduced, in connection with each XLSource Sale to a Person approved by Buyer pursuant to the provisions of the XLSource Supply Agreement, by an amount equal to the Designated Percentage applicable to such XLSource Sale. Each of Seller and XLSource agrees that, with respect to all of its Guaranteed Obligations to pay money, such guarantee shall be a guarantee of payment and performance and not of collection.

     SECTION 7.2. Guarantee Unconditional. The obligations of each of Seller and XLSource under this Article7 are unconditional and absolute and, without limiting the generality of the foregoing, shall not be affected by any amendment, modification or waiver of the obligations of XLSource or of Seller and its Affiliates under this Agreement, except in accordance with the terms of such amendment, modification or waiver, any change in the corporate existence of XLSource or Seller, respectively, or any of their respective Affiliates or any insolvency, bankruptcy, reorganization or other similar proceeding affecting XLSource or Seller, respectively, or any of their respective Affiliates or their respective assets or resulting in any release or discharge of any obligations of XLSource or Seller, respectively, or their respective Affiliates under the XLSource Supply Agreement or this Agreement, the existence of any claim, set-off or other right which Seller or XLSource may have at any time against one another, any of such other's Affiliates, Buyer or any Person (provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim) or any other act or omission to act or delay of any kind by such other Person, any of its Affiliates, Buyer or any other Person or any other circumstance which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of Seller or of XLSource under this
Article 7.

     SECTION 7.3. Waivers. Each of Seller and XLSource hereby waives any right, whether legal or equitable, statutory or non-statutory, to require Buyer to proceed against or take any action against or pursue any remedy with respect to XLSource or Seller, respectively, or any other Person or make presentment or demand for performance or give any notice of nonperformance before Buyer may enforce its rights hereunder against Seller or XLSource, respectively.

     SECTION 7.4. Discharge; Reinstatement in Certain Circumstances. The obligations of XLSource under this Article 7 shall remain in full force and effect until the earlier of (i) the time that its Guaranteed Obligations shall have been performed in full and (ii) the sale by Seller of all of the equity securities of XLSource to a Person other than an Affiliate of Seller or XLSource; provided that the obligations of XLSource hereunder shall terminate if, prior to the Closing, Seller shall obtain for the benefit of Buyer an irrevocable letter of credit, in the amount of $7,500,000 and otherwise reasonably satisfactory to Buyer, for the purpose of securing the payment of the Guaranteed Obligations hereunder. Any such letter of credit shall remain in full force and effect until (i) the third anniversary of the Closing Date or (ii) the second anniversary of the Closing Date if, prior to such anniversary, all of the equity securities of XLSource have been sold in one or more XLSource Sales. Except as provided in the immediately preceding sentence with respect to the obligation of Seller to provide a letter of credit, the obligations of Seller under this Article 7 shall remain in full force and effect until the time that its Guaranteed Obligations shall have been performed in full. If, at any time, any performance by any Person of any Guaranteed Obligation is rescinded or must be otherwise restored or returned, whether upon the insolvency, bankruptcy or reorganization of Seller, XLSource or otherwise, the obligations of Seller or XLSource hereunder with respect to such Guaranteed Obligation shall be reinstated at such time as though such Guaranteed Obligation had become due and had not been performed.

     SECTION 7.5. Subrogation. Upon performance by Seller or XLSource of any of its Guaranteed Obligations, Seller and XLSource, respectively, shall be subrogated to the rights of Buyer against XLSource, in the case of Seller, or against Seller, in the case of XLSource, with respect to such Guaranteed Obligations; provided that neither Seller nor XLSource shall enforce any of its Guaranteed Obligations by way of subrogation against one another while any Guaranteed Obligation is due and unperformed by such other party.

     SECTION 7.6. Limit of Liability. The obligations of each of XLSource and Seller under this Article 7 shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.


                                 ARTICLE 8

                            COVENANTS OF BUYER

Buyer agrees that:

     SECTION 8.1. Access. On and after the Closing Date, Buyer will give, and will cause Reseller Network and each Company to give, Seller, and it agents reasonable access to its books of account, financial and other records, information and employees, and will request that its independent accountants provide to Seller and its agents reasonable access to its employees and workpapers, and the right to be present during any reconciliation of the physical count of inventory performed in connection with the preparation of the Closing Balance Sheet, in each case to the extent necessary or useful for Seller in connection with any audit, investigation, dispute or litigation relating to Reseller Network or any other reasonable business purpose relating to Reseller Network; provided that any such access by, or right to be present of, Seller shall not unreasonably interfere with the conduct of the business of Buyer.

     SECTION 8.2. Seller Guarantees. Buyer and its Affiliates will use commercially reasonable efforts to cause Seller to be released in full from its obligations under and pursuant to the liabilities, agreements and guarantees set forth on Schedule 8.02 of the Seller Disclosure Letter to the extent, and only to the extent, that such liabilities, agreements and guarantees were entered into directly and solely for the benefit of the Companies or Reseller Network.

     SECTION 8.3. Other Matters. If any final judgment, order or adjudication determines that any Damages incurred by a Buyer Indemnitee or by Seller or any of its Affiliates that are referred to in Section 13.02(b)(ii) were so incurred as a result of an action taken by Buyer or its Subsidiaries (other than any action taken by any Company prior to the Closing), Buyer will promptly reimburse Seller for the amount of any final judgment, order or adjudication (within the meaning of Section 13.02(b)(ii)) rendered in such matter against Seller or any Affiliate of Seller in connection with any such action, suit, investigation or proceeding.

                                 ARTICLE 9

                  COVENANTS OF BUYER, SELLER AND XLSOURCE

Each party agrees that:

     SECTION 9.1. Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, such party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the Transaction. Each party agrees, and Seller, prior to the Closing, and Buyer, after the Closing, agree, to cause each Company to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Transaction.

     SECTION 9.2. Certain Filings. Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transaction and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

     SECTION 9.3. Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the Transaction and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

     SECTION 9.4. Confidentiality. The parties agree that (i) the Confidentiality Letter Agreement dated February 7, 1997 between Seller and Buyer shall remain in full force and effect prior to the Closing Date and after any termination of this Agreement (it being understood that confidential information provided to Buyer pursuant to Section 6.02(a) or 6.02(e) shall be deemed "Proprietary Information" within the meaning of such Confidentiality Letter Agreement) and (ii) such Confidentiality Letter Agreement shall terminate as of the Closing Date without further action by any party; provided, that such Confidentiality Letter Agreement shall remain in full force and effect in accordance with its terms as to any information relating to the Seller and its Affiliates (other than information relating to Reseller Network or any Company).

     SECTION 9.5. Segregation of Certain Sales Proceeds. (a) In connection with each XLSource Sale that occurs prior to the termination in full of the obligations of XLSource pursuant to Article 7, Seller and XLSource will enter into arrangements reasonably satisfactory to Buyer pursuant to which an amount in cash equal to the product of the Designated Percentage and $7,500,000 will be deposited prior to or in conjunction with the consummation of such XLSource Sale for the benefit of Buyer in a segregated account for the purposes specified in Section9.05(c). Notwithstanding anything herein to the contrary, in no event shall the aggregate amount so segregated in connection with one or more XLSource Sales exceed $7,500,000.

               (b) In lieu of segregating any amounts pursuant to Section 9.05(a) in connection with an XLSource Sale, Seller and XLSource may elect to obtain for the benefit of Buyer an irrevocable letter of credit in an amount equal to the product of the Designated Percentage and $7,500,000 and otherwise reasonably satisfactory to Buyer for the purposes specified in
Section 9.05(c).

                (c) Without limiting the obligations of Seller or XLSource under this Agreement or the XLSource Supply Agreement, any amounts that are segregated pursuant to Section 9.05 and any letter of credit obtained pursuant to such Section shall be used by Seller and/or XLSource to secure and satisfy the repayment of obligations of Seller and/or XLSource that are owing to Buyer pursuant to the terms of this Agreement and the XLSource Supply Agreement.

               (d) The obligations of Seller and XLSource pursuant to this
Section 9.05 shall terminate and be of no further force or effect on (i) the third anniversary of the Closing Date or (ii) the second anniversary of the Closing Date if, prior to such anniversary, all of the equity securities of XLSource have been sold in one or more XLSource Sales and funds have been segregated, or letters of credit have been obtained, in connection with such XLSource Sales pursuant to this Section 9.05. On the date of such termination, any amounts so segregated, net of the aggregate amount of claims with respect to which Buyer is seeking indemnification pursuant to Article 10 or 13, may be released from such account.

               (e) As used herein, the following words shall have the following meanings:

"Designated Percentage", with respect to any XLSource Sale, means the greatest of the following percentages:

          (i) the percentage of the aggregate revenues of XLSource for the four full fiscal quarters immediately preceding the date of such XLSource Sale generated by or attributable to the assets or business being sold in such XLSource Sale;

          (ii) the percentage of the aggregate book value of the assets of XLSource represented by the book value of the assets sold in such XLSource Sale; or

          (iii) the percentage of the outstanding capital stock of XLSource sold in such XLSource Sale.

"XLSource Sale" means any sale, transfer, conveyance or disposition (directly or indirectly, in one transaction or a series of related transactions, by operation of law or otherwise), to a Person other than an Affiliate of Seller or XLSource, of (i) any of the assets of XLSource or
(ii) any of the equity securities of XLSource other than in the ordinary course of business.

     SECTION 9.6. Supply Agreement. (a) Upon the consummation of an XLSource Sale of the type described in clause (i) of the definition thereof, the purchase commitment of XLSource contained in Paragraph 4 of the XLSource Supply Agreement shall be reduced by an amount equal to the Transferred Percentage.

               (b) Upon the occurrence of a Transfer Event, XLSource shall pay to Buyer, no later than five business days following such Transfer Event, an amount in immediately available funds equal to 1% of the present value (discounted annually to the date of such payment at a rate of 10%) of the aggregate Adjusted Guaranteed Minimum Revenue for the period commencing on the effective date of such Transfer Event and ending on the last day of the term of the XLSource Supply Agreement (as such term may be extended pursuant to the provisions thereof). Each party agrees that (i) the amount set forth in this Section 9.06 is the estimate by the parties of the damages that Buyer would suffer as a result of the occurrence of a Transfer Event, (ii) it would be difficult for the parties to prove the actual amount of such damages, (iii) such amount is not a penalty and (iv) such amount shall be the full and liquidated damages of Buyer arising as a result of such Transfer Event.

               (c) The following terms, as used herein, have the following meanings:

"Adjusted Guaranteed Minimum Revenue" means, with respect to any XLSource Sale resulting in a Transfer Event, the product of (A) the sum of (x) the remainder of the "Guaranteed Minimum Revenue" and (y) the "Remaining Guaranteed Minimum Revenue" (each as defined in the XLSource Supply Agreement) in each case as of the date of such Transfer Event and (B) the Transferred Percentage applicable to such Transfer Event.
"Transfer Event" means the consummation of any XLSource Sale of the type described in clause (i) of the definition thereof, other than any such XLSource Sale to a Person approved by Buyer.
"Transferred Percentage" means, with respect to any XLSource Sale, the percentage of the aggregate revenues of XLSource for the four full fiscal quarters immediately preceding the date of such XLSource Sale generated by or attributable to the assets being sold in such XLSource Sale.

     SECTION 9.7. Certain Litigation. The parties hereby agree that Seller will control the prosecution of any action, suit or proceeding (whether or not such action, suit or preceding is referred to on Schedule 3.13 of the Seller Disclosure Letter) instituted prior to the Closing Date by Seller (with respect to the business of Reseller Network) or any Company. Buyer agrees, and agrees to cause the Companies to, cooperate with Seller in connection with the matters referred to in this Section 9.07. The Companies hereby assign to Seller, effective as of the Closing Date, all of their right, title and interest in and to any such action, suit or proceeding, including without limitation any recoveries in respect thereof. Notwithstanding anything contained in Section 2.04, no amount relating to the actions, suits and proceedings referred to above shall appear as an asset on the Closing Balance Sheet.

                                ARTICLE 10

                                TAX MATTERS

SECTION 10.1.  Tax Definitions.

 The following terms, as used herein, have the following meanings:

"Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

"Combined State Tax" means, with respect to each such state or any local taxing jurisdiction, any income, franchise or other Tax payable to any state or any local taxing jurisdiction in which any Company files Returns with a member of the Seller Consolidated Group on a consolidated, combined or unitary basis for purposes of such income, franchise or other Tax.

"Federal Tax" means any Tax imposed under Subtitle A of the Code.

"Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

"Return" is defined in Section 10.02(a).

"Section 338(h)(10) Election" is defined in Section 10.03(a).

"Section 338 Tax" means any Tax of any Company resulting from any income, gain, deduction, deferred gain or recapture of deductions or credits against Tax which would not have been due but for the making of the Section 338(h)(10) Election or as a consequence of Section 338 as applied by any state, local or foreign jurisdiction.

"Seller Consolidated Group" means, with respect to Federal Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Seller is the common parent, and with respect to Combined State Taxes, the consolidated, combined or unitary group of which Seller or any of its Affiliates is a member.

"Tax" means (i) any tax imposed under Subtitle A of the Code and any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by any Company, payroll, employment, excise, severance, stamp, capital stock, occupation, property, environmental or windfall profit tax, premium, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax, (ii) liability of any Company for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group, and (iii) liability of any Company for the payment of any amounts as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amounts of the type described in clause (i) or (ii) above as a result of any express or implied obligation to indemnify any other Person, provided, however, that with respect to this clause
(iii), the amount of any such liability shall be reduced by the actual Tax benefit, if any, received by the payor as a result of paying such liability.

"Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute which could reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

"Tax Indemnification Period", means (i) with respect to any Tax described in clause (i) of the definition of "Tax", any Pre-Closing Tax Period of any Company, (ii) with respect to any Tax described in clause (ii) of the definition of "Tax", any Pre-Closing Tax Period of any Company and the Tax year of any member of a group described in such clause (ii) which includes (but does not end on) the Closing Date, and (iii) with respect to any Tax described in clause (iii) of the definition of "Tax", the survival period of the obligation under the applicable contract or arrangement.

"Tax Sharing Agreements" means all agreements or arrangements (whether or not written) that relate to the allocation or sharing of liabilities for Taxes and that bind any Company (including without limitation the Tax Allocation Agreement among Seller, the Companies and certain other Subsidiaries of Seller effective as of January 29, 1995) (the "Seller Group Tax Allocation Agreement").

     SECTION 10.2. Tax Representations. Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

          (a) except as set forth on Schedule 10.02(a) of the Seller Disclosure Letter, (i) all Tax returns, statements, reports and forms (including estimated tax or information returns and reports) required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of any Company (each a "Return" and collectively, the "Returns"), have, to the extent required to be filed on or before the date hereof, been filed when due (taking into account any permitted extension under applicable law) in accordance with all applicable laws; (ii) as of the time of filing, the Returns correctly reflected the facts regarding the income, business, assets, operations, activities and status of each Company and any other information required to be shown therein, except to the extent that the failure to correctly reflect any such facts or information will not have a Material Adverse Effect; (iii) all Taxes shown as due and payable on the Returns that have been filed have been timely paid, or withheld and remitted to the appropriate Taxing Authority; (iv) the accruals and reserves for Taxes with respect to each Company for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed) reflected on the books of each Company and on the Balance Sheet and which will appear on the Closing Balance Sheet (excluding any provision for deferred income taxes) are adequate under generally accepted accounting principles to cover such Taxes except for any Taxes arising from the Section 338 Election; (v) no Company is delinquent in the payment of any Tax or has requested any extension of time within which to file any Return and has not yet filed such Return; (vi) no Company (or any member of any affiliated, consolidated, combined or unitary group of which such Company is or has been a member) has granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired; (vii) there is no claim, audit, action, suit, proceeding, or investigation now pending or threatened against or with respect to (a) any Company in respect of any Tax or Tax Asset or (b) Seller or any other member of the Seller Consolidated Group in respect of any Tax for which the Company is or could become liable in any manner (including primarily, secondarily or otherwise); (viii) there are no requests for rulings or determinations in respect of any Tax or Tax Asset pending between any Company and any Taxing Authority; (ix) no Company owns any interest in real property in the State of New York or in any other jurisdiction in which a Tax is imposed on the transfer of a controlling interest in an entity that owns any interest in real property; (x) none of the property owned or used by any Company is subject to a tax benefit transfer lease executed in accordance with Section 168(f)(8) of the Internal Revenue Code of 1954, as amended; (xi) none of the property owned or used by any Company is subject to a lease, other than a "true" lease for federal income tax purposes;
(xii) none of the property owned by any Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code; (xiii) neither Seller nor any Company, nor any other Person on behalf of any Company, has entered into nor will it enter into any agreement or consent pursuant to
Section 341(f) of the Code; (xiv) there are no Liens for Taxes upon the assets of any Company except Liens for current Taxes not yet due; (xv) Seller is not subject to withholding under Section 1445 of the Code with respect to any transaction contemplated hereby; (xvi) no Company has been a member of an affiliated, consolidated, combined or unitary group other than a Seller Consolidated Group, and no Company has filed Returns separately from the Returns filed by Seller for the respective Seller Consolidated Group; and (xvii) except with respect to the Seller Group Tax Allocation Agreement, no Company is currently under any contractual obligation to pay any amounts of the type described in clause (ii) or (iii) of the definition of "Tax" or is or has been a party to any Tax Sharing Agreement other than the Seller Group Tax Allocation Agreement.

               (b) Schedule 10.02(b) of the Seller Disclosure Letter contains (i) a list of all jurisdictions to which any Tax is properly payable by any Company , and (ii) a list of all federal, state, local and foreign income tax Returns filed with respect to each Company for taxable periods ended on or after January 29, 1994, which list indicates those Returns that have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable law, after given effect to extensions or waivers, has expired, and indicates those Returns that currently are the subject of examination or audit. The applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired with respect to all federal, state, local and foreign income tax Returns with respect to every Company for taxable periods ending prior to January 29, 1994.

     SECTION 10.3. Covenants. (a) Seller agrees to make a timely, effective and irre vocable election under Section 338(h)(10) of the Code and under any comparable statutes in any other jurisdiction with respect to each Company (the "Section 338(h)(10) Election"), and to file such election in accordance with applicable regulations. The Section 338(h)(10) Election shall properly reflect the Price Allocation (as hereinafter defined). Within 90 days after the determination of Final Net Liabilities Assumed pursuant to Section 2.04, Buyer shall provide to Seller a written statement setting forth (i) Buyer's determination of the modified ADSP (as such term is defined in Treasury Regulations Section 1.338(h)(10)-1) (the "Modified Aggregate Deemed Sales Price"), and (ii) the allocation of the Modified Aggregate Deemed Sales Price to the assets of the Companies in accordance with the Treasury regulations promulgated under Section 338(h)(10) (the "Initial Determination"). Buyer shall provide or make available to Seller such workpapers, appraisals and other documents, if any, used by Buyer in preparing the Initial Determination as Seller may reasonably request. Such Initial Determination shall be a final determination binding and conclusive on Buyer and Seller unless Seller objects by written notice to Buyer within 30 days of receipt of the Initial Determination, which notice shall state with reasonable particularity Seller's objections to such Initial Determination and the basis therefor. If Seller so objects, Buyer and Seller shall negotiate in good faith to resolve such objections, but if no agreement is reached within 15 days after Seller provides such notice, Buyer and Seller shall retain the Accounting Referee to resolve any such objections on which Buyer and Seller have been unable to reach agreement. The costs of engaging the Accounting Referee for such purpose shall be borne equally by Buyer and Seller. The determination of the Accounting Referee shall be a final determination binding and conclusive on Buyer and Seller. Such final determination (whether by agreement or as determined by the Accounting Referee) shall be the "Price Allocation" and shall be binding on the parties hereto. Seller and Buyer agree to act in accordance with the Price Allocation in the preparation, filing and audit of any Tax return. Buyer and Seller agree that each will provide to the other, upon request (including prior to filing), the portions of any Tax return for the Tax period that includes the Closing Date that reflect or are based on the Price Allocation.

               (b) Seller agrees that, without the prior written consent of Buyer (which shall not be unreasonably withheld), neither Seller nor any Company, or any Affiliate of Seller shall, to the extent it may affect or relate to any Company, (i) make any new Tax election (other than the Section 338(h)(10) Election), (ii) change any Tax election, (iii) change an annual tax accounting period, (iv) adopt or change any method of Tax accounting, (v) file any amended Tax return, (vi) enter into any closing agreement, (vii) settle any Tax claim or assessment, (viii) surrender any right to claim a Tax refund, (ix) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or (x) take or omit to take any other action, if, in the case of any such action or omission described in clauses (i) through (x), such action or omission would have or could reasonably be expected to have the effect of increasing the Tax liability or reducing any Tax Asset of any Company, Buyer or any Affiliate of Buyer in any Post-Closing Tax Period (as defined in Section 10.03(c)).

               (c) If, as a result of any adjustment with respect to the Tax liability of any Company for any Pre-Closing Tax Period, (i) any deduction, amortization, exclusion from income or other allowance becomes allowable to Buyer, any of its Affiliates or, effective upon the Closing, any Company in any Tax period (or portion thereof) beginning after the Closing Date (a "Post-Closing Tax Period") which would not, but for such adjustment, be allowable, Buyer shall pay to Seller the amount of the Tax benefit actually received by Buyer, any of its Affiliates, or, effective upon the Closing, any Company from such deduction, amortization, exclusion or allowance in any Post-Closing Tax Period within 10 days after the date such Tax benefit is actually received, and (ii) any deduction, amortization, exclusion from income or other allowance ceases to become available to Buyer, any of its Affiliates, or, effective upon Closing, any Company in any Post-Closing Tax Period which would have, but for such adjustment, been allowable, Seller shall pay to Buyer the amount of the Tax benefit that would otherwise have been received by Buyer, any of its Affiliates or, effective upon the Closing, any Company in any Post-Closing Tax Period.

               (d) All Tax returns not required to be filed on or before the date hereof (i) will be filed when due (taking into account any permitted extension under applicable law) in accordance with all applicable laws and (ii) as of the time of filing, will correctly reflect in all material respects the facts regarding the income, business, assets, operations, activities and status of the Companies and any other information required to be shown therein.

               (e) Seller shall include the Companies in its consolidated Federal Tax return and in any Combined State Tax return through the close of business on the Closing Date.

               (f) Seller agrees that no Company shall reserve any amount for or make any payment of Taxes to any Person or any Taxing Authority, except for such Taxes as are due or payable or have been properly estimated in accordance with applicable law as applied in a manner consistent with the past practice of such Company.

               (g) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any similar Tax) shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

     SECTION 10.4. Release From and Termination of Existing Tax Sharing Agreements. The Companies shall be released from any and all existing Tax Sharing Agreements, and any and all existing Tax Sharing Agreements shall be terminated with respect to the Companies, as of the Closing Date. After the Closing Date, no Company shall have any further rights or liabilities thereunder.

     SECTION 10.5. State Taxes Resulting from Section 338(h)(10) Election. With respect to any state Tax that would not be borne by Buyer or any of its Affiliates (including, after the Closing Date, the Companies) but for the Section 338(h)(10) Election made pursuant to Section 10.03(a) hereof, Seller shall estimate the amount of each such Tax and shall pay such amount to the relevant Company immediately prior to Closing. The amount paid pursuant to the preceding sentence shall be adjusted to reflect the actual amounts of such Taxes paid by Buyer or any of its Affiliates within 10 days after Buyer or such Affiliate (as the case may be) files the relevant return and Seller shall pay Buyer, or Buyer shall pay Seller, as appropriate, the amount of any underpayment or overpayment. Buyer shall deliver to Seller a copy of each relevant return within 10 days of the date on which Buyer or any of its Affiliates (as the case may be) files the relevant return.

     SECTION 10.6. Cooperation on Tax Matters. (a) Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax or information return, statement, report or form (including any report required pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder), any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. After the Closing, each Company and Seller agree (i) to retain all books and records (including accounting records) either in the possession of such Company or Seller, as the case may be, at the Closing Date or that thereafter come into the possession of a Company or Seller, as the case may be, in the ordinary course of business with respect to Tax matters pertinent to the Companies relating to any Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, each Company or Seller, as the case may be, shall allow the other party to take possession of such books and records.

                (b) Buyer and Seller further agree that each of them, upon request from the other party, shall use all reasonable efforts to obtain any certificate or other document from any governmental authority or customer of any Company as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the Transaction).

     SECTION 10.7. Tax Indemnification. (a) Seller hereby indemnifies each Buyer Indemnitee against and agrees to hold each Buyer Indemnitee harmless from any (w) Tax of any Company related to the Tax Indemnification Period,
(x) Tax of any Company resulting from a breach of any covenant of Seller contained in this Article 10, (y) Section 338 Tax, and (z) costs, fees and expenses (including reasonable attorneys and accounting fees and expenses) incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax prior to the assumption, if any, by Seller of the defense of such contest in accordance with Section 10.07(e) and any liability as transferee (the sum of clauses
(w), (x), (y), and (z) above being referred to herein as a "Loss").

               (b) For purposes of this Section 10.07, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall (x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income or gross receipts, sales or use Taxes, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date. The portion of any credits relating to a Tax period that begins before and ends after the Closing Date shall be determined as though the relevant Tax period ended on and included the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Companies.

               (c) Subject to the provisions of this Section 10.07, upon payment or incurrence by any Buyer Indemnitee of any Loss, Seller shall discharge its obligation to indemnify the Buyer Indemnitee against such Loss by paying to Buyer an amount equal to the amount of such Loss.

               (d) Any payment pursuant to this Section 10.07 shall be made not later than 30 days after receipt by Seller of written notice from Buyer stating that any Loss has been paid by a Buyer Indemnitee and the amount thereof and of the indemnity payment requested.

               (e) Buyer agrees to give prompt written notice to Seller of any Loss or the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which Buyer reasonably believes indemnity may be sought under this Section 10.07 (specifying with reasonable particularity the basis therefor) and will give Seller such information with respect thereto as Seller may reasonably request. Except as otherwise provided by Section 10.07(f), following receipt of written notice from Seller, Buyer shall permit Seller to assume, manage and control the defense of such suit, action or proceeding (including any Tax audit) as it relates to any issue or item in respect of which indemnity may be sought under this Section 10.07; provided that (x) Seller's counsel is reasonably satisfactory to Buyer, (y) Seller shall thereafter consult with Buyer upon Buyer's reasonable request for such consultation from time to time with respect to such suit, action or proceeding (including any Tax audit) and shall provide Buyer with copies of all written correspondence relating thereto and (z) Seller shall not, without Buyer's consent (which shall not be unreasonably withheld), agree to any settlement with respect to any Tax if such settlement could adversely affect the Tax liability of Buyer, any of its Affiliates or, upon the Closing, any Company. If Seller assumes such defense, (i) Buyer shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, reasonably satisfactory to Seller separate from the counsel employed by Seller and (ii) Seller shall not assert that the Loss, or any portion thereof, with respect to which Buyer seeks indemnification is not within the ambit of this Section 10.07. If Seller elects not to assume such defense, Buyer may pay, compromise or contest the Tax at issue; provided that Buyer shall not settle any contest relating to such Tax without Seller's prior written consent (which shall not be unreasonably withheld); provided further that (i) Seller's prior written consent shall not be required with respect to any such settlement unless Seller agrees not to assert that the Loss, or any portion thereof, with respect to which Buyer seeks indemnification is not within the ambit of this Section 10.07, and
(ii) in any case in which Seller provides such written consent, Seller shall be deemed to have agreed that it will not assert that any Loss, or any portion thereof, with respect to which Buyer seeks indemnification is not within the ambit of this Section 10.07. Seller shall be liable for the fees and expenses of counsel employed by Buyer for any period during which Seller has not assumed the defense thereof. Whether or not Seller chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof, including by providing upon reasonable request all necessary books and records then in such party's possession on a timely basis. Notwithstanding anything in this Agreement to the contrary, Seller shall not be entitled to assume or maintain control of the defense of any claim, litigation or proceeding in respect of any claim, litigation or proceeding in respect of which indemnification may be sought under Section 10.07 if (i) such claim, litigation or proceeding relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) such claim, litigation or proceeding seeks an injunction or equitable relief against Seller, (iii) Seller has failed or is failing to prosecute or defend vigorously such claim, litigation or proceeding or (iv) Seller (x) makes a general assignment for the benefit of creditors, (y) commences any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all of any substantial part of its property, or (z) become the subject of any proceeding referred to in clause (x) or (y) which is not dismissed within 60 days of its filing or entry.

               (f) Buyer shall control the defense of any claim that relates to Taxes described in Section 10.07(b).

               (g) Seller shall not be liable under this Section 10.07 with respect to any Tax resulting from (i) a claim or demand the defense of which Seller was not offered the opportunity to assume as provided under
Section 10.07(e) or (ii) a breach by any Company of its covenant in the third sentence of Section 10.06(a), in each case to the extent Seller's liability under this Section 10.07 is adversely affected as a result thereof. No investigation by Buyer or any of its Affiliates at or prior to the Closing Date shall relieve Seller of any liability hereunder.

               (h) Any claim of any Buyer Indemnitee (other than Buyer) under this Section may be made and enforced by Buyer on behalf of such Buyer Indemnitee.

                (i) With respect to all suits, actions or proceedings (including any Tax audits) relating to the Tax liability of any Company in existence as of the date hereof, Buyer shall be deemed to have (i) provided written notice of such suits, actions or proceedings to Seller in accordance with Section 10.07(e), and (ii) permitted Seller to assume, manage and control the defense of such suits, actions or proceedings in accordance with and subject to Section 10.07(e).

                 (j) Except insofar as it relates to any claim the defense of which Buyer is in control pursuant to Section 10.07(f), Buyer shall not extend the statute of limitations with respect to any Company for any Pre-Closing Tax Period without the written consent of Seller (which consent shall not be unreasonably withheld).

     SECTION 10.8. Purchase Price Adjustment and Interest. Buyer and Seller agree that any amount paid by Seller or Buyer under this Article 10 or Article 13 shall be treated as an adjustment to the Modified Aggregate Deemed Sales Price unless otherwise required by applicable law. Any payment required to be made by Buyer or Seller under this Article 10 that is not made when due shall bear interest at the rate per annum determined, from time to time, under the provision of Section 6621(a)(2) of the Code for each day until paid.

     SECTION 10.9. Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Article 10 shall survive until six months following the end of the applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

                                ARTICLE 11

                             EMPLOYEE BENEFITS

     SECTION 11.1. Employee Benefits Definitions. The following terms, as used herein, have the following meanings:

"Benefit Arrangement" means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program, arrangement or contract(whether or not written) providing for compensation, bonus, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, worker's compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is not an Employee Plan, (ii) is entered into, maintained, administered or contributed to, as the case may be, by Seller, any of its Affiliates or any Company and (iii) covers any employee or former employee of any Company employed in the United States.

"Employee Plan" means any "employee benefit plan", as defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to, as the case may be, by Seller, any of its Affiliates or any Company and (iii) covers any employee or former employee of any Company.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

"ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

"International Plan" means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program, or arrangement or contract (whether or not written) that (i) is not an Employee Plan or a Benefit Arrangement, (ii) is entered into, maintained, administered or contributed to, as the case may be, by Seller, any of its Affiliates or any Company and (iii) covers any employee or former employee of any Company.

"Multiemployer Plan" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

"PBGC" means the Pension Benefit Guaranty Corporation.

"Title IV Plan" means an Employee Plan subject to Title IV of ERISA other than any Multiemployer Plan.

     SECTION 11.2. Employee Benefit Plans Representations. Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

          (a) Schedule 11.02(a) of the Seller Disclosure Letter identifies each Employee Plan that any Company has at any time sponsored, maintained or contributed (or been obligated to sponsor, maintain or contribute to). Seller has furnished to Buyer copies of such Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) and the most recent actuarial valuation report prepared in connection with any such Employee Plan. Schedule 11.02(a) of the Seller Disclosure Letter identifies each such Employee Plan which is maintained in connection with any trust described in Section 501(c)(9) of the Code.

               (b) No Employee Plan is a Title IV Plan, Multiemployer Plan or International Plan and neither Seller, Reseller Network nor any Company has at any time sponsored, maintained or contributed to or been under any obligation to sponsor, maintain or contribute to a Title IV Plan, Multiemployer Plan or International Plan.

               (c) No transaction prohibited by Section 406 of ERISA or
Section 4975 of the Code has occurred with respect to any employee benefit plan or arrangement which is covered by Title I of ERISA, which transaction has caused or will cause any of the Companies to incur any liability under ERISA, the Code or otherwise, excluding transactions effected pursuant to and in compliance with a statutory or administrative exemption.

               (d) Each Employee Plan listed on Schedule 11.02(a) of the Seller Disclosure Letter that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption; each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation. Seller has provided Buyer with the most recent determination letter of the Internal Revenue Service relating to each such Employee Plan.
 Each such Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

               (e) Schedule 11.02(e) of the Seller Disclosure Letter identifies each Benefit Arrangement that any Company has at any time sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to). Seller has furnished to Buyer copies or descriptions of each such Benefit Arrangement (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof. Each such Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations and has been maintained in good standing with applicable regulatory authorities.

               (f) Except as set forth on Schedule 11.02(f) of the Seller Disclosure Letter, neither Reseller Network nor any Company has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of Reseller Network or any Company, except as required to avoid excise tax under Section 4980B of the Code.

               (g) All contributions and payments accrued under each Employee Plan and Benefit Arrangement (each as disclosed in Schedules 11.02(a) and 11.02(e), respectively, of the Seller Disclosure Letter), determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid on or prior to the Closing Date except to the extent reflected as a liability on the Closing Balance Sheet or retained by Seller. Except as set forth on Schedule 11.02(f) of the Seller Disclosure Letter, there has been no amendment to, written interpretation of or announcement (whether or not written) by the Seller or any of its Affiliates or Reseller Network or any Company relating to, or change in employee participation or coverage under, any such Employee Plan or such Benefit Arrangement that would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

               (h) There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of Reseller Network or any Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of
Section 280G of the Code.

               (i) There has been no material failure of a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of Code Section 4980B(f) with respect to a qualified beneficiary (as defined in Section 4980B(g)). To the best knowledge of Seller, neither Reseller Network nor any Company has contributed to a nonconforming group health plan (as defined in Section 5000(c)) and no ERISA Affiliate of Reseller Network or any Company has incurred a tax under
Section 5000(a) which is or could become a liability of Reseller Network or any Company.

               (j) Except as set forth in Schedule 11.02(j) of the Seller Disclosure Letter, no employee or former employee of Reseller Network or any Company will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the Transaction.

     SECTION 11.3. Retained and Transferred Employees. (a) For purposes of this Article 11 (i) "Company Employee" shall mean each individual, other than individuals subsequently identified by Buyer as Transferred Employees, Scheduled Employees or Seconded Employees as hereinafter provided, who, on the Closing Date is, or would be but for subsection 11.03(b) below, actively employed by Seller or any Subsidiary of Seller (in each case with respect to the business of Reseller Network), Reseller Network or any Company, on short-term or long-term disability leave, authorized or unauthorized leave or absence, including leave under the Family and Medical Leave Act, military service or lay-off with recall rights as of the Closing Date, including any other inactive or former employee or any individual who as of the Closing Date is no longer employed by Seller or any Subsidiary of Seller (in each case with respect to the business of Reseller Network), Reseller Network or a Company for any reason including, without limitation, death, disability or retirement;
(ii) "Transferred Employee" shall mean each individual identified as such by Buyer on a list to be provided by Buyer to Seller not less than five business days prior to the Closing Date who has accepted an offer to become an employee of Buyer and is expected to report for work with Buyer or any of its Subsidiaries immediately following the Closing Date; (iii) "Scheduled Employee" shall mean each individual identified as such on a list to be agreed upon by Buyer and Seller; (iv) "Seconded Employee" shall mean each individual identified as such by Buyer on a list to be provided by Buyer to Seller, not less than five business days prior to the Closing Date who is expected to be available to provide transition services to Buyer pursuant to Section 11.06 hereof; and (v) "Assumed Employee" shall mean each individual identified as such by Buyer on a list to be provided by Buyer to Seller from time to time not more than 90 days following the Closing Date. It is intended that Assumed Employees shall be selected from Seconded Employees and Scheduled Employees prior to their actual termination date. If an Assumed Employee or Seconded Employee is terminated prior to hire by Buyer, Buyer shall reimburse Seller for all costs associated with such termination to the extent provided in Section 11.04(a) hereof. Company Employees, Transferred Employees, Scheduled Employees, Seconded Employees and Assumed Employees are hereinafter collectively referred to as "Seller Employees". Seller will not take and will cause each Company not to take any action which would impede, hinder, interfere or otherwise compete with Buyer's effort to interview or otherwise determine those Seller Employees that Buyer may identify as Transferred Employees, Seconded Employees or Assumed Employees; provided, however, that Buyer's efforts hereunder will not materially interfere with the operations of Seller's business or the business of the Companies prior to the Closing Date, and that any offers of employment to any of the Seller Employees shall be contingent upon the Closing and shall not become effective until the Closing Date.

               (b) (i)   Seller will, and will cause each Company to, take
such action as is required to ensure that prior to the Closing Date (i) all Seller Employees will be employees of a Subsidiary of Seller and (ii) none of the Companies shall have any employees.

                   (ii) When and if Buyer has or is expected to have any obligation to reimburse Seller for any employment-related expense to the extent provided in Sections 11.03(a), 11.04, and 11.06 hereof, Seller shall give reasonable notice to Buyer of the date that such expense is expected to be incurred, and of the amount thereof, itemized and otherwise substantiated as Buyer may reasonably request. Buyer shall deposit the required amount in a checking account to be established for such purpose in the name of such Subsidiary (as described in paragraph (i)), which checking account shall be used solely for the purpose of paying wages and benefits to or on behalf of Seller Employees hereunder. Buyer shall, in its sole discretion, have the right to (x) review such information as Seller provides, (y) request such supporting documentation in respect thereof and
(z) undertake such commercially reasonable verification procedures as Buyer shall determine and Seller shall cooperate fully with Buyer with respect thereto.

               (c) Except as expressly set forth herein, Seller shall retain all obligations and liabilities to or in respect of Seller
Employees. Buyer shall not assume any assets or liabilities under any Employee Plan or Benefit Arrangements.

               (d) With respect to each Transferred Employee and Assumed Employee, service with Seller, any of its Subsidiaries or the Companies shall be counted for purposes of determining any period of eligibility to participate or to vest in benefits under Buyer's benefit plans to the same extent such service was counted under any similar type of Employee Plan under which such Transferred Employee or Assumed Employee was covered immediately prior to the Closing Date. Buyer, for purposes of deductible limits and out-of-pocket annual and lifetime maximums under its welfare plans, shall credit each Transferred Employee and Assumed Employee with the amounts so credited with respect to the portion of the calendar year preceding the Closing Date under the same type of Employee Plan in which such Transferred Employee or Assumed Employee is participating as of the Closing Date. With respect to each Transferred Employee and Assumed Employee, Buyer's group health plans shall not exclude coverage for pre-existing conditions that were not excluded under similar Employee Plans in which such Transferred Employee or Assumed Employee is participating as of the Closing Date.

     SECTION 11.4. Severance, COBRA and WARN Obligations. (a)(i) Buyer shall reimburse Seller to the extent set forth in Schedule 11.04(a)(i) hereto in respect of Company Employees and Seconded Employees employed immediately prior to the Closing Date for (x) actual severance payments triggered or incurred on or after the Closing Date and (y) the actual out of pocket costs incurred by Seller for the period beginning on the Closing Date and ending 65 days following the date of the Buyer notice referred to in Section 11.04(b) below in giving all notices required by, and for compliance with the applicable requirements of, the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Obligations"). Seller shall be responsible for all severance liabilities in respect of Company Employees and Seconded Employees triggered or incurred prior to the Closing Date; provided that if a Scheduled Employee is terminated by Seller after the signing of this Agreement but before the Closing Date, and the costs described in (x) and (y) above in respect of such terminated Scheduled Employee are equal to or less than they would have been had the Company Employee or Seconded Employee been retained to the Closing Date, Buyer shall reimburse Seller as set forth herein, contingent only upon the Closing.

          (ii) Buyer shall not be responsible for any severance payments or costs incurred by Seller in providing continuation coverage (within the meaning of Section 4980B of the Code) ("COBRA Coverage") (x) in respect of all Transferred Employees who accept employment with Buyer or any of its Subsidiaries and report for work with Buyer or any of its Subsidiaries immediately following the Closing Date and (y) in respect of all Assumed Employees who after the Closing Date accept and report for employment with Buyer or any of its Subsidiaries.

          (iii) On and after the Closing Date, Buyer and Seller shall be responsible to the extent set forth in Schedule 11.04(a)(iii) hereto for the cost of all severance payments and liabilities to or in respect of Scheduled Employees and Buyer shall reimburse Seller to the extent set forth in Schedule 11.04(a)(iii) hereto for the actual out-of-pocket costs incurred by Seller in providing COBRA Coverage in respect of Scheduled Employees. This paragraph (iii) will continue to apply (notwithstanding paragraph (ii) above) if a Scheduled Employee becomes a Transferred Employee or Assumed Employee, and later becomes entitled to severance and/or COBRA coverage from Seller under the severance plans and arrangements listed on Schedule 11.02(a), (e), (f), and (j) of the Seller Disclosure Letter as a result of subsequent termination of employment with the Buyer or any of its Subsidiaries.

               (b) Buyer shall endeavor to give prior written notice to Seller, in a commercially reasonable manner, of the date Buyer will no longer require the services of Seconded Employees as provided in Section
11.06 hereof. Subject to Section 11.04(a)(i) hereof, Seller shall be responsible for all WARN Obligations in respect of Company Employees, Scheduled Employees and Seconded Employees in connection with the Transaction.

     SECTION 11.5. 401(k), Option, Stock Purchase and Incentive Plans. Seller shall retain all obligations and liabilities for, and Buyer shall have no obligation or liability in respect of the Seller's 401(k) Tax Deferred Savings Plan, Supplemental 401(k) Plan, Non-qualified Stock Option Plan for Employees and Directors, Non-qualified Stock Option Plan for Franchisees, 1995 Long-Term Incentive Plan, 1995 Employee Stock Purchase Plan and any other Employer Plan or Benefit Arrangement.

     SECTION 11.6. Certain Employee Services. Subject to Section 11.04(b), during the period beginning on the Closing Date and ending 90 days thereafter Seller shall make available to Buyer the Seconded Employees for the purpose of providing to Buyer, on the terms set forth on Schedule 11.06, such services as Buyer may reasonably require from time to time to operate the business of Reseller Network and to assist in the integration of Reseller Network into the operations of Buyer and its Subsidiaries. All Seconded Employees and Company Employees shall for all purposes be employees of Seller. Subject to Section 11.04(b), Buyer shall reimburse Seller for all salaries, wages, contributions, premiums, taxes, out-of-pocket costs and third party administrative fees reasonably paid by Seller in respect of such Seconded Employees as provided by Schedule 11.06 hereto.

     SECTION 11.7. Sharing of Benefits-related Information. Buyer and Seller will cooperate in providing at their own expense employee-related and plan-related data to facilitate accomplishment of the provisions of this Article 11.

     SECTION 11.8. No Third Party Beneficiaries. Without limiting the generality of Section 15.08, no provision of this Article 11 shall create any third party beneficiary or other rights in any Seller Employee (including any beneficiary or dependent thereof) in respect of continued employment (or resumed employment) with either Buyer, the Companies or Seller or any of their Affiliates and no provision of this Article 11 shall create any such rights in any such Person in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement or any plan or arrangement which may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Buyer or any of its Affiliates.

                                ARTICLE 12

                           CONDITIONS TO CLOSING

     SECTION 12.1. Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

               (a) Any applicable waiting period under the HSR Act relating to the Transaction shall have expired or been terminated.

               (b) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Transaction.

               (c) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Closing shall have been taken, made or obtained.

               (d) Seller shall have received the requisite approval of its stockholders in connection with the consummation of the Transaction.

     SECTION 12.2. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

              (a) (i) Each of Seller and XLSource shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of each of Seller and XLSource contained in this Agreement and in any certificate or Schedule delivered by each of Seller and XLSource pursuant hereto shall be true at and as of the Closing Date, as if made at and as of such date, (iii) the representations and warranties of Seller contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect and (iv) Buyer shall have received a certificate signed by the President or any Senior Vice President of Seller and the President or the Vice President and Treasurer of XLSource to the foregoing effect.

               (b) There shall not be any action or proceeding instituted or pending by any Person (or threatened by any government or any governmental authority or agency) before any court or governmental authority or agency, domestic or foreign, (i) seeking to restrain or prohibit or otherwise interfere with the ownership or operation by Buyer or any of its Affiliates of any material portion of the business or assets of Reseller Network or of Buyer or any of their Affiliates or to compel Buyer or any of its Affiliates to dispose of any material portion of the business or assets of Reseller Network or of Buyer or any of their Affiliates,
(ii) seeking to impose or confirm limitations on the ability of Buyer or any of its Affiliates effectively to exercise full rights of ownership of any RN Shares, including without limitation, the right to vote any RN Shares acquired or owned by Seller or any of its Affiliates on all matters properly presented to the stockholders of any Company or (iii) seeking to require divestiture by Buyer or any of its Affiliates of any RN Shares.

               (c) There shall not be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the purchase of the RN Shares, by any court, government or governmental authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act to the purchase of the RN Shares, that, in the reasonable judgment of Buyer, could result in any of the consequences referred to in clauses 12.02(b)(i) through 12.02(b)(iii) above.

               (d) Buyer shall have received an opinion of (i) Pepper Hamilton & Scheetz LLP, special counsel to Seller, dated the Closing Date as to the matters specified in Sections 3.01, 3.02, 3.03, 3.06 and 3.13 in form and substance reasonably satisfactory to Buyer, and (ii) Steven A. Kawalick, General Counsel of Seller, dated the Closing Date as to the matters specified in Section 3.04 in form and substance reasonably satisfactory to Buyer.

               (e) Buyer shall have received an opinion of (i) Pepper, Hamilton & Scheetz LLP, special counsel to XLSource, dated the Closing Date to the effect specified in Sections 4.01, 4.02 (first sentence only) and
4.03 in form and substance reasonably satisfactory to Buyer, and (ii) Steven A. Kawalick, General Counsel of Seller, dated the Closing Date as to the matters specified in Section 4.04 in form and substance reasonably satisfactory to Buyer.

               (f) Seller shall have received all Required Consents, in each case in form and substance reasonably satisfactory to Buyer, and no such consent, authorization or approval shall have been revoked.

               (g) Seller shall have made a capital contribution to the Companies (whether through the forgiveness of part of the Intercompany Payable or otherwise) in an amount at least equal to the amount by which the Base Net Liabilities Assumed is greater than $78 million, as adjusted pursuant to Section 2.03.

               (h) XLSource shall have executed the long-term supply agreement with Buyer in the form of Exhibit A hereto (the "XLSource Supply Agreement") and, assuming due execution and delivery by Buyer, the XLSource Supply Agreement shall be in full force and effect.

               (i) Buyer shall have received from XLSource confirmation that XLSource shall have entered into arrangements, in form and substance reasonably satisfactory to Buyer, with floor plan finance companies.

               (j) Buyer shall have received from each Principal Vendor confirmation, in form and substance satisfactory to Buyer, that after Closing such Principal Vendor will (i) continue to supply Buyer, Reseller Network and each Company on terms and conditions which are the same as or substantially similar to the terms and conditions under which such Principal Vendor supplied Reseller Network and each Company during the one-year period prior to Closing and (ii) maintain inventory allocations by major product segment at least the same levels as such Principal Vendor supplied Buyer, Reseller Network and each Company during the six-month period prior to Closing.

               (k) Buyer shall have received all documents it may reasonably request relating to the existence of Seller, XLSource and each Company and the authority of Seller and XLSource for this Agreement, all in form and substance reasonably satisfactory to Buyer.

               (l) Buyer shall have received a certificate signed by Seller and reasonably acceptable to Buyer to the effect that Seller is not a "foreign person" as defined in Section 1445 of the Code.

               (m) Seller shall have executed an effective, irrevocable election under Section 338(h)(10) of the Code in form and substance satisfactory to Buyer and Seller shall have delivered all documents in connection therewith as the Buyer may reasonably request.

               (n) Seller shall have executed and delivered the Escrow Agreement and, assuming due execution and delivery by Buyer, the Escrow Agreement shall be in full force and effect.

               (o) Seller shall have obtained from each lender listed on
Schedule 3.09(d) of the Seller Disclosure Letter an unconditional release in form and substance satisfactory to Buyer of the obligations of the Companies under the credit facilities referred to on such Schedule.

               (p) Either (i) 100% of the capital stock of TFN, Inc., RCK Computers, Inc. and E-C Computer Technical Services, Inc. shall have been transferred or contributed to XLSource in a manner reasonably satisfactory to Buyer such that such Affiliates of Seller shall be wholly owned Subsidiaries of XLSource or (ii) this Agreement and the XLSource Supply Agreement shall have been amended, in a manner reasonably satisfactory to Buyer, to add such Affiliates as parties to this Agreement and the XLSource Supply Agreement for the purpose (in the case of this Agreement) of guaranteeing, on a joint and several basis together with XLSource, the obligations of Seller hereunder.

     SECTION 12.3. Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

               (a) (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or Schedule delivered by Buyer pursuant hereto shall be true at and as of the Closing Date, as if made at and as of such date and (iii) Seller shall have received a certificate signed by any one of the following officers of Buyer to the foregoing effect: the Worldwide Chief Financial Officer, the Chief Financial Officer (Ingram Micro US), the Worldwide Chief Operating Officer or the President (Ingram Micro US).

               (b) Buyer shall have received all consents, authorizations or approvals from governmental agencies referred to in Section 5.03, in each case in form and substance reasonably satisfactory to Seller, and no such consent, authorization or approval shall have been revoked.

               (c) Seller shall have received all documents it may reasonably request relating to the existence of Buyer and the authority of Buyer for this Agreement, all in form and substance reasonably satisfactory to Seller.

               (d) Seller shall have received an opinion of Davis Polk & Wardwell, special counsel to Buyer, dated the Closing Date, to the effect specified in Section 5.01(as to due incorporation, valid existence and good standing only) and Section 5.02 (as to this Agreement and the Escrow Agreement only) in form and substance reasonably satisfactory to Seller.

               (e) Buyer shall have executed and delivered the Escrow Agreement and the XLSource Supply Agreement and, assuming due execution and delivery by Seller and XLSource, respectively, the Escrow Agreement and the XLSource Supply Agreement shall be in full force and effect.


                                ARTICLE 13

                         SURVIVAL; INDEMNIFICATION

     SECTION 13.1. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until 5:00 p.m. Pacific Time on the second anniversary of the Closing Date; provided that (i) the representations and warranties contained in Article 10 shall survive for the period set forth in Section 10.09, (ii) the representations and warranties contained in Section 3.26 shall survive until six months following the end of the applicable statute of limitations (after giving effect to any waiver, mitigation or extension thereof), (iii) the representations and warranties contained in Section
3.07 shall survive indefinitely and (iv) the representations and warranties contained in Section 3.19(b) shall not survive the Closing. The covenants and agreements contained in this Agreement or in any other certificate, Schedule or Exhibit delivered pursuant hereto shall survive in accordance with their terms (or if no survival period is specified, until six months following the end of the applicable statute of limitations (after giving effect to any waiver, mitigation or extension thereof). Notwithstanding the preceding sentences, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

     SECTION 13.2. Indemnification. (a) Seller hereby indemnifies each Buyer Indemnitee, without duplication, against and agrees to hold each Buyer Indemnitee harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by each such Buyer Indemnitee arising out of (i) any misrepresentation or breach of warranty (provided that for purposes of this clause (i), any representation or warranty contained in Article 11 shall be deemed made without any qualification for "materiality" or "Material Adverse Effect") made by Seller pursuant to this Agreement (other than pursuant to Article
10) or (ii) any covenant or agreement to be performed by Seller pursuant to this Agreement (other than pursuant to Article 10); provided that (x) Seller shall not be liable under clause (i) of this Section 13.02(a) unless the aggregate amount of Damages with respect to all matters referred to in clause (i) of this Section 13.02(a) (determined without regard to any materiality qualification contained in any representation, warranty or covenant giving rise to the claim for indemnity hereunder) exceeds $500,000, and then only to the extent of such excess; and (y) Seller's maximum liability under clause (i) of this Section 13.02(a) shall not exceed $10,000,000.

               (b) Notwithstanding anything to the contrary in this Agreement, Seller hereby indemnifies each Buyer Indemnitee, without duplication, against and agrees to hold each Buyer Indemnitee harmless from any and all Damages incurred or suffered by each such Buyer Indemnitee which arise out of or relate to any of the following:

           (i) any action, suit, investigation or proceeding (whether or not such action, suit, investigation or proceeding is referred to on
Schedule 3.13 of the Seller Disclosure Letter) instituted prior to the Closing Date against Seller (with respect to the business of Reseller Network), Reseller Network, any Company or any of their respective properties before any court or arbitrator or any governmental body, agency or official; or

          (ii) any action, suit, investigation or proceeding arising out of any claim (made at any time, whether prior to or following the Closing
Date) alleging discrimination, harassment or similar charges, which claim is made by an individual who works or has worked at Reseller Network's facility in Memphis, Tennessee; provided that no final judgment, order or adjudication has been obtained which determines that the Damages incurred by such Buyer Indemnitee as a result of such action, suit, investigation or proceeding were so incurred primarily as a result of any action taken by Buyer or its Subsidiaries (other than any action taken by any Company prior to the Closing). A judgment, order or adjudication shall not be deemed to be final until the time within which an appeal may be taken therefrom has expired and no appeal has been taken, or until the entry of a judgment or order from which no appeal may be taken.

               (c) Buyer hereby indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Seller or any of its Affiliates arising out of (i) any misrepresentation or breach of warranty made by Buyer pursuant to this Agreement (other than pursuant to Article 10) or (ii) any covenant or agreement to be performed by Buyer pursuant to this Agreement (other than pursuant to Article 10); provided that (x) Buyer shall not be liable under clause (i) of this Section 13.02(c) unless the aggregate amount of Damages with respect to all matters referred to in clause (i) of this Section 13.02(c) (determined without regard to any materiality qualification contained in any representation, warranty or covenant giving rise to the claim for indemnity hereunder) exceeds $500,000, and then only to the extent of such excess; and (y) Buyer's maximum liability under clause (i) of this Section 13.02(c) shall not exceed $10,000,000.

               (d) Buyer hereby indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Seller or any of its Affiliates which arise out of or relate to any of the following:

          (i) the liabilities, agreements and guarantees set forth on
Schedule 8.02 of the Seller Disclosure Letter; or

          (ii) any action, suit, investigation or proceeding arising out of any claim made by an individual who works or has worked at Reseller Network's facilities in Denver, Colorado alleging discrimination, harassment (to the extent such harassment is alleged to be part of a pattern of harassment) or similar charges either (x) in connection with the designation of individuals as Transferred Employees, Seconded Employees and Assumed Employees or (y) in connection with such individual's employment by, or provision of services for, Buyer or its Subsidiaries after the Closing Date.

               (e) Notwithstanding anything to the contrary in this Agreement, Seller hereby indemnifies each Buyer Indemnitee (other than the Companies), without duplication, against and agrees to hold each such Buyer Indemnitee harmless from any and all Damages incurred or suffered by each such Buyer Indemnitee which arise out of or relate to item 1 or 2 listed on
Schedule 3.12(a)(viii) of the Seller Disclosure Letter. In addition, Seller agrees to promptly reimburse each Company for the full amount of any legal fees and expenses incurred in connection with any matter arising out of or relating to such scheduled items.

               (f) No investigation by Buyer or any of its Affiliates at or prior to the Closing Date shall relieve Seller of any liability hereunder.

               (g) After the Closing, except as provided pursuant to
Section 15.11 or Article 10, Section 13.02 will provide the exclusive remedy for any breach of any representation, warranty, covenant or other agreement or other claim made or to be performed pursuant to this Agreement and Article 10 will provide the exclusive remedy for any breach of any representation, warranty covenant or other agreement or other claim made or to be performed pursuant to Article 10.

     SECTION 13.3. Procedures. (a) The party seeking indemnification under
Section 13.02 (the "Indemnified Party") agrees to give notice (but not, in the case of indemnification sought pursuant to clause (i) of Section 13.02(a) or 13.02(c), until the alleged, expected or actual Damages for which indemnification is sought, individually or in the aggregate, under such provisions exceed $500,000) to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section (a "Claim Notice"). The failure to provide such Claim Notice to the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party. The Indemnifying Party may, at its option, participate in and, except as provided in Section 13.03(b), control the defense of any such suit, action or proceeding at its own expense with counsel reasonably satisfactory to the Indemnified Party; provided that such participation may not extend beyond 120 days after receipt of the Claim Notice unless the Indemnifying Party shall have waived its right to contest its obligation to indemnify the Indemnified Party pursuant to this Article 13 for all Damages with respect to such claim (and any such participation beyond such time shall be deemed to be such a waiver). The Indemnified Party shall be entitled to participate in the defense of any claim, litigation or proceeding in respect of which indemnification may be sought under Section 13.02 and to employ counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that the Indemnifying Party shall pay the fees and expenses of such separate counsel incurred by the Indemnified Party
(i) during the 120-day period following the delivery of such Claim Notice or, if sooner, (ii) until such time as the Indemnifying Party has notified the Indemnified Party that it has waived its right to contest its obligation to indemnify the Indemnified Party pursuant to this Article 13 for all Damages with respect to such claim. Subject to the foregoing, if the Indemnifying Party shall fail to advise the Indemnified Party that it will assume such defense within 10 business days after receipt of such Claim Notice, then the Indemnified Party shall have the right to assume the defense with counsel of its own choosing at the sole cost of the Indemnifying Party. The Indemnifying Party shall not be liable under
Section 13.02 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder; provided that (i) consent of the Indemnifying Party shall not be required with respect to any such settlement unless the Indemnifying Party agrees not to assert that the Damages with respect to which indemnification is sought under Section 13.02 is not within the ambit of Section 13.02, and (ii) in any case in which the Indemnifying Party provides such written consent, the Indemnifying Party shall be deemed to have agreed that it will not assert that any Damages with respect to which indemnification is sought under Section 13.02 is not within the ambit of Section 13.02. The Indemnifying Party shall not enter into or consent to any settlement with respect to which indemnification is sought under Section 13.02 without the prior written consent of the Indemnified Party, unless such settlement involves only the payment of money damages concurrently with such settlement, does not impose any injunction or other equitable relief upon the Indemnified Party, does not require any admission or acknowledgment of liability or fact of the Indemnified Party and contains an unconditional release of the Indemnified Party in respect of such claim.

          (b) Notwithstanding anything in this Agreement to the contrary, the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any claim, litigation or proceeding in respect of which indemnification may be sought under Section 13.02 if (i) such claim, litigation or proceeding relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) such claim, litigation or proceeding seeks an injunction or equitable relief against the Indemnified Party, (iii) the Indemnifying Party has failed or is failing to prosecute or defend vigorously such claim, litigation or proceeding or (iv) the Indemnifying Party (x) makes a general assignment for the benefit of creditors, (y) commences any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all of any substantial part of its property, or (z) become the subject of any proceeding referred to in clause (x) or (y) which is not dismissed within 60 days of its filing or entry.

                                ARTICLE 14

                                TERMINATION

     SECTION 14.1. Grounds for Termination. This Agreement may be terminated prior to the Closing:

               (a) at any time, by mutual written agreement of Seller and Buyer;

               (b) at any time, by Buyer if the Closing shall not have been consummated on or before August 22, 1997;

               (c) at any time, by Seller if the Closing shall not have been consummated on or before September 15, 1997;

               (d) at any time, by either Seller or Buyer if there shall be any law or regulation that makes consummation of the Transaction illegal or otherwise prohibited or if consummation of the Transaction would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

               (e) at any time, by Buyer if Buyer shall have received any formal communication from an attorney of the United States Department of Justice ("DOJ") or the Federal Trade Commission ("FTC") indicating that the DOJ or FTC has authorized the institution of litigation seeking an order, decree or injunction that, if entered, would (i) restrain or prohibit the consummation of the Transaction or (ii) restrain, prohibit or limit the ownership or operation by Buyer or any of its Affiliates of all or a material portion of Reseller Network or any of their other assets or businesses;

               (f) at any time, by either Seller or Buyer if an event referred to in any clause of Section 15.03(b) (other than Section
15.03(b)(v) or 15.03(b)(vi)) or in Section 15.03(c) shall have occurred;

               (g) at any time after June 27, 1997, by Seller if an event referred to in Section 15.03(b)(v) shall have occurred; or

               (h) at any time after May 15, 1997, by Buyer if an event referred to in Section 15.03(b)(vi) shall have occurred.

The party desiring to terminate this Agreement pursuant to Section 14.01 (other than Section 14.01(a)) shall give notice of such termination to the other party.

     SECTION 14.2. Effect of Termination. If this Agreement is terminated as permitted by Section 14.01, such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement, except as provided in the last sentence of this Section 14.02; provided that if such termination shall result from the (i) willful failure of any party to fulfill a condition to the performance of the obligations of the other parties, (ii) failure to perform a covenant of this Agreement or (iii) willful breach by any party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other parties as a result of such failure or breach. The provisions of Sections 9.04, 15.03, 15.05 through 15.08, and 15.11 shall survive any termination hereof pursuant to Section 14.01.

                                ARTICLE 15

                               MISCELLANEOUS

     SECTION 15.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, if to Buyer, to:

Ingram Micro Inc.
1600 East Street
Andrew Place
Santa Ana, CA 92705
Attention: General Counsel
Fax: 714-566-9370

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York  10017
Attention: Carole Schiffman, Esq.
Fax:  (212) 450-4800

if to Seller, to:

Intelligent Electronics, Inc.
411 Eagleview Boulevard
Exton, PA 19341
Attention: Chief Executive Officer
Fax: (610) 458-0599

with a copy to:

Pepper Hamilton & Scheetz LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2799
Attention: Barry M. Abelson, Esq.
Fax: 215-981-4750

if to XLSource, to:

XLSource, Inc.
411 Eagleview Boulevard
Exton, PA 19341
Attention: Chief Executive Officer
Fax: (610) 458-0599

with a copy to:

Pepper Hamilton & Scheetz LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2799
Attention: Barry M. Abelson, Esq.
Fax: 215-981-4750

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

     SECTION 15.2. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

               (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 15.3. Fees and Expenses. (a) All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense except as provided in 15.03(b). (b) If this Agreement is terminated as a result of the occurrence of any of the events set forth below, Seller agrees to pay to Buyer a fee in immediately available funds equal to $5,000,000 promptly, but in no event later than two business days, after such termination within the time period specified in Section 15.03(d) as a result of the occurrence of any of the events set forth below:

          (i) Seller or an Affiliate of Seller shall have entered into, or shall have publicly announced its intention to enter into, an agreement or an agreement in principle with respect to any Acquisition Proposal;

          (ii) The Board of Directors of Seller shall have withdrawn or materially modified its approval or recommendation of the Transaction or this Agreement;

          (iii) Prior to the mailing of the Seller Proxy Materials, Seller or an Affiliate of Seller shall have received any Acquisition Proposal which the Board of Directors of Seller has determined is more favorable to Seller's stockholders than the Transaction;

          (iv) The opinion of Legg Mason as to the fairness of the Transaction to the stockholders of Seller from a financial point of view shall have been revoked;

          (v) The absolute value of the Base Purchase Price, as adjusted pursuant to Section 2.03 (if and only if such adjusted Base Purchase Price is a negative number), is greater than the sum of (x) $10 million, (y) $1,000,000 for each Monday, during the period commencing on June 30, 1997 and ending on July 28, 1997, prior to any termination of this Agreement and
(z) $2,000,000 for each Monday thereafter prior to the Closing Date; provided that solely for purposes of this Section 15.03(b)(v), the Base Purchase Price shall be calculated (A) excluding the impact of any retention or severance payments and any interest expense paid or accrued after April 5, 1997, (B) prior to giving effect to any capital contribution made pursuant to Section 6.12 and (C) assuming that the date of such calculation is the Closing Date; or

          (vi) Seller shall not have obtained prior to May 15, 1997, for the benefit of Buyer, an irrevocable letter of credit in the amount of $5,000,000 and otherwise reasonably satisfactory to Buyer for the purpose of securing the obligations of Seller pursuant to Sections 15.03(b) and 15.03(c).

               (c) Seller agrees to pay to Buyer a fee in immediately available funds equal to $2,500,000 promptly, but in no event later than two business days, after any termination of this Agreement within the time period specified in Section 15.03(d) as a result of a failure by the stockholders of Seller to approve the Transaction by the required vote at a duly held meeting of stockholders or of any adjournment thereof.

               (d) Notwithstanding anything herein to the contrary, if this Agreement is terminated by Buyer pursuant to Section 14.01(f), no fee shall be payable pursuant to Section 15.03(b) or 15.03(c) unless such termination occurs within 10 business days following the date that Seller notifies Buyer in writing of the occurrence of an event referred to in Sections 15.03(b) or 15.03(c)

     SECTION 15.4. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the RN Shares, but no such transfer or assignment will relieve Buyer of its obligations hereunder.

     SECTION 15.5. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

     SECTION 15.6. Jurisdiction. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transaction may be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 15.01 shall be deemed effective service of process on such party.

     SECTION 15.7. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     SECTION 15.8. Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received by facsimile transmission or otherwise a counterpart hereof signed by the other party hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     SECTION 15.9. Entire Agreement. This Agreement (including the documents, instruments, exhibits, appendices and schedules attached hereto and referenced herein) constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement.

     SECTION 15.10. Definition of Knowledge. As used herein, the words "knowledge", "best knowledge" or "known" shall, with respect to Seller, mean the actual knowledge of the corporate officers of Seller and each of the Companies, and those additional persons listed on Schedule 15.10 of the Seller Disclosure Letter, in each case after such individuals have made due and diligent inquiry as to the matters which are the subject of the statements which are "known" by Seller or made to the "knowledge" or "best knowledge" of Seller.

     SECTION 15.11. Specific Performance. Each party acknowledges and agrees that remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of this fact, the parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, each party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

     SECTION 15.12. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                INGRAM MICRO INC.



                                By: /s/ Michael J. Grainger
                                    ---------------------------------------
                                Name:   Michael J. Grainger
                                Title:  Executive Vice President,
                                        Worldwide Chief Financial Officer



                                INTELLIGENT ELECTRONICS, INC.



                                By: /s/ Richard Sanford
                                    ---------------------------------------
                                Name:  Richard Sanford
                                Title: Chairman and Chief Executive Officer




                                XLSOURCE, INC.


                               By: /s/ Michael A. Norris
                                   ----------------------------------------
                               Name:  Michael A. Norris
                               Title: President

                                                                   SCHEDULE 2.04


                     Calculation of Net Liabilities Assumed


                                                        Proforma     Adjusted
Balance Sheet Caption                                   11/2/96*     2/1/97*
---------------------                                   --------     -------

Liabilities
-----------


Accounts Payable ...................................   $ 450,077    $  401,561
Accrued Liabilities ................................      21,194        18,035
Short-term debt ....................................       2,785         2,873
Long-term debt .....................................       3,450         3,463
Other loug-term liabilities ........................       1,325         1,084
Due to Corporate ...................................          --        22,648
                                                        --------    ----------
                                                       $ 478,831    $  449,664
Assets
------

Accounts receivable, net ...........................    (119,046)      (32,891)
Accounts receivable, TFN (XLS) .....................          --       (57,520)
Inventory ..........................................    (298,692)     (301,433)
Prepaid expenses and other
  current assets ...................................      (1,763)       (1,238)
                                                        --------     ---------

Net Liabilities Assumed ............................    $ 59,330     $  56,582
                                                        ========     =========


Balance sheet captions not included in calculation of Net Liabilities
  Assumed:

Deferred income taxes ...............................      7,039            --
Property and equipment ..............................     42,548        43,647
Other assets ........................................      3,218         5,135
Shareholders' equity ................................     (6,525)       (7,800)


*Source: Balance Sheet provided by Buyer.

Certain Adjustments:

         In the event that the date of the Closing Balance Sheet is other than Seller's fiscal quarter ending date, the Closing Balance Sheet shall be subsequently adjusted within 30 days of the end of Seller's then current fiscal quarter to reflect the pro rata accrual for Reseller Network's net revenues relating to vendor programs, including special promotions, marketing-development funds, sales-out objectives and returns incentives. The pro rata accrual shall be determined based on the actual net revenues earned by Reseller Network from the vendor program during such period multiplied by either (as appropriate depending upon the type of vendor program): (i) the result of Reseller Network's net sales of the vendor's products for the period from the beginning of the fiscal quarter to the Closing Date divided by Reseller Network's net sales of the vendor's products for the entire period of the vendor program or (b) the result of the number of business days that the vendor's program was in effect during the period prior to the Closing Date divided by the total number of business days of such program.

                                                                  SCHEDULE 11.04

11.04(a)(I)

Buyer shall reimburse Seller, as provided in Section 11.03(b)(ii) of the Stock Purchase Agreement (hereinafter, the "Agreement") for all severance payments paid or payable under the severance plans and severance arrangements listed in
Schedule 11.02(a), (e), (f) and (j) of the Seller Disclosure Letter, and for all actual out-of-pocket costs incurred by Seller with respect to WARN Obligations, to the extent hereinafter provided.

Acutual out-of-pocket costs incurred by Seller with respect to WARN Obligations shall be (a) actual cash costs (not including overhead or related fixed costs) of preparing and mailing (or posting) required notifications; (b) payment of any damages resulting from a failure to provide 60 days' notice as required in WARN, unless such failure was due to a delay by Seller of more than five days in providing notice to affected employees after the date of the Buyers notice referred to in Section 11.04(b) of the Agreement; and (c) payment of any wages, benefits or benefit costs that are required to be continued during said 60-day notice period, if Seller continues affected employees' employment and if Seller did not delay more than five days in providing notice to such affected employees after the date of Buyer's notice referred to in Section 11.04(b) of the Agreement.

For purposes of this Schedule, "benefit costs" shall mean insurance premiums for any insured benefit plan, contributions to any funded benefit plan, and with respect to any group medical plan that is subject to Section
601 of ERISA, shall be deemed to be 102% of the "applicable premium" as defined in Section 604 of ERISA, determined in the same manner as such applicable premium was determined during the current plan year for Seller's plan, and subject to increase to the extent permitted under ERISA and in accordance with past practice. Such amount shall hereinafter be referred to as the "COBRA Cost." Buyer's obligation to reimburse Seller for its Actual Out-of-Pocket COBRA Cost with respect to a Qualified
Beneficiary (as defined in ERISA) shall be limited to the Qualified Beneficiary's COBRA Cost for any applicable month of coverage, reduced by any COBRA premiums actually received from the Qualified
Beneficiary on account of such coverage during such month. In the case of a Seller Employee who is continuing as an active participant in Seller's group medical plan pursuant to a severance agreement or arrangement, the benefit costs related to such coverage shall be the Actual Out-of-Pocket COBRA Costs that would otherwise be applicable if such Seller Employee were covered by COBRA at such time. It is understood that such Seller Employee will be treated as having incurred a Qualifiying Event under COBRA at the conclusion of such severance period. With respect to any unfunded benefit plan other than a group medical plan, "benefit costs" shall be determined in a manner comparable to Actual Out-of-Pocket COBRA Costs.

11.04(a)(iii)

Buyer shall reimburse Seller, as provided in Section 11.03(b)(ii) of the Agreement, for all severance payments and benefit costs (as defined above) to or in respect of Scheduled Employees paid under the severence plans and arrangements listed in respect thereof in Schedule 11.02(a), (e), (f) and (j) of the Seller Disclosure Letter.

                                                                  SCHEDULE 11.06


Buyer shall reimburse Seller for all wages, salaries, contributions, premiums, taxes, out-of-pocket costs and third-party administrative fees reasonably paid or payable by Seller or its Subsidiary in respect of the Seconded Employees providing the services described above. For this purpose:

     "contributions" includes contributions to any Employee Plan or Benefit Arrangement, including matching contributions under Seller's qualified savings plan.

     "premiums" includes any and all insurance premiums for any Employee Plan or Benefit Arrangement, and any workers' compensation insurance premiums or payments to any fund maintained in lieu of such insurance.

     "taxes" includes F.I.C.A. and F.U.T.A. taxes payable by Seller or any Subsidiary on account of such Seconded Employees.

     "out-of-pocket costs" includes payments for self-funded or partially-self-funded Employee Plans or Benefit Arrangements, and shall be calculated in a manner similar to that described above for Actual out-of-pocket COBRA costs.

     "third-party administrative fees" includes any payments to any payroll administrator, benefits administrator, or any other entity unrelated to Seller that assists Seller or its Subsidiary in fulfilling its employment-related responsibilities with respect ot the Seconded Employees.

Subject to Buyer's receipt of a detailed itemized list, in form and substance reasonably acceptable to Buyer of expenses in respect of the foregoing, Buyer shall provide advance payment to the account described in Section 11.03(b)(ii) for any amount that is allocated to Buyer hereunder or under Sections 11.03(a), 11.04, or 11.06 of the Agreement, upon reasonable notice by the Seller, whether or not such provision calls for "reimbursement" of such amount. It is the intention of the parties that Seller and/or its Subsidiaries shall not be required to advance such funds to the extent they are reasonably contemplated to be reimbursed by Buyer.

                          INTELLIGENT ELECTRONICS, INC.

               Proxy Solicited On Behalf Of The Board of Directors


     The undersigned, revoking all previous proxies, hereby appoints Richard D. Sanford and Alan Resneck, or any of them acting individually, as the proxy of the undersigned, with full power of substitution, to vote, as indicated on the reverse side and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of the Company to be held at 10:00 A.M., July 16, 1997, at The Holiday Inn, 815 North Pottstown Pike, Exton, Pennsylvania 19341, and at any postponement or adjournment thereof.


1. The approval of the sale of the Company's Reseller Network Division, a segment of the Company engaged in the distribution of computer products (the "Indirect Business") and the adoption of the Stock Purchase Agreement (the "Acquisition Agreement") providing for the sale of the Indirect Business, as it may be amended or supplemented from time to time, including authorization of the Company, without further shareholder approval, to make such modifications and amendments to the terms and conditions of the sale of the Indirect Business, including changes in the amount or type of consideration to be received or the stock or assets to be sold, as the Board of Directors of the Company may deem appropriate.

                    For           Against          Abstain
                    / /            / /              /  /

2.       Election of Directors:

      For all nominees              Withhold Authority to vote for
        listed below                 all nominees listed below

            [ ]                                [ ]

Nominees:         For a three-year term expiring at the 2000 Annual
                  Meeting of Shareholders:
                  Roger J. Fritz , Arnold S. Hoffman, John A. Porter and Michael A. Norris

(Instruction:     To withhold authority to vote for any nominee(s),
                  write the name(s) of such nominee(s) on the line below.)

                  ------------------------------------------------------------

                                                       Please mark your
                                                      votes as indicated  [X]
                                                        in this example


3. In accordance with their best judgment, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.


                             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTORS LISTED ON THE REVERSE SIDE HEREOF AND "FOR" THE APPROVAL OF SALE OF THE INDIRECT BUSINESS AND ADOPTION OF THE ACQUISITION AGREEMENT DESCRIBED ON THE REVERSE SIDE HEREOF. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

                             THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.


                             Date:_______________________________________, 1997


                             _________________________________________________
                                          Signature of Shareholder


                             _________________________________________________
                                          Signature of Shareholder



                             NOTE: PLEASE SIGN THIS PROXY EXACTLY AS NAME(S) APPEAR ON YOUR STOCK CERTIFICATE. WHEN SIGNING AS ATTORNEY-IN-FACT, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE ADD YOUR TITLE AS SUCH, AND IF SIGNER IS A CORPORATION, PLEASE SIGN WITH FULL CORPORATE NAME BY A DULY AUTHORIZED OFFICER OR OFFICERS AND AFFIX THE CORPORATE SEAL. WHERE STOCK IS ISSUED IN THE NAME OF TWO (2) OR MORE PERSONS, ALL SUCH PERSONS SHOULD SIGN.